  As filed with the Securities and Exchange Commission on October 2, 2001


                                                 Registration No. 333-68566

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                                ---------------

                              AMENDMENT NO. 1


                                    TO

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                                ---------------
                                  KEANE, INC.
             (Exact Name of Registrant as Specified in Its Charter)

      Massachusetts                  7371                    04-2437166
     (State or Other          (Primary Standard           (I.R.S. Employer
     Jurisdiction of              Industrial           Identification Number)
     Incorporation or        Classification Code
      Organization)                Number)

                                Ten City Square
                          Boston, Massachusetts 02129
                                 (617) 241-9200
              (Address, Including Zip Code, and Telephone Number,
       Including Area Code, of Registrant's Principal Executive Offices)
                                ---------------
                                 Brian T. Keane
                     President and Chief Executive Officer
                                  Keane, Inc.
                                Ten City Square
                          Boston, Massachusetts 02129
                                 (617) 241-9200
               (Name, Address, Including Zip Code, and Telephone
               Number, Including Area Code, of Agent For Service)
                                ---------------
                                   Copies to:

         HAL J. LEIBOWITZ, ESQ.                 JOHN M. PARIS, JR., ESQ.
          JAMES R. BURKE, ESQ.                  M. NICOLE WILLIAMS, ESQ.
           HALE AND DORR LLP               WILLIAMS, MULLEN, CLARK & DOBBINS
            60 State Street                  One Columbus Center, Suite 900
      Boston, Massachusetts 02109            Virginia Beach, Virginia 23462
       Telephone: (617) 526-6000               Telephone: (757) 499-8800
        Telecopy: (617) 526-5000                Telecopy: (757) 473-0395
                                ---------------
   Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective and certain other conditions under the Merger Agreement are met or waived.

   If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

   If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]


                                ---------------
   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                    [METRO INFORMATION SERVICES, INC. LOGO]

                 A MERGER PROPOSAL--YOUR VOTE IS VERY IMPORTANT

Dear Shareholders of Metro Information Services, Inc.:

   The board of directors of Metro Information Services, Inc. has approved and adopted an agreement and plan of merger and a related plan of merger with Keane, Inc. We refer to the agreement and plan of merger, which contains all of the terms of this merger in detail, and the related plan of merger, which would be filed with the Virginia State Corporation Commission if the merger is approved, as the "merger agreement."


   We will hold a special meeting of our shareholders at the Sheraton Norfolk Waterside Hotel, 777 Waterside Drive, Norfolk, Virginia 23510, on Friday, November 9, 2001 at 9:00 a.m., local time, at which we will ask you to approve and adopt the merger agreement. If the merger agreement is approved and adopted:


  .  Metro will become a wholly owned subsidiary of Keane, and

  . You will receive 0.48 of a share of Keane common stock in exchange for each of your shares of Metro common stock and cash, without interest, for any fractional shares.

   Keane's common stock is listed on the American Stock Exchange under the symbol "KEA." On October 1, 2001, Keane common stock closed at $13.41 per share.


   After careful consideration, your board of directors unanimously approved and adopted the merger agreement and concluded that the merger agreement is in the best interests of Metro and its shareholders. Your board of directors unanimously recommends that you vote "FOR" approval and adoption of the merger agreement.

   Please carefully consider all of the information in this proxy statement/prospectus regarding Metro, Keane and the merger, including in particular the discussion in the section called "Risk Factors" starting on page 11.

                                          Sincerely,

                                          John H. Fain
                                          Chairman and Chief Executive Officer

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the merger or the securities of Keane to be issued in the merger, or determined if this proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

   This proxy statement/prospectus is dated      , 2001 and is expected to be
first mailed to Metro shareholders on or about     , 2001.

   This proxy statement/prospectus incorporates important business and financial information about Keane that is not included in or delivered with this document. This information is available without charge to you upon oral or written request. Requests for this information should be made to Investor Relations, Keane, Inc., Ten City Square, Boston, Massachusetts 02129, telephone: (617) 241-9200.

   To obtain timely information of the requested materials prior to the special
meeting of Metro shareholders, you must request them no later than      , 2001.

   Also see "Where You Can Find More Information" on page 118 of this proxy statement/prospectus.

   Keane has supplied all information contained in this proxy statement/prospectus relating to Keane, and Metro has supplied all information contained in this proxy statement/prospectus relating to Metro.

                        METRO INFORMATION SERVICES, INC.

                         Reflections II Office Building
                                  Third Floor
                              200 Golden Oak Court
                         Virginia Beach, Virginia 23452
                                 (757) 486-1900

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                  TO BE HELD ON FRIDAY, NOVEMBER 9, 2001


   I am pleased to give you notice of and cordially invite you to attend, either in person or by proxy, the special meeting of the shareholders of Metro Information Services, Inc., which will be held at the Sheraton Norfolk Waterside Hotel, 777 Waterside Drive, Norfolk, Virginia 23510, on Friday, November 9, 2001 at 9:00 a.m., local time, and at any adjournment or adjournments thereof. The purposes of the special meeting are:


     1. To consider and vote on a proposal to approve and adopt an agreement and plan of merger, dated as of August 20, 2001, and the related plan of merger, among Keane, Inc., a Keane subsidiary and Metro. The agreement and plan of merger and the related plan of merger provide that the Keane subsidiary will be merged with and into Metro. In the merger, each shareholder of Metro will receive 0.48 of a share of Keane common stock in exchange for each outstanding share of common stock of Metro owned prior to the effective time of the merger and cash, without interest, for any fractional shares, and

     2. To transact any other business which properly comes before the special meeting.

   Following the merger, Keane will own all of the issued and outstanding shares of Metro's capital stock. The agreement and plan of merger, which contains all of the terms of this merger in detail, is attached as Annex A, and the shorter plan of merger, which would be filed with the Virginia State Corporation Commission if the merger is approved, is attached as Annex B to the enclosed proxy statement/prospectus.


   Only shareholders of record at the close of business on September 28, 2001 will receive notice of and be able to vote at the special meeting. The affirmative vote of the holders of a majority of the shares of Metro common stock outstanding on the record date is required to approve and adopt the agreement and plan of merger and the related plan of merger.


   The enclosed proxy statement/prospectus describes the agreement and plan of merger, the related plan of merger and the actions to be taken in connection with the merger. The holders of a majority of the outstanding shares of Metro common stock entitled to vote must be present or represented by proxy at the special meeting in order to constitute a quorum for the transaction of business. It is important that your shares are represented at the special meeting regardless of the number of shares you hold. Whether or not you are able to attend the special meeting in person, please sign and return promptly the enclosed proxy card in the enclosed, postage-prepaid envelope. You may revoke your proxy in the manner described in the enclosed proxy statement/prospectus at any time before it is voted at the special meeting.

   Please do not send any stock certificates with your proxy card.

                                          By Order of the Board of Directors

                                          Robert J. Eveleigh
                                          Secretary

Virginia Beach, Virginia
     , 2001

                               TABLE OF CONTENTS


QUESTIONS AND ANSWERS ABOUT THE MERGER.....................................   1
SUMMARY....................................................................   3
RISK FACTORS...............................................................  11
  Risks Relating to the Merger.............................................  11
  Risks Relating to Keane's Business.......................................  13
  Risks Relating to Metro's Business.......................................  15
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS.................  20
SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF KEANE...................  21
SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF METRO...................  22
SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL DATA.......................  24
UNAUDITED COMPARATIVE PER SHARE DATA.......................................  25
MARKET PRICE AND DIVIDEND INFORMATION......................................  26
  Keane Market Price Information...........................................  26
  Metro Market Price Information...........................................  26
  Recent Closing Prices....................................................  27
  Dividends................................................................  27
THE METRO SPECIAL MEETING..................................................  28
  Date, Time and Place of Meeting..........................................  28
  What Will Be Voted Upon..................................................  28
  Record Date and Outstanding Shares.......................................  28
  Vote Required to Approve the Merger......................................  28
  Quorum; Abstentions and Broker Non-Votes.................................  28
  Share Ownership of Management and Certain Shareholders...................  29
  Voting and Revocation of Proxies.........................................  29
  Solicitation of Proxies and Expenses.....................................  29
  Board Recommendation.....................................................  30
  You Do Not Have Dissenters' Or Appraisal Rights..........................  30
THE MERGER.................................................................  31
  Background of the Merger.................................................  31
  Keane's Reasons for the Merger...........................................  34
  Metro's Reasons for the Merger...........................................  35
  Recommendation of Metro's Board of Directors.............................  37
  Opinion of Keane's Financial Advisor--Morgan Stanley & Co. Incorporated..  37
  Opinion of Metro's Financial Advisor--Robert W. Baird & Co.
   Incorporated............................................................  44
  Shareholder's Agreement and Irrevocable Proxy............................  52
  Interests of Executive Officers and Directors of Metro in the Merger.....  52
  Treatment of Metro Common Stock..........................................  53
  Accounting Treatment of the Merger.......................................  53
  Regulatory Approvals.....................................................  53
  Material United States Federal Income Tax Considerations.................  54
  American Stock Exchange Listing..........................................  55
  Resales of Keane Common Stock Issued in Connection with the Merger;
   Affiliate Agreements....................................................  55
  No Dissenters' or Appraisal Rights.......................................  55
  Delisting and Deregistration of Metro Common Stock Following the Merger..  55
THE MERGER AGREEMENT.......................................................  56
  General..................................................................  56
  The Exchange Ratio and Treatment of Metro Common Stock...................  56
  Treatment of Metro Stock Options.........................................  56
  Exchange of Certificates.................................................  57
  Representations and Warranties...........................................  57

  Covenants of Keane and Metro..........................................    59
  Related Matters After the Merger......................................    62
  Conditions to Obligations to Complete the Merger......................    62
  Termination; Fees and Expenses........................................    64
  Amendment.............................................................    66
OTHER AGREEMENTS........................................................    67
  Shareholder's Agreement...............................................    67
  Affiliate Agreements..................................................    67
  Executive Retention Agreements........................................    67
  Employee Retention and Severance Payments.............................    68
RECENTLY ELECTED DIRECTORS AND EXECUTIVE OFFICERS OF KEANE..............    70
  Recently Elected Directors............................................    70
  Recently Elected Executive Officers...................................    70
BUSINESS OF METRO.......................................................    71
  Overview..............................................................    71
  Development of the Business...........................................    71
  Industry Overview.....................................................    73
  Business Strategy.....................................................    73
  Growth Strategy.......................................................    75
  Services and Solutions................................................    76
  Sales and Marketing...................................................    76
  Client Support Structure..............................................    76
  Intellectual Property.................................................    77
  Seasonality...........................................................    77
  Competition...........................................................    78
  Recruiting and Hiring.................................................    79
  Consultant Training and Education.....................................    79
  Employees.............................................................    80
  Properties............................................................    80
  Legal Proceedings.....................................................    81
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS
 OF OPERATIONS OF METRO.................................................    82
  Overview..............................................................    82
  Results of Operations.................................................    84
  Selected Quarterly Results of Operations..............................    90
  Liquidity and Capital Resources.......................................    90
  Seasonality...........................................................    91
  Inflation.............................................................    92
  Quantitative and Qualitative Disclosures About Market Risk............    92
  Recent Accounting Pronouncements......................................    92
METRO'S PRINCIPAL SHAREHOLDERS..........................................    94
UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS.............    96
COMPARISON OF STOCKHOLDER RIGHTS........................................   102
SHAREHOLDER PROPOSALS...................................................   118
LEGAL MATTERS...........................................................   118
EXPERTS.................................................................   118
WHERE YOU CAN FIND MORE INFORMATION.....................................   118
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS OF METRO.....................   F-1
ANNEXES
  Annex A--Agreement and Plan of Merger.................................   A-1
  Annex B--Plan of Merger...............................................   B-1
  Annex C--Shareholder's Agreement......................................   C-1
  Annex D-1--Opinion of Keane's Financial Advisor, Morgan Stanley & Co.
   Incorporated......................................................... D-1-1
  Annex D-2--Opinion of Metro's Financial Advisor, Robert W. Baird & Co.
   Incorporated......................................................... D-2-1
  Annex E--Form of Executive Retention Agreement........................   E-1

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q: Why do the companies propose to merge?

A: Keane and Metro believe that the merger will provide several benefits to both companies, including:

  . creating cross-selling opportunities and associated revenue growth by providing Keane with a larger and more diverse client base,

  . strengthening Keane's competitive position by combining Keane's and Metro's complementary service offerings,

  . leveraging Keane's fixed costs as a result of combining the infrastructure and management organizations of the two companies,

  . enhancing Keane's financial position in the long term and facilitating Keane's ability to complete future acquisitions in the long term, and

  . enhancing earnings as the acquisition of Metro is expected to be accretive to Keane's earnings.

Q: What will Metro shareholders receive in the merger?

A: If the merger is completed, Metro shareholders will receive 0.48 of a share of Keane common stock for each share of Metro common stock that they own and cash, without interest, for any fractional shares.

Q: When do you expect to complete the merger of Keane and Metro?

A: We expect to complete the merger in the fourth quarter of 2001, but neither
   Keane nor Metro can predict the exact timing because the merger is subject to governmental and other regulatory approvals.


Q: Who must approve the merger?

A: In addition to the approvals of the boards of directors of Keane and Metro, which were already obtained, Metro shareholders must approve and adopt the agreement and plan of merger and the related plan of merger.

Q: What do I need to do now?

A: Keane and Metro urge you to carefully read this proxy statement/prospectus, including its annexes, and to consider how the merger will affect you as a shareholder. You may also want to review the documents that we refer to under "Where You Can Find More Information" on page 118.

Q: How do I vote?

A: You may indicate how you want to vote on your proxy card. You may also attend the shareholder meeting and vote in person instead of submitting a proxy. If you fail either to return your proxy card or to vote in person at the shareholder meeting, or if you mark your proxy "abstain," the effect will be a vote against the merger. If you fail to indicate your vote on your proxy, your proxy will be counted as a vote for the merger proposal, unless your shares are held in a brokerage account.

Q: If my shares are held in a brokerage account, will my broker vote my shares for me?

A: Your broker cannot vote your shares on the proposal relating to the merger without instructions from you on how to vote. Therefore, it is important that you follow the directions provided by your broker regarding how to instruct your broker to vote your shares. If you fail to provide your broker with instructions, it will have the same effect as a vote against the merger.

Q: May I change my vote after I have mailed in my signed proxy card?

A: You may change your vote at any time before the vote takes place at the shareholder meeting by either submitting a later dated proxy card or sending a written notice stating that you would like to revoke your proxy. In addition, you may attend the shareholder meeting and vote in person. However, if you elect to vote in person at the shareholder meeting and your shares are held by a broker, bank or other nominee, you must bring to the shareholder meeting a legal proxy from the broker, bank or other nominee authorizing you to vote the shares.

Q: When and where is the special meeting?

A: The special meeting of Metro shareholders will be held at 9:00 a.m., local time, on Friday, November 9, 2001, at the Sheraton Norfolk Waterside Hotel, 777 Waterside Drive, Norfolk, Virginia 23510.


Q: Should I send in my certificates now?

A: No. After Keane and Metro complete the merger, Keane's transfer agent will send instructions to you regarding the exchange of shares of Metro common stock for Keane common stock.

Q: Whom may I contact with any additional questions?

A: You may call Patrice Bryan, Investor Relations Administrator of Metro, at
   (757) 306-0299.

                                    SUMMARY

   This summary highlights selected information from this proxy statement/prospectus and may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should read carefully this entire document and the documents to which we have referred you. In addition, we have incorporated by reference important business and financial information about Keane into this proxy statement/prospectus. You may obtain the information that we incorporate by reference without charge by following the instructions in the section entitled "Where You Can Find More Information" on page 118. We have included page references parenthetically to direct you to a more complete description of the topics in this summary.

                                 The Companies
                               (Pages 118 and 71)

Keane, Inc.
Ten City Square
Boston, Massachusetts 02129
(617) 241-9200

   Keane, Inc. is a leading provider of Information Technology, or IT, and business consulting services. In business since 1965, Keane helps clients optimize business performance through the innovative use and management of information technology. Keane's clients consist primarily of Global 2000 companies across every major industry, healthcare organizations and government agencies. Keane provides its services through an extensive distribution network of local branch offices in North America and in the United Kingdom. These branch offices work in conjunction with Keane's business consulting arm, Keane Consulting Group, and are supported by a centralized Strategic Practices Group and two Advanced Development Centers. Keane develops a high percentage of recurring revenue and long-term relationships with its clients as a result of its multi-year outsourcing contracts, broad range of service offerings, local presence, and track record of delivering IT solutions consistently and reliably.

Metro Information Services, Inc.
Reflections II Office Building
Third Floor
200 Golden Oak Court
Virginia Beach, Virginia 23452
(757) 486-1900

   Metro Information Services, Inc. provides a wide range of IT consulting and custom software development services and solutions in 33 metropolitan markets in the United States and Puerto Rico. As of June 30, 2001, Metro had 1,988 consultants working with clients on all aspects of computer systems and applications development. Services and solutions performed by Metro include application systems development and maintenance, IT architecture and engineering, systems consulting, project outsourcing (including managed services) and general support services. Metro supports all major computer technology platforms and supports client projects using a broad range of software applications.

                                   The Merger
                                   (Page 31)

   Upon the consummation of the merger, Metro will become a wholly owned subsidiary of Keane. Metro shareholders will receive Keane common stock in exchange for their shares of Metro common stock. The agreement and plan of merger and the related plan of merger are attached to this proxy statement/prospectus as Annex A and Annex B, respectively. We encourage you to read the agreement and plan of merger and the related plan of merger in their entirety because they are the legal documents that govern the merger. In this proxy statement/prospectus, we refer to the agreement and plan of merger and the related plan of merger together as the "merger agreement."

                     Shareholder Approval Required by Metro

                             (Pages 28 and 67)


   Approval and adoption of the merger agreement requires the affirmative approval of the holders of a majority of the outstanding shares of Metro common stock. John H. Fain, chairman of the board and chief executive officer of Metro, together with various family trusts, beneficially owned approximately 54.5% of the outstanding shares of Metro common stock on September 28, 2001, the record date of the special meeting. Mr. Fain has entered into a shareholder's agreement with Keane in which he has agreed to vote a portion of his Metro shares, representing 40% of the outstanding shares of Metro common stock, in favor of the merger agreement. Under the shareholder's agreement, Mr. Fain executed an irrevocable proxy that enables Keane to vote his shares to approve and adopt the merger agreement. Mr. Fain was not paid additional consideration in connection with this irrevocable proxy. The shareholder's agreement is attached to this proxy statement/prospectus as Annex C.


   Metro's directors, executive officers and their affiliates are entitled to vote, or direct the vote of, approximately 59.6% of the outstanding shares of Metro common stock as of the record date. All directors and executive officers of Metro have indicated their intention to vote all shares over which they exercise voting control in favor of the merger agreement. Keane's stockholders are not required and will not vote to approve and adopt the merger agreement.


                    Interests of Executive Officers and


                     Directors of Metro in the Merger


                                 (Page 52)


   In considering the recommendation of the Metro board of directors, you should be aware of the interests that Metro executive officers and directors have in the merger. These include:


  .  John H. Fain will become a director of Keane,


  . five executive officers of Metro are parties to new executive retention agreements and will receive transaction bonuses and, if their employment terminates under specified conditions, severance benefits (the form of executive retention agreement is attached as Annex E to this proxy statement/prospectus),


  . as of September 28, 2001, the executive officers and directors of Metro owned an aggregate of 10,875 shares of Keane common stock,


  . at the closing of the merger, stock options held by the Metro executive officers and directors will be converted into options to purchase an aggregate of approximately 45,649 shares of Keane common stock,


  . the executive officers and directors of Metro will receive an aggregate of approximately 4,384,114 shares of Keane common stock upon consummation of the merger, or approximately 5.8% of the issued and outstanding shares of Keane common stock following the merger, in exchange for their shares of Metro common stock, and


  . Metro's directors and officers will continue to be covered by directors' and officers' liability insurance for six years after the merger, protecting them against liabilities and claims resulting from their service as directors and officers of Metro prior to the merger.

   In addition, some of Metro's employees will be eligible for severance and retention payments in the aggregate amount of $1.4 million.


   In considering the fairness of the merger to Metro shareholders, the Metro board of directors took into account these interests. Some of these interests are different from, or in addition to, the interests of Metro shareholders generally in the merger.


                   Opinion of Keane's Financial Advisor


                                 (Page 37)


   In connection with the merger, Morgan Stanley & Co. Incorporated, Keane's financial advisor, rendered a written opinion, dated August 20, 2001, to the Keane board of directors as to the fairness, from a financial point of view, to Keane of the exchange ratio in the merger. The full text of Morgan Stanley's written opinion is attached as Annex D-1 to this proxy statement/prospectus and should be read carefully in its entirety to understand the procedures followed, assumptions made, matters considered and limitations on the review undertaken by Morgan Stanley in providing its opinion. Morgan Stanley's opinion is addressed to the Keane board of directors and does not constitute a recommendation to any shareholder with respect to any matter relating to the merger.


                   Opinion of Metro's Financial Advisor


                                 (Page 44)


   In connection with the merger, on August 20, 2001, Robert W. Baird & Co. Incorporated, Metro's financial advisor, delivered its written opinion to the Metro board of directors to the effect that, as of such date, the exchange ratio in the merger was fair, from a financial point of view, to holders of Metro common stock (other than Keane and its affiliates). The full text of Baird's opinion, setting forth the assumptions made, matters considered, scope and limitations of the review undertaken and the general procedures followed in rendering such opinion, is attached as Annex D-2 to this proxy statement/prospectus. Holders of Metro common stock are urged to read this opinion carefully and in its entirety. Baird's opinion was directed to the Metro board of directors and does not represent a recommendation to any shareholder with respect to any matter relating to the merger.


                   Metro Board Recommendation to Shareholders
                                   (Page 37)

   The Metro board of directors has voted unanimously to approve and adopt the merger agreement. The Metro board of directors believes that the merger is advisable and in your best interests and recommends that you vote FOR the proposal to approve and adopt the merger agreement.

                What Holders of Metro Common Stock Will Receive
                                   (Page 56)

   Each outstanding share of Metro common stock will be exchanged for 0.48 of a share of Keane common stock and cash, without interest, for any fractional shares, which we refer to in this proxy statement/prospectus as the exchange ratio.


   The following table sets forth the closing prices per share of Keane common stock and Metro common stock as reported on the American Stock Exchange and The Nasdaq National Market, respectively, on August 20, 2001, the last full trading
day prior to the public announcement of the proposed merger, and       , 2001.
This table also sets forth the equivalent price per share of Metro common stock on those dates. The equivalent price per share is equal to the closing price of a share of Keane common stock on that date multiplied by the exchange ratio.



                                                        Keane  Metro  Equivalent
                                                        Common Common per Share
Date                                                    Stock  Stock    Price
----                                                    ------ ------ ----------
August 20, 2001........................................ $18.46 $3.70    $8.86
, 2001................................................. $        $        $


   Keane will not issue fractional shares of Keane common stock in connection with the merger. Instead, you will receive cash, without interest, for any fractional shares that result from multiplying the number of shares you own by the exchange ratio.

                    Ownership of Keane Following the Merger
                                   (Page 94)

   Based on 15,337,760 shares of Metro common stock outstanding on September 28, 2001, we anticipate the Metro shareholders will receive an aggregate of approximately 7,362,125 shares of Keane common stock in the merger, or approximately 9.8% of the issued and outstanding shares of Keane common stock following the merger. Mr. Fain and various family trusts will receive approximately 4,013,119 shares of Keane common stock in the merger, or approximately 5.3% of the issued and outstanding shares of Keane common stock following the merger. These estimates are based on some assumptions, including that options to purchase Metro common stock will not be exercised between September 28, 2001 and the effective time of the merger.


                            Conditions to the Merger
                                   (Page 62)

   The completion of the merger depends on the satisfaction of a number of conditions, including:

  .  the approval and adoption by Metro shareholders of the merger agreement,

  . the approval of the listing on the American Stock Exchange of the Keane common stock that will be issued to Metro shareholders in the merger,

  . the receipt of legal opinions regarding material tax consequences of the merger,

  . the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and

  .  other customary conditions specified in the merger agreement.

   In some circumstances, conditions to the merger may be waived by one or more parties.

                            No Solicitation by Metro
                                   (Page 60)

   Until the merger is completed or the merger agreement is terminated, Metro has agreed that neither it nor any of its subsidiaries will solicit, initiate, encourage or take any other action to facilitate the making of any acquisition proposal. Metro's board of directors has also agreed not to withdraw or modify its recommendation or to adopt, approve or recommend any acquisition proposal, participate in any discussions or negotiations regarding an acquisition proposal, or furnish information or cooperate with any person with respect to an acquisition proposal, unless legally required to in the discharge of its fiduciary duties. Metro has also agreed to cause each of its directors, officers, employees, investment bankers, attorneys, accountants and other advisors or representatives not to take any of these actions.

   Metro has agreed to provide Keane with detailed information about any acquisition proposal it receives.

   An acquisition proposal is an inquiry, proposal or offer relating to any business combination with Metro, a proposal for the issuance by Metro or any of its subsidiaries of over 25% of its equity securities or any proposal or offer to acquire over 50% of Metro's equity securities or of its consolidated total assets.

                      Termination of the Merger Agreement
                                   (Page 64)

   Keane and Metro can mutually agree to terminate the merger agreement without completing the merger, and either Keane or Metro can terminate the merger agreement if any of the following occur:

  . unless the party has failed to fulfill its obligations under the merger agreement, the merger is not completed by December 31, 2001,

  . with specified exceptions, Metro shareholders fail to approve and adopt the merger agreement at the Metro special meeting,

  .  a governmental entity prohibits the merger, or

  . the other party materially breaches any representation, warranty or covenant in the merger agreement and fails to cure the breach within 20 days after the breaching party receives notice of the breach.

   Keane may also terminate the merger agreement if:

  . Metro's board of directors withdraws or modifies its recommendation to Metro's shareholders to approve and adopt the merger agreement, or fails to unanimously reconfirm its recommendation within five days of Keane's request to do so,

  . Metro's board approves or recommends an alternative acquisition proposal,

  . Metro's board recommends that Metro shareholders enter into an agreement for a tender offer or exchange offer made by a third party, or

  . Metro engages in the solicitation, initiation or encouragement of another proposal that could reasonably be expected to lead to an acquisition proposal.

                         Termination Fees and Expenses

                             (Pages 64 and 65)


   Keane and Metro will generally bear their own expenses related to the merger, other than fees relating to required filings under the Hart-Scott-Rodino Act and to the preparation of this proxy statement/prospectus and registration statement, which Keane and Metro will share equally. However, if the merger agreement is terminated under some circumstances set forth in the merger agreement, Metro or Keane may be required to reimburse the other up to a maximum of $1,500,000 for expenses related to the merger.

   Metro must pay Keane a termination fee of $8,100,000, inclusive of the payment of any of Keane's expenses, if Keane terminates the merger agreement because:


  . there has been a material breach by Metro that is not cured within 20 days of receiving notice of that breach,


  . Metro's board of directors fails to unanimously recommend approval and adoption of the merger agreement or withdraws or modifies its recommendation of the merger agreement,


  . Metro fails to unanimously reconfirm its recommendation of the merger agreement within five days after Keane's request to do so,


or under any of the other circumstances set forth in the merger agreement and described on page 65 of this proxy statement/prospectus.


   Keane must pay Metro a termination fee of $8,100,000, inclusive of the payment of any of Metro's expenses, if Metro terminates the merger agreement because there has been a material breach by Keane that is not cured within 20 days of receiving notice of that breach.


                                 Stock Options
                                   (Page 56)

   In connection with the merger agreement, Keane will assume all options, whether vested or unvested, to purchase Metro common stock, issued under Metro's stock option plans. Each option to purchase shares of Metro common stock outstanding immediately prior to the effective time of the merger will be considered an option to acquire, on the same terms, 0.48 of a share of Keane common stock. The option exercise price will be proportionally adjusted.


                              Accounting Treatment
                                   (Page 53)

   In accordance with recently issued Statement of Financial Accounting Standards No. 141, "Business Combinations," and Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets," Keane will use the purchase method of accounting for a business combination to account for the merger, as well as the new accounting and reporting regulations for goodwill and other intangibles. Under these methods of accounting, the assets and liabilities of Metro, including all intangible assets, will be recorded at their respective fair values. All intangible assets will be amortized over their estimated useful lives with the exception of goodwill and any other intangibles with indefinite lives. The financial position, results of operations and cash flows of Metro will be included in Keane's financial statements prospectively as of the completion of the merger.

            Material United States Federal Income Tax Considerations
                                   (Page 54)

   We have structured the merger in order to qualify as a reorganization under
Section 368(a) of the Internal Revenue Code. It is our intention that no gain or loss will generally be recognized by Metro shareholders for federal income tax purposes on the exchange of shares of Metro common stock solely for shares of Keane common stock. Metro shareholders, however, will recognize gain or loss for federal income tax purposes to the extent any cash received in lieu of fractional shares is greater than or less than, respectively, the tax basis allocable to the fractional shares.

   Tax matters are very complicated, and the tax consequences of the merger to you will depend on the facts of your own situation. You are urged to consult your tax advisor for a full understanding of the tax consequences of the merger to you.

           Metro Shareholders Have No Dissenters' or Appraisal Rights
                                   (Page 55)

   Under Virginia law, Metro shareholders do not have dissenters' or appraisal rights with respect to the merger.

     How the Rights of Metro Shareholders Will Differ as Keane Stockholders
                                   (Page 102)

   The rights of Metro shareholders as stockholders of Keane, a Massachusetts corporation, after the merger will be governed by Keane's corporate charter and bylaws and the laws of the Commonwealth of Massachusetts. Those rights differ from the rights of Metro shareholders under Metro's corporate charter and bylaws and the laws of the Commonwealth of Virginia.


                              Regulatory Approvals
                                   (Page 53)

   The merger is subject to the filing and waiting period requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976. On August 28, 2001, Keane, Metro and John H. Fain filed pre-merger notification and report forms with the Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice. On September 10, 2001, the Federal Trade Commission, on behalf of itself and the Antitrust Division, notified the filing parties that it had granted early termination of the waiting period with respect to the merger.


             Restrictions on the Ability to Sell Keane Common Stock
                                   (Page 55)

   The shares of Keane common stock issuable to shareholders of Metro upon consummation of the merger will be fully tradable without restrictions by those shareholders who are not deemed to be "affiliates" of Keane or Metro, as that term is defined in the Securities Act. Shares of Keane common stock received by those shareholders of Metro who are deemed to be affiliates of Metro at the time the merger agreement is submitted to a vote may be resold without registration under the Securities Act only as permitted by Rule 145 under the Securities Act or as otherwise permitted under the Securities Act.



                            Recent Developments


   On September 19, 2001, Keane's board of directors authorized a share repurchase program in which Keane may repurchase up to 1,542,800 shares of its common stock in the open market through September 18, 2002. Between May 1999 and July 23, 2001, the expiration of Keane's most recent repurchase program, Keane had invested $108.9 million to repurchase an aggregate of 5,457,200 shares of its common stock in the open market.

   On August 8, 2001, one of Keane's subsidiaries announced that it had been named prime contractor to build an integrated logistics system for supply for the United States Air Force. The new system will be developed to modernize the Air Force's supply chain system. The maximum dollar value for this contract is $127.0 million with work scheduled to be completed by 2011.



                          Service Marks and Trademarks

   Metro has registered or is in the process of registering the following service marks: Metro Information ServicesSM, Metro IT ConsultingSM, Metro IT SolutionsSM and Minds Making Technology WorkSM. All other trademarks and service marks in this proxy statement/prospectus are the property of their respective owners.

                                  RISK FACTORS

   You should carefully consider the following risk factors before you decide whether to vote to approve and adopt the merger agreement. You should also consider the other information in this proxy statement/prospectus and the additional information in Keane's other reports on file with the Securities and Exchange Commission that we incorporate by reference into this proxy statement/prospectus. See "Where You Can Find More Information" on page 118.

Risks Relating to the Merger

The complex process of integrating Keane and Metro may disrupt the business activities of Keane and affect employee morale, thus affecting Keane's ability to pursue its business plan and retain key employees.

   Integrating the operations and personnel of Keane and Metro will be a complex process. The integration of Keane and Metro may not be completed rapidly or may not achieve the anticipated benefits of the merger. The successful integration of Keane and Metro will require, among other things, integration of their finance, human resources and sales organizations. The diversion of the attention of Keane's management and any difficulties encountered in the process of combining the companies could cause the disruption of, or a loss of momentum in, the activities of the combined company's business. Further, the process of combining Keane and Metro could negatively affect employee morale and the ability of the combined company to retain some of its key employees after the merger. The inability to successfully integrate the operations and personnel of Keane and Metro could have a material adverse effect on the business, financial condition and results of operations of the combined company after the merger.

Keane's stock price is volatile and the value of the Keane common stock issued in the merger will depend on its market price at the time of the merger. No adjustment to the exchange ratio will be made as a result of changes in the market price of Keane's common stock.

   The market price of Keane common stock, like that of the shares of many other IT companies, has been and may continue to be volatile. For example, from January 1, 2000 to December 31, 2000, Keane common stock traded as high as $30.94 per share and as low as $9.75 per share. Since the announcement of the proposed merger, the price of Keane's common stock has declined from $18.46 on August 20, 2001 to a closing price of $13.41 per share on October 1, 2001.


   At the closing of the merger, holders of Metro common stock will exchange each of their shares of Metro common stock for 0.48 of a share of Keane common stock and cash, without interest, for any fractional share. This exchange ratio will not be adjusted for changes in the market price of Keane common stock or Metro common stock. In addition, neither Keane nor Metro may terminate or renegotiate the merger agreement, and Metro may not resolicit the vote of its shareholders, solely because of changes in the market price of Keane common stock or of Metro common stock. Any reduction in the price of Keane's common stock will result in Metro shareholders receiving less value in the merger at closing. Metro shareholders will not know the exact value of Keane common stock to be issued to them in the merger at the time of the special meeting of Metro shareholders.

If the merger's benefits do not meet the expectations of financial or industry analysts, the market price of Keane common stock may decline.

   The market price of Keane common stock may decline as a result of the merger if:

  . Keane does not achieve the perceived benefits of the merger as rapidly as, or to the extent, anticipated by financial or industry analysts, or

  . the effect of the merger on Keane's financial results is not consistent with the expectations of financial or industry analysts.

Failure to complete the merger may result in Metro paying termination fees to Keane. This failure may also dilute the value of Metro's common stock, decrease its market price and cause Metro to nevertheless incur legal and accounting fees.

   If the merger is not completed, Metro may be subject to a number of material risks, including:

  . Metro may be obligated to pay Keane a termination fee of $8,100,000 or reimburse Keane for expenses of up to $1,500,000, under the circumstances described in the merger agreement and on pages 64 and 65 of this proxy statement/prospectus,


  . the market price of Metro common stock may decline to the extent that the current market price of Metro common stock reflects a market assumption that the merger will be completed, and

  . Metro's costs related to the merger, such as its legal and accounting fees, must be paid even if the merger is not completed.

   If the merger is terminated and Metro's board of directors seeks another merger or business combination, Metro shareholders cannot be certain that Metro will be able to find a party willing to pay an equivalent or more attractive price than the price Keane will pay in the merger.

Metro may lose an opportunity to enter into a merger or business combination with another party on more favorable terms because of provisions in the merger agreement that prohibit Metro from entering into these transactions or soliciting proposals for these transactions.

   While the merger agreement is in effect and subject to the fiduciary duties of Metro's directors under Virginia law, Metro is prohibited from entering into or soliciting, initiating or encouraging any inquiries or proposals that may lead to a proposal or offer for a merger, consolidation, business combination, sale of substantial assets, tender offer, sale of shares of capital stock or other similar transactions with any person other than Keane. As a result of this prohibition, Metro may lose an opportunity to enter into a transaction with another potential partner on more favorable terms.

Some of the officers and directors of Metro have conflicts of interest that may have influenced them to support or approve the merger.

   Metro's officers and directors may have been influenced to approve the merger because of the following arrangements that provide them with interests in the merger that are different from, or in addition to, the interests of Metro shareholders in the merger, including the following:

  . John H. Fain, Metro's chairman of the board and chief executive officer, will become a director of Keane,

  . as of September 28, 2001, the executive officers and directors of Metro owned stock options to purchase an aggregate of 95,103 shares of Metro common stock and owned an aggregate of 9,133,572 shares of Metro common stock and 10,875 shares of Keane common stock,


  . five executive officers of Metro are parties to new executive retention agreements with Metro and will receive transaction bonuses and, if their employment terminates under specified conditions, severance benefits, and

  . Keane has agreed to indemnify present and former Metro officers and directors against liability arising out of their service as officers or directors. Keane will maintain officers' and directors' liability insurance to cover against this liability for the next six years.

   Metro shareholders should read more about these interests under "The Merger--Interests of Executive Officers and Directors of Metro in the Merger" on page 52.

   The Metro board of directors was aware of and took into account these arrangements when it approved the merger. It is possible that these arrangements may have influenced these directors and officers to support or recommend the merger.

The merger may cause Metro to lose key personnel, which could materially affect Metro's business and require Metro to incur substantial costs to recruit replacements for lost personnel.

   As a result of Metro's change in ownership, current and prospective Metro employees may experience uncertainty about their future roles with Keane. This uncertainty may adversely affect Metro's ability to attract and retain key management, sales, marketing and technical personnel. Any failure to attract and retain key personnel could have a material adverse effect on the business of Metro and Keane.

Clients of Keane and Metro may delay or cancel engagements as a result of concerns over the merger.

   The announcement and closing of the merger could cause clients and potential clients of Keane and Metro to delay or cancel engagements or to fail to enter into new engagements. In particular, clients could be concerned about future services or the quality of client service during the period of integration of Metro and Keane. Delays and cancellations would likely have a negative impact on the combined company's business, and the loss of clients or the failure to attract new clients could have a material adverse effect on the future revenues and competitive position of Keane and Metro.

If the costs associated with the merger exceed the benefits realized, the combined company may experience adverse financial results.

   Keane and Metro will incur significant transaction costs as a result of the merger, including investment banking, legal and accounting fees, that may exceed the parties' current estimates. In addition, Keane and Metro expect that the combined company will incur consolidation and integration expenses that Keane and Metro cannot accurately estimate at this time. Keane and Metro expect that the combined company will charge consolidation and integration expenses to operations in fiscal year 2001. Actual transaction costs may substantially exceed the combined company's estimates and may negatively affect its business, financial condition and results of operations.

Risks Relating to Keane's Business

Keane's quarterly operating results have varied, and are likely to continue to vary significantly. This may result in volatility in the market price of Keane's shares.

   Keane has experienced and expects to continue to experience fluctuations in its quarterly results. Keane's gross margins vary based on a variety of factors, including employee utilization rates and the number and type of services performed by Keane during a particular period. A variety of factors influence Keane's revenue in a particular quarter, including:

  . general economic conditions that may influence investment decisions or cause downsizing,

  .  the number and requirements of client engagements,

  .  employee utilization rates,

  .  changes in the rates Keane can charge clients for services,

  .  acquisitions, and

  .  other factors, many of which are beyond Keane's control.

   A significant portion of Keane's expenses does not vary relative to revenue. As a result, if revenue in a particular quarter does not meet expectations, Keane's operating results could be materially adversely affected, which in turn may have a material adverse impact on the market price of Keane common stock. In addition, many of Keane's engagements are terminable without client penalty. An unanticipated termination of a major project could result in an increase in underutilized employees and a decrease in revenue and profits.

Keane has pursued, and intends to continue to pursue, strategic acquisitions. Failure to successfully integrate acquired businesses or assets may adversely affect Keane's financial performance.

   In the past five years, Keane has grown significantly through acquisitions. Since January 1, 1999, Keane has completed eight acquisitions. The aggregate cost of these acquisitions totaled $103.2 million. Keane's future growth may be based in part on selected acquisitions. At any given time, Keane may be in various stages of considering acquisition opportunities, such as the acquisition of Metro. Keane can provide no assurances that it will be able to find and identify desirable acquisition targets or that it will be successful in entering into a definitive agreement with any one target. In addition, even if Keane reaches a definitive agreement, there is no assurance that Keane will complete any future acquisition.




   Keane typically anticipates that each acquisition will bring benefits, such as an increase in revenue. Prior to completing an acquisition, however, it is difficult to determine if Keane can actually realize these benefits. Accordingly, there is a risk that an acquired company may not achieve an increase in revenue or other benefits for Keane. In addition, an acquisition may result in unexpected costs, expenses and liabilities. Any of these events could have a material adverse effect on Keane's business, financial condition and results of operations.


   The process of integrating acquired companies into Keane's existing business may also result in unforeseen difficulties. Unforeseen operating difficulties may absorb significant management attention, which Keane might otherwise devote to its existing business. In addition, the process may require significant financial resources that Keane might otherwise allocate to other activities, including the ongoing development or expansion of Keane's existing operations. Finally, future acquisitions could result in Keane having to incur additional debt and/or contingent liabilities. Any of these possibilities could have a material adverse effect on Keane's business, financial condition and result of operations.

Keane's growth could be limited if it is unable to attract personnel in the Information Technology and business consulting industries.

   Keane believes that its future success will depend in large part on its ability to continue to attract and retain highly skilled technical and management personnel. The competition for these personnel is intense. Keane may not succeed in attracting and retaining the personnel necessary to develop its business. If Keane does not succeed, its business, financial condition and result of operations could be materially adversely affected.

Keane faces significant competition for its services, and its failure to remain competitive could limit its ability to maintain existing clients or attract new clients.

   The market for Keane's services is highly competitive. The technology for custom software services can change rapidly. The market is fragmented, and no company holds a dominant position. Consequently, Keane's competition for client assignments and experienced personnel varies significantly from city to city and by the type of service provided. Some of Keane's competitors are larger and have greater technical, financial and marketing resources and greater name recognition in the markets they serve than does Keane. In addition, clients may elect to increase their internal information systems resources to satisfy their custom software development needs.

   In the healthcare software systems market, Keane competes with some companies that are larger in the healthcare market and have greater financial resources than Keane. Keane believes that significant competitive factors in the healthcare software systems market include size and demonstrated ability to provide service to targeted healthcare markets.

   Keane may not be able to compete successfully against current or future competitors. In addition, competitive pressures faced by Keane may materially adversely affect its business, financial condition and results of operations.

Keane conducts business in the United Kingdom, which exposes it to a number of difficulties inherent in international activities.

   Keane's operations in the U.K. are subject to currency exchange rate fluctuations, foreign exchange restrictions, changes in taxation and other difficulties in managing operations overseas. Keane may not be successful in its international operations.

Keane may be unable to redeploy its professionals effectively if engagements are terminated unexpectedly, which would adversely affect its results of operations.

   Keane's clients can cancel or reduce the scope of their engagements with Keane on short notice. If they do so, Keane may be unable to reassign its professionals to new engagements without delay. The cancellation or reduction in scope of an engagement could, therefore, reduce the utilization rate of Keane's professionals, which would have a negative impact on Keane's business, financial condition and results of operations.

Risks Relating to Metro's Business

Metro may be unable to attract and retain management and other personnel it needs to succeed.

   Metro's success depends, in part, on its ability to attract and retain consultants with the technical skills and experience required to meet its clients' rapidly changing needs. Metro must continually identify and recruit technical personnel in each of its markets to fill new positions and to replace consultants who have left Metro. The IT industry has high consultant turnover rates. Metro competes for qualified personnel with other providers of technical staffing services, system integrators, providers of outsourcing services, computer consultants, temporary personnel agencies and Metro's own clients. IT professionals who work with Metro also work with Metro's competitors from time to time. IT professionals currently working on projects for Metro may choose to work for competitors on future assignments. Metro's net revenues in any period are primarily driven by the number of IT professionals Metro has on billable assignments. Metro may not be able to attract and retain the personnel it requires to conduct its operations successfully or to attract additional personnel for expanded operations. Metro's failure to attract and retain such personnel or an increase in Metro's consultant turnover rate could have a material adverse effect on Metro's business, financial condition and results of operations.

Metro may not be able to renegotiate its loan covenants.

   Prior to entering into the merger agreement, Metro was negotiating with its lenders regarding financial covenants under its credit facilities. Since entering into the merger agreement with Keane, Metro has suspended these negotiations. There can be no assurance that Metro would be able to resume and complete these negotiations with its lenders by December 31, 2001 if the merger with Keane were not to occur. If Metro were not able to renegotiate with its lenders prior to December 31, 2001, Metro would be in breach of the loan covenants under its credit facilities. In that event, the interest rate under these facilities would increase to two points above the prime rate, and all amounts then outstanding would be immediately due and payable. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of Metro--Liquidity and Capital Resources."


Rapid technology change may make Metro's products and services obsolete.

   The market for IT services is characterized by rapid technological advances, frequent product introductions and enhancements, and changes in client requirements. Metro's future success depends, in part, on its ability to provide consultants possessing the skills to service past, current and next generation products and technologies. These factors will require Metro to provide adequately trained personnel to address the increasing and evolving needs of its clients. Any failure by Metro to anticipate or respond rapidly to technological advances, new products and enhancements or changes in client requirements could have a material adverse effect on Metro's business, financial condition and results of operations.

Metro faces intense competition for its products and services, and may be unable to compete successfully against existing or new competitors.

   The IT services industry is extremely competitive and highly fragmented. Metro's competitors include general IT services firms, temporary staffing and personnel placement companies, general management consulting firms, major accounting firms, divisions of large hardware and software companies and niche providers of IT services. With the recent shift towards the Internet, several new competitors have entered the market. These competitors are typically small but well funded services firms focused exclusively on helping businesses to change their relationships with clients and suppliers via the Internet. In addition, competition may come in the form of application service providers, or ASPs. ASPs offer to host standard or slightly customized versions of packaged software systems for businesses. ASPs may attract clients who are dissatisfied with their custom software solutions or have difficulty managing their packaged software systems. Some of Metro's competitors possess substantially greater resources, greater name recognition and a more established client base than Metro. In addition, the services offered by Metro have been and continue to be provided by clients' in-house personnel. There can be no assurance that Metro will be able to compete successfully against existing or new competitors as the IT services industry continues to evolve.

Metro plans to develop new IT services, and may not be successful in integrating these new services into its existing business.


   Metro intends to grow, in part, through the development of IT services beyond the scope of services presently provided by Metro. Metro's ability to successfully develop new services depends on a number of factors, including its ability to identify and effectively integrate new services into its existing operating structure. The identification and offering of new services in which Metro has little or no experience or expertise could result in diversion of management's attention and place disproportionate demands on Metro's operational, administrative and financial resources. There can be no assurance that the performance of any new service offerings will meet management's expectations or provide the same profit margins as Metro's existing operations.

Metro's failure or inability to complete its outsourcing projects could result in damage to Metro's reputation and give rise to legal claims against Metro.

   Project outsourcing is distinguishable from Metro's core business in that project outsourcing requires Metro to assume a greater level of responsibility for developing or maintaining systems on behalf of its clients. Many of Metro's project outsourcing engagements are critical to the operations of its clients' businesses. Historically, Metro has completed the vast majority of its engagements to its clients' satisfaction. However, Metro's failure or inability to complete these engagements satisfactorily could have a material adverse effect on its clients' operations and, consequently, may give rise to claims against Metro for actual or consequential damages or otherwise damage its reputation. Any of these claims could have a material adverse effect on Metro's business, financial condition and results of operations.


Metro generally does not have long-term contracts with its clients, and reductions, cancellations or delays of engagements by its clients could adversely affect Metro's operating results.

   Substantially all of Metro's contracts to perform services may be canceled or modified by Metro's clients at will and without penalty. As of June 30, 2001, approximately 61% of Metro's consultants were salaried employees and, unless terminated, receive full compensation and benefits even if not engaged in billable work. As a result, cancellation or reduction of a contract may result in a loss of revenue without a corresponding reduction in cost of revenue.

Metro is heavily dependent on its key clients, and the loss of one or more key clients could adversely affect its business.

   The loss of one or more of Metro's large clients could have a material adverse effect on Metro's business, financial condition and results of operations. Metro may be responsible for the continued salary costs associated with consultants whose projects have been terminated by clients until such consultants are placed in different assignments or their employment is terminated. In 1998, 1999 and 2000 and the twelve months ended June 30, 2001, Metro's ten largest clients accounted for approximately 31.3%, 21.7%, 23.2% and 23.9%, respectively, of Metro's revenue, and its largest client accounted for approximately 4.4%, 3.6%, 5.2% and 5.9%, respectively, of revenue.


Metro faces risks in connection with the industry's trend toward the utilization of prime vendors.

   To reduce the number of their IT service providers, a number of businesses are beginning to use a limited number of vendors and, in some cases, a single vendor. These prime vendors fill client needs directly or through subcontractors. Metro anticipates that this trend toward prime vendors may become increasingly common in the marketplace and may result in pricing pressure and the loss of business opportunities. This trend may lead to reduced gross profit margins and fewer opportunities for Metro to place consultants, which would have a material adverse effect on Metro's business, financial condition and results of operations.

   Metro has taken steps, when practical, to become a prime vendor of IT services. In certain cases, Metro experiences pricing pressure from clients as a condition to becoming or remaining a prime vendor. In other cases, Metro experiences demands to provide consultants in multiple locations to become or remain a prime vendor. There can be no assurance that Metro will be able to compete effectively with other prime vendors or remain a prime vendor.

Metro could be subject to employment liability claims.

   Metro employs and places its consultants and other employees at its clients' businesses. Accordingly, Metro could face claims of discrimination and harassment, liabilities for errors and omissions by Metro's employees, misuse of client proprietary information or intellectual property, injury to Metro and client employees, misappropriation of client funds, theft of client property, other criminal activity, torts and other similar claims. Metro may also be held responsible for the actions of persons not under Metro's direct control. Historically, Metro has not been held responsible in any material instance for such claims.


Loss of Metro's computer and communications systems could adversely affect Metro's operating results.

   Metro relies on its computer and communications systems, the hub of which is located at its corporate headquarters in Virginia Beach, Virginia. Although Metro has a disaster recovery plan, temporary or permanent loss of these systems from fire, power loss, natural disaster, operating malfunction or any other cause could have a material adverse effect on Metro's business, financial condition and results of operations. Metro's property and business interruption insurance may not be adequate to compensate Metro for all losses that may occur.

Loss of any of Metro's key personnel, and particularly Metro's chief executive officer and/or president, could negatively impact Metro's business because of their experience, contacts and technological expertise.

   The continued growth and success of Metro is largely dependent on the efforts, direction and guidance of its existing senior management and on its ability to attract and retain qualified managers. Metro has entered into employment agreements with its executive officers, each of which contains provisions limiting the executive's rights to compete with Metro and hire its employees. The loss of any of Metro's senior management or key personnel and, in particular, John H. Fain, Metro's chief executive officer, or Andrew J. Downing, Metro's president and chief operating officer, or the inability to attract and retain key management personnel in the future, could have a material adverse effect on Metro's business, financial condition and results of operations. Metro carries no key man life insurance covering Mr. Fain or Mr. Downing.

Others may assert that Metro's technology infringes their intellectual property rights.

   A portion of Metro's business involves the development of software applications for specific client engagements. Although Metro believes that its services do not infringe on the intellectual property rights of others and has not historically been accused of infringing the intellectual property rights of others in any material instance, it may be the subject of claims for infringement, which, even if successfully defended, could be costly and time consuming. An infringement claim against Metro could materially and adversely affect Metro in that Metro may:


  . experience a diversion of Metro's financial resources and the attention of management personnel,

  .  incur damages and litigation costs, including attorneys' fees,

  .  be enjoined from future use of intellectual property,

  . be required to obtain a license to use intellectual property, incurring licensing fees,

  . need to develop a non-infringing alternative, which could be costly and delay projects, and

  . have to indemnify clients with respect to losses incurred as a result of Metro's infringement of intellectual property.

Health plan self-insurance charges could have a material adverse effect on Metro's operating results and financial condition.

   Metro self-insures a portion of the costs of its group health and dental plan. On June 30, 2001, approximately 1,789 of Metro's 2,429 full-time employees were covered by its group health plan. Metro self-insures up to $125,000 of claims per covered employee per year with a maximum annual aggregate liability of 125% of expected claims as computed at the end of each year based on the number of covered persons during the year. Self-insurance charges may fluctuate materially from quarter to quarter and may have a material adverse effect on Metro's quarterly and annual financial condition and results of operations.




Metro's failure or inability to successfully implement and manage its acquisition strategy may adversely affect Metro's financial performance.

   Metro has grown, in part, through the acquisition of other IT businesses. Metro's ability to acquire other IT businesses depends on its ability to identify, finance and complete acquisitions. There is significant competition for acquisition opportunities, which may increase the cost of acquisition candidates. Some competitors for these candidates have greater resources than Metro. Metro will face a variety of additional risks if it completes acquisitions, including:

  . the inability to integrate the acquired businesses into Metro's operations,

  . the inability to achieve expected financial results from the acquired businesses,

  .  the diversion of management's attention,

  .  the inability to retain key personnel of the acquired businesses,

  . losses due to liabilities and contingencies of the acquired businesses, and

  . the adverse impact on net income caused by amortization of acquired intangible assets and additional interest expense.

   Metro's failure or inability to successfully implement and manage its acquisition strategy may have a material adverse effect on Metro's business, financial condition and results of operations. In addition, the value of Metro's capital stock held by shareholders at the time of any acquisition may be diluted if Metro issues stock to complete any acquisition.

Metro's business is subject to seasonality and other factors outside of its control, which are difficult to predict and could have a negative impact on Metro's business, financial condition and results of operations.

   Metro generally experiences lower net sales in its fourth quarter due to the number of holidays and closings of client facilities during that quarter. Metro also experiences lower operating results in its first quarter due in part to the timing of unemployment and social security tax thresholds and delays in client contract renewals related to client budget approval processes. A higher percentage of employee wages are subject to unemployment and social security tax withholding in the first quarter. In later quarters, more employees reach the annual taxable wage limits for unemployment and social security tax withholding. These factors are difficult to predict and could adversely affect Metro's business, financial condition and results of operations.

           CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

   Keane and Metro believe this proxy statement/prospectus and the documents that we incorporate by reference herein contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to risks and uncertainties and are based on the beliefs and assumptions of management of Keane and Metro, based on information currently available to each company's management. When we use words such as "believes," "expects," "anticipates," "intends," "plans," "estimates," "should," "likely" or similar expressions, we are making forward-looking statements. Forward-looking statements include the information concerning possible or assumed future results of operations of Keane or Metro, including the anticipated cost savings and revenue enhancements from the merger, set forth under:


  .  "Summary,"

  .  "Risk Factors,"

  .  "Selected Unaudited Pro Forma Combined Financial Data,"

  .  "The Merger--Background of the Merger,"

  .  "The Merger--Keane's Reasons for the Merger,"

  .   "The Merger--Metro's Reasons for the Merger,"

  .  "The Merger--Recommendation of Metro's Board of Directors,"

  . "The Merger--Opinion of Keane's Financial Advisor--Morgan Stanley & Co. Incorporated,"

  . "The Merger--Opinion of Metro's Financial Advisor--Robert W. Baird & Co. Incorporated," and

  . "Management's Discussion and Analysis of Financial Condition and Results of Operations of Metro."

   Forward-looking statements also include the information concerning possible or assumed future results of operations of Keane under "Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in Keane's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q that we incorporate by reference into this proxy statement/prospectus.

   Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. The future results, stockholder values of Keane or shareholder values of Metro may differ materially from those expressed in the forward-looking statements. Many of the important factors that will determine these results and values are beyond Keane's or Metro's ability to control or predict. You are cautioned not to put undue reliance on any forward-looking statements. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Except as otherwise required by law, neither Keane nor Metro is under a duty to update any of these forward-looking statements after the date of this proxy statement/prospectus.

   There are important factors that may cause actual results to differ materially from those suggested by the forward-looking statements. For a discussion of some of these important factors, you should carefully read the section of this proxy statement/prospectus entitled "Risk Factors."

            SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF KEANE

   In the table below, we provide you with selected historical consolidated financial data of Keane. We have prepared this information using the consolidated financial statements of Keane as of and for the five years ended December 31, 2000 and as of and for the six-month periods ended June 30, 2000 and 2001. The consolidated financial statements as of and for the two years ended December 31, 2000 have been incorporated by reference into this proxy statement/prospectus and have been audited by Ernst & Young LLP, independent auditors. The consolidated financial statements as of and for the year ended December 31, 1998 have been incorporated by reference into this proxy statement/prospectus and have been audited by PricewaterhouseCoopers LLP, independent auditors. The consolidated financial statements as of and for the years ended December 31, 1996 and 1997 have not been incorporated by reference into or included in this proxy statement/prospectus and have been audited by PricewaterhouseCoopers LLP, independent accountants. The consolidated financial statements for the six-month periods ended June 30, 2000 and 2001 have not been audited. The results of the interim periods are not necessarily indicative of the results to be expected for future periods.

   When you read these selected historical consolidated financial data, it is important that you read the historical consolidated financial statements and related notes in our annual and quarterly reports filed with the Securities and Exchange Commission, as well as the section of our annual and quarterly reports titled "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                                          Six Months Ended
                                     Year Ended December 31,                  June 30,
                         ------------------------------------------------ -----------------
                           1996     1997      1998       1999      2000     2000     2001
                         -------- -------- ---------- ---------- -------- -------- --------
                                      (In thousands, except per share amounts)
Income Statement Data:
 Total revenues......... $505,982 $706,801 $1,076,198 $1,041,092 $871,956 $438,007 $405,341
 Operating income.......   47,403   85,163    170,187    116,466   27,921   19,144   19,918
 Net income.............   28,173   51,371     96,349     73,074   20,354   13,486   15,152
 Net income per share
  (basic)............... $   0.40 $   0.73 $     1.36 $     1.02 $   0.29 $   0.19 $   0.22
 Net income per share
  (diluted)............. $   0.40 $   0.72 $     1.33 $     1.01 $   0.29 $   0.19 $   0.22
 *Weighted average
  common shares
  outstanding (basic)...   69,780   70,096     71,053     71,571   69,646   70,595   67,947
 *Weighted average
  common shares and
  common share
  equivalents
  outstanding (diluted)
  equivalents
  outstanding
  (diluted).............   70,540   71,603     72,284     72,395   69,993   71,216   68,825
Balance Sheet Data (at
 period end):
 Total cash and
  investments........... $ 69,079 $ 91,022 $  129,229 $  142,763 $115,212 $132,123 $159,990
 Total assets...........  251,771  329,176    458,959    519,307  463,594  471,676  478,101
 Total debt.............   16,502    9,493      3,930     11,403    8,616    9,904    3,035
 Stockholders' equity...  201,768  257,037    363,784    422,799  370,677  393,018  387,354
 Book value per share... $   2.89 $   3.65 $     5.10 $     5.95 $   5.48 $   5.65 $   5.71
 *Number of shares
  outstanding...........   69,792   70,342     71,336     71,051   67,675   69,622   67,805

--------
* Data for 1996 have been adjusted to reflect the 2-for-1 stock split on Keane common stock that was distributed on August 29, 1997 to Keane stockholders of record as of August 14, 1997.

   All amounts prior to 1999 have been restated to reflect the acquisitions by Keane of Bricker & Associates, Inc., Icom Systems Limited and Fourth Tier, Inc., which were accounted for as poolings-of-interests.

            SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF METRO

   The following table presents selected historical consolidated financial data of Metro. The income statement data for the years ended December 31, 1998, 1999 and 2000, and the balance sheet data at December 31, 1999 and 2000, are derived from Metro's audited consolidated financial statements included in this proxy statement/prospectus. The income statement data for the years ended December 31, 1996 and 1997 and the balance sheet data at December 31, 1996, 1997 and 1998 are derived from Metro's audited consolidated financial statements not included in this proxy statement/prospectus. The income statement data for the six months ended June 30, 2000 and 2001, and the balance sheet data at June 30, 2000 and 2001, are unaudited. In the opinion of Metro's management, all necessary adjustments, consisting only of normal recurring adjustments, for a fair presentation of the results of operations have been included in the interim results for the periods presented. Results for the six months ended June 30, 2001 are not necessarily indicative of the results to be expected for the full year. These data should be read in conjunction with the consolidated financial statements, including the notes thereto, included in this proxy statement/prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations of Metro."

                                                                          Six Months Ended
                                    Year Ended December 31,                   June 30,
                          ----------------------------------------------  ------------------
                            1996      1997     1998     1999      2000      2000      2001
                          --------  -------- -------- --------  --------  --------  --------
                                     (In thousands, except per share amounts)
Income Statement Data:
Revenue.................  $113,963  $152,578 $213,892 $314,646  $313,591  $158,009  $148,616
Cost of revenue.........    79,752   106,080  148,322  222,681   221,566   112,734   107,431
                          --------  -------- -------- --------  --------  --------  --------
 Gross profit...........    34,211    46,498   65,570   91,965    92,025    45,275    41,185
                          --------  -------- -------- --------  --------  --------  --------
Selling, general and
 administrative
 expenses...............    24,347    30,264   40,349   58,140    67,385    33,877    33,943
Depreciation and
 amortization...........       763     1,158    1,851    5,584     8,082     3,980     4,324
                          --------  -------- -------- --------  --------  --------  --------
 Total operating
  expenses..............    25,110    31,422   42,200   63,724    75,467    37,857    38,267
                          --------  -------- -------- --------  --------  --------  --------
Restructuring charge....       --        --       --       --        403       747       904
                          --------  -------- -------- --------  --------  --------  --------
Operating income........     9,101    15,076   23,370   28,241    16,155     6,671     2,014
                          --------  -------- -------- --------  --------  --------  --------
Net interest (expense)
 income.................      (260)      729      781   (2,875)   (6,718)   (2,771)   (2,607)
Other income............       --        --       --       --        --        --      1,000
                          --------  -------- -------- --------  --------  --------  --------
Income before income
 taxes..................     8,841    15,805   24,151   25,366     9,437     3,900       407
Income taxes(1).........       --      6,178    9,534   10,223     4,302     1,589       406
                          --------  -------- -------- --------  --------  --------  --------
Net income..............  $  8,841  $  9,627 $ 14,617 $ 15,143  $  5,135  $  2,311  $      1
                          ========  ======== ======== ========  ========  ========  ========
Net income per share--
 basic..................  $   0.71  $   0.66 $   0.98 $   1.01  $   0.34  $   0.15  $   0.00
                          ========  ======== ======== ========  ========  ========  ========
Net income per share--
 diluted................  $   0.71  $   0.66 $   0.97 $   1.01  $   0.34  $   0.15  $   0.00
                          ========  ======== ======== ========  ========  ========  ========
Weighted average number
 of shares of common
 stock and potential
 dilutive securities
 outstanding:
 Basic..................    12,397    14,611   14,845   14,929    15,101    15,054    15,249
 Diluted................    12,397    14,662   15,001   14,986    15,145    15,098    15,259
Income before income
 taxes..................  $  8,841
Pro forma provision for
 income taxes(1)........     3,536
                          --------
Pro forma net
 income(1)..............  $  5,305
                          ========
Pro forma net income per
 share--basic and
 diluted(1).............  $   0.42
                          ========
Pro forma weighted
 average shares
 outstanding--basic and
 diluted(2).............    12,669

                                       December 31,                    June 30,
                         ----------------------------------------- -----------------
                          1996    1997    1998     1999     2000     2000     2001
                         ------- ------- ------- -------- -------- -------- --------
                                  (In thousands, except per share amounts)
Balance Sheet Data:
Working capital......... $ 6,369 $34,560 $36,777 $ 42,047 $ 42,647 $ 46,145 $ 38,727
Total assets............  21,572  58,533  81,000  190,179  189,280  185,230  180,693
Line of credit
 facilities.............   2,547     --      --    82,467   83,443   79,659   75,130
Redeemable common
 stock..................   2,651     --      --       --       --       --       --
Total shareholders'
 equity.................   8,354  45,128  61,245   78,141   84,937   81,577   85,424
Book value per share.... $  0.95 $  3.05 $  4.11 $   5.20 $   5.58 $   5.39 $   5.57
Number of shares
 outstanding............   8,768  14,820  14,884   15,022   15,223   15,123   15,338

--------
(1) Throughout 1996, Metro was an S corporation for federal and certain state income tax purposes. The pro forma provision for income taxes reflects a provision for income taxes, as if Metro were a C corporation for income tax purposes during 1996, at an assumed effective tax rate of 40%. Effective January 1, 1997, Metro revoked its S-election, subjecting it to corporate income taxes at federal, state and local levels.
(2) In accordance with Securities and Exchange Commission Staff Accounting Bulletin Topic 1B3, pro forma weighted average shares outstanding for 1996 are increased to reflect certain distributions in excess of earnings.

              SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

   The following table presents selected unaudited pro forma combined financial data of Keane and Metro as of June 30, 2001 and for the year ended December 31, 2000 and the six months ended June 30, 2001, giving effect to the merger as if it had occurred as of January 1, 2000 for the statement of income data and as of June 30, 2001 for the balance sheet data. The data have been prepared giving effect to the merger under the purchase method of accounting, whereby the total cost of the acquisition has been preliminarily allocated to the tangible and intangible assets acquired and liabilities assumed based on their respective fair values at the effective date of the acquisition. This information should be read in conjunction with the unaudited pro forma combined condensed financial statements and related notes included elsewhere in this proxy statement/prospectus. The selected unaudited pro forma combined financial data are presented for illustrative purposes only and are not necessarily indicative of the operating results or financial position that would have been achieved had the merger been consummated as of the dates indicated or that may be achieved in the future.

                                                                   Six Months
                                                   Year Ended         Ended
                                                December 31, 2000 June 30, 2001
                                                ----------------- -------------
                                                     (in thousands, except
                                                      per share amounts)
Statement of Income Data:
  Revenues.....................................    $1,185,547       $553,957
  Cost of revenue and other operating
   expenses....................................     1,161,294        539,331
                                                   ----------       --------
    Net income.................................    $   24,253       $ 14,626
                                                   ==========       ========
  Basic net income per share...................    $     0.31       $   0.19
  Diluted net income per share.................    $     0.31       $   0.19
  Shares used in computing basic net income per
   share.......................................        77,008         75,309
  Shares used in computing diluted net income
   per share...................................        77,493         76,364

                                                                      As of
                                                                  June 30, 2001
                                                                  --------------
                                                                  (in thousands)
Balance Sheet Data:
  Cash, cash equivalents and marketable securities...............    $159,832
  Total assets...................................................     731,496
  Current liabilities............................................     188,028
  Noncurrent liabilities.........................................      21,330
  Stockholders' equity...........................................     522,138

                      UNAUDITED COMPARATIVE PER SHARE DATA

   The following tables present (a) the basic and diluted net income per share and book value per share data for each of Keane and Metro on a historical basis, (b) the historical basic and diluted net income per share and book value per share for the combined company on a pro forma basis and (c) the historical basic and diluted net income per share and book value per share for Metro on an equivalent pro forma combined basis. Under Metro equivalent pro forma combined below, Metro and Keane show the effect of the merger from the perspective of an owner of shares of Metro common stock. The unaudited pro forma combined financial data are not necessarily indicative of the operating results that would have been achieved had the transaction been in effect as of the beginning of the periods and should not be construed as representative of future operations. Neither Keane nor Metro declared any cash dividends for the periods presented below.

   We calculate historical book value per share by dividing shareholders' equity by the number of shares of common stock outstanding at the end of each period.

   We calculate pro forma combined--per combined companies share book value by dividing pro forma shareholders' equity by the pro forma number of shares of Keane common stock which would have been outstanding had the merger been consummated as of each balance sheet date. For the purposes of the pro forma combined net income per share and book value per share data, Keane's historical financial data for the year ended December 31, 2000 and the six months ended June 30, 2001 have been combined with Metro's financial data for the year ended December 31, 2000 and the six months ended June 30, 2001, respectively.

   We calculate Metro equivalent pro forma combined amounts by multiplying the pro forma combined per share amounts by the exchange ratio of 0.48 of a share of Keane common stock for each share of Metro common stock.

                                             At and For the    At and For the
                                               Year Ended     Six Months Ended
                                            December 31, 2000  June 30, 2001
                                            ----------------- ----------------
Keane--Historical:
Basic net income per share.................       $0.29            $0.22
Diluted net income per share...............       $0.29            $0.22
Book value per share.......................       $5.48            $5.71
Metro--Historical:
Basic net income per share.................       $0.34            $ --
Diluted net income per share...............       $0.34            $ --
Book value per share.......................       $5.58            $5.57
Pro forma combined--Per combined companies
 share:
Basic net income per share.................       $0.31            $0.19
Diluted net income per share...............       $0.31            $0.19
Book value per share.......................       $6.74            $6.95
Equivalent pro forma combined--Per Metro
 share:
Basic net income per share.................       $0.15            $0.09
Diluted net income per share...............       $0.15            $0.09
Book value per share.......................       $3.24            $3.34

                     MARKET PRICE AND DIVIDEND INFORMATION

Keane Market Price Information

   Keane common stock has traded on the American Stock Exchange under the symbol "KEA" since September 15, 1989.

   The table below sets forth the range of intraday high and low sales prices of Keane common stock as reported on the American Stock Exchange for 1999 and 2000 and for 2001 to date.


                                                                  High   Low
                                                                 ------ ------
   1999
     Quarter ended March 31, 1999............................... $42.50 $21.31
     Quarter ended June 30, 1999................................  31.69  18.00
     Quarter ended September 30, 1999...........................  28.75  20.50
     Quarter ended December 31, 1999............................  32.75  20.06
   2000
     Quarter ended March 31, 2000............................... $30.94 $22.19
     Quarter ended June 30, 2000................................  29.38  20.38
     Quarter ended September 30, 2000...........................  25.00  15.84
     Quarter ended December 31, 2000............................  15.95   9.75
   2001
     Quarter ended March 31, 2001............................... $18.75 $ 9.28
     Quarter ended June 30, 2001................................  22.00  11.40
     Quarter ended September 30, 2001...........................  21.01  12.45
     Quarter ending December 31, 2001 (through October 1,
      2001).....................................................  13.90  13.25


   As of September 28, 2001, Keane had approximately 2,466 record holders of its common stock.


Metro Market Price Information

   Metro common stock has traded on The Nasdaq National Market under the symbol "MISI" since its initial public offering on January 29, 1997.

   The table below sets forth the range of intraday high and low sales prices of Metro common stock as reported on The Nasdaq National Market for 1999 and 2000 and for 2001 to date.


                                                                  High   Low
                                                                 ------ ------
   1999
     Quarter ended March 31, 1999............................... $37.00 $15.25
     Quarter ended June 30, 1999................................  27.00  14.75
     Quarter ended September 30, 1999...........................  18.94  12.25
     Quarter ended December 31, 1999............................  26.25  12.00
   2000
     Quarter ended March 31, 2000............................... $28.06 $14.00
     Quarter ended June 30, 2000................................  15.00   6.00
     Quarter ended September 30, 2000...........................   9.50   6.13
     Quarter ended December 31, 2000............................   8.19   4.25
   2001
     Quarter ended March 31, 2001............................... $ 9.13 $ 5.75
     Quarter ended June 30, 2001................................   7.63   3.80
     Quarter ended September 30, 2001...........................   8.38   3.35
     Quarter ending December 31, 2001 (through October 1,
      2001).....................................................   6.40   6.10


   As of September 28, 2001, Metro had approximately 2,711 record holders of its common stock.

Recent Closing Prices

   The following table sets forth the closing prices per share of Keane common stock and Metro common stock as reported on the American Stock Exchange and The Nasdaq National Market, respectively, on August 20, 2001, the last full trading day prior to the public announcement that Keane and Metro had entered into the
merger agreement, and      , 2001, the last full trading day for which closing
prices were available at the time of the printing of this proxy statement/prospectus. This table also sets forth the equivalent price per share of Metro common stock on those dates. The equivalent price per share is equal to the closing price of a share of Keane common stock on that date multiplied by 0.48, the exchange ratio in the merger.

                                                        Keane  Metro  Equivalent
                                                        Common Common per Share
Date                                                    Stock  Stock    Price
----                                                    ------ ------ ----------
August 20, 2001........................................ $18.46 $3.70    $8.86
, 2001................................................. $        $        $

   Metro and Keane believe that Metro common stock presently trades on the basis of the value of Keane common stock expected to be issued in exchange for the Metro common stock in the merger, discounted primarily for the uncertainties associated with the merger.

   You should obtain current market quotations for Keane common stock and Metro common stock. No assurance can be given as to the market prices of Keane common stock or Metro common stock at any time before completing the merger or as to the market price of Keane common stock at any time after the merger. Because the exchange ratio is fixed, the exchange ratio will not be adjusted to compensate Metro shareholders for decreases in the market price of Keane common stock which could occur before the merger becomes effective. In the event the market price of Keane common stock decreases or increases prior to completing the merger, the value of the Keane common stock to be received in the merger in exchange for Metro common stock would correspondingly decrease or increase.

Dividends

   Keane has not declared or paid cash dividends on Keane common stock since June 1986. Keane currently intends to retain earnings, if any, to support its growth strategy and does not anticipate paying cash dividends in the foreseeable future. Payment of future dividends, if any, will be at the discretion of Keane's board of directors after taking into account various factors, including Keane's financial condition, operating results, current and anticipated cash needs and plans for expansion. Keane's articles of organization restrict the ability of Keane's board of directors to declare regular quarterly dividends on shares of Keane's class B common stock unless a noncumulative per share dividend which is $0.05 per share greater is paid at the same time on the shares of Keane's common stock.

   Since Metro became a public company in January 1997, it has not declared or paid cash dividends, and Metro does not intend to pay any cash dividends on its common stock in the foreseeable future. If the merger does not occur, Metro currently intends to retain earnings. Metro's future dividend policy will depend on its earnings, capital requirements and financial condition and the requirements of the financing agreements to which it may be a party, and on other factors considered relevant by its board of directors. Metro's existing credit facilities restrict its ability to declare dividends. For additional information, please see note 6 to Metro's audited consolidated financial statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations of Metro" included elsewhere in this proxy statement/prospectus.

                           THE METRO SPECIAL MEETING

   Metro is furnishing this document to holders of Metro common stock in connection with the solicitation by the Metro board of directors of proxies to be voted at the special meeting to be held on Friday, November 9, 2001, and at any postponement or adjournment of the meeting. This document is first being
mailed to Metro shareholders on or about      , 2001. This document is also
furnished to Metro shareholders as a prospectus in connection with the issuance by Keane of shares of Keane common stock as contemplated by the merger agreement.


Date, Time and Place of Meeting

   The special meeting of Metro's shareholders will be held on Friday, November 9, 2001 at 9:00 a.m., local time, at the Sheraton Norfolk Waterside Hotel, 777 Waterside Drive, Norfolk, Virginia 23510.


What Will Be Voted Upon

   At the special meeting, shareholders of Metro at the close of business on September 28, 2001 will be asked to:


  . approve and adopt the merger agreement with Keane, under which Metro will become a wholly owned subsidiary of Keane and each outstanding share of Metro will be converted into 0.48 of a share of common stock of Keane and cash, without interest, for any fractional shares, and

  . transact any other business that may properly come before the special meeting or any postponements or adjournments of that meeting.

   The agreement and plan of merger and the related plan of merger are attached to this proxy statement/prospectus as Annex A and Annex B, respectively. See the sections entitled "The Merger" and "The Merger Agreement."

Record Date and Outstanding Shares

   Only shareholders of record of Metro common stock at the close of business on September 28, 2001, the record date for the special meeting, are entitled to notice of, and to vote at, the special meeting. Each holder of record of Metro common stock at the close of business on the record date is entitled to one vote for each share of Metro common stock then held on each matter voted on by shareholders. At the close of business on the record date, there were 15,337,760 shares of Metro common stock issued and outstanding and entitled to vote held by approximately 2,711 holders of record.


Vote Required to Approve the Merger

   The holders of a majority of the outstanding shares of Metro common stock entitled to vote at the special meeting must vote in favor of approving and adopting the merger agreement.

Quorum; Abstentions and Broker Non-Votes

   The holders of a majority of the outstanding shares entitled to vote at the special meeting must be present in person or represented by proxy to constitute a quorum for the transaction of business. Abstentions are counted for purposes of determining whether a quorum exists.

   If you hold your shares of Metro common stock through a broker, bank or other nominee, generally the nominee may only vote your Metro common stock in accordance with your instructions. However, if it has not timely received your instructions, the nominee may vote on matters for which it has discretionary voting authority. Brokers will not have discretionary voting authority to vote on the proposal to approve and adopt the merger agreement. If a nominee cannot vote on a matter because it does not have discretionary voting authority, this is a "broker non-vote" on that matter. Broker non-votes are counted as shares present or represented at the special meeting for purposes of determining whether a quorum exists.

   For purposes of the vote with respect to the merger agreement required under Virginia law, a failure to vote, a vote to abstain and a broker non-vote will each have the same legal effect as a vote against approval and adoption of the merger agreement.

   If a Metro shareholder executes a proxy card without giving instructions, the shares of Metro common stock represented by that proxy card will be voted "FOR" approval and adoption of the merger agreement. The Metro board is not aware of any other matters to be voted on at the special meeting. If any other matters properly come before the special meeting, including a motion to adjourn the special meeting in order to solicit additional proxies, the persons named on the proxy card will vote the shares represented by all properly executed proxies on those matters in their discretion, except that shares represented by proxies that have been voted "AGAINST" approval and adoption of the merger agreement will not be used to vote "FOR" adjournment of the special meeting to allow additional time to solicit additional votes "FOR" the merger agreement.

Share Ownership of Management and Certain Shareholders

   On the record date, all Metro directors, executive officers and their affiliates, including Mr. Fain, who, together with family trusts, held in the aggregate approximately 59.6% of the outstanding shares of Metro common stock. See "Metro's Principal Shareholders." All directors and executive officers of Metro have indicated their intention to vote all shares over which they exercise voting control in favor of the merger agreement.


   Mr. Fain, who, together with various family trusts, beneficially owned 8,360,665 shares of Metro common stock, or approximately 54.5% of Metro's outstanding shares on the record date, has executed a shareholder's agreement with Keane. Under the shareholder's agreement, Mr. Fain has agreed to vote a portion of these shares representing 40% of Metro's outstanding shares in favor of the merger agreement. Mr. Fain executed an irrevocable proxy that enables Keane to vote these shares to approve and adopt the merger agreement. Mr. Fain was not paid additional consideration in connection with the irrevocable proxy. The shareholder's agreement is attached to this proxy statement/prospectus as Annex C. See "Other Agreements--Shareholder's Agreement."


Voting and Revocation of Proxies

   You may revoke your proxy at any time before the proxy is exercised by one of the following means:

  .  sending the secretary of Metro a notice revoking the proxy,

  .  submitting a duly executed proxy with a later date, or

  .  voting in person at the special meeting.

   All shares represented by each properly executed and not revoked proxy received by the secretary of Metro prior to the special meeting will be voted in accordance with the instructions given on the proxy. If no instructions are indicated, the proxy will be voted to approve and adopt the merger agreement.

Solicitation of Proxies and Expenses

   Metro will bear the cost of the solicitation of proxies from its shareholders. Officers, directors and regular employees of Metro, who will receive no additional compensation for their services, may solicit proxies by telephone or personal call. Metro has asked brokers and nominees who hold stock in their names to give the proxy statement/prospectus to their clients. In addition to solicitation by mail, brokerage houses and other custodians, nominees and fiduciaries will send beneficial owners the proxy materials. Metro will, upon request, reimburse those brokerage houses and custodians for their reasonable expenses. We urge you to vote your proxy without delay.

Board Recommendation

   Metro's board of directors has unanimously approved and adopted the merger agreement and believes that the terms of the merger agreement are in the best interests of Metro and its shareholders. Therefore, Metro's board of directors recommends that Metro shareholders vote for approval and adoption of the merger agreement.

   The proposed merger is of great importance to the shareholders of Metro. Accordingly, you are urged to read and carefully consider the information presented in this proxy statement/prospectus, and to complete, date, sign and promptly return the enclosed proxy card in the enclosed postage-prepaid envelope.

You Do Not Have Dissenters' Or Appraisal Rights

   Under Virginia law, you are not entitled to exercise dissenters' or appraisal rights as a result of the merger or to demand payment for your shares.

   You should not send any certificates representing Metro common stock at this time. Following the effective time of the merger, you will receive instructions for the surrender and exchange of your Metro stock certificates.

                                   THE MERGER

   This section of the proxy statement/prospectus describes material aspects of the proposed merger, including the merger agreement. While Keane and Metro believe that the description covers the material terms of the merger and the related transactions, this summary may not contain all of the information that is important to you. You should read this entire document and the other documents referred to in this proxy statement/prospectus carefully for a more complete understanding of the merger.

Background of the Merger

   Metro's and Keane's founders have known each other for over 15 years. In June 2000, Brian T. Keane, Keane's chief executive officer and president, telephoned John H. Fain, Metro's chairman of the board and chief executive officer, to discuss meeting about a possible business combination or other strategic alliance. During July, August and September 2000, management representatives of Keane and Metro engaged in periodic discussions as to whether there was any mutual interest in pursuing a possible business combination or other strategic alliance. The parties exchanged non-public information regarding their respective businesses and discussed industry trends generally. Neither party made any specific proposal regarding a possible combination at these meetings. Moreover, Mr. Fain decided not to pursue any possible business combination with Keane or any other company at that time due to Metro's then existing position in the market.


   In early April 2001, Mr. Keane telephoned Mr. Fain to again explore a potential business combination between the two companies. Messrs. Keane and Fain agreed to continue discussions after each company released its respective earnings for the first quarter of 2001. Following these discussions, Mr. Fain and representatives of Robert W. Baird & Co. Incorporated began reviewing certain financial and strategic considerations relating to a potential business combination between the two companies.


   On April 26, 2001, Messrs. Keane and Fain began to more formally discuss a potential business combination between the two companies and agreed to meet in Chicago, Illinois on May 14, 2001 to discuss in greater detail the merits of a possible business combination.

   On May 7, 2001, Messrs. Keane and Fain discussed the possibility of exchanging information relating to the performance of their respective branch offices prior to the meeting in Chicago. Messrs. Keane and Fain agreed to exchange this information.

   Between May 10, 2001 and May 16, 2001, representatives from Morgan Stanley & Co. Incorporated, Keane's financial advisor, and Mr. Keane engaged in several discussions relating to potential transaction structures and other considerations relating to a potential business combination between Keane and Metro.

   On May 14, 2001, Messrs. Keane and Fain met in person in Chicago to discuss the strategic benefits of a business combination and its possible terms. They discussed a number of issues relating to Keane's business strategy, Metro's market position and internal organization, and potential synergies of a business combination between the two companies, including cross-selling opportunities, as well as other corporate and branch office redundancies.

   On May 21, 2001, Metro formally engaged Baird to serve as its financial advisor with regard to the possible business combination of Keane and Metro.

   On May 23, 2001, Keane and Metro entered into a mutual non-disclosure agreement that included Keane's agreement not to purchase shares of Metro for a three-year period other than in a negotiated transaction.

   Between May 23, 2001 and June 27, 2001, Messrs. Keane and Fain began discussing an appropriate exchange ratio in connection with the potential merger of the two companies, the potential role of Metro's senior management in the combined company and issues relating to severance and retention bonuses for Metro employees.

   Between May 24, 2001 and June 13, 2001, representatives of Morgan Stanley engaged in discussions with representatives of Baird, on behalf of their respective clients, regarding potential valuations, financial models, business and legal due diligence and other issues relating to a business combination between the two companies.

   At a regular meeting of Keane's board of directors on May 30, 2001, Keane management informed the board that discussions were taking place with Metro regarding a possible business combination. No formal vote was taken, but the directors supported the discussions.

   On June 6, 2001, the audit committee of the board of directors of Metro held a regularly scheduled meeting at Metro's executive offices. At the end of that meeting, Mr. Fain mentioned to the members of the audit committee that he had had preliminary discussions with members of management of Keane and its financial advisors and that he, Andrew J. Downing, Metro's president and chief operating officer, Robert J. Eveleigh, Metro's chief financial officer, and representatives of Baird were scheduled to meet with Keane and its financial advisors on Friday, June 8, 2001 in Baltimore, Maryland.

   On June 8, 2001, Mr. Keane, John J. Leahy, Keane's chief financial officer, Messrs. Fain, Downing and Eveleigh, and representatives from Morgan Stanley and Baird met in person in Baltimore to discuss Metro's business, including its service lines, office structure, management team, sales strategy, sales pipeline, clients, consultants and general business operations.

   On June 11, 2001, after discussions with Mr. Keane, representatives of Morgan Stanley informed representatives of Baird of the range of exchange ratios Keane was considering pending further business and legal due diligence.

   At a regular meeting of Metro's board of directors on June 11, 2001, Metro management informed the full board of directors of the results of the June 8 meeting with Keane and the range of exchange ratios being considered by Keane. No formal vote was taken, but the directors supported the discussions.

   On June 12, 2001, the board of directors of Metro held a special meeting after Metro's annual meeting of shareholders. At this meeting, the board discussed the tentative proposal it had received from its four banks regarding replacement of its credit facility, the current status of its negotiations with Keane, preliminary results of ongoing cost reduction initiatives and plans for further cost reductions to address Metro's business condition. The board held a teleconference call with representatives of Baird at this meeting. No formal vote was taken, but the directors supported continuing the discussions with Keane and the banks.


   On June 19, 2001, Metro publicly announced a series of cost-reduction initiatives.

   On July 10, 2001, the board of directors of Metro held a special meeting attended by Metro's outside counsel and representatives of Baird at the offices of Metro's outside counsel. The purposes of this meeting were to inform the board regarding the current status of the discussions with Keane and to determine whether to go forward with continuing due diligence. At the meeting, Metro's outside counsel reviewed the board's fiduciary duties under Virginia law, and representatives of Baird reviewed its preliminary financial analysis of Keane and the proposed merger. After this review, the board passed a motion encouraging management to continue discussions with Keane and to continue negotiating replacement credit facilities with its four banks.

   On July 14, 2001, drafts of the merger agreement and related agreements were distributed by counsel for Keane for review by Keane, Metro and its outside counsel. From this date through August 20, 2001, Keane, together with its outside counsel and other advisors, and Metro, together with its outside counsel and other advisors, negotiated the various terms of the merger agreement and related documents.

   Commencing on July 16, 2001, representatives of Keane, including its financial advisor, accountants and outside counsel, conducted a due diligence investigation of Metro, which included attending presentations from Metro's management and reviewing documents made available at the offices of Metro's outside counsel and at the offices of Metro.

   On July 25, 2001, a special meeting of the board of directors of Metro was held at the company's executive offices. At this meeting, management informed the board of the status of the negotiations with Keane and reviewed the terms of a draft merger agreement and shareholder's agreement submitted by Keane and its advisors. No formal vote was taken, but the directors supported continuing the negotiations with Keane.

   At a regular meeting of Keane's board of directors on July 26, 2001, Keane management informed the board of the status of negotiations with Metro and its advisors. No formal vote was taken, but Keane's directors supported continued discussions with Metro.

   Commencing on July 30, 2001, representatives of Metro, including its financial advisor, outside counsel and accountants, conducted a due diligence investigation of Keane, which included attending presentations from Keane's management and reviewing documents made available at Keane's corporate office and other documents made available by Keane's management.

   Commencing on August 1, 2001, representatives of Keane and Metro discussed issues relating to the integration of the two companies.

   On August 8, 2001, Mr. Keane telephoned Mr. Fain to discuss the appropriate exchange ratio. Between August 8, 2001 and August 20, 2001, Messrs. Keane and Fain and their respective financial advisors had a number of telephone conversations regarding the exchange ratio.

   Negotiations among management of and counsel for Keane and Metro continued from August 8, 2001 to August 20, 2001. The parties negotiated the terms of the merger agreement, including the exchange ratio, termination rights and fees, non-solicitation provisions and the terms of the related documentation. During this period, final agreement on these and other issues was reached over the course of several discussions between management of and counsel for Keane and Metro.

   On August 20, 2001, the parties completed their diligence reviews and finalized the terms of the merger agreement and related agreements.

   On August 20, 2001, Keane's board held a special meeting to review the final terms of the merger agreement and related documents and to consider the approval of the merger agreement. Members of Keane's management reviewed with Keane's board the terms of the merger and the merger agreement. At the meeting, representatives of Morgan Stanley reviewed its financial analysis with respect to the possible combination of Keane and Metro, and then delivered the oral opinion of Morgan Stanley, later confirmed in writing, that the exchange ratio in the merger was fair to Keane from a financial point of view. Additionally, representatives of Hale and Dorr LLP, Keane's outside counsel, made a presentation regarding the significant terms of the merger agreement and the shareholder's agreement to be entered into between Keane and John H. Fain and reviewed with the board its fiduciary duties in connection with the proposed transaction. Keane's board, after considering the terms of the merger agreement and other related documents and the various presentations, unanimously approved the merger agreement and the related documentation. Keane's board then authorized Keane's management to execute the merger agreement and related agreements.

   On August 20, 2001, Metro's board held a special meeting to review the final terms of the merger agreement and related documents and to consider the approval of the merger agreement. Members of Metro's management reviewed with Metro's board the terms of the merger and the merger agreement. Metro's board also considered and discussed with Metro's management and Metro's legal and financial advisors the various strategic alternatives available to Metro, including the possibility of remaining independent. At the meeting, Baird presented an analysis of the financial terms of the merger, including a discussion of financial data and analyses used in evaluating the possible combination of Keane and Metro. After its presentation, Baird provided an oral opinion, later confirmed in writing, to the effect that, as of August 20, 2001 and based upon and subject to the various considerations set forth in its opinion, the exchange ratio in the merger was fair from a financial point of view to the holders of Metro common stock (other than Keane and its affiliates).

Additionally, representatives of Williams, Mullen, Clark & Dobbins, Metro's outside counsel, made a presentation regarding the significant terms of the merger agreement and the shareholder's agreement to be entered into between Keane and John H. Fain and reviewed with the board its fiduciary duties in connection with the proposed transaction. Metro's board, after considering the terms of the merger agreement and other related documents and the various presentations, unanimously approved the merger agreement and the related documentation, concluding that the consideration to be paid to Metro's shareholders in the merger was in the best interests of Metro and its shareholders. Metro's board then authorized Metro's management to execute the merger agreement and related agreements.

   On the evening of August 20, 2001, Metro, Keane and Keane's subsidiary, Veritas Acquisition Corp., executed the merger agreement and related agreements.

   On August 21, 2001, prior to the opening of business, Keane and Metro issued a joint press release announcing the merger.

Keane's Reasons for the Merger

   The Keane board of directors unanimously concluded that the merger was fair to, and in the best interests of, Keane and its stockholders. The decision of the board of directors was based on several potential benefits of the merger that it believes will contribute to Keane' success. These potential benefits include:

  . creating cross-selling opportunities and associated revenue growth by providing Keane with a larger and more diverse client base,

  . strengthening Keane's competitive position by combining Keane's and Metro's complementary service offerings,

  . leveraging Keane's fixed costs as a result of combining the infrastructure and management organizations of the two companies,

  . enhancing Keane's financial position in the long term and facilitating Keane's ability to complete future acquisitions in the long term, and

  . enhancing earnings as the acquisition of Metro is expected to be accretive to Keane's earnings.

   The Keane board of directors reviewed the following material factors in evaluating the merger:


  . historical information concerning Keane's and Metro's respective business focus, financial performance and condition, operations, technology and management,

  . Keane management's view of the financial condition, results of operations and business of Keane and Metro before and after giving effect to the merger and the determination by the Keane board of directors of the merger's effect on stockholder value,

  . current financial market conditions and historical stock market prices, volatility and trading information,

  . the consideration Keane will pay in the merger in light of comparable merger transactions,

  .  the terms of the merger agreement,

  .  the impact of the merger on Keane's clients, employees and stockholders,

  . results of the due diligence investigation conducted by Keane's management, accountants and counsel,

  . the expectation that the merger will be accounted for as a purchase transaction for accounting purposes, and

  . the financial presentation of Morgan Stanley, including Morgan Stanley's opinion to the Keane board as to the fairness, from a financial point of view and as of the date of the opinion, of the exchange ratio, as described below under the caption "--Opinion of Keane's Financial Advisor--Morgan Stanley & Co. Incorporated."

   During the course of its deliberations concerning the merger, the Keane board also identified and considered the following potentially negative factors that could materialize as a result of the merger:


  . the risk that the potential benefits sought in the merger might not be fully realized,

  . the possibility that the merger might not be completed, even if approved and adopted by Metro's shareholders,

  . the effect of the public announcement of the merger on Keane's and Metro's businesses, including their respective employees and clients,

  . the risk that the value to be received by Metro shareholders in the merger could increase significantly from that determined as of the date of the merger agreement due to the fixed exchange ratio used in the merger, thus increasing Keane's purchase price,

  . the effect of the public announcement of the merger on the price per share of Keane's common stock,

  . the impact of a slowing economy on the IT services business as a whole and on Metro's revenue specifically,

  . the difficulty of integrating Metro's branch offices and the distraction such integration may cause Keane's management, employees and clients,

  . the strain Keane's existing corporate structure may sustain due to the integration of Metro,

  . Keane's obligation to pay Metro a termination fee of $8,100,000, inclusive of Metro's expenses, in the event of a termination of the merger agreement for specified reasons,

  . the risks associated with obtaining the necessary approvals required to complete the merger, and

  . other applicable risks described in this proxy statement/prospectus under "Risk Factors" beginning on page 11.

   The Keane board concluded that these factors were outweighed by the potential benefits to be gained by the merger. In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, the Keane board did not find it useful to and did not attempt to quantify, rank or otherwise assign relative weights to these factors. In addition, the Keane board did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to the Keane board's ultimate determination, but rather the Keane board conducted an overall analysis of the factors described above, including thorough discussions with and questioning of Keane's management and legal, financial and accounting advisors. In considering the factors described above, individual members of the Keane board may have given different weight to different factors.

Metro's Reasons for the Merger

   Metro's board of directors unanimously approved and adopted the terms of the merger agreement and determined that the terms of the merger agreement are in the best interests of Metro and its shareholders. Accordingly, Metro's board has approved and adopted the merger agreement and the consummation of the merger and recommends that Metro shareholders vote FOR approval and adoption of the merger agreement. In reaching its decision, Metro's board of directors consulted with Metro's management and legal and financial advisors, and considered the following material factors:

  . The strategic fit between the services offered by Keane and those offered by Metro. Management of Metro believes that by combining Metro's primary services with those already offered by Keane, the combined company will be able to offer a broader range of solutions which clients want.

  . The ability of the combined entity to take advantage of a larger and more diverse client base. Keane has greater penetration of its sales force and clients than does Metro, which Metro's management expects will enable the combined company to make additional sales by cross selling to existing clients.

  . The premium over the value of Metro's business represented by the proposed consideration on the trading day prior to announcement of the transaction. The proposed consideration in the merger represented a premium of approximately 139% over the value of Metro's business on August 20, 2001, the last trading day prior to the announcement of the merger agreement.

  . The ability of Metro shareholders to participate in the potential for growth of the combined company following the merger. Metro shareholders will be able to retain their equity interest in the form of the Keane common stock that they will receive in the merger, and thereby participate in the potential growth of their investment following the merger.

  . The ability to provide Metro shareholders with greater liquidity for their investment. The widely-held nature of Keane's common stock will provide Metro shareholders with greater liquidity than is available to Metro shareholders with their Metro shares due to the larger trading volume of Keane's common stock.

   In the course of deliberations, the Metro board reviewed with Metro management and its legal and financial advisors the following additional factors relevant to the merger:


  . historical information concerning Keane's and Metro's respective businesses, financial performance and condition, operations, management and competitive position, including public reports concerning results of operations during the most recent fiscal year and fiscal quarters for each company filed with the Securities and Exchange Commission,

  . results of the due diligence investigation conducted by Metro's management, accountants and outside counsel,

  . Metro management's view of the financial condition, results of operations and businesses of Keane and Metro before and after giving effect to the merger based on management due diligence,

  .  the impact of the merger on Metro's management, employees and clients,

  . current financial market conditions and historical market prices, volatility and trading information with respect to Keane common stock and Metro common stock,

  . the terms of the merger agreement, including the parties' respective representations, warranties and covenants, the conditions to the parties' respective obligations, and the expected tax-free treatment of the exchange of Metro common stock for Keane common stock to Metro's shareholders,

  . Metro management's view as to the potential for other third parties to enter into strategic relationships with or to acquire Metro,

  .  the likelihood of consolidation in the IT services industry, and

  . the financial presentation of Baird, including Baird's opinion to the Metro board as to the fairness, from a financial point of view and as of the date of the opinion, of the exchange ratio, as described below under the caption "--Opinion of Metro's Financial Advisor--Robert W. Baird & Co. Incorporated."

   Metro's board of directors also considered the provisions of the merger agreement regarding Metro's rights to consider and negotiate other strategic transaction proposals, as well as the possible effects of the provisions regarding termination fees. Metro's board of directors considered various alternatives to the merger, including remaining as an independent company. Metro's board of directors believed that these factors, including its review of the terms of the merger agreement, supported the Metro board's recommendation of the merger, when viewed together with the risks and potential benefits of the merger.

   Metro's board of directors also identified and considered the following potentially negative factors in its deliberations concerning the merger:


  . the risk that the potential benefits sought in the merger might not be fully realized,

  . the risk that the value to be received by Metro shareholders in the merger could decline significantly from that determined as of the date of the merger agreement due to the fixed exchange ratio used in the merger,

  . Metro's obligation to pay Keane a termination fee of $8,100,000, inclusive of Keane's expenses, in the event of a termination of the merger agreement for specified reasons,

  . the impact of the loss of Metro's status as an independent company on its shareholders and employees and the loss of control over the future operations of the combined company after the merger,

  . the possibility that the merger may not be completed, even if approved and adopted by Metro's shareholders,

  . the possibility that the merger might not be completed and the potential adverse effect of the public announcement of the merger on Metro's significant clients and other key relationships,

  . Metro's ability to attract and retain key management, marketing and technical personnel,

  .  Metro's overall competitive position,

  . the risk that despite the efforts of the combined company, key professional and management personnel might choose not to remain employed by the combined company, and

  . the other risks described under "Risk Factors" starting on page 11 of this proxy statement/prospectus.

   Metro's board of directors believed that these risks were outweighed by the potential benefits of the merger. In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, the Metro board did not find it useful to and did not attempt to quantify, rank or otherwise assign relative weights to these factors. In addition, the Metro board did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to the Metro board's ultimate determination but rather the Metro board conducted an overall analysis of the factors described above, including thorough discussions with and questioning of Metro's management and legal, financial and accounting advisors. In considering the factors described above, individual members of the Metro board may have given different weight to different factors.

Recommendation of Metro's Board of Directors

   After careful consideration, Metro's board of directors determined the merger agreement to be in Metro's shareholders' best interests and declared the merger advisable. Metro's board of directors approved and adopted the merger agreement and recommends that the Metro shareholders vote in favor of the approval and adoption of the merger agreement. This recommendation by the Metro board of directors is unanimous. In considering the recommendation of the Metro board of directors with respect to the merger agreement, Metro shareholders should be aware that some directors and executive officers of Metro have interests in the merger that are different from, or are in addition to, the interests of Metro shareholders generally in the merger. Please see the section entitled "--Interests of Executive Officers and Directors of Metro in the Merger" on page 52 of this proxy statement/prospectus.

Opinion of Keane's Financial Advisor--Morgan Stanley & Co. Incorporated

   Pursuant to a letter dated as of January 8, 2001, as amended, Keane engaged Morgan Stanley to provide financial advisory services and a financial opinion in connection with the merger. Keane's board of directors selected Morgan Stanley to act as Keane's financial advisor based on Morgan Stanley's qualifications, expertise and reputation and its knowledge of the business and affairs of Keane and the industry in general.

   At the August 20, 2001 meeting of the Keane board of directors, Morgan Stanley rendered its oral opinion that, as of such date and based upon and subject to the various considerations set forth in its opinion, the exchange ratio in the merger agreement was fair from a financial point of view to Keane. Morgan Stanley delivered to the Keane board of directors a written opinion dated August 20, 2001 confirming its oral opinion.

   The full text of Morgan Stanley's opinion, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken, is attached as Annex D-1 to this proxy statement/prospectus and is incorporated by reference into this summary. The Morgan Stanley opinion is directed to the Keane board of directors and addresses only the fairness of the exchange ratio from a financial point of view to Keane as of the date of such opinion and does not address any other aspect of the merger. This summary of the Morgan Stanley opinion is qualified in its entirety by reference to the full text of the opinion attached as Annex D-1 to this proxy statement/prospectus.

   In arriving at its opinion, Morgan Stanley, among other things:

  . reviewed certain publicly available financial statements and other information of Keane and Metro, respectively,

  . reviewed the reported prices and trading activity for the Metro common stock and the Keane common stock,

  . reviewed certain internal financial statements and other financial and operating data concerning Metro and Keane, respectively,

  . discussed the past and current operations and financial condition and the prospects of Keane with senior executives of Keane,

  . discussed the past and current operations and financial condition and the prospects of Metro with senior executives of Metro,

  . reviewed certain publicly available equity research analyst projections on Metro and Keane, respectively,

  . compared the financial performance of Metro and Keane and the prices and trading activity of the Metro common stock and the Keane common stock with that of certain other comparable publicly traded companies and their securities,

  . discussed with the senior managements of Keane and Metro their estimates of the synergies and cost savings anticipated from the merger,

  . reviewed the pro forma impact of the merger on Keane's earnings per share, consolidated capitalization and financial ratios,

  . reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions,

  . participated in discussions and negotiations among representatives of Metro and Keane and their financial and legal advisors,

  .  reviewed the merger agreement and certain related documents, and

  . performed such other analyses and considered such other factors as Morgan Stanley deemed appropriate.

   In arriving at its opinion, Morgan Stanley assumed and relied upon, without independent verification, the accuracy and completeness of the information reviewed by it. With respect to the internal financial statements and prospects of Keane and Metro, including certain estimates of the strategic, financial and operational benefits anticipated from the merger, Morgan Stanley assumed that they were reasonably prepared on bases reflecting the best currently available judgments of the future financial performance of Keane and Metro. Morgan Stanley relied upon the assessment by the managements of Keane and Metro of their ability to retain key employees of Metro. Morgan Stanley also relied upon, without independent verification, the assessment by Keane management of Keane's technology services, the timing and risks associated with the integration of Metro with Keane and the validity of, and risks associated with, Keane's existing and future technology services. Keane did not place any limitation upon Morgan Stanley with respect to the procedures followed or factors considered by Morgan Stanley in rendering its opinion.


   In addition, Morgan Stanley assumed that the merger will be consummated in accordance with the terms set forth in the merger agreement, including that the merger will be treated as a tax-free reorganization and/or exchange, within the meaning of section 368(a) of the Internal Revenue Code of 1986. Morgan Stanley has not made any independent valuation or appraisal of the assets or liabilities of Metro or Keane, nor has it been furnished with any such appraisals. Morgan Stanley's opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Morgan Stanley as of, the date of its opinion. Subsequent developments may affect the opinion, and Morgan Stanley does not have any obligation to update, revise or reaffirm its opinion.


   The following is a brief summary of all material analyses performed by Morgan Stanley in connection with its oral and written opinion. Certain of these summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses used by Morgan Stanley, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses.

   Historical Common Stock Performance. Morgan Stanley's analysis of Metro's common stock performance consisted of an historical analysis of closing prices and trading volumes over the period from January 3, 2000 to August 16, 2001. During that period, based on closing prices on The Nasdaq National Market, the Metro common stock achieved a high closing price of $27.88 per share on January 10, 2000 and a low closing price of $3.50 per share on August 1, 2001. Additionally, Morgan Stanley noted that the Metro common stock closed at a price of $3.85 per share on August 16, 2001. Based on the closing stock prices of the Keane common stock and the Metro common stock as of August 16, 2001, and the exchange ratio, the implied consideration for the Metro common stock was approximately $8.87 per share.

   Comparative Stock Price Performance. Morgan Stanley performed historical analyses of closing prices of the Keane common stock, the Metro common stock, the Nasdaq index and an equally weighted index of traditional information technology (IT) services companies consisting of:

  .  American Management Systems, Inc.,

  .  Analysts International Corp.,

  .  Ciber, Inc.,

  .  Computer Horizons, Corp.,

  .  Computer Sciences Corp.,

  .  Computer Task Group, Inc.,

  .  Covansys Corp.,

  .  Electronic Data Systems, Corp.,

  .  Renaissance Worldwide, Inc., and

  .  Technology Solutions Company.

Morgan Stanley compared the performance of such companies and indices to the performance of Keane's common stock and Metro's common stock during such period. Morgan Stanley observed that over the period from January 3, 2000 to August 16, 2001, the traditional IT services company index decreased 36%, Metro's common stock decreased 84%, the Nasdaq index decreased 53%, and Keane's common stock decreased 40%.

   Comparable Public Company Analysis. As part of its analysis, Morgan Stanley compared certain publicly available financial information of certain traditional IT services companies as listed below:

   Comparable IT Services Companies

  .  Analysts International Corp.
  .  Ciber, Inc.
  .  Cognizant Technology Solutions, Corp.
  .  Computer Horizons, Corp.
  .  Covansys, Corp.
  .  Keane
  .  Metro

   While noting that none of the comparable public companies listed above are exactly identical to Keane or Metro, Morgan Stanley compared the financial information of those companies to the financial performance of Keane and Metro. Such information included the stock trading price divided by the 2002 earnings per share, or EPS, estimate adjusted for a calendar year end, or the 2002E price/earnings multiple, and aggregate value/2002 estimated sales ratio. The EPS estimates were derived from I/B/E/S International median EPS estimates, while the sales estimates were derived from selected equity research analyst reports. Morgan Stanley research was used for all Keane estimates. For the Metro 2002 estimated financials, Morgan Stanley used the First Call earnings per share estimates of $0.20 and $0.40, representing the low and high 2002 estimates, which are referred to in this summary as "adjusted First Call low" and "adjusted First Call high," respectively, derived by First Call and other publicly available financial information, adjusted based on discussions with Metro management. In order to calculate the acquisition multiples paid by Keane for Metro, Morgan Stanley added $15.0 million in pretax operating cost synergies, tax-affected at the appropriate rate, to the Metro 2002 EPS, based on guidance from Keane and Metro management, respectively, regarding their estimates of the financial and operational benefits anticipated from the merger.

   The following table presents, as of August 16, 2001, the 2002E price/earnings multiples and 2002E aggregate value/sales ratio for the comparable traditional IT services companies:

                                    2002E Price/Earnings 2002E Aggregate Value/
   Companies                              Multiple            Sales Ratio
   ---------                        -------------------- ----------------------
   .  Analysts International,
      Corp........................         13.9x                  0.3x
   .  Ciber, Inc..................         17.0x                  0.6x
   .  Cognizant Technology
      Solutions, Corp.............         27.2x                  3.1x
   .  Computer Horizons, Corp.....         14.9x                  0.2x
   .  Covansys, Corp..............         34.7x                  0.8x
   .  Keane.......................         28.4x                  1.3x
   .   Metro stand alone (adjusted
      First Call high/low)........       18.9x/9.6x            0.5x/0.5x
   .  Metro acquisition multiples
      w/synergies
      (adjusted First Call
      high/low)...................       11.4x/9.1x           0.77x/0.85x

   Morgan Stanley noted that the Metro acquisition multiples paid were in line with trading multiples of comparable public companies within the IT services sector.

   No company utilized in the comparable company comparison analysis is identical to Keane or Metro. In evaluating the peer group, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Keane or Metro. These other matters include the impact of competition on the business of Keane or Metro and the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of Keane or Metro or in the industry or financial markets in general. Mathematical analysis, such as determining the average or median, is not in itself a meaningful method of using peer group data.

   Exchange Ratio Analysis. Morgan Stanley analyzed the ratios of the closing prices of the Metro common stock divided by the corresponding prices of Keane common stock over various periods during the period from January 3, 2000 to August 16, 2001. Morgan Stanley observed the following implied exchange ratios, implied equity value premiums and aggregate value premiums over various periods ending on August 16, 2001 and as of August 16, 2001:

                                                               Implied Aggregate
   Period Ending August 16,   Average Implied  Implied Equity  Value Premium to
   2001                       Exchange Ratio  Premium to 0.48x       0.48x
   ------------------------   --------------- ---------------- -----------------
   January 3, 2000-August
    16, 2001...............        0.48x              1%              --
   Prior 180 Days..........        0.39x             23%              --
   Prior 90 Days...........        0.25x             91%              --
   Prior 30 Days...........        0.21x            133%              --
   As of August 16, 2001...        0.21x            130%               58%

   Morgan Stanley noted that the exchange ratio of 0.48x paid by Keane is equal to the average exchange ratio between the Keane and Metro stock prices since January 3, 2000.

   Pro Forma Contribution Analysis. Morgan Stanley analyzed the pro forma financial contribution of each of Keane and Metro to the combined company. Such analysis included relative contributions, adjusted for leverage, of net revenue, gross profit, earnings before interest, tax, depreciation and amortization (EBITDA) and net income at various projected time periods. For the 2001 Metro financials, Morgan Stanley used an average of equity research analyst estimates for fiscal year 2001. For 2002, Morgan Stanley used the adjusted First Call low and adjusted First Call high cases described earlier. The following table presents the implied Metro offer price based on the relative contribution of Metro's revenues, gross profit, EBITDA and net income to Keane:

                                                 Implied Metro Offer Price
                                            ------------------------------------
                                                            2002E
                                            ----- --------------------------
                                                   Adjust First Adjust First
                                            2001E   Call Low     Call High
                                            ----- ------------- ------------
   Revenues................................  $19       $15          $17
   Gross Profit............................   17        13           15
   EBITDA..................................   18        11           16
   Net Income..............................    9         5           11

   The implied offer prices in the above table did not take into account any estimates by the management of Metro or Keane, respectively, of the synergies or cost savings anticipated from the merger, nor did they take into account any accounting adjustments or potential changes in capital structure as a result of the merger. Morgan Stanley noted that, the offer price of $8.87 for Metro is significantly below what would be implied on a relative contribution basis.

   Analysis of Selected Precedent Transactions. Morgan Stanley reviewed a number of recent related transactions in the traditional IT services industry that consisted of the following:

Announcement
Date                     Acquiree                              Acquirer
------------             --------                              --------
8/99.................... . International Network Services      . Lucent Technologies, Inc.
8/99.................... . i-Cube                              . Razorfish, Inc.
12/99................... . USWeb/CKS                           . Whittman-Hart
3/00.................... . Metamor Worldwide, Inc.             . PSINet, Inc.
9/00.................... . Cluster Consulting Group            . Diamond Technology Partners, Inc.
10/00................... . Convergent Group, Corp.             . Schlumberger Technology Corp.
3/01.................... . Cambridge Technology Partners, Inc. . Novell, Inc.
4/01.................... . Mainspring, Inc.                    . IBM, Corp.
4/01.................... . Proxicom, Inc.                      . Dimension Data Holdings, PLC

   The information analyzed by Morgan Stanley for the precedent transactions included aggregate value to next-twelve-months revenues, based on research analysts' estimates of forward operating performances. The following table represents the high and low of the aggregate value/next twelve months revenues for the selected precedent transactions:

                                         Aggregate Value/
                                           Next Twelve
                                         Months Revenues
                                         ----------------
            Precedent Transactions
              High......................       9.4
              Low.......................       0.3

   Morgan Stanley noted that the multiple of 2002 estimated revenues paid for Metro, ranging from 0.77x to 0.85x, was below that paid for other similar IT services transactions. However, no transaction utilized as a comparison in the precedent transactions analysis is identical to the merger. In evaluating the precedent transactions, Morgan Stanley made judgments and assumptions regarding industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Keane or Metro, such as the impact of competition on Keane or Metro and the industry generally, industry growth and the absence of any material adverse change in the financial condition and prospects of Keane or Metro or the industry or in the financial markets in general. Mathematical analysis such as determining the average or median is not in itself a meaningful method of using comparable transaction data.

   Discounted Equity Value Analysis. Morgan Stanley analyzed the value per share of Metro by calculating the Metro stock price in 2004 by estimating the 2005 earnings per share, applying a price to earnings ratio and discounting that figure back to August 2001. Morgan Stanley used a discount rate range of 8.0% to 16.0% and a price/earnings ratio range of 12.5x to 17.5x. 2005 expected earnings per share were derived by using the 2003 earnings per share estimates for each adjusted First Call high and low cases (described below) and using an annual rate of growth of 15%, representing the First Call long-term growth rate.

   The following table presents the high and low of the discounted Metro stock price based on various price to earnings ratios and discount rates:

                                                 Implied Metro Stock Price
                                             ----------------------------------
                                             Without Synergies  With Synergies
                                             ------------------ ---------------
                                               Low      High     Low     High
                                             -------- --------- ------- -------
   Low...................................... $      2 $      5  $     7 $    10
   High.....................................        4        9       13      17

   Pro Forma Analysis of the Merger. Morgan Stanley analyzed the pro forma impact of the merger on EPS for Keane for the estimated fiscal years 2002 and 2003. The pro forma results were calculated as if the merger had closed at the beginning of Keane's fiscal 2001 fourth quarter, and were based on estimated earnings derived from Morgan Stanley research estimates for Keane and adjusted First Call low and high estimates for Metro as described under Pro Forma Contribution Analysis. In deriving 2003 estimates for Metro, Morgan Stanley used the First Call long-term growth rate of 15% for Metro and applied it to the 2002 adjusted First Call low and adjusted First Call high EPS. Morgan Stanley then derived an income statement for Metro based on those EPS figures. Morgan Stanley 2002 and 2003 research analyst estimates were used for Keane's financials.

   The following table presents the pro forma 2002 and 2003 estimated Keane EPS and accretion/(dilution) based on a range of pretax operating synergies at an exchange ratio of 0.48x:

                                                 Pro Forma 2002E Keane EPS
                                           -------------------------------------
                                             Adjusted First     Adjusted First
                                                Call Low          Call High
                                           ------------------ ------------------
Pretax Synergies                           $ EPS % Accr./Dil. $ EPS % Accr./Dil.
----------------                           ----- ------------ ----- ------------
No Synergies.............................. $0.63     (2.6)%   $0.68      3.8%
$10MM Syn................................. $0.71      9.0%    $0.75     15.3%
$15MM Syn................................. $0.75     14.8%    $0.79     21.1%
$20MM Syn................................. $0.78     20.5%    $0.83     26.8%

                                                 Pro Forma 2003E Keane EPS
                                           -------------------------------------
                                             Adjusted First     Adjusted First
                                                Call Low          Call High
                                           ------------------ ------------------
Pretax Synergies                           $ EPS % Accr./Dil. $ EPS % Accr./Dil.
----------------                           ----- ------------ ----- ------------
No Synergies.............................. $0.79     (3.4)%   $0.84      2.4%
$10MM Syn................................. $0.86      5.7%    $0.91     11.4%
$15MM Syn................................. $0.90     10.2%    $0.95     15.9%
$20MM Syn................................. $0.94     14.7%    $0.98     20.4%

   Morgan Stanley noted that, with approximately $15.0 million in pretax annual synergies, based on United States generally accepted accounting principles, the merger would be meaningfully accretive to Keane's earnings per share in fiscal years 2002 and 2003 under both the adjusted First Call low case and the adjusted First Call high case.

   The preparation of a fairness opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any particular analysis or factor considered by it. Furthermore, Morgan Stanley believes that selecting any portion of Morgan Stanley's analyses, without considering all its analyses, would create an incomplete view of the process underlying its opinion. In addition, Morgan Stanley may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting from any particular analysis described above should not be taken to be Morgan Stanley's view of the actual value of Keane or Metro.

   In performing its analysis, Morgan Stanley made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Keane or Metro. Any estimates contained in the analyses performed by Morgan Stanley are not necessarily indicative of actual values, which may be significantly more or less favorable than those suggested by such analyses. Such analyses were prepared solely as a part of Morgan Stanley's analysis of the fairness from a financial point of view of the exchange ratio in the merger agreement and were provided to the Keane board of directors in connection with the delivery of its opinion to Keane. The analyses do not purport to be appraisals of value or to reflect the prices at which Keane or Metro might actually be sold. In addition, as described above, Morgan Stanley's opinion was one of the many factors taken into consideration by the Keane board of directors in making its determination to approve the merger. The exchange ratio in the merger agreement was determined through arm's-length negotiations between Keane and Metro and was approved by the Keane board of directors. Consequently, the Morgan Stanley analyses as described above should not be viewed as determinative of the opinion of the Keane board of directors with respect to the value of Keane or of whether the Keane board of directors would have been willing to agree to different consideration.

   Morgan Stanley is an internationally recognized investment banking and advisory firm. Morgan Stanley, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate, estate planning and other purposes. Morgan Stanley may continue to provide investment banking services to the combined entity in the future. In the ordinary course of its trading, brokerage and financing activities, Morgan Stanley and its affiliates may, at any time, have a long or short position in, and buy and sell the debt or equity securities and senior loans of, Keane or Metro for its account or the account of its customers. Morgan Stanley and its affiliates have, in the past, provided financial advisory and financing services to Keane and its affiliates and have received fees for the rendering of such services.

   Pursuant to an engagement letter dated as of January 8, 2001, as amended, Morgan Stanley provided financial advisory services and a financial fairness opinion in connection with the merger, and Keane agreed to pay Morgan Stanley a $4.0 million fee if the merger is completed. Keane also agreed to reimburse Morgan Stanley for up to $50,000 of expenses incurred by Morgan Stanley in performing its services. In addition, Keane has also agreed to indemnify Morgan Stanley and its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Morgan Stanley or any of its affiliates against certain liabilities and expenses, including liabilities under the federal securities laws, related to or arising out of Morgan Stanley's engagement and any related transactions.

Opinion of Metro's Financial Advisor--Robert W. Baird & Co. Incorporated

   On May 21, 2001, Metro retained Baird to act as its financial advisor in connection with the merger and to render Baird's opinion as to the fairness, from a financial point of view, of the exchange ratio to the holders of Metro common stock (other than Keane and its affiliates). On August 20, 2001, Baird rendered its opinion to the board of directors of Metro to the effect that, as of August 20, 2001 and based upon and subject to the various considerations described in the opinion, the exchange ratio of 0.48 was fair, from a financial point of view, to the holders of Metro common stock (other than Keane and its affiliates).

   The full text of Baird's opinion, dated August 20, 2001, which describes the assumptions made, general procedures followed, matters considered and limitations on the scope of review undertaken by Baird in rendering its opinion, is attached as Annex D-2 to this proxy statement/prospectus and is incorporated into this summary by reference. Baird's opinion is directed only to the fairness, as of the date of the opinion and from a financial point of view, of the exchange ratio to the holders of Metro common stock (other than Keane and its affiliates) and does not constitute a recommendation to you as to how you should vote with respect to the merger agreement. The summary of Baird's opinion set forth below is qualified in its entirety by reference to the full text of the opinion attached as Annex D-2 to this proxy statement/prospectus. Metro shareholders are urged to read the opinion carefully in its entirety.

   In conducting its investigation and analysis and in arriving at its opinion, Baird reviewed information and took into account financial and economic factors it deemed relevant under the circumstances. In rendering its opinion, Baird, among other things (such as general economic factors and financial studies):

  . reviewed certain internal information, primarily financial in nature, including projections, concerning the business and operations of Metro furnished to Baird for purposes of its analysis, as well as publicly available information including but not limited to Metro's recent filings with the Securities and Exchange Commission and equity analyst research reports prepared by various investment banking firms, including Baird,

  . reviewed certain internal information, primarily financial in nature, concerning the business and operations of Keane furnished to Baird for its analysis, as well as publicly available information including but not limited to Keane's recent filings with the Securities and Exchange Commission and equity research reports prepared by various investment banking firms, including Baird,

  . reviewed the merger agreement in the form presented to Metro's board of directors,

  . compared the historical market prices and trading activity of Metro's and Keane's common stock with those of certain other publicly traded companies Baird deemed relevant,

  . compared the financial position and operating results of Metro and Keane with those of other publicly traded companies Baird deemed relevant,

  . compared the proposed financial terms of the merger with the financial terms of certain other business combinations Baird deemed relevant, and

  .  reviewed certain potential pro forma effects of the merger.

   Baird held discussions with members of Metro's and Keane's respective senior managements concerning Metro's and Keane's historical and current financial condition and operating results, as well as the future prospects of Metro and Keane, respectively. Baird also considered other information, financial studies, analyses and investigations and financial, economic and market data which Baird deemed relevant for the preparation of its opinion. Baird was not asked to, and did not, solicit third-party indications of interest in acquiring all or any part of Metro. Metro and Keane determined the exchange ratio in arm's-length negotiations. Metro did not place any limitation upon Baird with respect to the procedures followed or factors considered by Baird in rendering its opinion.

   In arriving at its opinion, Baird assumed and relied upon the accuracy and completeness of all of the financial and other information that was publicly available or provided to Baird by or on behalf of Metro and Keane. Baird was not engaged to independently verify any of this information. Baird assumed, with Metro's consent, that:

  . all material assets and liabilities (contingent or otherwise, known or unknown) of Metro and Keane were as set forth in their respective financial statements,

  . the merger will be accounted for under the purchase method according to generally accepted accounting principles, and

  . the merger will be consummated in accordance with the terms set forth in the merger agreement, without any amendment thereto and without waiver by Metro or Keane of any of the conditions to their respective obligations under the merger agreement.

   Baird also assumed that the financial projections prepared by Metro's senior management concerning Metro's financial performance were reasonably prepared on bases reflecting the best available estimates and good faith judgments as to future performance of Metro. At the direction of Metro, Baird relied on a certain published research analyst report prepared by a major investment banking firm for estimates of Keane's projected financial performance, and excluded transaction expenses from its analyses. In conducting its review, Baird did not undertake nor obtain an independent evaluation or appraisal of any of the assets or liabilities, contingent or otherwise, of Metro or Keane nor did it make a physical inspection of the properties or facilities of Metro or Keane. Baird's opinion necessarily was based upon economic, monetary and market conditions as they existed and could be evaluated on the date of its opinion, and did not predict or take into account any changes which may occur, or information which may become available, after the date of the opinion. Subsequent developments may affect the opinion, and Baird does not have any obligation to update, revise or reaffirm its opinion. Furthermore, Baird expressed no opinion as to the prices or trading ranges at which any of Metro's or Keane's securities (including Metro common stock and Keane common stock) will trade following the date of Baird's opinion.


   The following is a summary of the material financial analyses performed by Baird in connection with rendering its opinion. Each of the following tables is qualified in its entirety by reference to the other disclosure contained in this section and to Baird's opinion attached as Annex D-2 to this proxy statement/prospectus.

   Analysis of Metro Implied Merger Multiples. Baird calculated the "implied equity value per share" reflected by the terms of the merger to be $8.64 for each share of Metro common stock. The implied equity value per share was obtained by multiplying the exchange ratio of 0.48 by the closing price per share of Keane common stock of $18.00 on August 17, 2001. Baird calculated the "implied total equity value" and "implied enterprise value" of Metro as a result of the merger to be $134.1 million and $202.1 million, respectively. The implied total equity value for Metro was obtained by multiplying the implied equity value per share by the total number of common shares outstanding, plus shares issuable upon exercise of stock options and shares issuable under Metro's employee stock purchase plan, less net proceeds from the exercise of these stock options. The implied enterprise value for Metro was obtained by adding Metro's outstanding total debt to and subtracting Metro's cash and cash equivalents balances (as of August 17, 2001, as provided by Metro management) from, the implied total equity value.

   In performing its analysis, Baird used, among other items, operating statistics exclusive of non-recurring items, for Metro's latest twelve months, or LTM, ended June 30, 2001. Baird calculated multiples of the implied enterprise value to Metro's LTM revenues, LTM earnings before interest, taxes, depreciation and amortization, or LTM EBITDA, and LTM earnings before interest and taxes, or LTM EBIT. Baird also calculated multiples of the implied total equity value to Metro's LTM net income and LTM EPS as well as projected calendar 2001 and 2002 cash EPS, per the Metro projections. Cash EPS is obtained by adding to EPS the per share value of goodwill amortization, adjusted for taxes. The table below summarizes the results of this analysis and is qualified in its entirety by reference to other disclosures contained in this section and Baird's opinion attached as Annex D-2 to this proxy statement/prospectus.


                                                                   Metro Implied
                                                                      Merger
                                                                     Multiples
                                                                   -------------
   Implied Enterprise Value to LTM Revenues.......................      0.7x
   Implied Enterprise Value to LTM EBITDA.........................      8.9
   Implied Enterprise Value to LTM EBIT...........................     14.1
   Implied Equity Value to LTM Net Income.........................     30.0
   Implied Equity Value to LTM EPS................................     29.4
   Implied Equity Value to Calendar 2001 Cash EPS.................     34.9
   Implied Equity Value to Calendar 2002 Cash EPS.................     19.6


   Analysis of Metro's Valuation Premiums. Baird compared the premium to holders of Metro common stock represented by the implied equity value per share of $8.64 to the closing prices for Metro common stock on August 17, 2001 and on the dates one month, two months, three months, six months and one year prior to August 17, 2001, as well as to the 52-week high and low closing prices. Baird calculated that the implied equity value per share represented the following premiums to holders of Metro common stock:

  . a premium of 139.9% over the closing price for the Metro common stock on August 17, 2001,

  . a premium of 133.5% over the closing price for Metro common stock one month prior thereto,

  . a premium of 92.9% over the closing price for Metro common stock two months prior thereto,

  . a premium of 57.1% over the closing price for Metro common stock three months prior thereto,

  . a premium of 7.2% over the closing price for Metro common stock six months prior thereto,

  . a premium of 31.7% over the closing price for Metro common stock one-year prior thereto,

  . a premium of 0.2% over the 52-week high closing price for Metro common stock, and

  . a premium of 146.9% over the 52-week low closing price for Metro common stock.

   Baird noted that the premiums over the implied equity value per share relative to Metro's common stock price over certain historical time periods were influenced by the significant volatility and price declines experienced recently in the equity capital markets in general and for information technology service companies in particular.

   Analysis of Selected Publicly Traded Metro Comparable Companies. Baird reviewed certain publicly available financial information as of the most recently reported period and stock market information as of August 17, 2001 for nine publicly traded companies that Baird deemed relevant. The group of selected publicly traded information technology services companies is listed below:

  .  Analysts International Corporation      .  Kforce Inc.
  .  CIBER, Inc.                             .  Modis Professional Services,
  .  Computer Horizons Corp.                    Inc.
  .  Computer Task Group, Incorporated       .  Syntel, Inc.
  .  Hall, Kinion & Associates, Inc.         .  Spherion Corporation

   Baird selected these companies based on its review of publicly traded companies that possessed general business, operating and financial characteristics representative of companies in the industry in which Metro operates. Baird noted that none of the companies reviewed is identical to Metro and that, accordingly, the analysis of these companies necessarily involves complex considerations and judgments concerning differences in the business, financial and operating characteristics of each company and other factors that affect the market values of these companies.

   For each selected company, Baird calculated the equity value by multiplying the closing stock price of each company as of August 17, 2001, by the total number of outstanding shares on a fully diluted basis. In addition, Baird calculated enterprise value for each selected company by adding the book value of outstanding total debt, preferred stock and minority interests to, and subtracting cash and cash equivalents from, equity value. Baird then calculated multiples of enterprise value to each selected company's LTM revenues, LTM EBITDA and LTM EBIT, exclusive of non-recurring items, as of the most recently reported period. Baird also calculated multiples of each selected company's equity value per share to each selected company's LTM EPS, projected 2001 cash EPS and projected 2002 cash EPS, exclusive of non-recurring items. Projected 2001 and projected 2002 cash EPS for the selected companies were based on publicly available investment banking research reports. Baird then compared the trading multiples for the selected companies to relevant Metro implied merger multiples, as implied in the proposed merger, based on Metro's operating results for the LTM period ended June 30, 2001, and projected calendar 2001 and calendar 2002. The table below summarizes the results of the analysis and is qualified in its entirety by reference to the other disclosures contained in this section and Annex D-2 to this proxy statement/prospectus.


                                                       Selected Metro Public
                                               Metro      Company Trading
                                              Implied        Multiples
                                              Merger   -----------------------
                                             Multiples Low   Median Mean  High
                                             --------- ----  ------ ----  ----
   Enterprise Value to LTM Revenues.........    0.7x    0.2x   0.3x  0.5x  1.9x
   Enterprise Value to LTM EBITDA...........    8.9     3.9    7.4   7.4  10.4
   Enterprise Value to LTM EBIT.............   14.1     9.1   11.5  14.1  23.6
   Equity Value to LTM EPS..................   29.4     4.9   28.4  26.6  45.0
   Equity Value to Calendar 2001 Cash EPS...   34.9    14.5   18.9  22.0  30.9
   Equity Value to Calendar 2002 Cash EPS...   19.6    10.0   15.0  16.2  25.6


   Baird noted that the Metro implied merger multiples were generally within or above the range of the corresponding multiples for the selected publicly traded comparable companies.

   Based on the public company trading multiples, Baird analyzed the resulting implied exchange ratios derived from applying the selected public comparable company valuation multiples to Metro's LTM revenues, LTM EBITDA, LTM EBIT, LTM EPS, projected 2001 cash EPS and projected 2002 cash EPS. The table below summarizes the results of the analysis and is qualified in its entirety by reference to the other disclosures contained in this section and Annex D-2 to this proxy statement/prospectus.

                                                         Implied Exchange
                                                               Ratio
                                                       -----------------------
                                                       Low   Median Mean  High
                                                       ----  ------ ----  ----
   LTM Revenues.......................................  N/M   0.04x 0.28x 1.86x
   LTM EBITDA......................................... 0.07x  0.36  0.36  0.61
   LTM EBIT........................................... 0.22   0.35  0.48  0.97
   LTM EPS............................................ 0.08   0.46  0.44  0.73
   Calendar 2001 Cash EPS............................. 0.20   0.26  0.30  0.43
   Calendar 2002 Cash EPS............................. 0.25   0.37  0.40  0.63

   Analysis of Selected Comparable Acquisition Transactions. Baird reviewed certain publicly available financial information for 19 selected acquisition transactions, which Baird deemed relevant. The 19 transactions reviewed were (acquiror/target company):

  .  Management Group/Renaissance Worldwide, Inc.

  .  CIBER, Inc./Aris Corporation

  .  Novell, Inc./Cambridge Technology Partners, Inc.

  .  ICICI, Ltd./Command Systems, Inc.

  .  Computer Sciences Corporation/Mynd Corp.

  .  Charlesbank Equity Fund V/Intellimark

  .  Vedior NV/Acsys, Inc.

  .  Leapnet, Inc./SPR Inc.

  .  Analysts International Corporation./Sequoia NET.com

  .  Computer Sciences Corporation/Nichols Research Corporation

  .  Vedior NV/Select Appointments Holdings plc

  .  GTCR-First Union Capital Partners/Metamor Worldwide, Inc.

  .  MSX International/Chelsea Computer Consultants

  .  Compuware Corporation/Data Processing Resources Corporation

  .  Getronics NV/Wang Laboratories

  .  Computer Associates International, Inc./Computer Management Sciences,
     Inc.

  .  TMP Worldwide, Inc./Morgan & Banks Limited

  .  First Consulting Group, Inc./Integrated Systems Consulting Group, Inc.

  .  Kforce Inc./Source Services Corp.

   Baird selected these transactions based on its review of acquisition transactions that possessed general business, operating and financial characteristics representative of companies in the industry in which Metro operates. Baird noted that none of the selected transactions reviewed was identical to the merger. Accordingly, Baird noted that the analysis of comparable transactions necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of Metro and other factors that would affect the acquisition value of comparable transactions including, among other factors, the general market conditions prevailing in the equity capital markets at the time of that transaction.

   For each selected transaction, Baird calculated the multiples of enterprise value to each company's LTM revenues, LTM EBITDA and LTM EBIT, exclusive of non-recurring items, and calculated multiples of equity value to LTM net income, exclusive of non-recurring items. Baird then compared those multiples to the relevant Metro multiples implied in the merger based on Metro's operating results for the LTM period ended June 30, 2001. The tables below summarize the results of these analyses and are qualified in their entirety by reference to the other disclosures contained in this section and Annex D-2 to this proxy statement/prospectus.


                                                Metro   Selected Acquisition
                                               Implied        Multiples
                                               Merger   -----------------------
                                              Multiples Low   Median Mean  High
                                              --------- ----  ------ ----  ----
   Enterprise Value to LTM Revenues..........    0.7x    0.1x   0.8x  0.8x  2.2x
   Enterprise Value to LTM EBITDA............    8.9     4.1   10.1  10.9  21.9
   Enterprise Value to LTM EBIT..............   14.1     6.0   14.7  14.9  24.5
   Equity Value to LTM Net Income............   30.0    12.1   28.1  26.7  36.8


   Baird noted that the Metro implied merger multiples were generally within or above the range of the corresponding multiples for the selected comparable acquisition transactions.


   Based on implied selected acquisition multiples, Baird analyzed the resulting implied exchange ratios derived from applying the selected comparable company valuation multiples to Metro's LTM revenues, LTM EBITDA, LTM EBIT, and LTM net income. The table below summarizes the results of the analysis and is qualified in its entirety by reference to the other disclosures contained in this section and Annex D-2 to this proxy statement/prospectus.

                                                          Implied Exchange
                                                                Ratio
                                                        -----------------------
                                                        Low   Median Mean  High
                                                        ----  ------ ----  ----
   LTM Revenues........................................  N/M   0.64x 0.66x 2.11x
   LTM EBITDA.......................................... 0.09x  0.58  0.65  1.55
   LTM EBIT............................................ 0.07   0.51  0.52  1.01
   LTM Net Income...................................... 0.19   0.45  0.43  0.59

   Baird also calculated the premiums paid for the equity in these transactions over the public market value of the equity at various times prior to the announcement of these transactions. Baird then compared those premiums to the relevant Metro premiums implied in the merger based on Metro's closing price one day, seven days, one month and three months prior to August 17, 2001. The tables below summarize the results of these analyses and are qualified in their entirety by reference to the other disclosures contained in this section and Annex D-2 to this proxy statement/prospectus.

                                               Metro    Selected Acquisition
                                              Implied         Premiums
                                               Merger  ------------------------
                                              Premiums Low   Median Mean  High
                                              -------- ----  ------ ----  -----
   One-Day premium...........................  139.9%   6.7%  31.0% 53.0% 266.7%
   Seven-Day premium.........................  140.0    8.8   38.8  55.3  230.0
   One-Month premium.........................  133.5   10.8   39.0  65.8  243.8
   Three-Month premium.......................   57.1    4.3   64.3  72.4  207.7

   Baird noted that the Metro implied merger premiums were generally within or above the range of the corresponding premiums for the selected comparable acquisition transactions.

   Discounted Cash Flow Analysis. Baird performed a discounted cash flow analysis of Metro on a stand- alone basis using the Metro projections for calendar years 2001 through 2005, without taking into account any potential cost savings and synergies which may be realized following the merger. In that analysis, Baird assumed terminal value multiples of 8.0x to 10.0x EBITDA in calendar year 2005 and discount rates of 14.0% to 16.0%, which represented the estimated weighted average cost of capital for Metro. That analysis produced implied exchange ratios of 0.35x to 0.51x.

   Pro Forma Merger Analysis. Baird prepared a pro forma analysis of the financial impact of the merger. Baird compared the cash EPS of Keane common stock, on a stand-alone basis, to the cash EPS of the common stock of the combined company on a pro forma basis for calendar year 2001 and calendar year 2002, per the Metro projections and the Keane projections. The analysis, assuming no transaction-related expenses, cost savings or synergies, indicated that the proposed transaction would be accretive to Keane shareholders on a cash EPS basis in calendar 2001 and calendar 2002. The results of the pro forma merger analysis are not necessarily indicative of future operating results or financial position. The actual results achieved by the combined company may vary from the projected results and the variations may be material.

   Implied Exchange Ratio Analysis. Baird performed an analysis of the historical trading ratio between Metro common stock and Keane common stock based on the closing market price per share of Metro common stock relative to the closing market price per share of Keane common stock for each trading day for the latest twelve-month period ended August 17, 2001. This analysis yielded a trading ratio of 0.20x on August 17, 2001 and an average historical trading ratio of 0.20x over the prior one-month period, 0.22x over the prior three-month period, 0.33x over the prior six-month period and 0.40x over the latest twelve months.

   Analysis of Selected Publicly Traded Keane Comparable Companies. In order to assess the relative public market valuation of the Keane common stock to be used by Keane in exchange for Metro common stock, Baird reviewed certain publicly available financial information as of the most recently reported period and stock market information as of August 17, 2001 for 11 publicly traded companies that Baird deemed relevant. The group of selected publicly traded companies is listed below:

  .  American Management Systems,          .  Electronic Data Systems
     Incorporated                             Corporation
  .  CIBER, Inc.                           .  KPMG Consulting, Inc.
  .  Computer Sciences Corporation         .  PEC Solutions, Inc.
  .  Cognizant Technology Solutions        .  Sapient Corporation
     Corporation                           .  Systems & Computer Technology
  .  Convansys Corporation                    Corporation
  .  DiamondCluster International,
     Inc.

   Baird chose these companies based on its review of publicly traded companies that possessed general business, operating and financial characteristics representative of companies in the industry in which Keane operates. Baird noted that none of the companies reviewed are identical to Keane and that, accordingly, the analysis of these companies necessarily involves complex considerations and judgments concerning differences in the business, financial and operating characteristics of each company and other factors that affect the market values of these companies.

   For each selected company, Baird calculated the equity value by multiplying the closing stock price of each company as of August 17, 2001, by the total number of outstanding shares on a fully diluted basis. In addition, Baird calculated enterprise value for each selected company by adding the book value of outstanding total debt, preferred stock and minority interests to, and subtracting cash and cash equivalents from, equity value. Baird then calculated multiples of enterprise value to each selected company's LTM revenues, LTM EBITDA and LTM EBIT, exclusive of non-recurring items, as of the most recently reported period. Baird also calculated multiples of each selected company's equity value per share to each selected company's LTM EPS, projected 2001 EPS and projected 2002 EPS, exclusive of non-recurring items. Projected 2001 and projected 2002 EPS for the selected companies was based on publicly available investment banking research reports. Baird then compared the trading multiples for the selected companies to relevant Keane trading multiples based on Keane's operating results for the LTM period ended June 30, 2001, and projected calendar 2001 and calendar 2002, per the Keane projections. The table below summarizes the results of the analysis and is qualified in its entirety by reference to the other disclosures contained in this section and Annex D-2 to this proxy statement/prospectus.


                                                        Selected Keane Public
                                                           Company Trading
                                                              Multiples
                                                Keane   -----------------------
                                              Multiples Low   Median Mean  High
                                              --------- ----  ------ ----  ----
Enterprise Value to LTM Revenues.............    1.3x    0.6x   0.8x  1.8x  6.9x
Enterprise Value to LTM EBITDA...............   16.6     5.0    9.9  14.3  35.3
Enterprise Value to LTM EBIT.................   28.9     7.2   20.2  20.5  38.8
Equity Value to LTM EPS......................   47.7    13.0   31.7  33.3  53.0
Equity Value to Calendar 2001 EPS............   47.4    13.1   20.5  24.8  41.6
Equity Value to Calendar 2002 EPS............   34.0    11.1   23.5  33.2  95.6


   The foregoing is only a summary of the analyses performed by Baird and does not purport to be a complete description of its presentation to Metro's board of directors. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analyses or summary description. Baird believes that its analyses and the summary set forth above must be considered as a whole and that selecting portions of those analyses and of the factors considered by Baird, without considering all analyses and factors, would create an incomplete view of the processes underlying its opinion. Baird did not attempt to assign specific weights to particular analyses. Any estimates contained in Baird's analyses are not necessarily indicative of actual values, which may be significantly more or less favorable than as set forth in Baird's analysis. Estimates of values of companies do not purport to be appraisals or necessarily to reflect the prices at which companies may actually be sold. Because these estimates are inherently subject to uncertainty, Baird does not assume responsibility for their accuracy.

   Baird, as part of its investment banking business, is regularly engaged in the evaluation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate planning, corporate and other purposes. Metro retained Baird because of its reputation and substantial experience and expertise in the valuation of businesses and their securities in connection with mergers and acquisitions. In the ordinary course of business, Baird may from time to time trade in securities, including the securities of Metro or Keane, for its own account and for accounts of its customers and, accordingly, may at any time hold a long or short position in these securities.

   Pursuant to an engagement letter agreement dated May 21, 2001 between Metro and Baird, Metro agreed to pay Baird a non-refundable retainer fee of $25,000 fully creditable to the transaction fee; an additional fee of $500,000 payable upon delivery of its opinion, fully creditable to the transaction fee, regardless of the conclusions reached by Baird in such opinion; and a transaction fee, payable upon consummation of the merger, equal to 1.25% of total enterprise value at the date of closing of the transaction. In the engagement letter, which was negotiated between Metro and Baird, Metro has also agreed to reimburse Baird for its reasonable out-of-pocket expenses. Metro has also agreed to indemnify Baird, its affiliates and their respective directors, officers, employees and agents and controlling persons against certain liabilities relating to or arising out of its engagement, including liabilities under the federal securities laws.


   In the past, Baird has performed investment banking services for Metro, including acting as lead manager for Metro's 1997 initial public offering of Metro common stock, for which Baird received its customary compensation.

Shareholder's Agreement and Irrevocable Proxy

   In connection with the execution of the merger agreement, John H. Fain, Metro's chairman of the board and chief executive officer, who, together with various family trusts, beneficially owned approximately 54.5% of the outstanding shares of Metro common stock on the record date, entered into a shareholder's agreement with Keane. Under the shareholder's agreement, Mr. Fain has agreed to vote a portion of his Metro shares representing 40% of the outstanding shares of Metro common stock in favor of the merger agreement. Mr. Fain executed an irrevocable proxy that enables Keane to vote these shares to approve and adopt the merger agreement. Mr. Fain was not paid additional consideration in connection with the irrevocable proxy. The shareholder's agreement is attached to this proxy statement/prospectus as Annex C.


   On the record date, all Metro directors, executive officers and their affiliates, including Mr. Fain, held in the aggregate approximately 59.6% of the outstanding shares of Metro common stock. All directors and executive officers of Metro have indicated their intention to vote all shares over which they exercise voting control in favor of the merger agreement.


Interests of Executive Officers and Directors of Metro in the Merger

   When Metro shareholders consider the recommendation of Metro's board of directors with respect to the merger agreement, they should be aware that some executive officers and directors of Metro have interests in connection with the merger that are different from, or in addition to, the Metro shareholders' interests, as summarized below. In making their decision to recommend the merger, the board was aware of these interests and considered them among the other matters described above under "--Metro's Reasons for the Merger."

   John H. Fain, Metro's chairman of the board and chief executive officer, will become a director of Keane as of the effective time of the merger.

   Five executive officers of Metro will receive transaction bonuses and, if their employment terminates under specified conditions, severance benefits under new executive retention agreements. See "Other Agreements--Executive Retention Agreements."

   As of the record date, the directors and executive officers of Metro and their affiliates beneficially owned approximately 9,133,572 shares of Metro common stock, or approximately 59.6% of the outstanding shares of Metro common stock, and are eligible to receive an aggregate of 4,384,114 shares of Keane common stock in the merger on the same terms as all the other shareholders of Metro. In addition, as of the record date, these board members and executive officers held options to acquire an aggregate of 95,103 shares of Metro common stock, with exercise prices ranging from $4.40 to $35.75 per share, which will be converted into options to acquire an aggregate of 45,649 shares of Keane common stock, with exercise prices ranging from $9.17 to $74.48 per share, on the same terms as all the other holders of Metro stock options. See "The Merger Agreement--Treatment of Metro Stock Options."


   In addition, the executive officers and directors of Metro owned an aggregate of 10,875 shares of Keane common stock as of the record date.

   The merger agreement provides that Keane will indemnify Metro officers and directors against liabilities and claims resulting from their service as directors and officers of Metro prior to the merger for a period of six years. See "Metro's Principal Shareholders" on page 94.

   Certain Metro employees will also be eligible to receive retention and severance payments. The amounts paid as retention and severance payments will be based upon:

  .  the employee's length of employment with Metro,

  .  the employee's annual salary,

  .  the employee's position with Metro,

  . whether the employee voluntarily terminates his or her employment with Metro during or after a retention period following the effective time of the merger, and

  . whether the employee is terminated with or without cause during or after a retention period following the effective time of the merger.

   The aggregate amount subject to the retention and severance payments is approximately $1.4 million. See "Other Agreements--Employee Retention and Severance Payments."

Treatment of Metro Common Stock

   In the merger, each share of Metro common stock will be exchanged for 0.48 of a share of Keane common stock.

   You should not send in any certificates representing Metro common stock at this time. Following the effective time of the merger, you will receive instructions for the surrender and exchange of your stock certificates.

Accounting Treatment of the Merger

   In accordance with the recently issued Statement of Financial Accounting Standards No. 141, "Business Combinations," and Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets," Keane will use the purchase method of accounting for a business combination to account for the merger, as well as the new accounting and reporting regulations for goodwill and other intangibles. Under these methods of accounting, the assets and liabilities of Metro, including intangible assets, will be recorded at their respective fair values. All intangible assets will be amortized over their estimated useful lives with the exception of goodwill and any other intangibles with indefinite lives. The financial position, results of operations and cash flows of Metro will be included in Keane's financial statements prospectively as of the completion of the merger.

Regulatory Approvals

   Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, Keane may not complete the acquisition of shares of Metro common stock in the merger until notifications have been furnished to the Federal Trade Commission, the Antitrust Division of the U.S. Department of Justice and other applicable foreign antitrust authorities and the required waiting periods have been satisfied or terminated. Keane, Metro and John H. Fain, the principal shareholder of Metro, filed pre-merger notification and report forms with the FTC and the Antitrust Division on August 28, 2001. On September 10, 2001, the FTC, on behalf of itself and the Antitrust Division, notified the filing parties that it had granted early termination of the waiting period with respect to the merger.


   Even though we received early termination of the waiting period, at any time before the effective time of the merger, the Antitrust Division, the FTC or a private person or entity could seek under antitrust laws, among other things, to enjoin the merger and any time after the effective time of the merger, to cause Keane to divest itself, in whole or in part, of the surviving corporation of the merger or of businesses conducted by the surviving corporation of the merger. There can be no assurance that a challenge to the merger will not be made or that, if a challenge is made, Keane will prevail. The obligations of Keane and Metro to complete the merger was subject to the condition that any applicable waiting period under the Hart-Scott-Rodino Act shall have expired without action by the Antitrust Division or the FTC to prevent completion of the merger. See "The Merger Agreement--Conditions to Obligations to Complete the Merger."

Material United States Federal Income Tax Considerations

   The discussion below summarizes the material United States federal income tax considerations generally applicable to United States holders of Metro common stock who, pursuant to the merger, exchange their Metro common stock for Keane common stock and cash in lieu of any fractional share of Keane common stock. Completion of the merger is conditioned on Keane's receipt of an opinion from Hale and Dorr LLP (or Williams, Mullen, Clark & Dobbins if Hale and Dorr does not provide the opinion) and Metro's receipt of an opinion from Williams Mullen (or Hale and Dorr if Williams Mullen does not provide the opinion) to the effect that the merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. The discussion below reflects the opinions of Hale and Dorr and Williams Mullen, which are included as exhibits 8.1 and 8.2 to the registration statement of which this proxy statement/prospectus forms a part.

   The discussion below is, and the opinions of Hale and Dorr and Williams Mullen will be, based on current provisions of the Internal Revenue Code, currently applicable United States Treasury regulations promulgated thereunder, and judicial and administrative decisions and rulings. The opinions of Hale and Dorr and Williams Mullen are based on the facts, representations and assumptions set forth or referred to in the opinions, including representations contained in certificates executed by officers of Keane and Metro. The opinions are not binding on the Internal Revenue Service or the courts, and there can be no assurance that the Internal Revenue Service or the courts will not take a contrary view. No ruling from the Internal Revenue Service has been or will be sought. Future legislative, judicial or administrative changes or interpretations could alter or modify the statements and conclusions set forth herein, and these changes or interpretations could be retroactive and could affect the tax consequences of the merger to Keane, Metro and the shareholders of Metro.

   The discussion below and the opinions of Hale and Dorr and Williams Mullen do not purport to deal with all aspects of federal income taxation that may affect particular shareholders in light of their individual circumstances, and are not intended for shareholders subject to special treatment under federal income tax law. Shareholders subject to special treatment include insurance companies, tax-exempt organizations, financial institutions, broker-dealers, foreign individuals and entities, shareholders who hold their stock as part of a hedge, appreciated financial position, straddle or conversion transaction, shareholders who do not hold their stock as capital assets and shareholders who have acquired their stock upon exercise of employee options or otherwise as compensation. In addition, the discussion below and such opinions do not consider the effect of any applicable state, local or foreign tax laws. Moreover, this discussion and such opinions do not address the tax consequences of transactions effectuated prior or subsequent to, or concurrently with, the merger (whether or not such transactions are undertaken in connection with the merger) or the consequences of the assumption by Keane of outstanding Metro stock options.

   You are urged to consult with your tax advisor as to the particular tax consequences of the merger, including the applicability and effect of any state, local or foreign tax laws, and of changes in applicable tax laws.

   In the opinion of Hale and Dorr, counsel to Keane, and in the opinion of Williams Mullen, counsel to Metro, the merger will be treated as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code. Accordingly, subject to the limitations and qualifications referred to herein, the following tax consequences will result:

  . No gain or loss will be recognized by Keane or Metro solely as a result of the merger.

  . No gain or loss will be recognized by the holders of Metro common stock upon the receipt of Keane common stock in exchange for Metro common stock in the merger, except to the extent of cash received in lieu of fractional shares.

  . Cash payments received by holders of Metro common stock in lieu of a fractional share will be treated as capital gain (or loss) measured by the difference between the cash payment received and the portion of the tax basis in the shares of Metro common stock surrendered that is allocable to the fractional

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   share. Any gain (or loss) will be long-term capital gain (or loss) if the
   Metro common stock has been held for more than one year at the effective time of the merger.

  . The aggregate tax basis of the Keane common stock received by each Metro shareholder in the merger, including any fractional share of Keane common stock not actually received, will be the same as the aggregate tax basis of the Metro common stock surrendered in the exchange.

  . The holding period of the Keane common stock received by each Metro shareholder in the merger will include the holding period for the Metro common stock surrendered in the exchange, provided that the Metro common stock surrendered is held as a capital asset at the completion of the merger.

   A successful Internal Revenue Service challenge to the "reorganization" status of the merger would result in your recognizing gain or loss with respect to each share of Metro common stock surrendered in the merger equal to the difference between your basis in your Metro common stock and the fair market value, as of the completion of the merger, of the Keane common stock received in exchange therefor. In the event of a successful challenge, your total tax basis in the Keane common stock so received would equal its fair market value, as of the completion of the merger, and your holding period for the stock would begin the day after the merger.

   There will be no United States federal income tax consequences to the holders of Keane common stock as a result of the completion of the merger.

American Stock Exchange Listing

   It is a condition to the closing of the merger that the shares of Keane common stock to be issued under the merger agreement be approved for listing on the American Stock Exchange, subject only to official notice of issuance.

Resales of Keane Common Stock Issued in Connection with the Merger; Affiliate Agreements

   The shares of Keane common stock issuable to shareholders of Metro upon consummation of the merger have been registered under the Securities Act of 1933. These Keane shares will be freely tradable without restriction by those shareholders who are not deemed to be "affiliates" of Keane or Metro as that term is defined under the Securities Act.

   Shares of Keane common stock received by those shareholders of Metro who are deemed to be affiliates of Metro at the time the merger agreement is submitted to a vote may be resold without registration under the Securities Act only as permitted by Rule 145 under the Securities Act or as otherwise permitted under the Securities Act. Each person deemed to be an affiliate of Metro will enter into an affiliate agreement with Keane in which he or she agrees not to offer, sell, pledge, transfer or otherwise dispose of any shares of Keane common stock distributed to them in connection with the merger, except in compliance with Rule 145, or in a transaction that is otherwise exempt from the registration requirements of the Securities Act, provided that an opinion of counsel, satisfactory to Keane, has been provided to Keane to the effect that registration of the shares is not required under the Securities Act.

   This proxy statement/prospectus does not cover any resales of Keane common stock received by persons who are deemed to be affiliates of Metro.

No Dissenters' or Appraisal Rights

   Keane stockholders and Metro shareholders are not entitled to exercise dissenters' or appraisal rights as a result of the merger or to demand payment for their shares under applicable law.

Delisting and Deregistration of Metro Common Stock Following the Merger

   If the merger is completed, Metro's common stock will be delisted from The Nasdaq National Market and will be deregistered under the Securities Exchange Act of 1934.

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                              THE MERGER AGREEMENT

   The following is a summary of the material provisions of the agreement and plan of merger, a copy of which is attached as Annex A to this proxy statement/prospectus and is incorporated by reference into this summary, and the related plan of merger, a copy of which is attached as Annex B to this proxy statement/prospectus and is incorporated by reference into this summary. While we believe that the summary covers the material terms of the agreement and plan of merger and the related plan of merger, this summary may not contain all of the information that is important to you. We urge you to read the agreement and plan of merger and the related plan of merger in their entirety for a complete description of the terms and conditions of the merger. In this proxy statement/prospectus, we refer to the agreement and plan of merger and the related plan of merger together as the "merger agreement."

General

   Upon consummation of the merger, Metro will become a wholly owned subsidiary of Keane. If all conditions to the merger are satisfied or waived, the merger will become effective upon the issuance of a certificate of merger by the State Corporation Commission of Virginia.

The Exchange Ratio and Treatment of Metro Common Stock

   At the effective time of the merger, each issued and outstanding share of Metro common stock will be converted into 0.48 of a share of Keane common stock. Shares held by any wholly owned subsidiary of Metro and shares held by Keane or any of its wholly owned subsidiaries will be canceled in connection with the merger. We will adjust the exchange ratio for any reclassification, stock split, reverse split, stock dividend, reorganization, recapitalization or other similar event with respect to Keane common stock or Metro common stock occurring before the effective time.

   Based on the exchange ratio of 0.48 and the number of shares of Metro common stock issued and outstanding as of the record date for the Metro meeting of
shareholders, a total of approximately       shares of Keane common stock will
be issued in the merger.

Treatment of Metro Stock Options

   At the effective time of the merger, Keane will assume each outstanding option (other than options granted under Metro's employee stock purchase plan) to purchase shares of Metro common stock, whether vested or unvested, previously granted by Metro under its stock option plans and convert them into options to purchase shares of Keane common stock on the same terms and conditions. The number of shares of Keane common stock issuable upon the exercise of Metro stock options assumed by Keane in the merger will be adjusted based on the exchange ratio of 0.48, and rounded down to the nearest whole number.

   The exercise price per share of Keane common stock issuable under each Metro stock option will also be adjusted by dividing (1) the exercise price per share of Metro's common stock at which the option was exercisable immediately prior to the effective time by (2) the exchange ratio. The exercise price will be rounded up to the next highest whole cent.

   Keane will reserve for issuance a sufficient number of shares of its common stock for delivery if all Metro optionholders exercise their converted options as described above. As soon as practicable after the effective time of the merger, Keane will file a registration statement on Form S-8 with respect to the shares of Keane common stock subject to the assumed Metro stock options that are eligible for registration on Form S-8. During the period that any options remain outstanding, Keane will use its commercially reasonable efforts to maintain the effectiveness of this registration statement.


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

Exchange of Certificates

   Surrender of Shares of Metro Common Stock; Stock Transfer Books. Shortly after the effective time of the merger, Keane's exchange agent will mail to each record holder of Metro common stock a letter of transmittal and instructions for surrendering Metro stock certificates. Only those holders who properly surrender their certificates in accordance with these instructions will receive certificates representing the number of shares of Keane common stock, cash in lieu of any fractional shares of Keane common stock and any dividends or distributions to which they are entitled. The surrendered certificates will be canceled.

   No Further Registration or Transfer of Metro Common Stock. At the effective time of the merger, the stock transfer books of Metro will be closed and there will be no further transfers of shares of Metro common stock on the records of Metro. After the effective time of the merger, the holders of Metro stock certificates will cease to have any rights with respect to their shares of Metro common stock except as otherwise provided for in the merger agreement or by applicable law.

   Fractional Shares. Keane will not issue any fractional shares of Keane common stock in the merger. Instead, each holder of shares of Metro common stock exchanged pursuant to the merger who would otherwise be entitled to receive a fraction of a share of Keane common stock will be entitled to receive cash, without interest, in an amount equal to the product of the fractional share of Keane common stock multiplied by the average of the last reported sales price per share of Keane common stock on the American Stock Exchange during the ten consecutive trading days ending on the last trading day immediately prior to the completion of the merger.

   Distributions With Respect to Unexchanged Shares. Keane will not pay dividends or other distributions declared or made on or after the effective time of the merger in connection with shares of Keane common stock to holders of any unsurrendered Metro certificates with respect to the shares of Keane common stock that such holders are entitled to receive. Keane will not pay any cash payment in lieu of fractional shares to holders until such holders surrender their Metro certificates. Upon such surrender, Keane will issue and pay to the person in whose name the Keane certificate representing such shares of Keane common stock will be issued, without interest, any dividends or distributions with respect to the shares of Keane common stock which have a record date on or after the effective time of the merger and have become payable between the effective time of the merger and the time of surrender.

   Lost Certificates. If any certificate representing shares of Metro common stock is lost, stolen or destroyed, a Metro shareholder must provide an appropriate affidavit of that fact to Keane. Keane may also require the Metro owner of such lost, stolen or destroyed Metro certificate to deliver a bond as indemnity against any claim that may be made against Keane with respect to the Metro certificates alleged to have been lost, stolen or destroyed. Only upon receipt of the affidavit and, if requested, bond will Keane's exchange agent issue the shares of Keane common stock, any cash payable for fractional shares and any unpaid dividends or distributions.

   You should not submit your Metro stock certificates for exchange until you receive the letter of transmittal and instructions referred to above.

Representations and Warranties

   The merger agreement contains representations and warranties of Keane, Metro and Veritas Acquisition Corp. These relate to:

  . their organization, existence, good standing, corporate power and similar corporate matters,

  .  their capitalization,

  . their authorization, execution, delivery, required filings and consents and the performance and enforceability of the merger agreement and related matters,

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

  . the absence of conflicts, violations and defaults under their corporate charters and bylaws and other agreements and documents,

  .  filings with the Securities and Exchange Commission,

  .  their respective financial statements,

  .  the absence of changes in their respective businesses,

  .  litigation matters,

  .  brokers and related fees, and

  . the accuracy of information provided in connection with this proxy statement/prospectus.

   Metro also represented and warranted as to:

  .  its subsidiaries

  .  its board recommendation regarding approval of the merger,

  .  the required vote of its shareholders,

  .  accounting matters,

  .  the absence of undisclosed liabilities,

  .  the absence of restrictions on business activities,

  .  tax matters,

  .  its owned and leased real property,

  .  its intellectual property,

  .  its material contracts,

  .  environmental matters,

  .  its employee benefit plans,

  .  compliance with laws,

  .  permits,

  .  labor matters,

  .  insurance,

  .  its assets,

  .  its clients and suppliers,

  .  its account receivables, prepayments, prebilled invoices and deposits,

  .  government contracts,

  . the absence of existing discussions with third parties regarding an acquisition proposal,

  .  the opinion of its financial advisor, and

  . the actions by its board of directors that make the Virginia antitakeover statute inapplicable to the merger.

   Keane has also represented and warranted as to the interim operations of Veritas Acquisition Corp.


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

Covenants of Keane and Metro

   Conduct of Metro's Business Prior to the Merger. Metro has agreed that it and its subsidiaries will carry on their business in the usual, regular and ordinary course in substantially the same manner as previously conducted, excepted as contemplated by the merger agreement or as required by law. Specifically, Metro has agreed that neither it nor any of its subsidiaries will, without the prior written consent of Keane:

  . declare, set aside or pay any dividends on or make any other distributions in respect of any of its capital stock,

  . split, combine or reclassify any of its capital stock or issue or authorize the issuance of substitute securities for its capital stock,

  . purchase, redeem or otherwise acquire any shares of its capital stock or rights to acquire these shares,

  . with specified exceptions, issue, deliver, sell, grant, pledge or otherwise dispose of or encumber any shares of capital stock, or securities convertible into or exchangeable for, or any rights to acquire any shares of capital stock or securities convertible into or exchangeable for shares of capital stock,

  .  amend or propose to amend its charter or bylaws,

  . acquire any business, corporation, partnership, joint venture, limited liability company, association or other business organization or any assets that would be material, in the aggregate, to Metro and its subsidiaries, taken as a whole,

  . with specified exceptions, pledge or encumber, sell, lease, license, dispose of or otherwise transfer assets material to Metro and its subsidiaries, taken as a whole,

  .  adopt or implement any shareholder rights plan,

  . with specified exceptions, enter into an agreement with respect to any merger, consolidation, liquidation or business combination, or any acquisition or disposition of all or substantially all of the assets or securities of Metro or any of its subsidiaries,

  . incur any indebtedness in an aggregate amount greater than $80.0 million or guarantee any indebtedness of another person,

  . issue, sell or amend any debt securities or warrants or other rights to acquire any debt securities of Metro or any of its subsidiaries,

  . make any loans, advances, capital contributions to or investment in any other person other than Metro and any of its subsidiaries,

  . except in the ordinary course of business, enter into any hedging agreement or other financial agreement or arrangement designed to protect Metro or its subsidiaries against fluctuations in commodities prices or exchange rates,

  . make any capital expenditure or other expenditures with respect to property, plant or equipment for Metro and its subsidiaries, taken as a whole, in excess of specified amounts,

  . change its accounting methods, principles or practices, except as required by a change in generally accepted accounting principles or as directed by the SEC,

  . change any assumption underlying, or method of calculating, any bond debt, contingency or other reserve, except as required by a change in generally accepted accounting principles or as directed by the Securities and Exchange Commission,

  . pay, discharge, settle or satisfy any claims, liabilities or obligations reflected or reserved against in, or contemplated by, Metro's most recent consolidated financial statements other than in the ordinary course of business,

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

  . waive any material benefits of, modify in any adverse respect, fail to enforce, or consent to any matter with respect to which consent is required under any confidentiality, standstill or similar agreements to which Metro or any of its subsidiaries is a party,

  . modify, amend or terminate any material contract or agreement, or knowingly waive, release or assign any material rights or claims, except in the ordinary course of business,

  . enter into any material contract or agreement (with specified exceptions) or, except on a non-exclusive basis in the ordinary course of business, license any material intellectual property rights to or from any third party,

  . except as required to comply with applicable law or agreements, plans or arrangements existing as of the date of the merger agreement, and with specified exceptions, take any action with regard to any plans or agreements related to employee matters, including adopting, terminating or amending any employee benefit plan or employment or severance arrangement, increasing (with specified exceptions) the compensation or fringe benefits of, or paying any bonus to, any director, officer, employee, advisor or consultant, amending or accelerating the payment or vesting of any compensation or benefits (with specified exceptions), paying any material benefit not provided for under any benefit plan existing as of the date of the merger agreement, or, with specified exceptions, granting any awards under any bonus, incentive, performance or other compensation plan or arrangement or benefit plan,

  . make or rescind any tax election, settle or compromise any material tax liability or amend any tax return,

  . initiate, compromise or settle any material litigation or arbitration proceeding,

  .  open or close any material facility or office,

  . fail to maintain insurance at levels substantially comparable to levels existing on the date of the merger agreement,

  . fail to pay accounts payable and other obligations in the ordinary course of business, or

  . authorize, commit or agree in writing or otherwise to take any action which would make Metro's representations and warranties untrue or incorrect in any material respect or which would result in the conditions of the merger set forth in the merger agreement not being satisfied in a material way.

   Metro is Restricted from Trying to Sell to Another Party. Subject to applicable fiduciary duties of the Metro board of directors, Metro has agreed that from the date of the merger agreement through the effective time of the merger or the termination of the merger agreement, whichever first occurs, neither it nor any of its subsidiaries will, directly or indirectly through their directors, officers, employees, investment bankers, attorneys, accountants and other advisors and representatives:

  . solicit, initiate, encourage or take any action to facilitate any inquiries or the making of any proposal or offer that constitutes or could reasonably be expected to lead to an "acquisition proposal," or

  . enter into, continue or otherwise participate in any discussion or negotiation regarding, furnish to any person any information with respect to, assist or participate in any effort or attempt by any person with respect to, or otherwise cooperate in any way with, an acquisition proposal.

   The merger agreement defines an acquisition proposal to mean:

  . an inquiry, proposal or offer for a merger, consolidation, dissolution, sale of substantial assets, tender offer, recapitalization, share exchange or other business combination involving Metro or any of its subsidiaries,

  . any proposal for the issuance by Metro or any of its subsidiaries of over 25% of its equity securities, or

  . any proposal or offer to acquire over 50% of the equity securities or consolidated total assets of Metro.

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   However, Metro and Metro's board of directors may, prior to the approval and adoption of the merger agreement by Metro's shareholders and, if Metro has not breached this covenant:

  . furnish information to, or participate in discussions or negotiations with, a third party in connection with an unsolicited, bona fide written proposal to acquire substantially all of Metro's assets or securities, or recommend any unsolicited, bona fide written proposal to the Metro shareholders, if:

   --Metro's board believes in good faith, based on written advice of its financial advisor, that the proposal is materially more favorable from a financial point of view to Metro's shareholders and the proposal is reasonably capable of being completed on the terms proposed, and Metro"s board determines in good faith after consultation with outside legal counsel that such action is necessary to comply with its fiduciary duties to shareholders under applicable law,

   --before it furnishes such information to, or enters into discussions or negotiations with a third party, that third party provides to Metro's board an executed confidentiality agreement (including a standstill agreement) with terms no more favorable to such party than those contained in the confidentiality agreement previously executed between Keane and Metro, and

   --prior to recommending a superior proposal to its shareholders, Metro gives Keane at least three business days prior notice to give Keane an opportunity to make a counterproposal in which event Metro will consider Keane's counterproposal,

  . request clarifications regarding the terms and conditions of any acquisition proposal from the third party making the proposal for the purpose of ascertaining whether such acquisition proposal is a superior proposal, and

  . comply with Rule 14d-9 and Rule 14e-2 promulgated under the Securities Exchange Act of 1934, with regard to a proposal.

   Metro has agreed to notify Keane in writing within three business days of receipt of any acquisition proposal or request for non-public information in connection with an acquisition proposal or for access to the books or records of Metro by any person or entity that informs Metro that it is considering making or has made a proposal. Metro agrees to continue to keep Keane informed on a current basis to the extent practicable and, in any event, as promptly as practicable, of all material developments with respect to the status of any discussions and the material terms being discussed or negotiated.

   Meeting of Shareholders. Metro has agreed to hold a meeting of shareholders as promptly as practicable after the registration statement, of which this proxy statement/prospectus is a part, is declared effective (but no later than 45 days after such declaration) for Metro shareholders to consider and vote on the approval and adoption of the merger agreement. Except as described in "Metro is Restricted from Trying to Sell to Another Party" above, Metro's board of directors is obligated to recommend approval and adoption of the actions to be considered by Metro's shareholders and not withdraw or modify its recommendations in a manner adverse to Keane. Even if the Metro board does withdraw or modify its recommendation, Metro is obligated to call, give notice of, convene and hold a meeting of shareholders to consider the proposed transaction with Keane.

   Filings; Other Actions. Keane and Metro have also agreed to use their respective commercially reasonable efforts to:

  . take all appropriate action to complete the transactions contemplated by the merger agreement,

  . obtain any consents, licenses, permits, waivers, approvals, authorizations or orders from governmental entities or third parties required in connection with the transactions contemplated by the merger agreement, and

  . make all necessary filings and submissions with respect to the transactions contemplated by the merger agreement under federal or state securities laws, antitrust laws and other applicable laws.

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   Keane and Metro have also agreed to use commercially reasonable efforts to obtain any governmental clearances required under antitrust laws for the closing of the merger. Keane has the right to direct any governmental proceedings or negotiations relating to these governmental proceedings as long as it allows Metro a reasonable opportunity to participate in the proceedings. Keane and its subsidiaries are not required either to divest any of their businesses or assets or take other action that might adversely affect Keane or the combined company, or to take any action with respect to these government approvals if the Department of Justice or the Federal Trade Commission authorizes its staff to seek a preliminary injunction or restraining order to enjoin completion of the merger.

   Notification. Keane and Metro are obligated to provide prompt notice to one another of the occurrence or failure to occur of any event which would be reasonably likely to cause a representation or warranty made in the merger agreement to be untrue or inaccurate.

   Stock Exchange Listing. Keane has agreed to use its best efforts to cause the shares of Keane common stock which will be issued in the merger to become listed on the American Stock Exchange.

   Director and Officer Indemnification and Insurance. The merger agreement provides that for a period of six years after the merger Keane will cause the surviving corporation to honor its obligations:

  . to indemnify and hold harmless each present and former director and officer of Metro against any costs or expenses, judgments, fines, losses, claims, damages, liabilities or settlement payments arising out of or pertaining to matters existing or occurring at or prior to the effective time of the merger, and will not modify those obligations for a period of six years after the effective time of the merger, and

  . to maintain in effect a directors' and officers' liability insurance policy covering each present and former director and officer of Metro against any costs or expenses pertaining to matters existing or occurring at or prior to the merger.

Related Matters After the Merger

   At the time of the merger, Veritas Acquisition Corp., a wholly owned subsidiary of Keane, will be merged into Metro and Metro will become the surviving corporation in the merger and a wholly owned subsidiary of Keane. Each share of Veritas Acquisition Corp. common stock issued and outstanding immediately prior to the merger will be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock of the surviving corporation. The charter of Veritas Acquisition Corp., as in effect immediately prior to the merger, will become the charter of the surviving corporation, except that the name will be changed to Metro Information Services, Inc. The bylaws of Veritas Acquisition Corp. will become the bylaws of the surviving corporation, except that the name will be changed to Metro Information Services, Inc.

Conditions to Obligations to Complete the Merger

   The obligations of Keane and Metro to effect the merger are subject to the satisfaction or waiver of the following conditions:

  . Metro's shareholders must have approved and adopted the merger agreement,

  . all applicable waiting periods under the Hart-Scott-Rodino Act must have expired or been terminated,

  . Keane and Metro must have obtained all material government authorizations and consents,

  . the registration statement of which this proxy statement/prospectus is a part must have become effective and not be the subject of a stop order, and no proceedings for that purpose can be threatened or initiated,

  . there must be no order, executive order, stay, decree, judgement or injunction, or statute, rule or regulation, in effect that makes the merger illegal or otherwise prohibits consummation of the merger, and


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

  . the American Stock Exchange must have approved for listing the shares of Keane common stock that will be issued to Metro shareholders in the merger.

   In addition, the obligations of Keane and Veritas Acquisition Corp. to effect the merger are subject to the satisfaction or waiver of the following conditions:

  . with specified exceptions, the representations and warranties of Metro in the merger agreement must be true and correct in all material respects as of the closing date of the merger, and Keane must have received a certificate executed on behalf of Metro to that effect,

  . Metro must have performed, in all material respects, its obligations required to be performed by it under the merger agreement at or prior to the closing date of the merger, and Keane must have received a certificate executed by an authorized officer on behalf of Metro to that effect,

  . between the time of the execution of the merger agreement and the effective time of the merger, no event shall have occurred which has had, or is reasonably likely to have, a material adverse effect on Metro,

  . Keane must have received an opinion from its counsel (or from Metro's counsel if Keane's counsel does not provide such an opinion) to the effect that the merger will be treated as a reorganization for federal income tax purposes under Section 368(a) of the Internal Revenue Code,

  . Metro must have obtained all consents and approvals of third parties previously identified by the parties,

  . no action may be instituted or pending by a governmental entity seeking to interfere with the ownership or operation of the business of Metro or its subsidiaries, Keane's ownership of Metro and its subsidiaries after the merger, or Keane's ownership of its business prior to the merger, and

  . Keane must have received copies of resignations of each of Metro's directors, including the directors of the Metro subsidiaries.

   In addition, the obligation of Metro to effect the merger is subject to the satisfaction or waiver of the following conditions:

  . with specified exceptions, the representations and warranties of Keane and Veritas Acquisition Corp. in the merger agreement must be true and correct in all material respects as of the closing date of the merger, and Metro must have received a certificate executed on behalf of Keane to that effect,

  . Keane and Veritas Acquisition Corp. must have performed, in all material respects, their obligations required to be performed by them under the merger agreement at or prior to the closing date of the merger, and Metro must have received a certificate executed by an authorized officer on behalf of Keane to that effect,

  . between the time of the execution of the merger agreement and the effective time of the merger, no event shall have occurred which has had, or is reasonably likely to have, a material adverse effect on Keane,

  . Metro must have received an opinion from its counsel (or from Keane's counsel if Metro's counsel does not provide such an opinion) to the effect that the merger will be treated as a reorganization for federal income tax purposes under Section 368(a) of the Internal Revenue Code,

  . John H. Fain must have been elected to serve on the Keane board of directors effective immediately following the effective time of the merger, and

  . no action may be instituted or pending by a governmental entity seeking to interfere with the ownership or operation of the business of Metro or its subsidiaries, Keane's ownership of Metro and its subsidiaries after the merger, or Keane's ownership of its business prior to the merger.

Termination; Fees and Expenses

 Termination

   The merger agreement may be terminated and the merger abandoned at any time prior to the effective time of the merger under the following circumstances:

  .  by mutual written consent of the parties,

  .  by either Keane or Metro, if:

   --the merger is not completed, without the fault of the terminating party, by December 31, 2001,

   --a governmental entity has issued a nonappealable final order, decree or ruling or taken any other nonappealable final action that restrains, enjoins or otherwise prohibits the merger, or

   --the Metro shareholders do not approve and adopt the merger agreement, except that Metro shall have no right to terminate if it is in breach of, or failed to fulfill its obligations under, the merger agreement or if the requisite shareholder vote was not obtained due to breach of the shareholder's agreement by John H. Fain,

  .  by Keane, if

   --Metro's board of directors fails to unanimously recommend approval and adoption of the merger agreement or withdraws or modifies its recommendation of the merger agreement,

   --Metro fails to unanimously reconfirm its recommendation of the merger agreement within five days after Keane's request to do so,

   --Metro's board approves or recommends another acquisition proposal,

   --a third party commences a tender offer or exchange offer and Metro's board recommends or fails to recommend against such tender or exchange offer, or

   --Metro engages in the solicitation, initiation or encouragement of another proposal that could reasonably be expected to lead to an acquisition proposal, and

  . by Keane or Metro, if there has been a breach or failure to perform by the other party, any representation, warranty, covenant or agreement set forth in the merger agreement which is not cured within 20 days after the breaching party receives notice of the breach.

   If either Keane or Metro terminates the merger agreement because of any of the reasons listed above, all obligations of the parties under the merger agreement will terminate except for the obligation to pay fees and expenses as described below, and no termination shall relieve Keane or Metro from liability or damages resulting from breach of the merger agreement.

 Expenses

   Except as described below, Keane and Metro will bear their own expenses incurred in connection with the merger, other than the Hart-Scott-Rodino Act filing fees and expenses incurred with respect to the printing and filing of this proxy statement/prospectus and the registration statement, which Keane and Metro will share equally (excluding attorneys' fees).

   In addition to any termination fee described below, Metro has agreed to pay up to $1,500,000 to Keane as reimbursement for its expenses actually incurred in connection with the merger if the merger agreement is terminated:

  . by Keane, where the merger is not completed by December 31, 2001 because Metro failed to meet specified closing conditions,

  . by Keane, where Metro fails to unanimously recommend approval and adoption of the proposed transaction with Keane, or recommends another acquisition proposal,

  . by Keane, if a third party commences a tender offer or exchange offer and Metro recommends or fails to recommend against such tender offer or exchange offer,

  . by Keane, if Metro engages in the solicitation, initiation or encouragement of another proposal that could reasonably be expected to lead to an acquisition proposal,

  . by Keane, where there has been a material breach of any representation, warranty or covenant or agreement by Metro that is not cured within 20 days following receipt of notice of such breach from Keane, or

  . by Keane or Metro, where Metro fails to obtain the requisite vote of its shareholders to approve the merger agreement.

   In addition to any termination fees described below, Keane has agreed to pay up to $1,500,000 to Metro as reimbursement for its fees and expenses paid in connection with the merger if the merger agreement is terminated by Metro:

  . where the merger is not completed by December 31, 2001 because Keane failed to meet specified closing conditions, or

  . where there has been a material breach of any representation, warranty or covenant or agreement by Keane that is not cured within 20 days following receipt of notice of that breach from Metro.

 Termination Fees

   Metro has agreed to pay Keane a termination fee of $8,100,000, less any amounts payable as reimbursement for Keane's expenses, upon the earliest to occur of the following events:

  .  Keane terminates the merger agreement because:

   --there has been a material breach of any representation, warranty or covenant or agreement by Metro that is not cured within 20 days of receiving notice of that breach,

   --Metro's board of directors fails to unanimously recommend approval and adoption of the merger agreement or withdraws or modifies its recommendation of the merger agreement,

   --Metro fails to unanimously reconfirm its recommendation of the merger agreement within five days after Keane's request to do so,

   --Metro's board approves or recommends another acquisition proposal,

   --a third party commences a tender offer or exchange offer and Metro's board recommends or fails to recommend against such tender or exchange offer, or

   --Metro engages in the solicitation, initiation or encouragement of another proposal that could reasonably be expected to lead to an acquisition proposal, or

  . Metro or Keane terminates the merger agreement because Metro's shareholders do not approve and adopt the merger agreement if, prior to the termination of the agreement, a bona fide acquisition proposal with respect to Metro has been announced and not unconditionally withdrawn and abandoned.

   Keane has agreed to pay Metro a termination fee of $8,100,000, less any amounts payable as reimbursement for Metro's expenses, if Metro terminates the merger agreement because there has been a material breach of any representation, warranty or covenant or agreement by Keane that is not cured within 20 days of receiving notice of the breach.

   If applicable, any expenses and fees payable as described above shall be paid within one business day after demand therefor.

Amendment

   Generally, the board of directors of each of Keane and Metro may amend the merger agreement by mutual agreement at any time prior to the completion of the merger. However, after Metro's shareholders approve and adopt the merger agreement, any amendment will be restricted by the Virginia corporation statute. Amendments must be in writing and signed by all parties.

                                OTHER AGREEMENTS

Shareholder's Agreement

   In connection with the execution of the merger agreement, John H. Fain, Metro's chairman of the board and chief executive officer, who, together with various family trusts, beneficially owned approximately 54.5% of the outstanding shares of Metro common stock on the record date, entered into a shareholder's agreement with Keane. Under the shareholder's agreement, Mr. Fain has agreed to vote a portion of his Metro shares representing 40% of the outstanding shares of Metro common stock in favor of the merger agreement. Mr. Fain executed an irrevocable proxy that enables Keane to vote his shares to approve and adopt the merger agreement. Mr. Fain was not paid additional consideration in connection with the irrevocable proxy. Mr. Fain also agreed not to transfer or otherwise dispose of any Metro shares except as set forth in the shareholder's agreement. The proxy automatically terminates upon the termination of the merger agreement. The shareholder's agreement terminates upon the earlier of the merger becoming effective in accordance with the terms and provisions of the merger agreement or the termination of the merger agreement.


   Under the shareholder's agreement, Mr. Fain has the right to be nominated to the Keane board of directors effective as of the effective time of the merger. Subject to its fiduciary duties under applicable law, the Keane board has agreed to nominate Mr. Fain for election to the board at all meetings of stockholders at which Keane stockholders will vote on the election of directors following the effective time. Keane's obligation to nominate Mr. Fain will terminate when he and his affiliates cease to beneficially own 4% or more of the outstanding shares of Keane common stock.

   The shareholder's agreement is attached as Annex C to this proxy statement/prospectus.

Affiliate Agreements

   Each executive officer and director of, and those who may be an affiliate of, Metro has executed a written affiliate agreement providing, among other things, that the officer, director or affiliate will not offer, sell, transfer, pledge, hypothecate or otherwise dispose of, any of the shares of Keane common stock issued to the officer, director or affiliate under the merger agreement until such transaction is permitted under Rule 145 of the Securities Act, an opinion of counsel has been furnished to the effect that no registration under the Securities Act is required in connection with the proposed transaction or a registration statement under the Securities Act covering the proposed transaction becomes effective.

Executive Retention Agreements

   In connection with the merger, Metro entered into executive retention agreements with each of John H. Fain, Andrew J. Downing, Kathleen A. Neff, Robert J. Eveleigh and Bradley B. Breseman, all of whom are currently Metro executives. The retention agreements are contingent upon the consummation of the merger and supersede all prior employment agreements between each executive and Metro.

   Each retention agreement sets the base salary for each executive, which is equivalent to the executive's existing base salary. Under the executive retention agreement, each executive is also eligible for a transaction bonus and severance benefits. If the executive remains employed by Metro through the closing date of the merger and executes a merger bonus and release agreement with Metro, the executive shall receive a transaction bonus equivalent to two times his or her annual base salary.

   Metro retains the right to terminate the employment of the executive at any time, including, without limitation, during the transition period, with or without notice and with or without cause. The transition period is the period between the closing date of the merger and a date specified in writing by Keane (which shall be no more than 180 days) following the closing.

   If Keane terminates the executive's employment without cause during the transition period or the executive notifies Keane in writing during the transition period of his or her intention to terminate employment upon completion of the transition period, the executive is entitled to receive a retention payment equivalent to one times his annual base salary. The executive must execute a retention benefit and release agreement as a condition to receiving his or her retention payment.

   The transaction bonus and severance payments of the executives are set forth in the following table:

                                                          Transaction Bonus       Severance Payment
       Executive              Current Metro Title      (2X Annual Base Salary) (1X Annual Base Salary)
       ---------              -------------------      ----------------------- -----------------------
John H. Fain............ Chief Executive Officer              $780,000                $390,000
Andrew J. Downing....... President and Chief
                          Operating Officer                   $660,000                $330,000
Kathleen A. Neff........ Chief Technology Officer             $500,000                $250,000
Robert J. Eveleigh...... Chief Financial Officer              $360,000                $180,000
Bradley B. Breseman..... Vice President of
                          Administrative Services             $310,000                $155,000

   Each of the retention agreements contains non-competition and non-solicitation provisions during the term of the executive's employment and for the period of:

  . three years after termination of employment, if termination occurs before the first anniversary of the closing date, or

  . two years after termination of employment, if termination occurs after the first anniversary of the closing date.

   Under these provisions, the executive may not:

  .  engage in any competitive business or activity,

  . solicit, recruit, induce, attempt to induce or permit any organization directly or indirectly controlled by the executive to solicit, recruit, induce or attempt to induce any employee or independent contractor to leave Metro who was employed or engaged by Metro during the executive's employment with Metro, or

  . solicit, divert or take away or attempt to solicit, divert or take away, or permit any organization directly or indirectly controlled by the executive to solicit, divert or take away, or attempt to solicit, divert or take away the business or patronage of any clients or accounts, or prospective clients or accounts, of Metro, which were contacted, solicited or served by Metro during the executive's employment with Metro.

   A form of executive retention agreement is attached to this proxy statement/prospectus as Annex E.

Employee Retention and Severance Payments

   In connection with the merger, Metro established and Keane agreed to honor retention severance programs for some of Metro's general and administrative employees.

   Eligible employees will participate in differing programs depending on the employee's work function. General and administrative employees who work at the corporate level will participate in the first program and general and administrative employees who work in the field will participate in the second program.

   Under the first program, employees are eligible for a total payment equal to the greater of

  .  four weeks salary, or

  .  two weeks salary for each full year of employment with Metro.

   Fifty percent of the payment employees are eligible to receive constitutes retention pay and the remaining fifty percent constitutes severance pay. For an employee to be eligible to receive a retention payment, he or she must remain employed by Keane for a period between the closing date of the merger and a date specified in writing by Keane, known as the retention period. The retention period shall not exceed 180 days. An employee will be eligible to receive retention and severance pay in accordance with the following chart:

              Corporate-Level General and Administrative Employees

Termination
Circumstances            During Retention Period After Retention Period
-------------            ----------------------- ----------------------
Employee voluntarily        No retention pay     Retention pay
terminates                  No severance pay     No severance pay

Keane or surviving          Retention pay        Retention pay and
corporation                 Severance pay
terminates employee
without cause
                                                 .  Severance pay if termination
                                                    occurs prior to first
                                                    anniversary of closing date,
                                                    or
                                                 .  standard severance benefits
                                                    provided to employees of Keane
                                                    if termination occurs on or
                                                    after first anniversary of
                                                    closing date

Keane or surviving          No retention pay     Retention pay
corporation                 No severance pay     No severance pay
terminates employee for
cause

   Under the second program, if Keane terminates employees without cause during the 45-day period following the closing date, such employees are eligible for a total payment equivalent to the greater of

  . in the case of office directors: (a) one months salary or (b) two weeks salary for each full year of employment with Metro completed prior to the termination date, and

  . in all other cases: (a) four weeks salary or (b) one weeks salary for each full year of employment with Metro completed prior to the termination date.

   The aggregate amount to be paid under these severance and retention programs is approximately $1.4 million.

           RECENTLY ELECTED DIRECTORS AND EXECUTIVE OFFICERS OF KEANE

Recently Elected Directors

   On July 26, 2001, Keane's board of directors unanimously elected Maria A. Cirino and Stephen D. Steinour to serve as directors of Keane until Keane's 2002 annual meeting of stockholders and until their respective successors are duly elected and qualified. Ms. Cirino and Mr. Steinour will each receive $1,000 and expenses for each meeting of Keane's board of directors attended. During Keane's fiscal year ended December 31, 2000, Keane's board of directors held ten meetings. Keane's non-employee directors are also entitled to receive non-statutory stock options under Keane's stock incentive plan. On July 26, 2001, Ms. Cirino and Mr. Steinour were each granted a non-statutory stock option to purchase 10,000 shares of Keane's common stock at an exercise price of $18.30 per share. These options vest on the fifth anniversary of the date of grant, provided that the vesting of such options immediately accelerates with respect to 34% of the shares covered thereby upon Keane achieving cash earnings per share of $1.00, with respect to an additional 33% of the shares covered thereby upon Keane achieving cash earnings per share of $1.50 and with respect to the remaining 33% of the shares covered thereby upon Keane achieving cash earnings per share of $2.00.


   John H. Fain, Metro's chairman of the board and chief executive officer, will be nominated to become a director of Keane as of the effective time of the merger and will serve as a director of Keane until Keane's 2002 annual meeting of stockholders and until his successor is duly elected and qualified. Under the shareholder's agreement among Mr. Fain, Keane and Veritas, Mr. Fain has the right to be nominated and recommended for election to Keane's board at each meeting of Keane stockholders at which directors are to be elected. Mr. Fain's right to be nominated and recommended for election to Keane's board will terminate when Mr. Fain and his affiliates cease to beneficially own 4% or more of the outstanding shares of Keane's common stock. As an employee director, Mr. Fain will not be entitled to receive the annual director's fees and the per-meeting fees and expenses described above. See also "The Merger--Interests of Executive Officers and Directors of Metro in the Merger."

   Set forth below is biographical information with respect to the three individuals described above.

   Maria A. Cirino, age 37, has served as a director of Keane since July 26, 2001. Since February 2000, Ms. Cirino has served as the chief executive officer and chairman of Guardent, Inc., a provider of security and privacy services. From July 1997 to February 2000, Ms. Cirino served as vice president of sales and marketing of i-Cube, Inc., which merged into Razorfish, Inc. in November 1999, a strategic digital communications company. From June 1994 to July 1997, Ms. Cirino served as vice president of sales, and from January 1993 to June 1994, Ms. Cirino served as director of channel sales of Shiva Corporation, a developer of remote access products for enterprise networks.

   Stephen D. Steinour, age 43, has served as a director of Keane since July 26, 2001. Since January 1997, Mr. Steinour has served as vice chairman of Citizens Financial Group, a commercial bank holding company. From October 1992 to December 1996, Mr. Steinour served as the executive vice president and chief credit officer of Citizens Wholesale Banking Group of Citizens Financial Group.

   John H. Fain, age 52, will be nominated to become a director of Keane as of the effective time of the merger. Mr. Fain has served as chairman of the board and chief executive officer of Metro since July 1979 and served as Metro's president from July 1979 to January 1, 2001. Mr. Fain is also a director of Metro.

Recently Elected Executive Officers
   In January 2001, Keane appointed Linda B. Toops and Irene Brown as senior vice presidents. Set forth below is biographical information with respect to Ms. Toops and Ms. Brown.

   Linda B. Toops, age 47, has served as a senior vice president of Keane since January 2001 and as the president of Keane Consulting Group, a division of Keane, since May 2000. From January 1998 to May 2000, Ms. Toops served as an executive vice president and from January 1996 to January 1998 as a senior vice president of Bricker and Associates, an operations improvement consulting firm which was acquired by Keane in 1998.

   Irene Brown, age 47, has served as a senior vice president of Keane since January 2001 and as managing director of Keane Ltd., a subsidiary of Keane, since August 1998. From 1992 until August 1998, Ms. Brown served as the managing director of Icom Solutions, a U.K.-based IT services firm which was acquired by Keane in 1998.

                               BUSINESS OF METRO

Overview

   Metro Information Services, Inc. was incorporated on July 1, 1979 in Virginia. The headquarters of Metro and its consolidated subsidiaries is located in Virginia Beach, Virginia.

   Metro provides a wide range of information technology, or IT, consulting and custom software development services and solutions in 33 metropolitan markets in the United States and Puerto Rico. As of June 30, 2001, Metro had 1,988 consultants working with clients on all aspects of computer systems and applications development. Services and solutions performed by Metro include application systems development and maintenance, IT architecture and engineering, systems consulting, project outsourcing (including managed services) and general support services. Metro supports all major computer technology platforms and supports client projects using a broad range of software applications. For example, Metro custom develops applications in Java, HTML, ASP and other web-related languages as well as Visual Basic, C++, Oracle, Informix and DB2. Metro also implements and supports network environments based on Windows 2000, Windows NT, Novell and UNIX platforms and supports numerous other application environments.

Development of the Business

   Between 1996 and April 1999, Metro grew significantly. On December 31, 1995, Metro had 20 offices and 1,074 full-time consultants. From December 31, 1995 through December 31, 1999, Metro increased its revenue at a compound annual growth rate of 36%, including revenue growth through acquisitions. Facilitating this growth were a strong economy, increased use of and reliance on IT, significant changes in computer technologies, the migration from centralized mainframe computer systems to distributed client/server environments to Web-based systems and a trend in corporate America towards outsourcing IT services due to the shortage of in-house expertise and resources to address the variety and complexity of IT projects. Between 1996 and 1999, Metro accelerated its rate of new office openings from one office per year to as many as four offices per year. Metro also invested heavily in computerized systems custom-designed for Metro's approach to the IT services industry and communications systems to enhance the flow of information within Metro.

   Metro was a privately owned company until January 29, 1997, when it consummated an initial public offering of 3,100,000 shares of its common stock at a price of $16.00 per share. In the offering, Metro issued 2,300,000 shares and one of Metro's shareholders sold 800,000 shares. On February 3, 1997, the underwriters of the initial public offering exercised their over-allotment option, purchasing 465,000 shares of common stock from several other shareholders of Metro, at a price of $16.00 per share. The net proceeds to Metro from the offering were $33,144,000. In connection with the public offering, Metro terminated its S corporation election resulting in Metro becoming fully subject to federal and state income taxes effective January 1, 1997. On January 20, 1997, Metro distributed $9,000,000 to its shareholders, approximating the estimated aggregate undistributed amount of income on which Metro's shareholders were required to pay income taxes for tax years 1987 through 1996.

   Since 1997, Metro has acquired the following companies:

       Date                  Company Acquired                     Location
       ----                  ----------------                     --------
July 1, 1997......  Data Systems Technology, Inc.      Columbia and Greenville,
                                                       South Carolina

July 1, 1997......  DP Career Associates               Kansas City, Missouri

December 2, 1998..  The Avery Group                    Palo Alto, California

January 1, 1999...  D.P. Specialists, Inc.             El Segundo, California

January 1, 1999...  D.P. Specialists Learning Center,  Woodbridge, New Jersey
                    LLC

February 1, 1999..  The Professionals--Computer        Irvine, California
                    Management & Consulting, Inc.

February 1, 1999..  Krystal Solutions, Inc.            San Bruno, California

March 1, 1999.....  Solution Technologies, Inc.        Camp Hill (Harrisburg),
                                                       Pennsylvania Altoona,
                                                       Pennsylvania
                                                       Pittsburgh, Pennsylvania
                                                       Charlotte, North Carolina
                                                       Hagerstown, Maryland
                                                       Kansas City, Missouri

August 13, 1999...  Acuity Technology Services, LLC    Washington, D.C.
                                                       Baltimore, Maryland
                                                       Dallas, Texas

August 13, 1999...  Acuity Technology Services of      Washington, D.C.
                    Dallas, LLC                        Baltimore, Maryland
                                                       Dallas, Texas

   At the end of 1999, Metro had grown to 45 offices located in 21 states and Puerto Rico and more than 2,700 full-time consultants. Metro financed these acquisitions with the balance of the proceeds from its January 1997 initial public offering, cash generated by operations and borrowings under its lines of credit.

   Starting in May 1999, Metro experienced a slowdown in demand for IT services. During 1999, clients were reluctant to start new IT projects until the full effect of computer problems associated with the advent of the Year 2000 was known. This slowdown continued throughout 2000. On May 25, 2000, Metro's executive management approved a plan to close eight of Metro's smaller offices and combine operations in two other markets. By June 2, 2000, offices located in Memphis, Milwaukee, Minneapolis, Orlando, Pittsburgh, Portland, Sacramento and Salt Lake City were closed. At the end of 2000, Metro combined operations in Baltimore and Washington, D.C. As of June 30, 2001, Metro operated in 34 metropolitan markets in the United States and Puerto Rico.

   Despite the slowdown in demand for IT services, which resulted in no growth in 2000, Metro increased its revenue at a compound annual growth rate of 30%, including revenue growth through acquisitions, from December 31, 1996 through December 31, 2000. As of June 30, 2001, Metro had 1,988 full-time consultants, down from 2,446 at the end of 2000. The decline in consultant count occurred as Metro rapidly transitioned its workforce towards newer technologies.

   On December 12, 2000, Metro announced that it would conduct its business under two primary brands: Metro IT Consulting and Metro IT Solutions. The Metro IT Consulting brand would appear in each of the markets Metro serves. IT Consulting would primarily focus on providing traditional time and material augmentation services. IT Consulting would also be the primary lead generator for IT Solutions. The Metro IT

Solutions brand provides project management, project methodologies and systems integration-focused e-business solutions. IT Solutions takes over the role formerly performed by Metro's business technology solutions team and coordination provided through Metro's Solutions Centers in Virginia Beach, Virginia, Los Angeles, California and Harrisburg, Pennsylvania. While these brands are not separately identifiable as separate operating units, they represent the latest step in a strategy to increase the amount of solutions work Metro provides to its clients.

   Metro's common stock is listed on The Nasdaq National Market under the symbol "MISI."

Industry Overview

   Since May 1999, Metro and the rest of the IT services industry have experienced a slowdown in demand for IT services. During 1999, clients were reluctant to start new IT projects until the full effect of computer problems associated with the advent of the Year 2000 was known. The industry slowdown continued throughout 2000. As a result, the focus in 2000 was to complete a major shift in the work force towards newer technologies, and Metro's growth rate from earlier years has not yet returned. Retention of existing consultants and finding enough new consultants for the newer technologies, with the right skills, is Metro's greatest challenge.

   Rapid technological advances accelerated the growth of the IT industry in the 1990's. These advances included more powerful and less expensive computer technology, the transition from mainframe computer systems to open and distributed computing environments and the advent of capabilities such as relational databases, imaging, software development productivity tools and web-enabled software. These advances expanded the benefits that users can derive from computer-based information systems and improved the price-to-performance ratios of those systems. As a result, an increasing number of companies are employing IT in new ways, often to gain competitive advantages in the marketplace, and IT services have become an important component of their long-term growth strategies. The same advances that have enhanced the benefits of computer systems have rendered the development and implementation of those systems increasingly complex. Metro believes the significant shift towards using the Internet for consumer and business transactions presents another major opportunity for Metro. As a result, Metro is continuing to shift its employees towards Internet, client/server and network skills that support an Internet-based economy. At the same time, Metro will continue to provide the broad variety of IT services its clients use to support their businesses. There is a shortage of IT consultants qualified to support these systems. Accordingly, business has turned to IT services firms, such as Metro, to develop, support and strengthen their internal IT departments and systems.

Business Strategy

   The key components of Metro's business strategy are:

   Attract, develop and retain qualified consultants. Metro seeks to attract, develop and retain qualified consultants by focusing primarily on IT services, providing leadership and management support through effective and open communication, developing consultants through professional and technical training and educational programs, providing challenging project opportunities with significant client responsibility and offering competitive compensation and benefits that recognize the individual needs of each consultant. Metro maintains a proprietary database of current, prospective and former consultants to help it identify and recruit qualified consultants. In addition, Metro's presence in 33 metropolitan markets enhances Metro's ability to match consultants' desired locations and technical abilities with client needs. Metro recognizes that its success can be sustained only through the efforts and quality of its consultants. To this end, management provides responsive technical and professional support, promotes a sense of responsibility and rewards quality performance through numerous incentive programs and awards.

   Build long-term partnerships with clients. Metro's goal is to have its clients view Metro as an extension of their IT departments and as a long-term partner that is able to fulfill their IT services requirements. As a result, Metro emphasizes a partnership approach to its clients, rather than a one-time project or assignment approach. To develop these relationships, Metro spends a significant amount of time and resources tracking and anticipating the needs of its clients. Metro works to maintain close communications with its clients during and at the conclusion of each project with a view to achieving quality results and assessing future opportunities.

   In 1998, 1999 and 2000 and the twelve months ended June 30, 2001, Metro provided IT consultants to approximately 476, 788, 730 and 651 clients, respectively (excluding clients that generated less than $25,000 in revenue during those periods). In each of 1998, 1999 and 2000 and the twelve months ended June 30, 2001, at least 85% of Metro's revenue came from clients who were clients in the prior year, excluding the effect of acquisitions completed in 1999.

   Metro's ten largest clients accounted for approximately 31.3%, 21.7%, 23.2% and 23.9% of Metro's revenue in 1998, 1999 and 2000 and the twelve months ended June 30, 2001, respectively. Metro's largest client accounted for approximately 4.4%, 3.6%, 5.2% and 5.9% of Metro's revenue in 1998, 1999 and 2000 and the twelve months ended June 30, 2001, respectively.

   Metro serves clients operating in a wide variety of industries and many of these clients are engaged in multiple lines of business. In the following chart, Metro has grouped these clients according to what Metro believes to be their principal business area. The approximate percentage of Metro's revenue by industry group for the years ended December 31, 1998, 1999 and 2000 follows:

                                                            1998   1999   2000
                                                            -----  -----  -----
Banking....................................................  11.0%   7.3%   4.1%
Communications.............................................  10.2    9.2   11.3
Financial Services.........................................   8.6    9.7    7.9
Food.......................................................   1.1    0.7    5.6
Healthcare.................................................   6.2    8.2    6.0
Industrial.................................................   3.0    2.0    0.2
Insurance..................................................   2.5    2.0    2.6
Manufacturing & Distribution...............................   9.4    8.5   10.3
Oil & Gas..................................................   1.2    1.4    1.9
Other Services.............................................   6.5   10.7   12.2
Publishing & Broadcasting..................................   2.1    3.2    3.4
Retail.....................................................   4.4    4.1    3.4
Government.................................................   7.2    8.9    8.0
Technology.................................................  11.8   14.2   16.8
Transportation.............................................   6.1    3.0    2.0
Utilities..................................................   2.9    2.4    1.7
Other......................................................   5.8    4.5    2.6
                                                            -----  -----  -----
  Total Percent of Billings................................ 100.0% 100.0% 100.0%
                                                            =====  =====  =====

   Provide a wide range of value-added IT services and solutions. Metro's consultants provide a wide range of IT services and solutions, including planning, managing, building, implementing and maintaining IT systems. Metro supports all major computer technology platforms (client/server, network, mainframe, Internet and mid-range environments) and supports projects using a broad range of software applications. For example, Metro custom develops applications in Java, HTML, ASP and other Web-related languages as well as Visual Basic, C++, Oracle, Informix and DB2. Metro also implements and supports network environments based on Windows 2000, Windows NT, Novell and UNIX platforms and supports numerous other application environments. Metro continually seeks to broaden its services in the changing IT market by providing its consultants with exposure to emerging technologies and by hiring consultants with diverse IT backgrounds and skills.

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

   Provide high-quality, cost-effective services. Metro is dedicated to providing its clients with the highest possible level of service at what Metro believes is the "best value." Metro believes its experienced consultants and proprietary systems allow it to deliver high-quality, on-schedule services to its clients in a cost-effective and efficient manner and that the quality of its services has been a differentiating factor that has helped it successfully expand. Metro's dedication to quality services and client satisfaction has resulted in special recognition from clients. Metro's operating procedures and quality assurance programs are ISO 9002 registered. Metro believes ISO registration, an international standard for quality assurance and consistency in operating procedures, enhances its reputation and helps it achieve preferred vendor status with clients.

   Leverage proprietary systems. Metro's internally designed and developed proprietary business systems are used to support and enhance its recruiting, marketing, training, consultant productivity, client scheduling and client servicing processes. For example, Metro's staff sourcing network provides Metro with the ability to identify and hire qualified consultants on a nationwide basis and match their skills and desired work locations with an appropriate office in a time-critical manner. Metro's scheduling system allows it to efficiently manage contract renewals and bill rate increases and anticipate clients' needs for IT consultants and services. These proprietary systems also permit timely sharing of information on a company-wide basis.

Growth Strategy

   Metro has competed with relative success in the rapidly changing IT services industry. Until July 1, 1997, Metro achieved all of its growth through internal growth. On July 1, 1997, Metro completed two acquisitions and effective December 2, 1998, Metro completed a third acquisition. Metro completed five acquisitions in 1999. Metro now plans to focus on internal growth until industry conditions become more favorable.

   Metro's internal growth strategy consists of two components:

   Develop and expand client base. By providing a wide range of high-quality services, Metro has historically expanded the scope of its client relationships through additional assignments and by providing additional services within client organizations. In addition, because many of Metro's clients have offices throughout the United States, Metro strives to leverage these relationships by providing IT services in multiple locations. In addition to increasing sales with existing clients, Metro seeks to develop new client relationships in each office. This component is now the primary component of the growth strategy.

   Expand range of solutions and services. For several years, Metro opened up to four offices per year. Metro developed a national expansion strategy and successfully replicated its business model in its newly opened offices. In May 2000, Metro implemented a restructuring plan to reduce costs and focus on growing offices that have critical mass, structure and the capability to deliver the broad range of Metro's services and solutions. In conjunction with the plan, eight smaller offices were closed and corporate staff was reduced. In connection with cost reduction initiatives approved by Metro's executive management on May 4, 2001 and June 18, 2001, Metro recorded a restructuring charge of $904,000 for the six months ended June 30, 2001. These costs consisted of employee severance pay and benefits, lease termination costs, and excess fixed assets. The charge represents Metro management's estimate of the ultimate obligations associated with executing the plans at the time the estimates were made. Metro expects to complete all steps in the restructuring plans by May 4, 2002 and June 18, 2002, respectively.

   With offices in 33 metropolitan markets in the United States and Puerto Rico, Metro has good national geographic coverage other than in the northeastern United States. Metro plans to concentrate its resources on continuing to transition its work force towards newer technologies and grow Metro's IT Solutions capabilities.

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

Services and Solutions

   Metro provides IT services primarily through supplemental IT services arrangements and, to a lesser extent, through project outsourcing services (including managed services) arrangements. Substantially all of Metro's services are billed on a time and materials basis. During fiscal years ended December 31, 1998, 1999 and 2000, supplemental IT services accounted for 90%, 90% and 85%, respectively, of Metro's revenue. During 1998, 1999 and 2000, systems consulting and project outsourcing services accounted for 10%, 10% and 15% respectively, of Metro's revenue.

   Metro offers its IT services in the five major service areas set forth in the following table:

                                                                  Approximate percentage
                                                                 of consultants in area at
    IT Service                       Description                    December 31, 2000*
    ----------                       -----------                 -------------------------
Application systems  Includes consultant support of projects on             66%
 development and     all major technology platforms, including
 maintenance         client/server, object oriented, network,
                     mainframe, mid-range and desktop computing
                     environments

IT architecture and  Includes the support of major systems                  11%
 engineering         foundations and operating systems

Systems consulting   Includes a variety of strategic business                4%
                     services such as information systems and IT
                     planning

Project outsourcing  Includes full project services that                     5%
                     generally require a higher level of
                     responsibility

General support      Includes a variety of services such as help            14%
                     desks, call center support, technical
                     training and documentation and technical
                     writing

--------
* These percentages change daily as consultant assignments change. Due to the variation in billing rates in these service areas, these percentages do not necessarily correspond to the percentage of revenue from each service area.

Sales and Marketing

   Metro's marketing objective is to develop long-term partnership relationships with existing and new clients that will lead to Metro becoming the preferred provider of IT services. Metro's primary marketing approach is to introduce prospective clients to Metro's capabilities and to learn about prospective clients' IT environments through personal appointments with information systems managers, purchasing or human resources managers and chief information officers. Other sales and marketing methods include client referrals, networking, attending trade shows and alliances with other vendors. Metro divides its sales and marketing effort between new client acquisition and existing client development. At June 30, 2001, Metro employed 27 individuals performing new client acquisition functions and 56 individuals performing client development functions. In addition to Metro's primary marketing approach, Metro also has targeted marketing initiatives for project outsourcing and managed services/vendor on premise IT services. The Metro IT Solutions brand supports the efforts of its offices. IT Solutions provides technical and quality assurance support to offices with such opportunities and acts as a catalyst to match opportunities with Metro's capabilities on a national level.

Client Support Structure

   Clients are the focus of Metro's client support structure, which provides each client with "layers of support" from Metro. The first layer of client support is the IT consultants who work at client sites on

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

assignments generally lasting six to 12 months. The next layer of support is each office's leadership team which includes:

  . marketing executives,

  . business development managers,

  . professional staff recruiters,

  . consultant development managers, and

  . a division director who leads the office leadership team, all of whom are supported by administrative assistants.

   The corporate support group furnishes a "layer of support" for Metro's offices through its chief executive officer, John H. Fain, president and chief operating officer, Andrew J. Downing, and chief financial officer, Robert J. Eveleigh, working in conjunction with the chief technology officer, the vice presidents--business development and the vice president of administrative services. The corporate support group performs as many back office functions as possible at the corporate headquarters to allow the offices to focus primarily on sales, client service and consultant support.

   Executive management. During 2000, the executive management team consisted of Messrs. Fain, Downing and Eveleigh and various vice presidents.

   Administrative services. The administrative services department coordinates Metro's recruiting process, ISO 9002 registration and compliance, human resources, payroll and training functions. ISO is an international standard for quality assurance and consistency in operating procedures.

   Finance. The finance department is responsible primarily for internal and external financial reporting, general accounting, time entry and reporting, billing, accounts receivable, facilities acquisition and administration, legal services, risk management and contracting.

   Information services. The information services department supports systems operations, office telecommunications and internal applications systems development and support. Metro has committed significant resources to the development of its recruiting systems to improve the database search capabilities, ease data entry via scanning and imaging, ease remote access to the database and implement a workgroup concept for using the system.

Intellectual Property

   In accordance with industry practice, contracts between Metro and its clients normally provide that all intellectual property created for a client belongs exclusively to that client. Intellectual property used by Metro to operate its business is owned by or licensed to Metro. Metro relies on trade secret laws to protect its proprietary software. Metro seeks to protect its trade secrets and other proprietary information through agreements with employees and consultants. Metro does not hold any patents and does not have any patent applications pending. There can be no assurance that the steps taken by Metro to protect its proprietary technology will be adequate to deter misappropriation of its proprietary rights or third party development of similar proprietary software.

Seasonality

   Metro's operating results are adversely affected when client facilities close due to holidays or inclement weather. Metro generally experiences a degree of seasonality in the fourth quarter due to the number of holidays and closings of client facilities during that quarter. Further, Metro generally experiences lower operating results in the first quarter due in part to the timing of unemployment and social security tax

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


thresholds and delays in clients' contract renewals related to clients' budget approval processes. A higher percentage of employee wages are subject to unemployment and social security tax withholding in the first quarter. In later quarters, more employees reach the annual taxable wage limits for unemployment and social security tax withholding.


Competition

   The IT services industry is extremely competitive and highly fragmented. Metro believes there are thousands of competitors in the United States alone, many of which are privately owned. Although the market is consolidating, management believes no one company is dominant. Metro's competitors include:

  . general IT services firms,

  . temporary staffing and personnel placement companies,

  . general management consulting firms,

  . major accounting firms,

  . divisions of large hardware and software companies, and

  . niche providers of IT services.

   With the recent shift towards the Internet, a number of new competitors have entered the market. These competitors are typically small but well funded services firms focused exclusively on helping businesses use the Internet to change their relationships with clients and suppliers.

   Competition may also come from application service providers, or ASPs. ASPs offer to host standard or slightly customized versions of packaged software systems for businesses. ASPs may attract clients who are dissatisfied with their custom software solutions or have difficulty managing their packaged software systems. Some of Metro's competitors possess substantially greater resources, greater name recognition and a more established client base than Metro. In addition, the services offered by Metro have been and continue to be provided by client personnel. Metro believes that the significant competitive factors in the sale of its services include:

  . quality of consultant services,

  . timely availability of qualified consultants,

  . price,

  . breadth of services offered, and

  . reputation.

   As Metro attempts to increase the amount of systems consulting and project outsourcing it performs, prior experience and referrals to prior successful engagements will play a more significant role in getting new business.

   As a result of intense competition, IT services engagements frequently are subject to pricing pressure. Clients also require vendors to provide services in multiple locations. Competition for contracts for many of Metro's services takes the form of competitive bidding in response to requests for proposals and quotes.

   Prime vendors present an additional competitive challenge. To reduce the number of their IT service providers, a number of businesses are beginning to use a limited number of vendors and, in some cases, a single vendor. Prime vendors enter into contractual arrangements with clients to fill their IT services needs either directly or through subcontractors. Because these prime vendors generally are given the first opportunity to fill a client's consultant needs, the industry trend toward the use of prime vendors may give Metro fewer opportunities to place consultants. In those circumstances where the prime vendor subcontracts with Metro to provide consultants, the prime vendor may pressure Metro to reduce its billable rates.

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

   Metro has taken steps, when practical, to become a prime vendor of IT services for some of its clients. Metro has experienced and anticipates continued pricing pressure from these clients as a condition to becoming or remaining a prime vendor. Metro evaluates these situations on an individual basis to determine whether these arrangements contribute to the overall profitability of Metro.

   Managed services providers are an emerging competitive challenge. Managed services providers coordinate the distribution of client requirements and the responses to those requirements as well as performing billing and payment services. The managed services providers fees are typically paid by suppliers out of the suppliers' revenues from the client, thereby reducing profitability. At the same time, Metro views the growth of managed services as an opportunity and has developed its own managed services offering, under the name vSMART.

Recruiting and Hiring

   Because recruiting and hiring qualified consultants is critical to Metro's success, Metro spends significant resources and effort to locate and retain high-quality consultants. Metro's structured recruiting approach is based on the use of a proprietary resume tracking database, which allows qualified candidates to be identified based on specific client requirements. This approach generates effective communication between the local offices and corporate headquarters, which allows all offices to share information and match candidates to the appropriate office and client. A strict qualification process that utilizes stated standards to qualify candidates, both on a technical and professional basis, is incorporated into this approach.

   Metro identifies candidates through a variety of sources, including the Internet, referrals from employees and clients, local and national advertising, recruiting agencies, career fairs and professional associations. Metro believes its national presence and local office network enables it to recruit consultants with specialized skill sets that are generally in higher demand and more difficult to locate. Candidate resume information is entered into Metro's proprietary database, which allows Metro's offices equal access to candidate qualifications. Office staff can search for candidates based on a variety of search criteria, including skill sets, experience and location preferences. Metro's administrative services department trains new recruiters (through an in-house training program known internally as "recruiter university"), monitors the recruiting process and coordinates the sharing of information among all offices so candidates are quickly and efficiently pursued for hire throughout Metro. At June 30, 2001, Metro had 101 recruiters.

Consultant Training and Education

   Metro believes consultant training and education is essential to meeting client requirements for ever-changing skills and for retaining consultants. Metro offers a variety of training in technical and professional competencies on a company-wide level, through its human resources department and, on an individual office level, through each office's training coordinator. The human resources department oversees:

  . professional and technical training,

  . the licensing of computer-based training courses,

  . development or licensing of instructor-led training,

  . utilization of corporate training hardware and software, and

  . tuition reimbursement.

   Office training coordinators work closely with their office staff to provide effective training through the development of training plans, coordination of class logistics and the sponsorship of informal special interest training sessions. During 2000, approximately 0.9% of Metro's revenue was spent on training and education.

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

Employees

   As of June 30, 2001, approximately 92% of Metro's 1,988 consultants were employees of Metro for federal and state tax purposes. For such individuals, Metro pays social security taxes (FICA), federal and state unemployment taxes and workers' compensation insurance premiums. The remaining consultants were subcontractors.

   As of June 30, 2001, Metro had 2,522 employees, 2,429 of which were full-time and 93 were part-time (working 30 hours or less in a week). Of the 2,429 full-time employees, 1,988 were consultants and 441 were general and administrative staff. Of the 1,988 consultants, Metro classifies 1,214 as regular staff members and 774 as associate staff members. Regular staff members are entitled to full benefits and substantially all are salaried and continue to earn full salary and benefits, even if not working for a client. Metro markets regular staff members to new clients in anticipation of completion of current project assignments. Associate staff members are entitled to only statutory benefits and the majority are paid on an hourly basis. In addition to statutory benefits, associate staff members are permitted to participate in a limited number of other benefits, but are required to pay substantially all of the cost of these benefits. Associate staff members are employed only for specific client projects. As a result, even though Metro markets most associate staff members to new clients in anticipation of completion of current project assignments, they are at greater risk of not being retained by Metro.

   Competition for qualified IT consultants to fill client needs is intense. Metro believes that its core philosophy and values, developed at Metro's inception, help it attract and retain high-quality IT professionals. Consultants sign agreements that limit their ability to compete with Metro for a 12-month period after leaving Metro. In addition, certain of Metro's agreements limit the client's ability to hire Metro employees working at the client's facility.

   Metro completes an annual comprehensive staff survey detailing employee satisfaction and areas for improvement. The survey results are published in special editions of Metro's newsletter, MetroExpress, and shared with employees and clients. The survey helps Metro identify changing employee needs and desires, which Metro believes increases employee satisfaction and reduces employee turnover. Metro is not a party to any collective bargaining agreements and considers its relationships with its employees to be excellent.

Properties

   Metro's executive office is located at Reflections II, 200 Golden Oak Court, Virginia Beach, Virginia 23452. This facility serves as the headquarters for the corporate support group. Metro's headquarters is located in a leased facility with approximately 29,000 square feet at a current annual rent of $470,571, and a term expiring in 2004. As of June 30, 2001, Metro leased offices in 35 cities that aggregated approximately 232,000 square feet and are leased at minimum current annual rents of $3,932,427 for various terms, with no lease commitment extending past 2010. Metro believes that its properties are adequate for its current needs. Further, Metro believes that suitable additional or replacement space will be available when required on terms Metro believes will be acceptable.

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

   The following table sets forth additional information concerning Metro's facilities:

Date Opened/Acquired           Office Location
--------------------           ---------------
July 1979..................... Hampton Roads (Virginia Beach), Virginia
September 1982................ Research Triangle (Raleigh), North Carolina
November 1982................. Richmond, Virginia
August 1984................... Tampa Bay (Tampa), Florida
November 1984................. Charlotte, North Carolina
October 1985.................. Triad (Winston-Salem), North Carolina
March 1987.................... Atlanta, Georgia
October 1987.................. South Florida (Ft. Lauderdale), Florida
August 1988................... Caribbean Islands (Hato Rey), Puerto Rico
November 1989................. Greenville, South Carolina
March 1990.................... Roanoke, Virginia
April 1991.................... Nashville (Brentwood), Tennessee
September 1992................ Dallas/Ft. Worth (Dallas), Texas
July 1993..................... Jacksonville, Florida
July 1994..................... Houston, Texas
April 1995.................... Cincinnati (Fort Mitchell, Kentucky), Ohio
May 1995...................... Chicago (Des Plaines), Illinois
September 1995................ Phoenix, Arizona
April 1996.................... Puget Sound (Bellevue), Washington
October 1996.................. Columbus (Worthington), Ohio
January 1997.................. Rocky Mountain (Denver), Colorado
April 1997.................... St. Louis, Missouri
July 1997*.................... Columbia, South Carolina
July 1997*.................... Kansas City, Missouri
July 1997..................... Austin, Texas
May 1998...................... Tallahassee, Florida
December 1998*................ Palo Alto/Silicon Valley (Menlo Park), California
January 1999*................. Los Angeles (El Segundo), California
February 1999*................ Irvine, California
February 1999*................ San Francisco (San Bruno), California
March 1999*................... Harrisburg (Camp Hill), Pennsylvania
March 1999*................... Altoona, Pennsylvania
March 1999*................... Hagerstown, Maryland
August 1999*.................. Washington, DC (McLean, Virginia)
August 1999*.................. Baltimore, Maryland

--------
* Indicates an office that was acquired.

Legal Proceedings

   Metro is not a party to any material legal proceedings, other than ordinary routine litigation incidental to Metro's business.

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

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
           OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF METRO

   The following discussion and analysis of Metro's financial condition and results of operations should be read in conjunction with Metro's consolidated financial statements and the notes to those statements included elsewhere in this proxy statement/prospectus.

Overview

   Metro provides a wide range of IT consulting and custom software development services in 33 metropolitan markets in the United States and Puerto Rico. As of June 30, 2001, Metro had 1,988 consultants working with clients on all aspects of computer systems and applications development. Services and solutions performed by Metro include application systems development and maintenance, IT architecture and engineering, systems consulting, project outsourcing (including managed services) and general support services. Metro supports all major computer technology platforms and supports client projects using a broad range of software applications. For example, Metro custom develops applications in Java, HTML, ASP and other Web-related languages as well as Visual Basic, C++, Oracle, Informix and DB2. Metro also implements and supports network environments based on Windows 2000, Windows NT, Novell and UNIX platforms and supports numerous other application environments.

   Metro's clients operate in a wide variety of industries including communications, distribution, retail, financial services, government, healthcare, information technology, manufacturing, transportation, leisure and utilities. Metro emphasizes long-term relationships with its clients rather than one-time projects or assignments. During the twelve months ended June 30, 2001, Metro performed IT services for 651 clients (excluding clients that generated less than $25,000 in revenue during that period).

   Metro provides IT services primarily through supplemental IT services arrangements and, to a lesser extent, through project outsourcing arrangements. Substantially all services are billed on a time and materials basis. During the six months ended June 30, 2001, Metro estimated that supplemental IT services accounted for more than 85% and project outsourcing accounted for less than 15% of Metro's revenue. Metro intends to work toward increasing the percentage of project outsourcing it performs.

   Revenue growth is derived primarily from increases in the number of consultants placed with existing and new clients both through internal growth and through acquisitions. The number of full-time consultants increased from 2,088 at December 31, 1998 to 2,770 at December 31, 1999 and then decreased to 2,446 at December 31, 2000. Over the same period, Metro increased the average billing rates charged to its clients for consultants. Between June 30, 2000 and June 30, 2001, the number of full-time consultants decreased by 20.0% from 2,470 to 1,988. Metro's management expects the impact of the slowdown in the second quarter of 2001 will also be reflected in the third quarter. Between June 30, 2000 and June 30, 2001, Metro increased the average billing rates charged to its clients for consultants in an attempt to keep pace with the increased costs of consultants. However, billing rates did not keep pace with the increased cost of pay rates.

   Since May 1999, Metro and the rest of the IT services industry have experienced a slowdown in demand for IT services. This slowdown has mostly affected mainframe computer services. During 1999, clients were reluctant to start new IT projects until the full effect of computer problems associated with the advent of the Year 2000 was known. The industry slowdown continued throughout 2000. As a result, the focus in 2000 was to complete a major shift in the work force towards newer technologies. Conditions improved in the latter half of 2000, but have not yet returned to normal. Metro's management cannot reasonably predict when or if the growth rate previously experienced by Metro will return. Retention of existing consultants and finding enough new consultants for the newer technologies, with the right skills, is Metro's greatest challenge.

   Metro's revenue grew 40.2% in 1998 to $213.9 million, 47.1% in 1999 to $314.6 million and decreased 0.3% in 2000 to $313.6 million. In 1998, 1999 and 2000 and the twelve months ended June 30, 2001, Metro's

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

ten largest clients accounted for approximately 31.3%, 21.7%, 23.2% and 23.9%, respectively, of Metro's revenue and its largest client accounted for approximately 4.4%, 3.6%, 5.2% and 5.9%, respectively, of revenue.

   Revenue growth during 1998 was achieved almost entirely through internal growth, although revenue growth includes revenue from one acquisition in December 1998. Revenue growth in 1999 was attributable to acquisitions completed by Metro between December 1998 and August 1999. Without these acquisitions, 1999 revenue would have increased approximately 5.6%. Between January 1, 1998 and January 31, 2000, Metro opened 12 new offices and acquired 12 additional offices. In May 2000, Metro closed eight smaller offices, including seven offices opened between January 1998 and January 2000. Metro closed these offices to focus on growing those offices that have the critical mass, structure and capability to deliver the broad range of Metro's services and solutions to clients in their respective markets and reduce costs. In conjunction with cost-reduction initiatives approved on May 4, 2001 and June 18, 2001, Metro recorded a restructuring charge of $904,000 for the six months ended June 30, 2001. These costs consisted of employee severance pay and benefits, lease termination costs, and excess fixed assets. The charge represents Metro management's estimate of the ultimate obligations associated with executing the plans at the time the estimates were made. Metro expects to complete all steps in the restructuring plans by May 4, 2002 and June 18, 2002, respectively. Revenue fell 0.3% in 2000 as Metro transitioned its workforce towards newer technologies. Revenue for the six months ended June 30, 2001 fell 5.9% compared to the six months ended June 30, 2000 as Metro's consultant count declined and a slowdown in demand for information technology services occurred.

   On July 1, 1997, Metro completed the acquisition of two information technology services companies. Metro acquired the business operations of Data Systems Technology, Inc., which had offices in Columbia and Greenville, South Carolina, for $498,000, of which $134,000 was paid on July 1, 1997 (including the repayment of net assumed liabilities) and $364,000 was paid on August 31, 1998 as a result of the acquired business attaining certain operating income targets. Metro also acquired the business operations of Kansas City-based J2, Inc., d.b.a. DP Career Associates, for approximately $5.2 million, of which approximately $3.9 million was paid July 1, 1997 and approximately $1.3 million was paid on February 27, 1998 as a result of the acquired business attaining certain gross profit targets.

   On December 2, 1998, Metro completed the acquisition of The Avery Group, an information technology services company with one office in the Palo Alto/Silicon Valley area of California. The purchase price was approximately $11.8 million, of which approximately $11.0 million was paid at closing, $754,000 was paid in February 1999 based on a net worth adjustment calculation performed in February 1999 and approximately $95,000 represents direct costs related to the acquisition.

   On January 1, 1999, Metro acquired D.P. Specialists, Inc. and D.P. Specialists Learning Center, LLC, information technology consulting services and personnel staffing businesses located in El Segundo, California and Woodbridge, New Jersey, for a purchase price of approximately $17.9 million, including direct costs of the acquisition of approximately $90,000. During 2000, Metro paid approximately $7.8 million based on the acquired business attaining certain operating income targets for the twelve months ended December 31, 1999.

   On February 1, 1999, Metro acquired The Professionals--Computer Management & Consulting, Inc. and Krystal Solutions, Inc., both of which are information technology consulting services and personnel staffing businesses located in Irvine, California and San Bruno, California, for a purchase price of approximately $20.6 million, of which approximately $18.0 million was paid at closing, $352,000 was paid in April 1999 based on a net worth adjustment calculation performed in April 1999 and approximately $183,000 represents direct costs related to the acquisition. During 2000, Metro paid approximately $2.1 million based on the acquired business attaining certain operating income targets for the twelve months ended January 31, 2000.

   On March 1, 1999, Metro acquired Solution Technologies, Inc., an information technology consulting services and personnel staffing business located in Camp Hill (Harrisburg), Altoona and Pittsburgh, Pennsylvania, Charlotte, North Carolina, Hagerstown, Maryland and Kansas City, Missouri, for a purchase price of approximately $28.4 million, of which approximately $24.0 million was paid at closing, approximately

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

$3.7 million was paid in March 1999 based on a consultant count adjustment on March 8, 1999, $591,000 was paid in April 1999 based on a net worth adjustment calculation performed in April 1999 and approximately $107,000 represents direct costs of the acquisition.

   On August 13, 1999, Metro acquired all of the membership and equity interests of Acuity Technology Services, LLC and Acuity Technology Services of Dallas, LLC, both of which are information technology consulting services and personnel staffing businesses located in Washington, D.C., Baltimore, Maryland and Dallas, Texas, for a purchase price of approximately $52.4 million, of which approximately $39.4 million was paid at closing, $666,000 was paid in November 1999 and approximately $158,000 represents direct costs related to the acquisition. During 2000, Metro paid approximately $12.2 million based on the acquired business attaining certain operating income targets for the twelve months ended August 31, 2000.

   Metro's past financial performance should not be relied on as an indication of future performance. Period-to-period comparisons of Metro's financial results are not necessarily meaningful indicators of future performance. In particular, you should be aware of the rapid change in demand for technology from 1999 to the present. Demand for mainframe services has shifted to web services. In addition, the demand for solutions versus staffing services appears to be less strong as core clients become familiar with web technologies and begin to seek more staffing services.

Results of Operations

   For purposes of the following discussion, as of December 31, 1998, a mature office is one that was owned by Metro for at least 12 months at the beginning of the earlier period being compared and a new office is one that was opened or acquired thereafter. As of December 31, 1999, December 31, 2000, June 30, 2000 and June 30, 2001, a mature office is an office that was owned by Metro for at least 24 months and a new office is an office opened or acquired within the last 24 months.

   The following tables set forth, for the periods indicated, the percentage of revenue and the percentage change from the prior period of certain items reflected in Metro's consolidated statements of income:

                                                Percentage of Revenue
                                            ---------------------------------
                                                                 Six Months
                                               Year Ended           Ended
                                              December 31,        June 30,
                                            -------------------  ------------
                                            1998   1999   2000   2000   2001
                                            -----  -----  -----  -----  -----
Revenue.................................... 100.0% 100.0% 100.0% 100.0% 100.0%
Cost of revenue............................  69.3   70.8   70.7   71.3   72.3
                                            -----  -----  -----  -----  -----
Gross profit...............................  30.7   29.2   29.3   28.7   27.7
                                            -----  -----  -----  -----  -----
Selling, general and administrative
 expenses..................................  18.9   18.5   21.5   21.4   22.8
Depreciation expense.......................   0.8    0.8    1.0    1.0    1.2
Amortization expense.......................   0.1    0.9    1.5    1.5    1.7
                                            -----  -----  -----  -----  -----
Total operating expenses...................  19.8   20.2   24.0   23.9   25.7
                                            -----  -----  -----  -----  -----
Restructuring charge.......................   --     --     0.1    0.5    0.6
                                            -----  -----  -----  -----  -----
Operating income...........................  10.9    9.0    5.2    4.3    1.4
                                            -----  -----  -----  -----  -----
Net interest income (expense)..............   0.4   (0.9)  (2.2)  (1.8)  (1.8)
Other income...............................   --     --     --     --     0.7
                                            -----  -----  -----  -----  -----
Income before income taxes.................  11.3    8.1    3.0    2.5    0.3
Income taxes...............................   4.5    3.3    1.4    1.0    0.3
                                            -----  -----  -----  -----  -----
Net income.................................   6.8%   4.8%   1.6%   1.5%   0.0%
                                            =====  =====  =====  =====  =====

                                                   Percentage Change
                         ---------------------------------------------------------------------
                                   Year Ended December 31,           Six Months Ended June 30,
                         ------------------------------------------- -------------------------
                         1999 Compared to 1998 2000 Compared to 1999   2001 Compared to 2000
                         --------------------- --------------------- -------------------------
Revenue.................           47.1%                (0.3)%                  (5.9)%
Cost of revenue.........           50.1                 (0.5)                   (4.7)
Gross profit............           40.3                  0.1                    (9.0)
Selling, general and
 administrative
 expenses...............           44.1                 15.9                     0.2
Depreciation expense....           59.2                 25.1                     7.3
Amortization expense....        1,292.4                 61.9                     9.6
Total operating
 expenses...............           51.0                 19.1                     1.1
Restructuring charge....            --                 100.0                    21.1
Operating income........           20.8                (42.8)                  (69.8)
Net interest (expense)
 income.................         (468.3)               133.7                    (6.0)
Other income............            --                   --                    100.0
Income before income
 taxes..................            5.0                (62.8)                  (89.6)
Income taxes............            7.2                (57.9)                  (74.4)
Net income..............            3.6                (66.1)                 (100.0)

 Comparison of Six Months Ended June 30, 2001 to Six Months Ended June 30, 2000

   Revenue. Revenue decreased $9.4 million, or 5.9%, to $148.6 million for the six months ended June 30, 2001 from $158.0 million for the six months ended June 30, 2000. The decline in revenue was a result of a declining consultant count and a slowdown in demand for information technology services.

   Cost of revenue. Cost of revenue decreased $5.3 million, or 4.7%, to $107.4 million for the six months ended June 30, 2001 from $112.7 million for the six months ended June 30, 2000. As a percentage of revenue, cost of revenue increased to 72.3% for the six months ended June 30, 2001 from 71.3% for the six months ended June 30, 2000. This increase as a percentage of revenue was primarily due to increases in health and benefit costs of salaried consultants.

   Gross profit. Gross profit decreased $4.1 million, or 9.0%, to $41.2 million for the six months ended June 30, 2001 from $45.3 million for the six months ended June 30, 2000. As a percentage of revenue, gross profit decreased to 27.7% for the six months ended June 30, 2001 from 28.7% for the six months ended June 30, 2000. The decline in revenue combined with the increased cost of revenue lowered gross profit for the six months ended June 30, 2001.

   Selling, general and administrative expenses. Selling, general and administrative expenses remained at $33.9 million for the six months ended June 30, 2001 compared to the six months ended June 30, 2000. As a percentage of revenue, selling, general and administrative expenses increased to 22.8% for the six months ended June 30, 2001 from 21.4% for the six months ended June 30, 2000. Metro implemented cost-reduction initiatives during the second quarter ended June 30, 2001 to bring selling, general and administrative expenses closer to historical levels. With the number of consultants decreasing, cost-reduction strategies were necessary. One-time costs for these strategies totaled $930,000 before taxes. Of these costs, Metro reported a restructuring charge of $904,000 as a separate line item and included $26,000 in selling, general and administrative expenses. The $26,000 represents a write-down of the value of retired or abandoned assets to net realizable value in accordance with Financial Accounting Standards Board Opinion No. 121.

   Depreciation expense. Depreciation expense increased $119,000, or 7.3%, to $1.8 million for the six months ended June 30, 2001 from $1.6 million for the six months ended June 30, 2000. This increase was primarily attributable to depreciation on additions to computer equipment and software. As a percentage of revenue, depreciation expense increased to 1.2% for the six months ended June 30, 2001 from 1.0% for the six months ended June 30, 2000.

   Amortization expense. Amortization expense increased $224,000, or 9.6%, to $2.5 million for the six months ended June 30, 2001 from $2.3 million for the six months ended June 30, 2000. This increase was attributable to amortization of goodwill and other intangible assets related to Metro's acquisitions completed during 1999. As a percentage of revenue, amortization expense increased to 1.7% for the six months ended June 30, 2001 from 1.5% for the six months ended June 30, 2000.

   Restructuring charge. For the six months ended June 30, 2001, Metro recorded a restructuring charge of $904,000 related to the cost-reduction initiatives approved May 4, 2001 and June 18, 2001. These costs consist of employee severance pay and benefits, lease terminations costs and excess fixed assets. The charge represents Metro's management's estimate of the ultimate obligations associated with executing the plans at the time the estimates were made. Metro expects to complete all steps in the restructuring plans by May 4, 2002 and June 18, 2002, respectively. The June 18, 2001 plan included the sale of one of Metro's offices resulting in a $1.0 million gain before taxes during the six months ended June 30, 2001.

   Operating income. Operating income decreased $4.7 million, or 69.8%, to $2.0 million for the six months ended June 30, 2001 from $6.7 million for the six months ended June 30, 2000. As a percentage of revenue, operating income decreased to 1.4% for the six months ended June 30, 2001 from 4.3% for the six months ended June 30, 2000. The decline in operating income margin was primarily the result of lower gross margins.

   Interest income. Interest income decreased by $53,000, or 65.8%, to $28,000 for the six months ended June 30, 2001 from $81,000 for the six months ended June 30, 2000.

   Interest expense. Interest expense decreased by $217,000, or 7.6%, to $2.6 million for the six months ended June 30, 2001 from $2.8 million for the six months ended June 30, 2000. This change reflects a decrease in the average level of borrowings during the period and decreases in interest rates.

   Other income. Other income increased $1.0 million for the six months ended June 30, 2001 from $0 for the six months ended June 30, 2000. As a percentage of revenue, other income was 0.7% for the six months ended June 30, 2001. The sale of one of Metro's offices resulted in a $1.0 million gain before taxes during the six months ended June 30, 2001. The sale of the office was part of the cost-reduction initiatives approved May 4, 2001 and June 18, 2001.

   Income before income taxes. Income before income taxes decreased $3.5 million, or 89.6%, to $407,000 for the six months ended June 30, 2001 from $3.9 million for the six months ended June 30, 2000. As a percentage of revenue, income before income taxes decreased to 0.3% for the six months ended June 30, 2001 from 2.5% for the six months ended June 30, 2000.

   Income taxes. Metro's effective tax rate was 46% for the six months ended June 30, 2001 and 41% for the six months ended June 30, 2000. The rate increase was the result of higher than expected nondeductible expenses, which increased Metro's taxable income above previous estimates, and nonfederal income taxes. Current tax expense is calculated using book income plus permanent differences times the effective tax rate. Income taxes decreased $1.2 million, or 74.4%, to $407,000 for the six months ended June 30, 2001 from $1.6 million for the six months ended June 30, 2000. As a percentage of revenue, income taxes decreased to 0.3% for the six months ended June 30, 2001 from 1.0% for the six months ended June 30, 2000. These decreases were a result of the earnings decline Metro has experienced over the last 12 months.

   Net Income. Net income decreased $2.3 million, or 100%, to $616 for the six months ended June 30, 2001 from $2.3 million for the six months ended June 30, 2000. As a percentage of revenue, net income decreased to 0.0% for the six months ended June 30, 2001 from 1.5% for the six months ended June 30, 2000.

   Net income per share. Diluted net income per share decreased $0.15, or 100%, to $0.0 for the six months ended June 30, 2001 from $0.15 for the six months ended June 30, 2000.

 Comparison of Year Ended December 31, 2000 to Year Ended December 31, 1999

   Revenue. Revenue decreased $1.1 million, or 0.3%, to $313.6 million for 2000 from $314.6 million for 1999. Excluding the Acuity Technology acquisition, revenue decreased $34.4 million, or 10.9%. The decline in revenue was primarily a result of a declining consultant count, which started in 1999 and continued throughout 2000. This decline was brought on by decreased client demand, the transition from mainframe to e-business skilled consultants, slower revenue growth in existing offices, lower bill rate increases and more non-billable consultant time. As of December 31, 2000 compared to December 31, 1999, the total number of full-time consultants decreased to 2,446 from 2,770, and clients (excluding clients that generated less than $25,000 in revenue during each year) decreased to 730 from 788.

   Cost of revenue. Cost of revenue decreased $1.1 million, or 0.5%, to $221.6 million for 2000 from $222.7 million for 1999. Cost of revenue decreased slightly due to pay rate increases staying below bill rate increases. As a percentage of revenue, cost of revenue decreased to 70.7% for 2000 from 70.8% for 1999.

   Gross profit. Gross profit was $92.0 million for 2000 compared to $92.0 million for 1999. As a percentage of revenue, gross profit increased to 29.3% for 2000 from 29.2% for 1999.

   Selling, general and administrative expenses. Selling, general and administrative expenses increased $9.2 million, or 15.9%, to $67.4 million for 2000 from $58.1 million for 1999. This increase was primarily due to the cost of Metro's sales, marketing and e-business initiatives, the one-time costs related to the offices closed May 31, 2000 and the costs related to a Tennessee sales and use tax audit. These one-time costs include a write-down of $343,000 for the value of retired or abandoned assets to net realizable value in accordance with Financial Accounting Standards Board Opinion No. 121. In addition, a bad debt reserve for uncollectible Tennessee tax of $586,000 and a penalty of $198,000 are included in selling, general and administrative expenses. As a percentage of revenue, selling, general and administrative expenses increased to 21.5% for 2000 from 18.5% for 1999. The nonrecurring costs included in selling, general and administrative expenses for 2000 totaled approximately $1.1 million, before income taxes. Excluding these items, as a percentage of revenue, selling, general and administrative expenses increased to 21.1% for 2000 from 18.5% for 1999.

   Depreciation expense. Depreciation expense increased $654,000, or 25.1%, to $3.3 million for 2000 from $2.6 million for 1999. This increase was primarily attributable to depreciation on additions to computer equipment and software and an entire year of depreciation on the assets of companies acquired during 1999. As a percentage of revenue, depreciation expense increased to 1.0% in 2000 from 0.8% in 1999.

   Amortization expense. Amortization expense increased $1.8 million, or 61.9%, to $4.8 million for 2000 from $3.0 million for 1999. This increase was attributable to amortization of goodwill and other intangible assets related to Metro's acquisitions. As a percentage of revenue, amortization expense increased to 1.5% for 2000 from 0.9% for 1999.

   Operating income. Operating income decreased $12.1 million, or 42.8%, to $16.2 million for 2000 from $28.2 million for 1999. As a percentage of revenue, operating income decreased to 5.2% for 2000 from 9.0% for 1999. The decline in operating income margin was primarily the result of higher selling, general and administrative expenses and higher depreciation and amortization expenses.

   Interest income. Interest income decreased by $49,000 to $94,000 for 2000 from $143,000 for 1999. This change reflects a decrease in cash and cash equivalents due to Metro's cash being used for acquisitions.

   Interest expense. Interest expense increased by $3.8 million to $6.8 million for 2000 from $3.0 million for 1999. Of this amount, $895,000 relates to a Tennessee Department of Revenue audit of the Nashville and Memphis offices completed September 29, 2000. The State of Tennessee found that consulting services provided to clients connected with the installation, alteration, development or programming of computer software are subject to Tennessee sales or use tax. The remaining amount reflects an increase in the average level of borrowings during the period related to the use of cash to make the Acuity Technology and other 1999 acquisitions.

   Income before income taxes. Income before income taxes decreased $15.9 million, or 62.8%, to $9.4 million for 2000 from $25.3 million for 1999. As a percentage of revenue, income before income taxes decreased to 3.0% for 2000 from 8.1% for 1999.

   Income taxes. Metro's effective tax rate for 2000 and 1999 was 45.6% and 40.3%, respectively. The rate increase was primarily the result of higher than expected non-deductible expenses, which increased Metro's taxable income above previous estimates, and non-federal income taxes. The increase was also the result of higher income tax rates in the states where Metro's acquisitions operate. As a percentage of revenue, income taxes decreased to 1.4% for 2000 from 3.3% for 1999. Income taxes decreased $5.9 million, or 57.9%, to $4.3 million for 2000 from $10.2 million for 1999. These decreases were a result of the earnings decline Metro experienced during 2000.

   Net income. Net income decreased $10.0 million, or 66.1%, to $5.1 million for 2000 from $15.1 million for 1999. As a percentage of revenue, net income decreased to 1.6% for 2000 from 4.8% for 1999.

   Net income per share. Diluted net income per share decreased $0.67, or 66.3%, to $0.34 for 2000 from $1.01 for 1999.

 Comparison of Year Ended December 31, 1999 to Year Ended December 31, 1998

   Revenue. Revenue increased $100.7 million, or 47.1%, to $314.6 million for 1999 from $213.9 million for 1998. Of this increase, $89.9 million was due to revenue from companies acquired since December 1, 1998. This increase was also a result of increased billings to existing clients, the addition of new clients and increased billing rates charged for Metro's consultants. As of December 31, 1999 compared to December 31, 1998, the total number of full-time consultants increased to 2,770 from 2,088, and clients (excluding clients that generated less than $25,000 in revenue during each year) increased to 788 from 476. Revenue from Metro's 30 mature offices increased $8.6 million, or 4.0%, from the earlier period and the 15 new offices (including ten acquired offices) accounted for the remaining $92.1 million increase in revenue.

   Cost of revenue. Cost of revenue increased $74.4 million, or 50.1%, to $222.7 million for 1999 from $148.3 million for 1998. Cost of revenue increased primarily due to compensation and benefits associated with growth in the number of consultants, including consultants added through acquisitions. As a percentage of revenue, cost of revenue increased to 70.8% for 1999 from 69.3% for 1998 primarily because the percentage of employees who are hourly was higher in 1999 than in 1998. Hourly employees have a higher pay rate in relation to their billing rate but do not receive the same benefits as salaried employees. To a lesser extent, cost of revenue rose due to lower utilization of salaried consultants. Salaried consultants are paid even if they are not billing. Pay rates also rose faster than bill rates during 1999, increasing cost of revenue.

   Gross profit. Gross profit increased $26.4 million, or 40.3%, to $92.0 million for 1999 from $65.6 million for 1998. As a percentage of revenue, gross profit decreased to 29.2% for 1999 from 30.7% for 1998.

   Selling, general and administrative expenses. Selling, general and administrative expenses increased $17.7 million, or 44.1%, to $58.1 million for 1999 from $40.4 million for 1998. This increase was due primarily to costs associated with recently opened offices, growth of administrative staff in mature offices, hiring additional corporate staff to support the increased number of offices and development of Metro's computerized business systems and hiring additional sales and marketing staff to support Metro's efforts to provide more e-business services. As a percentage of revenue, selling, general and administrative expenses decreased to 18.5% for 1999 from 18.9% for 1998. This decrease was in part the result of Metro's centralization of administrative functions and leverage obtained from Metro's proprietary business systems.

   Depreciation expense. Depreciation expense increased $1.0 million, or 59.2%, to $2.6 million for 1999 from $1.6 million for 1998. This increase was primarily attributable to depreciation on additions to computer equipment and software. As a percentage of revenue, depreciation expense remained unchanged at 0.8%.

   Amortization expense. Amortization expense increased $2.8 million, or 1,292.4%, to $3.0 million for 1999 from $0.2 million for 1998. This increase was attributable to amortization of goodwill and other intangible assets related to Metro's acquisitions. As a percentage of revenue, amortization expense increased to 0.9% for 1999 from 0.1% for 1998.

   Operating income. Operating income increased $4.8 million, or 20.8%, to $28.2 million for 1999 from $23.4 million for 1998. As a percentage of revenue, operating income decreased to 9.0% for 1999 from 10.9% for 1998. The decline in operating income margin was the result of lower gross margins, increased selling, general and administrative expenses and higher amortization expenses not being fully offset by increased revenues.

   Interest income. Interest income decreased by $695,000 to $143,000 for 1999 from $838,000 for 1998. This change reflects a decrease in cash and cash equivalents due to Metro's cash being used for acquisitions.

   Interest expense. Interest expense increased by $2,961,000 to $3,018,000 for 1999 from $57,000 for 1998. This change reflects an increase in the average level of borrowings during the period related to the use of cash to make several acquisitions. Metro increased its debt level from $0 at December 31, 1998 to $82,467,000 at December 31, 1999.

   Income before income taxes. Income before income taxes increased $1.2 million, or 5.0%, to $25.3 million for 1999 from $24.1 million for 1998. As a percentage of revenue, income before income taxes decreased to 8.1% for 1999 from 11.3% for 1998.

   Income taxes. Metro's effective tax rate for 1999 and 1998 is 40.3% and 39.5%, respectively. The increase was the result of higher income tax rates in the states where Metro's acquisitions operate. Income taxes increased $0.7 million, or 7.2%, to $10.2 million for 1999 from $9.5 million for 1998. As a percentage of revenue, income taxes decreased to 3.3% for 1999 from 4.5% for 1998.

   Net income. Net income increased $0.5 million, or 3.6%, to $15.1 million for 1999 from $14.6 million for 1998. As a percentage of revenue, net income decreased to 4.8% for 1999 from 6.8% for 1998.

   Net income per share. Diluted net income per share increased $0.04, or 4.1%, to $1.01 for 1999 from $0.97 for 1998.

Selected Quarterly Results of Operations

   The following table sets forth quarterly operating information for each of the ten quarters ending with the quarter ended June 30, 2001, both in dollars and as a percentage of revenue. This information was derived from the unaudited consolidated financial statements of Metro which, in the opinion of management, were prepared on the same basis as the consolidated financial statements contained elsewhere in this proxy statement/ prospectus and include all adjustments, consisting of normal recurring adjustments, which management considers necessary for the fair presentation of the information for the periods presented. The financial data shown below should be read in conjunction with the consolidated financial statements and notes thereto included elsewhere in this proxy statement/prospectus. Results for any fiscal quarter are not necessarily indicative of results for the full year or for any future quarter.

                                                    Operating
                                    Gross Profit      Income
                                   -------------- --------------  Diluted Net
Quarterly Results of          $      $     % of     $     % of   Income (Loss)
Operations Data            Revenue Amount Revenue Amount Revenue   Per Share
--------------------       ------- ------ ------- ------ ------- -------------
                             (Dollars in thousands, except per
                                      share amounts)
1999:
  Quarter ended March 31.. 72,473  20,970  28.9   6,909    9.5      $ 0.27
  Quarter ended June 30... 78,309  23,023  29.4   8,393   10.7        0.31
  Quarter ended September
   30..................... 81,253  24,020  29.6   7,066    8.7        0.25
  Quarter ended December
   31..................... 82,611  23,951  29.0   5,874    7.1        0.19
2000:
  Quarter ended March 31.. 80,197  22,411  28.0   3,302    4.1        0.08
  Quarter ended June 30... 77,812  22,864  29.4   3,370    4.3        0.08
  Quarter ended September
   30..................... 77,880  23,614  30.3   4,685    6.0        0.08
  Quarter ended December
   31..................... 77,702  23,135  29.8   4,799    6.2        0.11
2001:
  Quarter ended March 31.. 78,767  22,212  28.2   1,278    1.6       (0.01)
  Quarter ended June 30... 69,849  18,973  27.2     737    1.1        0.01

Liquidity and Capital Resources

   Metro funds its operations primarily from cash generated by operations. Net cash provided by operations was $8,754,195 for the six months ended June 30, 2001 and consisted primarily of non-cash items of $5,194,817 and a decrease in accounts receivable of $4,542,799, offset by a decrease in accrued compensation and benefits of $1,701,261. Metro's allowance for doubtful accounts has steadily increased due to the change in general economic conditions, specific losses in some clients and a general slowdown in payments that resulted in additional write-offs and bad debts. Metro's allowance for doubtful accounts was $533,730 at December 31, 1999 compared to $2,469,305 at December 31, 2000. Metro had working capital of $38,726,735 at June 30, 2001 compared to $42,647,009 at December 31, 2000.


   Net cash used in investing activities was $1,439,138 for the six months ended June 30, 2001. Metro spent $1,439,138 on normal acquisitions of property and equipment used in operations.

   Metro maintains credit facilities of $125,000,000. The facilities are provided in equal amounts of $35,000,000 by three banks and $20,000,000 by a fourth bank. The outstanding balance on these facilities as of June 30, 2001 was $75,129,646, a reduction of $8,313,375 from the balance at December 31, 2000. The facilities mature in June 2005 and may be extended each year for an additional year. Until June 2005, interest, but not principal, is payable monthly. The interest rates on Metro's facilities change from time to time. Two of the facilities allow Metro to select among prime rate and London Interbank Offered Rate (LIBOR) based interest rates while the other two have only LIBOR based interest rates. All of the facilities have interest rates that increase as the balance outstanding under the facilities increases. Metro has selected 30-day LIBOR based rates for the second quarter of 2001, and the rates on these borrowings ranged from 4.9% to 6.5% on June 30, 2001. The facilities also contain fees, ranging from 0.125% to 0.380% annually, which are charged on the unused portion of the facilities. The facilities are collateralized by Metro's accounts receivable.

   Effective April 2, 2001, Metro entered into a series of interest rate swaps with a notional amount of $50,000,000. The purpose of these swaps was to hedge Metro's exposure to variability in future cash flows by converting the variable interest rate on a portion of its outstanding credit facilities to a fixed interest rate. Accounting for these interest rate swaps did not have a material impact on Metro's financial statements.

   The credit facilities contain several covenants, including one requiring the maintenance of a certain tangible net worth ratio, which limits the amount of dividends that can be paid. The covenants also impose limits on incurring other debt, limit the amount borrowed to a multiple of adjusted earnings before interest, taxes, depreciation and amortization and require a certain debt service coverage ratio to be maintained. Amounts advanced under the facilities can be used for acquisitions and general working capital purposes. Quarterly testing dates are required for these covenants. These covenants may prevent Metro from borrowing the full amount of the credit facilities or trigger a default under the credit facilities.

   The maximum funded debt to EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) ratio under Metro's credit facilities is 4.0 to
1.0 through September 30, 2001. At June 30, 2001, Metro's funded debt to EBITDA ratio stood at 3.5 to 1.0. As earnings fall, this ratio increases. On December 31, 2001, Metro's credit facilities require Metro to reduce its funded debt to EBITDA ratio to 3.0 to 1.0 or less. Metro plans to reduce its debt level, reduce expenses and negotiate a more favorable ratio by December 31, 2001 to avoid default under its credit facilities at December 31, 2001. A default could have a material adverse effect on Metro's business. As of June 30, 2001, approximately $10.9 million was available for additional borrowing without default.


   Prior to entering into the merger agreement with Keane, Metro was negotiating with its lenders regarding the financial covenants under its credit facilities. Since entering into the merger agreement with Keane, Metro has suspended these negotiations. If the merger with Keane is not consummated, Metro expects to breach its current loan covenants on December 31, 2001. In that event, the interest rate under these facilities would increase to two points above the prime rate, and all amounts then outstanding would be immediately due and payable. Metro would not be able to pay this amount in full without obtaining substitute financing. There can be no assurance that Metro would be able to resume and complete negotiations with its current lenders by December 31, 2001 if the merger with Keane were not to occur or that it would be able to obtain substitute financing.


   Metro sold 115,048 shares of its common stock under its employee stock purchase plan for an aggregate purchase price of $486,788 during the six months ended June 30, 2001 and 83,760 shares for $841,442 during the six months ended June 30, 2000.

   During 2000, a number of Metro employees exercised stock options which vested on December 31, 1997, December 31, 1998 and March 18, 2000, under Metro's 1997 employee stock option plan. During the six months ended June 30, 2001, Metro did not issue any shares of its common stock upon option exercises. Accordingly, Metro received no proceeds from the issuance of common stock for option exercises for the six months ended June 30, 2001.

Seasonality

   Metro's operating results are adversely affected when client facilities close due to holidays or inclement weather. Metro generally experiences a degree of seasonality in the fourth quarter due to the number of holidays and closings of client facilities during that quarter. Further, Metro generally experiences lower operating results in the first quarter due in part to the timing of unemployment and social security tax thresholds and delays in clients' contract renewals related to clients' budget approval processes. A higher percentage of employee wages are subject to unemployment and social security tax withholding in the first quarter. In later quarters, more employees reach the annual taxable wage limits for unemployment and social security tax withholding.

Inflation

   Due to the high demand for IT services and a shortage of qualified IT consultants, wage inflation in the IT services industry surpassed normal wage inflation during 2000 and the twelve months ended June 30, 2001. If this trend continues, it could have a material adverse effect on Metro's business, financial condition and results of operations if Metro is unable to pass increased payroll costs on to its clients. Metro attempts to obtain billing rate increases from clients to offset these increases whenever possible. Average pay rates for the twelve months ended June 30, 2001 increased 7.0% over average pay rates for the twelve months ended June 30, 2000, and average pay rates for 2000 increased 9.6% over average pay rates for 1999 as Metro transitioned its workforce to newer technologies with higher billing rates and pay rates. Average pay rates for 1999 increased 7.6% over average pay rates for 1998.

Quantitative and Qualitative Disclosures About Market Risk

   Metro is exposed to market risk due to variable interest rates on Metro's credit facilities. Actions taken during 1999 and 2000 by the Federal Reserve to increase interest rates increased Metro's interest rate costs. In 2001, the Federal Reserve has decreased interest rates. Metro has entered into interest rate hedges on $50,000,000 of the credit facilities, effective April 2, 2001, to reduce the variability of Metro's cash flows due to fluctuations in interest rates. At the measurement date, a mark-to-market adjustment was not necessary and the hedge instruments were considered fully effective.

   Metro experienced slower demand for its services during the second quarter of 2001. During economic slowdowns, the risk of bad debts increases. Additional amounts have been reserved in the allowance for doubtful accounts for uncollectible accounts during the first half of 2001. Current economic conditions could result in additional accounts becoming doubtful that are current and considered collectible as of June 30, 2001. Accounts receivable will be monitored closely during 2001 to determine if additional increases to the allowance for doubtful accounts are necessary.

   Metro's exposure to market risk from other types of financial instruments, such as accounts payable, is not material.

Recent Accounting Pronouncements

   In July 2001, the Financial Accounting Standards Board, or FASB, issued Statement of Financial Accounting Standards No. 141, "Business Combinations," and Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets." Statement 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001 as well as all purchase method business combinations completed after June 30, 2001. Statement 141 also specifies criteria intangible assets acquired in a purchase method business combination must meet to be recognized and reported apart from goodwill, noting that any purchase price allocable to an assembled workforce may not be accounted for separately. Statement 142 will require that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead tested for impairment at least annually in accordance with the provisions of Statement 142. Statement 142 will also require that intangible assets with definite useful lives be amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment in accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of."

   Metro is required to adopt the provisions of Statement 141 immediately, except with regard to any pooling-of-interest business combinations initiated prior to July 1, 2001, and Statement 142 effective January 1, 2002. Furthermore, any goodwill and any intangible asset determined to have an indefinite useful life that are acquired in a purchase business combination completed after June 30, 2001 will not be amortized, but will continue to be evaluated for impairment in accordance with the appropriate pre-Statement 142 accounting literature. Goodwill and intangible assets acquired in business combinations completed before July 1, 2001 will continue to be amortized prior to the adoption of Statement 142.

   Statement 141 will require upon adoption of Statement 142, that Metro evaluate its existing intangible assets and goodwill that were acquired in prior purchase business combinations, and to make any necessary reclassifications in order to conform with the new criteria in Statement 141 for recognition apart from goodwill. Upon adoption of Statement 142, Metro will be required to reassess the useful lives and residual values of all intangible assets acquired in purchase business combinations, and make any necessary amortization period adjustments by the end of the first interim period after adoption. In addition, to the extent an intangible asset is identified as having an indefinite useful life, Metro will be required to test the intangible asset for impairment in accordance with the provisions of Statement 142 within the first interim period. Any impairment loss will be measured as of the date of adoption and recognized as the cumulative effect of a change in accounting principle in the first interim period.

   In connection with the transitional goodwill impairment evaluation, Statement 142 will require Metro to perform an assessment of whether there is an indication that goodwill is impaired as of the date of adoption. To accomplish this, Metro must identify its reporting units and determine the carrying value of each reporting unit by assigning the assets and liabilities, including the existing goodwill and intangible assets, to those reporting units as of the date of adoption. Metro will then have up to six months from the date of adoption to determine the fair value of each reporting unit and compare it to the reporting unit's carrying amount. To the extent a reporting unit's carrying amount exceeds its fair value, an indication exists that the reporting unit's goodwill may be impaired and Metro must perform the second step of the transitional impairment test. In the second step, Metro must compare the implied fair value of the reporting unit's goodwill, determined by allocating the reporting unit's fair value to all of its assets (recognized and unrecognized) and liabilities in a manner similar to a purchase price allocation in accordance with Statement 141, to its carrying amount, both of which would be measured as of the date of adoption. This second step is required to be completed as soon as possible, but no later than the end of the year of adoption. Any transitional impairment loss will be recognized as the cumulative effect of a change in accounting principle in Metro's statement of earnings.

   In addition, any unamortized negative goodwill existing at the date Statement 142 is adopted must be written off as the cumulative effect of a change in accounting principle.

   As of the date of adoption, Metro expects to have unamortized goodwill in the amount of $97.0 million and unamortized identifiable intangible assets in the amount of $13.9 million, all of which will be subject to the transition provisions of Statements 141 and 142. Amortization expense related to goodwill was $3.3 million and $1.8 million for the year ended December 31, 2000 and the six months ended June 30, 2001, respectively. Because of the extensive effort needed to comply with adopting Statements 141 and 142, it is not practicable to reasonably estimate the impact of adopting these statements on Metro's financial statements at the date of this proxy statement/prospectus, including whether any transitional impairment losses will be required to be recognized as the cumulative effect of a change in accounting principle.

                         METRO'S PRINCIPAL SHAREHOLDERS

   The following table sets forth, as of September 28, 2001, certain information concerning the beneficial ownership of Metro common stock by:


  . each of Metro's directors,

  . Metro's chief executive officer and the other four most highly compensated executive officers of Metro who were serving as executive officers at the end of Metro's last completed fiscal year and whose total annual salary and bonus exceeded $100,000,

  . each person or entity known by Metro to own of record or be the beneficial owner of more than five percent (5%) of Metro's common stock, and

  . all directors and executive officers of Metro as a group.

   Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, and is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power and any shares which the individual or entity has the right to acquire within 60 days after September 28, 2001 through the exercise of any stock option, warrant or other right. However, these shares are not deemed outstanding for purposes of calculating the percentage ownership of any other person. The inclusion in this table of any shares does not constitute an admission that the named shareholder is a direct or indirect beneficial owner of the shares. Unless otherwise indicated, Metro believes that each person or entity named in the table has sole voting power and investment power with respect to all shares of capital stock listed as owned by the person or entity. Unless otherwise indicated in the footnotes to the table below, each person or entity named below has an address of c/o Metro, Reflections II Office Building, Third Floor, 200 Golden Oak Court, Virginia Beach, Virginia 23452. All share amounts have been rounded to the nearest whole share.



                                        Number of Shares  Percentage of Shares
 Name and Address of Beneficial Owner  Beneficially Owned  Beneficially Owned
 ------------------------------------  ------------------ --------------------
John H. Fain(1).......................     8,360,665              54.5
Andrew J. Downing(2)..................       516,029               3.3
Robert J. Eveleigh(3).................        20,886                 *
Ray E. Becker(4)......................         8,000                 *
A. Eugene Loving, Jr.(5)..............         8,100                 *
Kathleen A. Neff(6)...................       221,369               1.3
John R. Turbyfill(7)..................        10,500                 *
The Fain Family Irrevocable Trust
 1993(8)..............................     1,621,510              10.6
All directors and executive officers
 as a group (10 persons)(9)...........     9,133,572              59.6

--------
*Less than one percent (1%) of Metro's outstanding common stock.
 (1) Includes (a) 1,621,510 shares of Metro common stock owned by a trust established by Mr. Fain of which his wife, Joyce L. Fain, and his sister, Cynthia L. Akins, are the co-trustees and of which Mr. Fain disclaims beneficial ownership, (b) 227,974 shares of Metro common stock held by a trust of which Mr. Fain's son is the beneficiary and Mr. Fain is the trustee and of which Mr. Fain disclaims beneficial ownership and (c) 206,930 shares of Metro common stock held by Ms. Akins as custodian for the benefit of Mr. Fain's daughter under the Virginia Uniform Transfers to Minors Act and of which Mr. Fain disclaims beneficial ownership.

 (2) Includes 60,759 shares of Metro common stock owned by a trust established by Mr. Downing and his wife, Cheryl O. Downing, of which his wife is the sole trustee. Also includes 4,000 option shares awarded in 1997, 5,000 option shares awarded in 1998, and 6,667 option shares awarded in 1999 which are exercisable within 60 days after September 28, 2001 under Metro's incentive stock option plan. The business address of The Downing Irrevocable Trust 1997 is 2401 Haversham Close, Virginia Beach, Virginia 23454.

 (3) Includes 6,000 option shares awarded in 1997, 5,000 option shares awarded in 1998 and 6,667 option shares awarded in 1999, which are exercisable within 60 days after September 28, 2001 under Metro's incentive stock option plan.


 (4) Includes 4,000 option shares awarded in 1997, 1,000 option shares awarded in 1998, 1,000 option shares awarded in 1999, 1,000 option shares awarded in 2000 and 1,000 option shares awarded in 2001, which are exercisable within 60 days after September 28, 2001 under Metro's outside directors stock plan. Mr. Becker's business address is P.O. Box 1448, Ellsworth, Maine 04605.




 (5) Includes 4,000 option shares awarded in 1997, 1,000 option shares awarded in 1998, 1,000 option shares awarded in 1999, 1,000 option shares awarded in 2000 and 1,000 option shares awarded in 2001, which are exercisable within 60 days after September 28, 2001 under Metro's outside directors stock plan. Mr. Loving's business address is 900 Laskin Road, Virginia Beach, Virginia 23451.


 (6) Includes 4,000 option shares awarded in 1997, 5,000 option shares awarded in 1998 and 6,667 option shares awarded in 1999, which are exercisable within 60 days after September 28, 2001 under Metro's incentive stock option plan.


 (7) Includes 4,000 option shares awarded in 2001, which are exercisable within 60 days after September 28, 2001 under Metro's outside directors stock plan. Mr. Turbyfill's business address is 1304 Taylors Point Road, Virginia Beach, Virginia 23454.


 (8) The business address of The Fain Family Irrevocable Trust 1993 is P.O. Box 8888, Virginia Beach, Virginia 23450.


 (9) The number of shares shown as beneficially owned by all directors and executive officers as a group include 95,103 shares which are exercisable within 60 days after September 28, 2001, or upon completion of the merger, upon exercise of, and payment for, outstanding unexercised stock options.

          UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

   The following unaudited pro forma combined condensed financial statements have been prepared to give effect to the merger using the purchase method of accounting.

   The unaudited pro forma combined condensed balance sheet as of June 30, 2001 gives effect to the merger as if it had occurred on such date, and reflects the allocation of the purchase price to the Metro assets acquired, and liabilities assumed. The unaudited pro forma combined condensed statements of income combine the historical statements of income of Keane and Metro as if the merger had occurred at January 1, 2000. It is expected that following the merger, Keane will incur additional costs, in connection with integrating the operations of the two companies. Integration-related costs are not included in the accompanying unaudited pro forma combined condensed financial statements.

   Unaudited pro forma combined condensed financial information is presented for illustrative purposes only and is not necessarily indicative of the financial position or results of operations that would have actually been reported had the merger occurred at the beginning of the periods presented, nor is it necessarily indicative of future financial position or results of operations. These unaudited pro forma combined condensed financial statements are based upon the respective historical financial statements of Keane and Metro, as adjusted, and do not incorporate, nor do they assume, any benefits from cost savings or synergies of operations of the combined company.

   The allocation of the Metro purchase price is preliminary and is based upon information provided to date by Metro to Keane and its advisors. Such purchase price allocation will be finalized upon consummation of the merger and completion of appraisals to determine the fair value of tangible and identifiable intangible assets. Based on an analysis of fair market value, the excess of the purchase price over the fair value of net tangible assets on Metro's balance sheet will then be allocated to identifiable intangible assets and the remaining balance to goodwill. Keane is currently gathering the data necessary for determining the fair market value of identifiable intangible assets.


   The total estimated amount of goodwill and identifiable intangible assets is $185.7 million with an average useful life of identifiable intangible assets of approximately five years. Because the valuation analysis has not been completed, the actual amount of goodwill and identifiable intangible assets, and the related average useful life, could vary from these assumptions.

                                     KEANE

              UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET

                              AS OF JUNE 30, 2001
                                 (In thousands)


                                 Historical Historical  Pro Forma    Pro Forma
                                   Keane      Metro    Adjustments     Keane
                                 ---------- ---------- -----------   ---------
ASSETS
Current assets
  Cash and cash equivalents.....  $ 81,827   $     92        --      $ 81,919
  Marketable securities.........    77,913        --         --        77,913
  Accounts receivable, net:
    Trade.......................   144,130     49,887        --       194,017
    Other.......................     1,371        651        --         2,022
  Prepaid expenses and deferred     18,001      4,897     (2,814)(C)   23,535
   income taxes.................                           3,451 (E)
                                  --------   --------    -------     --------
    Total current assets........   323,242     55,527        637      379,406
Property and equipment, net.....    21,124     11,502                  32,626
Other long-term assets..........   133,735    113,664     72,065 (A)  319,464
                                  --------   --------    -------     --------
    Total assets................  $478,101   $180,693    $72,702     $731,496
                                  ========   ========    =======     ========

LIABILITIES AND STOCKHOLDERS'
 EQUITY
Current liabilities
  Accounts payable..............  $ 11,971   $  4,036    $   --      $ 16,007
  Notes payable.................       --         --      75,130 (F)   75,130
  Other current liabilities.....    71,099     12,765     13,027 (B)   96,891
                                  --------   --------    -------     --------
    Total current liabilities...    83,070     16,801     88,157      188,028
Deferred income taxes...........     5,863      3,338     (3,338)(C)   19,516
                                                          13,653 (E)
Long-term portion of capital
 lease obligations..............     1,814        --         --         1,814
Notes payable...................       --      75,130    (75,130)(F)      --
Stockholders' equity
  Common stock..................     7,245        153        244 (D)    7,489
                                                            (153)(D)
  Class B common stock..........        28        --                       28
  Additional paid in capital....   115,520     41,481     37,817 (D)  158,713
                                                           4,754 (D)
                                                             622 (D)
                                                         (41,481)(D)
  Deferred compensation.........       --         --        (622)(D)     (622)
  Accumulated other
   comprehensive income.........    (2,596)       --                   (2,596)
  Retained earnings.............   359,126     43,790    (43,790)(D)  359,126
  Treasury stock................   (91,969)       --      91,969 (D)      --
                                  --------   --------    -------     --------
    Total stockholders' equity..   387,354     85,424     49,360      522,138
                                  --------   --------    -------     --------
Total liabilities and
 stockholders' equity...........  $478,101   $180,693    $72,702     $731,496
                                  ========   ========    =======     ========


   See notes to unaudited pro forma combined condensed financial statements.

                                     KEANE

          UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENTS OF INCOME

                     FOR THE SIX MONTHS ENDED JUNE 30, 2001
                    (In thousands, except per share amounts)

                                  Historical Historical  Pro Forma    Pro Forma
                                    Keane      Metro    Adjustments     Keane
                                  ---------- ---------- -----------   ---------
Total revenues...................  $405,341   $148,616        --      $553,957
Salaries, wages and other direct    282,936    107,431        --       390,367
 costs...........................
Selling, general and other           95,549     35,705        --       131,254
 administrative expenses.........
Amortization of goodwill and
 other intangible assets.........     6,938      2,562      3,440 (G)   10,378
                                                           (2,562)(H)
Restructuring charge.............       --         904        --           904
                                   --------   --------    -------     --------
Operating income.................    19,918      2,014       (878)      21,054
Interest and dividend income.....     3,343         28        --         3,371
Interest expense.................       194      2,635        --         2,829
Other (income) expense, net......    (2,400)    (1,000)       --        (3,400)
                                   --------   --------    -------     --------
Income before income taxes.......    25,467        407       (878)      24,996
Provision for income taxes.......    10,315        406       (351)      10,370
                                   --------   --------    -------     --------
Net income.......................  $ 15,152   $      1    $  (527)    $ 14,626
Net income per share (basic).....  $   0.22   $   0.00        --      $   0.19
Net income per share (diluted)...  $   0.22   $   0.00        --      $   0.19
Weighted average common shares
 outstanding (basic).............    67,947     15,249    (15,249)(I)   75,309
                                                            7,362 (J)
Weighted average common shares
 and common share equivalents
 outstanding (diluted)...........    68,825     15,259    (15,259)(I)   76,364
                                                            7,362 (J)
                                                              177 (J)



   See notes to unaudited pro forma combined condensed financial statements.

                                     KEANE

               UNAUDITED PRO FORMA COMBINED STATEMENTS OF INCOME

                      FOR THE YEAR ENDED DECEMBER 31, 2000
                    (In thousands, except per share amounts)

                                  Historical Historical  Pro Forma     Pro Forma
                                    Keane      Metro    Adjustments      Keane
                                  ---------- ---------- -----------    ----------
Total revenues..................   $871,956   $313,591   $    --       $1,185,547
Salaries, wages and other direct    621,208    221,566        --          842,774
 costs..........................
Selling, general and other          201,852     70,645        --          272,497
 administrative expenses........
Amortization of goodwill and         12,351      4,822      6,881 (G)      19,232
 other intangible assets........                           (4,822)(H)
Restructuring charge............      8,624        403        --            9,027
                                   --------   --------   --------      ----------
Operating income................     27,921     16,155     (2,059)         42,017
Interest and dividend income....      7,725         94        --            7,819
Interest expense................        588      6,812        --            7,400
Other (income) expense, net.....        872        --         --              872
                                   --------   --------   --------      ----------
Income before income taxes......     34,186      9,437     (2,059)         41,564
Provision for income taxes......     13,832      4,302       (823)         17,311
                                   --------   --------   --------      ----------
Net income......................   $ 20,354   $  5,135   $ (1,236)     $   24,253
Net income per share (basic)....   $   0.29   $   0.34        --       $     0.31
Net income per share (diluted)..   $   0.29   $   0.34        --       $     0.31
Weighted average common shares       69,646     15,101    (15,101)(I)      77,008
 outstanding (basic)............                            7,362 (J)
Weighted average common shares       69,993     15,145    (15,145)(I)      77,493
 and common share equivalents                               7,362 (J)
 outstanding (diluted)..........                              138 (J)



   See notes to unaudited pro forma combined condensed financial statements.

                                     KEANE

     NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS
               (Dollars in thousands, except per share amounts)

Note 1

   On August 20, 2001, Keane signed a definitive agreement to acquire Metro in a purchase transaction. The unaudited pro forma combined condensed financial statements reflect the conversion of all of the outstanding shares of Metro common stock into approximately 7.4 million shares of Keane common stock pursuant to the merger. This calculation is based on Metro outstanding common stock at August 17, 2001 using the conversion ratio of 0.48 of a share of Keane common stock for each share of outstanding Metro common stock. Options to purchase approximately 1.3 million shares of Metro common stock with a weighted average exercise price of $15.05 will be assumed by Keane pursuant to the merger and converted into options to purchase approximately 602,000 shares of Keane common stock. The exact number of shares to be issued and the number of options assumed by Keane in connection with the merger will depend upon the number of shares and options of Metro outstanding at the close of the merger.

   The total cost of the proposed merger is estimated to be approximately $142,494, determined as follows:

   Fair value of Keane shares (calculated using $17.66 per share average fair value for the three days prior to and after
    announcement of the merger)....................................... $130,030
   Value of Metro options assumed.....................................    4,754
   Keane transaction costs, consisting primarily of financial
    advisory, legal and accounting fees...............................    5,100
   Transaction bonuses to be paid to some of Metro's executive
    officers..........................................................    2,610
                                                                       --------
                                                                       $142,494
                                                                       ========

   Keane's common stock has been valued using an average price for three days before and after the announcement of the merger. The fair value of options assumed was determined using the Black-Scholes method assuming an expected life of 4.4 years, a risk-free interest rate of 5.0%, volatility of 93.0% and no expected dividends. In accordance with FASB Interpretation No. 44, or FIN 44, "Accounting for Certain Transactions Involving Stock Compensation--an Interpretation of APB 25," the intrinsic value of unvested options of Metro has been allocated to deferred stock compensation. Deferred stock compensation will be amortized on a straight-line basis over the estimated vesting period of the related options. For purposes of preparing the unaudited pro forma combined condensed financial statements, Keane estimated the intrinsic value of the unvested options using the stock price on the date of the merger. Upon consummation of the merger, Keane will determine the final amount of deferred compensation based on the closing price of its common stock on the date of consummation of the merger, and, therefore, the final amount of deferred compensation will be different from the amounts presented in these unaudited pro forma combined condensed financial statements.


   The allocation of the Metro purchase price is preliminary and is based upon information provided to date by Metro to Keane and its advisors. Based upon such preliminary valuation of tangible and intangible assets acquired and liabilities assumed, Keane has allocated the total cost of the merger to the net assets of Metro as follows:



   Net tangible liabilities assumed.................................. $(43,235)
   Customer contracts (5 year useful life)...........................   30,200
   Non-compete agreements (3 year useful life).......................    1,900
   Goodwill..........................................................  153,629
                                                                      --------
                                                                      $142,494
                                                                      ========

   The amount of identifiable intangible assets and the estimated useful lives will be finalized upon consummation of the merger and completion of an independent appraisal and, therefore, may be different from the amount presented in these unaudited pro forma combined condensed financial statements. To the extent the amounts and estimated useful lives are different than those presented above, the unaudited pro forma combined condensed financial statements could change significantly.


Note 2

   The unaudited pro forma combined condensed balance sheets include the adjustments necessary to give effect to the merger as if it had occurred on June 30, 2001 and to reflect the allocation of the acquisition cost to the fair value of tangible and intangible assets acquired and liabilities assumed as noted above, including the elimination of Metro's equity accounts. Adjustments included in the pro forma combined condensed balance sheet are summarized as follows (in thousands except per share amounts):

     (A) To eliminate Metro historic goodwill and intangible assets recorded as a result of previous acquisitions and to record the estimated value of identifiable intangible assets, including goodwill.

     (B) To adjust Metro current liabilities in order to conform with Keane's current corporate accounting policies and to record the accrual of Keane's and Metro's estimated transaction costs of $8,300 and transaction bonuses of $3,122 due to some of Metro's executive officers upon consummation of the merger. Estimated transaction costs include all costs directly incurred as a result of the transaction including, but not limited to, fees for financial advisors, accountants and attorneys and other related costs.


     (C) To eliminate Metro deferred income taxes.

     (D) To eliminate Metro historical shareholders' equity accounts and to record the issuance of 7,362,125 shares of Keane $0.10 par value common stock, of which 4,926,408 shares are expected to be issued from treasury stock, to acquire all of the outstanding common stock of Metro, including an adjustment of $4,754 to additional paid-in-capital to reflect the fair value of all stock options issued by Keane in exchange for all outstanding Metro stock options. This also includes an adjustment to record the intrinsic value of unvested options issued by Keane in exchange for the unvested stock options of Metro in accordance with FIN No. 44 (See Note 1).

     (E) To record deferred income taxes in connection with the estimated purchase price allocation.

     (F) To reclassify Metro's outstanding note payable from long-term to short-term liabilities in order to reflect the fact that, upon consummation of the merger, Metro's note payable, currently due in June 2005, will become due immediately.

Note 3

   The unaudited pro forma combined condensed statements of income include the adjustments necessary to give effect to the merger as if it had occurred on January 1, 2000:

     (G) To record the amortization of identifiable intangible assets using an estimated average useful life of five years.

     (H) To eliminate Metro amortization expense related to goodwill and intangible assets recorded as a result of previous acquisitions.

     (I) To eliminate Metro weighted average common shares outstanding.

     (J) Pro forma basic income per share amounts for the year ended December 31, 2000 and the six months ended June 30, 2001, are based upon the historical weighted-average number of Keane common stock outstanding adjusted to reflect the issuance, as of January 1, 2000, of approximately 7,362,125 shares of Keane common stock. Pro forma diluted net income per share amounts for the year ended December 31, 2000 and the six months ended June 30, 2001, are based upon the historical weighted-average number of shares of Keane common stock outstanding adjusted to reflect the issuance, as of January 1, 2000, of approximately 7,362,125 shares of Keane common stock and the dilutive effect of stock options issued by Keane in exchange for all outstanding Metro stock options.

                        COMPARISON OF STOCKHOLDER RIGHTS

   The rights of Metro shareholders are governed by Metro's charter and bylaws, each as amended, and the laws of the Commonwealth of Virginia. The rights of Keane stockholders are governed by Keane's charter and bylaws, each as amended, and the laws of the Commonwealth of Massachusetts. As a result of the merger, Metro shareholders will become holders of Keane common stock and their rights will thereafter be governed by Keane's charter and bylaws and the laws of the Commonwealth of Massachusetts.

   The following summary outlines the material differences between the Virginia corporation statute and the Massachusetts corporation statute, between the Metro charter and the Keane charter and between the Metro bylaws and the Keane bylaws. Metro shareholders are encouraged to review the full text of each of the Metro charter, the Metro bylaws, the Keane charter, the Keane bylaws, the Virginia corporation statute, the Massachusetts corporation statute and other corporation-related laws of Virginia and Massachusetts insofar as they relate to corporations organized in such states. The Keane charter and the Keane bylaws have been filed as exhibits to the material filed by Keane with the Securities and Exchange Commission. For information as to how these documents may be obtained, see "Where You Can Find More Information" on page 118.



                                      METRO                         KEANE
                                   (Virginia)                  (Massachusetts)
                                   ----------                  ---------------
Authorized and            Metro is authorized to issue  Keane is authorized to issue
outstanding common stock  50,000,000 shares of common   200,000,000 shares of common
                          stock, consisting of          stock and 503,797 shares of
                          49,000,000 shares of common   class B common stock. On
                          stock and 1,000,000 shares    September 28, 2001,
                          of non-voting common stock.   67,801,647 shares of common
                          On September 28, 2001, the    stock and 284,891 shares of
                          Metro record date,            class B common stock were
                          15,337,760 shares of common   outstanding.
                          stock and no shares of non-
                          voting common stock were
                          outstanding.

Description of common     The holders of Metro common   The holders of Keane common
stock                     stock are entitled to one     stock are entitled to one
                          vote for each share held of   vote for each share held of
                          record on all matters         record on all matters
                          submitted to a vote of        submitted to a vote of
                          shareholders. The voting,     stockholders, and holders of
                          dividend and liquidation      Keane class B common stock
                          rights of the holders of      are entitled to ten votes
                          common stock are subject to   for each share held of
                          and qualified by the rights   record on all matters
                          of the holders of preferred   submitted to a vote of
                          stock. All outstanding        stockholders. Except as
                          shares of common stock are    otherwise required by
                          fully paid and non-           Massachusetts law or Keane's
                          assessable and have a par     charter, the holders of
                          value of $0.01 per share.     Keane common stock and class
                          Holders of non-voting common  B common stock vote together stock have no voting rights;  as a single class. Each
                          however, in all other         share of class B common
                          respects, holders of common   stock may be converted, at
                          stock and holders of non-     any time, into one share of
                          voting common stock have      common stock. All
                          identical rights.             outstanding shares of common
                                                        stock and class B common
                                                        stock are fully paid and
                                                        non-assessable and have a
                                                        par value of $0.10 per
                                                        share.

                                      METRO                         KEANE
                                   (Virginia)                  (Massachusetts)
                                   ----------                  ---------------
Authorized and            Metro is authorized to issue  Keane is authorized to issue
outstanding preferred     1,000,000 shares of           2,000,000 shares of
stock                     preferred stock. On           preferred stock in one or
                          September 28, 2001, no        more series. On September
                          shares of preferred stock     28, 2001, no shares of
                          were outstanding.             preferred stock were
                                                        outstanding.

Description of preferred  Under the Metro charter, the  Under the Keane charter, the
stock                     board of directors has the    board of directors has the
                          authority, by the             authority, without further
                          affirmative vote of a         action by the stockholders,
                          majority of directors and     to issue up to 2,000,000
                          without further action by     shares of preferred stock,
                          the shareholders, to issue    $0.01 par value per share,
                          up to 1,000,000 shares of     in one or more series, and
                          preferred stock, $0.01 par    in connection with the
                          value per share, in one or    creation of any such series,
                          more series and to fix the    by resolution or resolutions
                          designations, preferences,    providing for the issue of
                          limitations and relative      the shares thereof, to
                          rights of the preferred       determine and fix such
                          stock, including dividend     voting powers, full or
                          rights, conversion rights,    limited, or no voting
                          voting rights, terms of       powers, and such
                          redemption, conversion and    designations, preferences
                          liquidation preferences, any  and relative participating,
                          or all of which may be        optional or other special
                          greater than the rights of    rights, and qualifications,
                          the common stock. Except as   limitations or restrictions
                          to the designations,          thereof, including without
                          preferences, limitations and  limitation, dividend rights,
                          relative rights of each       conversion rights,
                          series of preferred stock,    redemption privileges and
                          all preferred stock,          liquidation preferences, as
                          regardless of series, shall   shall be stated and
                          rank in a parity as to        expressed in such
                          dividends (whether the        resolutions, all to the full
                          dividend rates or payment     extent permitted by
                          dates are different) and as   Massachusetts law. Without
                          to rights upon the            limiting the generality of
                          liquidation, dissolution or   the foregoing, the
                          winding up of the affairs of  resolutions providing for
                          Metro (whether the            issuance of any series of
                          redemption or liquidation     preferred stock may provide
                          prices are different).        that such series shall be
                                                        superior or rank equally or
                                                        be junior to the preferred
                                                        stock of any other series to
                                                        the extent permitted by law.

                                  METRO                         KEANE
                               (Virginia)                  (Massachusetts)
                               ----------                  ---------------
Special meeting of    Under Virginia law, a         Under Massachusetts law, a
stockholders          special meeting of            special meeting of
                      shareholders may be called    stockholders may be called
                      by the chairman of the board  by the president, a majority of directors, the president,  of directors, or, unless
                      the board of directors or     otherwise provided in the
                      any other person authorized   charter or bylaws, by the
                      to do so in the               clerk upon written
                      corporation's charter or      application of one or more
                      bylaws.                       stockholders entitled to
                                                    vote and who hold at least
                      The Metro bylaws authorize a  40% in interest of the
                      majority of the board of      capital stock entitled to
                      directors or the president    vote at the meeting.
                      to call a special meeting of
                      shareholders. Shareholders    Keane's bylaws provide that
                      of Metro are not authorized   a special meeting of
                      to call special meetings of   stockholders may be called
                      shareholders.                 by the president or the
                                                    board of directors. A
                                                    special meeting may also be
                                                    called by the clerk upon
                                                    written application of one
                                                    or more stockholders who are
                                                    entitled to vote at the
                                                    meeting and hold at least
                                                    50% of the capital stock
                                                    entitled to vote at the
                                                    meeting.

Action by written     The Metro bylaws and          The Keane bylaws and
consent in lieu of a  Virginia law provide that     Massachusetts law provide
stockholder meeting   shareholders may take action  that any action to be taken
                      by unanimous written consent  by stockholders may be taken
                      in lieu of voting at a        without a meeting only by
                      shareholder meeting.          unanimous written consent
                                                    and a corporation may not
                                                    provide otherwise in its
                                                    charter or bylaws.

                                      METRO                         KEANE
                                   (Virginia)                  (Massachusetts)
                                   ----------                  ---------------
Record date for           The Metro bylaws and          The Keane bylaws provide
determining stockholders  Virginia law provide that     that the directors may fix a
                          the board of directors may    Keane record date not more
                          fix a record date that shall  than 60 days prior to the
                          not be more than 70 days      date of any stockholder
                          before the date of any        meeting, the date for the
                          shareholder meeting or other  payment of any dividend or
                          action requiring a            the making of any
                          determination of              distribution to stockholders
                          shareholders. The record      or the last day on which the
                          date for a meeting, fixed by  consent or dissent of
                          the board of directors, is    stockholders may be
                          effective for any             effectively expressed for
                          adjournment of the meeting,   any purpose, as the Keane
                          unless the meeting is         record date.
                          adjourned to a date more
                          than 120 days after the date  If no Keane record date is
                          fixed for the original        fixed and the transfer books
                          meeting. If the date is more  are not closed:
                          than 120 days after the date
                          fixed for the original
                          meeting, then the board of
                          directors must fix a new
                          record date.
                                                        . the Keane record date for
                                                          determining stockholders
                                                          having the right to notice
                                                          of or to vote at a meeting
                                                          of stockholders shall be
                                                          at the close of business
                                                          on the day before the day
                                                          on which notice is given.

                                                        . the Keane record date for
                                                          determining stockholders
                                                          for any other purpose
                                                          shall be at the close of
                                                          business on the day on
                                                          which the board of
                                                          directors acts with
                                                          respect thereto.

                                    METRO                         KEANE
                                 (Virginia)                  (Massachusetts)
                                 ----------                  ---------------
Advance notice          Generally under Virginia      Keane's bylaws provide that
provisions for board    law, notice of an annual or   nominations for election to
nomination and other    special meeting of            the board of directors of
stockholder business--  shareholders must be given    Keane at an annual meeting
annual meetings         not less than ten days nor    of stockholders may be made
                        more than 60 days before the  by the board of directors or
                        meeting date. Notice of an    by any stockholder entitled
                        annual or special meeting of  to vote for the election of
                        shareholders to act on an     directors at an annual
                        amendment to the              meeting and who complies
                        corporation's charter, a      with the following
                        plan of merger, a share       procedure: nominations for
                        exchange, a sale of all or    the election of directors
                        substantially all of the      made by a stockholder must
                        corporation's assets, or of   be made by written notice to
                        a dissolution of the          the clerk and received not
                        corporation must be given     less than 45 days nor more
                        not less than 25 days nor     than 60 days prior to the
                        more than 60 days before the  anniversary of the date on
                        meeting date.                 which Keane first mailed its
                                                      proxy materials for the
                        The Metro bylaws do not       prior year's annual meeting
                        contain any specific advance  of stockholders, provided,
                        notice provisions for notice  however, that if the date of
                        of shareholder nominations    the annual meeting is more
                        of directors or shareholder   than 30 days before or after
                        proposals of business.        the anniversary of the prior
                                                      year's annual meeting, the
                                                      nomination must be mailed or
                                                      delivered to the clerk not
                                                      later than the close of
                                                      business on the later of the
                                                      date 60 days prior to the
                                                      date of the meeting or the
                                                      tenth day following the date
                                                      on which the notice of the
                                                      meeting was mailed or public
                                                      disclosure was made,
                                                      whichever occurs first.

                                                      For any other business to be
                                                      properly brought before an
                                                      annual meeting by a
                                                      stockholder, the stockholder
                                                      must have given timely
                                                      notice thereof in writing to
                                                      the clerk. To be timely, a
                                                      stockholder's notice must be
                                                      received at the principal
                                                      executive offices of Keane
                                                      not less than 45 days nor
                                                      more than 60 days prior to
                                                      the anniversary of the date
                                                      on which Keane first mailed
                                                      its proxy materials for the
                                                      prior year's annual meeting
                                                      of stockholders, provided,
                                                      however, that if the date of
                                                      the annual meeting is more
                                                      than 30 days before or after
                                                      the anniversary of the prior
                                                      year's annual meeting, the
                                                      notice shall have been
                                                      mailed or delivered to the
                                                      clerk not later than the
                                                      close of business on the
                                                      later of the date 60 days
                                                      prior to the date of the
                                                      meeting or the tenth day
                                                      following the date whichever
                                                      occurs first.

                                    METRO                         KEANE
                                 (Virginia)                  (Massachusetts)
                                 ----------                  ---------------
Advance notice          The Metro bylaws do not       Under Massachusetts law,
provisions for board    contain any specific advance  seven days notice is
nomination and other    notice provisions for notice  required before any
stockholder business--  of shareholder nominations    stockholders meeting.
special meetings        of directors or shareholder
                        proposals of business.        Under Keane's bylaws, for
                                                      business to be properly
                                                      brought before a special
                                                      meeting by a stockholder
                                                      other than the election of
                                                      directors (see the procedure
                                                      described above), timely
                                                      notice must be given by the
                                                      stockholder to the clerk of
                                                      the corporation. To be
                                                      timely with respect to a
                                                      special meeting, a
                                                      stockholder's notice must be
                                                      mailed and received at the
                                                      principal executive offices
                                                      of Keane not less than 60
                                                      days nor more than 90 days
                                                      prior to the special
                                                      meeting, provided, however,
                                                      that if less than 70 days'
                                                      notice or prior public
                                                      disclosure of the date of
                                                      the special meeting is given
                                                      or made to the stockholders,
                                                      notice by the stockholder
                                                      must be delivered or mailed
                                                      to the clerk not later than
                                                      the close of business on the
                                                      tenth day following the date
                                                      on which the notice of the
                                                      special meeting was mailed
                                                      or public disclosure was
                                                      made, whichever occurs
                                                      first.

Number of directors     Virginia law provides that    Massachusetts law generally
                        the board of directors of a   provides that a corporation
                        Virginia corporation shall    shall be managed and
                        consist of a number of        conducted by not less than
                        individuals specified in or   three directors.
                        fixed in accordance with the
                        bylaws of the corporation     Keane's charter and bylaws
                        or, if not specified or       provide that its board of
                        fixed in accordance with the  directors shall not have
                        bylaws, then a number         less than three members.
                        specified in or fixed in      Keane's board of directors
                        accordance with the charter   currently consists of eight
                        of the corporation.           directors.

                        The Metro bylaws provide
                        that the board of directors
                        shall consist of at least
                        one member but not more than
                        11 members as that number
                        may be determined from time
                        to time by the board of
                        directors. The Metro board
                        of directors currently
                        consists of six members.

                                   METRO                         KEANE
                                (Virginia)                  (Massachusetts)
                                ----------                  ---------------
Election of Directors  Directors are elected by a    Directors are elected by a
                       plurality of the votes cast   plurality of the votes cast
                       by shares of Metro common     by shares of Keane common
                       shareholders entitled to      stockholders entitled to
                       vote at a meeting at which a  vote at a meeting at which a
                       quorum is present.            quorom is present.

                       Holders of Metro common       Massachusetts law does not
                       stock do not have cumulative  authorize or provide for
                       voting rights in the          cumulative voting rights by
                       election of directors.        stockholders in the election
                                                     of directors. Neither the
                                                     Keane charter nor the bylaws
                                                     provide for cumulative
                                                     voting.

Classified board of    Virginia law provides that a  Massachusetts law provides
directors              corporation's board of        that a corporation's board
                       directors may be divided      of directors may be divided
                       into two or three classes     into classes but no class
                       with staggered terms of       shall be elected for a
                       office.                       shorter period than one year
                                                     or for a longer period than
                       Metro directors are           five years.
                       classified into three
                       classes and are elected to a  Each of Keane's directors
                       term of three years and hold  currently holds office until
                       office until the third        the next annual meeting of
                       annual shareholder meeting    stockholders.
                       after their election.

Removal of directors   Under Virginia law, except    Under Massachusetts law,
                       as otherwise provided in a    except as otherwise provided
                       corporation's charter, a      in a corporation's charter
                       director may be removed from  or bylaws, a director may be
                       office, with or without       removed from office, with or
                       cause, by the holders of a    without cause, by the
                       majority of the shares        holders of a majority of the
                       entitled to vote in the       shares entitled to vote in
                       election of directors.        the election of directors. A
                                                     director may also be removed
                       The Metro charter provides    from office with cause by a
                       that any director may be      majority of the directors
                       removed by:                   then in
                                                     office. A director may be
                       .   the shareholders, only    removed for cause only after
                           at the annual meeting of  a reasonable notice and
                           shareholders, by a vote   opportunity to be heard
                           of not less than two-     before the body proposing to
                           thirds of the shares      remove the director.
                           then entitled to vote at
                           an election of            Keane's bylaws provide that
                           directors; or             a
                                                     director may be removed from
                       .   the board of directors,   office, with or without
                           at any time, by a vote    cause, by the holders of a
                           of not less than two-     majority of the shares
                           thirds of the directors.  entitled to vote in the
                                                     election of directors. In
                                                     addition, the directors
                                                     elected by the holders of a
                                                     particular class or series
                                                     of stock may be removed by
                                                     the holder of a majority of
                                                     the outstanding shares of
                                                     that class or series. A
                                                     director may be removed for
                                                     cause by vote of a majority
                                                     of the directors then in
                                                     office after reasonable
                                                     notice and an opportunity to
                                                     be heard.

                                      METRO                         KEANE
                                   (Virginia)                  (Massachusetts)
                                   ----------                  ---------------
Board of director         Under Virginia law, unless a  Under Massachusetts law,
vacancies                 corporation's charter         unless the corporation's
                          provides otherwise,           charter provides otherwise,
                          vacancies, including a        vacancies are filled in the
                          vacancy resulting from an     manner prescribed in the
                          increase in the number of     corporation's bylaws.
                          directors, may be filled by
                          a plurality of the votes      Keane's bylaws provide that
                          cast by the shares entitled   any vacancy in the board of
                          to vote in the election at a  directors, including a
                          meeting at which a quorum is  vacancy from the enlargement
                          present or by a majority of   of the board of directors,
                          the directors remaining in    may be filled by vote of a
                          office, even though less      majority of the directors
                          than a quorum. If the board   present at the meeting of
                          of directors fills a          directors at which a quorum
                          vacancy, the director's term  is present. Each such
                          expires at the next           successor will hold office
                          shareholder meeting at which  for the unexpired term of
                          directors are elected even    his predecessor.
                          if the corporation has a
                          classified board of
                          directors with staggered
                          terms and the new director
                          is filling an unexpired term
                          with more than one year
                          remaining.

Notice of special         The Metro bylaws provide      Keane's bylaws provide that
meetings of the board of  that special meetings of the  special meetings of the
directors                 board of directors may be     board of directors may be
                          called by the president, and  called by the chairman of
                          shall be called by the        the board, chief executive
                          president on the written      officer, president,
                          request of any two            treasurer, or two or more
                          directors.                    directors.

Approval of loans to      Virginia law does not         Under Massachusetts law, the
officers                  contain any specific          directors and officers who
                          provisions regarding loans    participate in a loan by the
                          to officers.                  corporation to any of its
                                                        officers shall be jointly
                          The Metro bylaws do not       and severally liable for any
                          contain any specific          unpaid portions of the loan,
                          provisions regarding loans    unless a majority of
                          to officers.                  disinterested shares
                                                        entitled to vote for
                                                        directors approve or ratify
                                                        the loan as one reasonably
                                                        expected to benefit the
                                                        corporation.

                                                        Keane's bylaws do not
                                                        provide for loans to
                                                        officers.

                             METRO                         KEANE
                          (Virginia)                  (Massachusetts)
                          ----------                  ---------------
Indemnification  Under Virginia law, the       Under Massachusetts law, a
                 liability of directors or     director is generally not
                 officers of a corporation     exculpated from liability
                 may not be eliminated or      relating to unauthorized
                 limited if the director or    distributions and loans to
                 officer engaged in willful    insiders. Massachusetts law
                 misconduct or a knowing       provides that no
                 violation of the criminal     indemnification may be
                 law or of any federal or      provided with respect to any
                 state securities laws.        matter in which the director
                                               or officer shall have been
                 The Metro charter provides    adjudicated not to have
                 that the directors and        acted in good faith in the
                 officers shall not be liable  reasonable belief that his
                 for monetary damages to       action was:
                 Metro or its shareholders in
                 any instance in which         . in the best interest of
                 Virginia law permits the        the corporation, or
                 limitation or elimination of
                 liability of directors or     . to the extent that such
                 officers of a corporation to    matter relates to service
                 the corporation or its          with respect to any
                 shareholders.                   employee benefit plan, in
                                                 the best interest of the
                 The Metro charter requires      participants or
                 indemnification in any          beneficiaries of such
                 proceeding, including a         employee benefit plan.
                 proceeding brought by Metro
                 or by a shareholder in the    Massachusetts law does not
                 right of Metro, against:      explicitly address indemni-
                                               fying persons against judg-
                 . any person who was or is    ments in actions brought by
                   threatened to be made a     or in the right of the cor-
                   party to such proceeding    poration. The standard de-
                   by reason of the fact that  scribed above applies to
                   he is or was a director or  such cases.
                   officer of Metro, and
                                               Keane's charter provides
                 . any director or officer of  that Keane will indemnify
                   Metro in connection with    each person who was or is a
                   service at the request of   party or is threatened to be
                   Metro in any capacity of    made a party to any threat-
                   another enterprise, in      ened, pending or completed
                   either case unless the      action, suit or proceeding,
                   person engaged in willful   whether civil, criminal, ad-
                   misconduct or a knowing     ministrative or investiga-
                   violation of the criminal   tive, by reason of the fact
                   law.                        that he is or was, or has
                                               agreed to become, a director
                                               or officer of Keane, or is
                                               or was serving, or has
                                               agreed to serve, at the re-
                                               quest of Keane, as a direc-
                                               tor or officer of, or in a
                                               similar capacity with, an-
                                               other organization or in any
                                               capacity with respect to any
                                               employee benefit plan of
                                               Keane.


                                     METRO                         KEANE
                                  (Virginia)                  (Massachusetts)
                                  ----------                  ---------------
Amendment of charter,    Under Virginia law, unless a  Under Massachusetts law, the
merger, share exchanges  Virginia corporation's        affirmative vote of two-
and sale of assets       charter provides for a        thirds of the shares of each
                         greater or lesser vote,       class of stock outstanding
                         certain actions such as the   and entitled to vote, or, if
                         amendment of the charter,     the charter so provides, by
                         mergers, share exchanges and  a vote of a lesser
                         sales of all or               proportion (but not less
                         substantially all of a        than a majority of each
                         corporation's assets not in   class of stock outstanding
                         the ordinary course of        and entitled to vote), is
                         business, must be approved    generally necessary to
                         by each voting group          approve any of these types
                         entitled to vote on the       of transactions.
                         transaction by more than
                         two-thirds of all the votes   Keane's charter does not
                         entitled to be cast by that   contain any specific
                         voting group. However, the    provisions regarding the
                         vote specified in the         amendment of the charter,
                         charter may not be reduced    other than a requirement
                         to less than a majority of    that two-thirds of the votes
                         all votes cast by the voting  which all of Keane's
                         group at a meeting at which   stockholders would be
                         a quorum of the voting group  entitled to cast at any
                         exists.                       annual election of directors
                                                       is necessary to amend or
                         The Metro charter requires    repeal, or to adopt any
                         that any amendment or         provision inconsistent with,
                         restatement of the charter,   the indemnification
                         merger, share exchange or     provisions of Keane's
                         sale of all or substantially  charter.
                         all of Metro's assets be
                         approved by a majority of
                         all the votes entitled to be
                         cast on the action.

                                   METRO                            KEANE
                                 (Virginia)                    (Massachusetts)
                                 ----------                    ---------------
Amendment of bylaws  Under Virginia law, a              Under Massachusetts law, the
                     corporation's shareholders or      power to make, amend or
                     board of directors may amend or    repeal bylaws is given to
                     repeal bylaws except to the        the stockholders, provided
                     extent that the corporation's      that the charter may
                     charter or Virginia law reserves   authorize the directors to
                     the power exclusively to the       also make, amend or repeal
                     shareholders. With respect to a    the bylaws in whole or in
                     particular bylaw, the              part, except with respect to
                     shareholders may expressly         provisions which, by law,
                     provide that the board of          the charter or the bylaws
                     directors may not amend or repeal  require the action of the
                     that bylaw. A corporation's        stockholders.
                     shareholders may amend or repeal
                     bylaws even though the bylaws      Keane's bylaws may be
                     also may be amended or repealed    amended by vote of the
                     by its board of directors.         holders of a majority of the
                                                        shares of each class of the
                     Virginia law expressly addresses   capital stock at the time
                     an amendment or repeal of a bylaw  outstanding and entitled to
                     provision that fixes a greater     vote at any annual or
                     quorum or voting requirement for   special meeting of
                     the board of directors than the    stockholders, if notice of
                     quorum or voting requirement       the substance of the
                     fixed by Virginia law. If the      proposed amendment is stated
                     shareholders originally adopted    in the notice of such
                     the provision, only they may       meeting. If authorized by
                     amend or repeal it. If the board   the charter, the directors,
                     of directors originally adopted    by a majority of their
                     the provision, either the          number then in office, may
                     shareholders or the board of       also make, amend or repeal
                     directors may amend or repeal it.  the bylaws, in whole or in part, except with respect to
                     A bylaw adopted or amended by the  (a) the provisions of the shareholders that fixes a greater  bylaws governing the removal
                     quorum or voting requirement for   of directors and the
                     the board of directors may         amendment of bylaws, and (b)
                     provide that it may be amended or  any provision of the bylaws repealed only by a specified vote  which by law, the charter or of either the shareholders or the  the bylaws requires action
                     board of directors.                by the stockholders.

                     Metro's bylaws may be amended or
                     repealed by the vote of a
                     majority of the shareholders
                     entitled to vote in the election
                     of any director at an annual
                     meeting or a special meeting
                     called for that purpose, provided
                     that written notice stating the
                     proposed amendment has been sent
                     to each shareholder of record
                     entitled to vote at that meeting
                     at the shareholder's last known
                     post office address at least ten
                     days before the date of the
                     annual or special meeting.
                     Amendments may only be made if
                     they have been specified in the
                     notice. The Metro bylaws also
                     provide that the board of
                     directors, by the vote of a
                     majority of the directors, may
                     amend or repeal the bylaws at a
                     regular or special meeting of the
                     board of directors and that any
                     bylaws adopted by the board of
                     directors may be amended or
                     repealed by the shareholders.

                                    METRO                         KEANE
                                 (Virginia)                  (Massachusetts)
                                 ----------                  ---------------
Anti-takeover statutes  Virginia law contains         Massachusetts law contains a
                        provisions governing          three-year moratorium on
                        "affiliated transactions."    business combinations
                        In general, these provisions  between a corporation and
                        prohibit a Virginia           interested stockholders,
                        corporation from engaging in  unless certain conditions
                        material acquisition          are met. In addition, the
                        transactions with any holder  Massachusetts control share
                        of more than 10% of any       acquisition statute
                        class of its outstanding      restricts the voting rights
                        voting shares (an             of shares acquired under
                        "interested shareholder")     specified circumstances.
                        for a period of three years
                        following the date that such
                        person became an interested
                        shareholder unless:

                        . the board of directors of
                          the corporation and the
                          holders of two-thirds of
                          the voting shares, other
                          than the shares
                          beneficially owned by the
                          interested shareholder,
                          approve the affiliated
                          transaction, or

                        . before the date the person
                          became an interested
                          shareholder, the board of
                          directors approved the
                          transaction that resulted
                          in the shareholder
                          becoming an interested
                          shareholder.

                        Affiliated transactions
                        subject to this approval
                        requirement include mergers,
                        share exchanges, material
                        dispositions of corporate
                        assets not in the ordinary
                        course of business, any
                        dissolution of the
                        corporation proposed by or
                        on behalf of an interested
                        shareholder or any
                        reclassification, including
                        reverse stock splits,
                        recapitalizations or mergers
                        of the corporation with its
                        subsidiaries, which
                        increases the percentage of
                        voting shares owned
                        beneficially by an
                        interested shareholder by
                        more than 5%.

                                    METRO                         KEANE
                                 (Virginia)                  (Massachusetts)
                                 ----------                  ---------------
Anti-takeover statutes  Virginia law also contains
(cont'd)                provisions relating to
                        "control share
                        acquisitions," which are
                        transactions causing the
                        voting strength of any
                        person acquiring beneficial
                        ownership of shares of a
                        Virginia public corporation
                        to meet or exceed certain
                        threshold percentages (20%,
                        33 1/3% or 50%) of the total
                        votes entitled to be cast
                        for the election of
                        directors. Shares acquired
                        in a control share
                        acquisition have no voting
                        rights unless:

                        . the voting rights are
                          granted by a majority vote
                          of all outstanding shares
                          other than those held by
                          the acquiring person or
                          any officer or employee
                          director of the
                          corporation, or

                        . the charter or bylaws of
                          the corporation provide
                          that these Virginia law
                          provisions do not apply to
                          acquisitions of its
                          shares. The acquiring
                          person may require that a
                          special meeting of the
                          shareholders be held to
                          consider the grant of
                          voting rights to the
                          shares acquired in the
                          control share acquisition.

                        The board of directors of a
                        Virginia corporation may
                        adopt a bylaw providing that
                        the control share provisions
                        of Virginia law do not apply
                        to acquisitions of the
                        corporation's shares. The
                        Metro board of directors has
                        adopted a bylaw opting out
                        of the control share
                        acquisition provisions of
                        Virginia law.

                                      METRO                         KEANE
                                   (Virginia)                  (Massachusetts)
                                   ----------                  ---------------
Par value, dividends and  The concepts of par value,    Under Massachusetts law,
repurchases of shares     capital and surplus have      corporations generally are
                          been eliminated under         permitted to pay dividends
                          Virginia law.                 as long as the action is not
                                                        taken when the corporation
                          Virginia law permits a        is insolvent, does not
                          corporation to declare and    render the corporation
                          pay dividends and make other  insolvent and does not
                          distributions to              violate the corporation's
                          shareholders, unless after    charter. The directors of
                          giving effect to the          Massachusetts corporations
                          distribution:                 may be jointly and severally
                                                        liable to the corporation to
                          . the corporation would be    the extent that the
                            unable to pay its debts as  directors authorize a
                            they become due in the      dividend when the
                            usual course of business,   corporation is insolvent or
                            or                          where the amount of the
                                                        dividend exceeds the
                          . the corporation's total     permissible amounts and is
                            assets would be less than   not repaid to the
                            the sum of its total        corporation.
                            liabilities plus the
                            amount that would be        Keane's charter provides
                            needed, if the corporation  that dividends may be
                            were to be dissolved at     declared and paid on its
                            the time of the             common stock and class B
                            distribution, to satisfy    common stock from assets or
                            the preferential rights     funds lawfully available as
                            upon dissolution of         and when determined by the
                            shareholders whose          board of directors, provided
                            preferential rights are     that no regular cash
                            superior to those           quarterly dividend may be
                            receiving the               declared and paid to holders
                            distribution.               of class B common stock
                                                        unless at the same time the
                          In addition, Virginia law     board of directors also
                          provides that a corporation   declares and pays to the
                          may acquire its own shares    holders of common stock a
                          and shares so acquired        per share dividend which is
                          constitute authorized but     $.05 per share greater than
                          unissued shares of the same   the per share dividend
                          class, but undesignated as    declared and paid to holders
                          to series. The concept of     of class B common stock.
                          treasury shares has been      Otherwise, no dividend may
                          eliminated under Virginia     be declared or paid to
                          law. Since any purchase of    holders of class B common
                          its shares by the             stock unless an equal
                          corporation is treated as a   dividend is declared and
                          distribution to the selling   paid to holders of common
                          shareholder, the purchase     stock. In addition, the
                          must be approved by the       board of directors may
                          board of directors or be      declare and pay dividends to
                          part of a repurchase plan     the holders of common stock
                          authorized by the board of    without declaring and paying
                          directors and must comply     dividends to the holders of
                          with Virginia law governing   class B common stock.
                          dividends.


                                      METRO                         KEANE
                                   (Virginia)                  (Massachusetts)
                                   ----------                  ---------------
Dissenters' or appraisal  With respect to shares of     Under Massachusetts law, a
rights                    any class or series of        stockholder may, before the
                          shares that are either        taking of the vote on
                          listed on a national          approval of any merger,
                          securities exchange or held   consolidation or sale of all
                          by at least 2,000 record      or substantially all of a
                          shareholders, dissenters'     corporation's assets and in
                          rights are not available      connection with the adoption
                          under Virginia law to the     of charter amendments that
                          holders of such shares by     may adversely affect the
                          reason of a merger, share     rights or preferences of
                          exchange or sale or exchange  stockholders, file with the
                          of property unless:           corporation a written
                                                        objection to the proposed
                          . the charter of the          transaction stating that the
                            corporation issuing such    stockholder intends to
                            shares provides otherwise   demand payment for the
                            (which the Metro charter    stockholder's shares if the
                            does not),                  transaction is consummated.

                          . in the case of a merger or  If the shares are not voted
                            share exchange, the         in favor of the transaction,
                            holders of such shares are  the stockholder may have the
                            required to accept          right to demand in writing
                            anything other than (1)     from the corporation, as it
                            cash, (2) shares of the     exists after the
                            surviving or acquiring      transaction, within 20 days
                            corporation or shares of    after the date of mailing to
                            any other corporation that  the stockholder of notice in
                            are either listed subject   writing that the transaction
                            to notice of issuance on a  has been consummated,
                            national securities         payment for the
                            exchange or held by at      stockholder's shares and an
                            least 2,000 record          appraisal for the value of
                            shareholders or (3) a       those shares.
                            combination of cash and
                            such shares, or

                          . the transaction is an
                            affiliated transaction and
                            has not been approved by a
                            majority of the
                            disinterested directors as
                            defined in Virginia law.

                          A shareholder who has the
                          right to dissent from a
                          transaction and receive
                          payment of the "fair value"
                          of his or her shares must
                          follow the procedural
                          requirements specified under
                          Virginia law in order to
                          maintain such right and
                          obtain such payment.


                               METRO                         KEANE
                            (Virginia)                  (Massachusetts)
                            ----------                  ---------------
Inspection Rights  Under Virginia law, a         Under Massachusetts law, a
                   corporation's shareholders    corporation's stockholders
                   may, after at least five      are entitled to inspect and
                   business days' written        copy its charter, bylaws,
                   notice, inspect and copy      record of stockholder
                   during regular business       meetings, and stock and
                   hours at the corporation's    transfer records. These
                   principal office, its         documents must be kept
                   charter and bylaws as         either at the corporation's
                   currently in effect,          principal office, the
                   resolutions adopted by the    transfer agent's office or
                   board of directors creating   at the office of the
                   any class or series of        corporation's clerk or
                   shares if shares of the       resident agent. If access to
                   class or series are           these documents is refused,
                   outstanding, minutes of       the corporation will be
                   shareholder meetings for the  liable to the requesting
                   past three years, written     stockholder for any actual
                   communications to             damages which result from
                   shareholders for the past     such refusal. However, the
                   three years, the names and    corporation is not obligated
                   business addresses of the     to produce such documents if
                   current directors and         the inspection is being
                   officers and the              sought to secure a list of
                   corporation's most recent     stockholders or other
                   annual report filed with the  information to be sold or
                   State Corporation             used for a purpose unrelated
                   Commission.                   to such person's interest as
                                                 a stockholder.
                   A qualified shareholder who:

                   . has been a shareholder of
                     record for at least six
                     months immediately
                     preceding the request or
                     is a holder of record of
                     at least 5% of the
                     corporation's outstanding
                     shares,

                   . demands to copy and
                     inspect in good faith and
                     for a proper purpose,

                   . describes the purpose with
                     reasonable particularity,
                     and

                   . inspects records directly
                     connected with their
                     purpose

                   is entitled to inspect and
                   copy excerpts from minutes
                   of any board meeting,
                   records of any action of a
                   committee of the board
                   acting in place of the board
                   on behalf of the
                   corporation, minutes of any
                   shareholder meeting, records
                   of action taken by the
                   shareholders or the board of
                   directors without a meeting,
                   accounting records and the
                   records of shareholders.

                   The right of inspection may
                   not be abolished or limited
                   by a corporation's charter
                   or bylaws.

                             SHAREHOLDER PROPOSALS

   Metro will hold an annual meeting of shareholders in the year 2002 only if the merger has not already been completed. If Metro holds an annual meeting in 2002, Metro's shareholders must submit proposals addressed to Metro's secretary, Reflections II Office Building, Third Floor, 200 Golden Oak Court, Virginia Beach, Virginia 23452, no later than January 1, 2002 to be considered for inclusion in Metro's 2002 annual meeting proxy materials. The deadline for notice of a proposal which a shareholder otherwise wishes to have considered at Metro's 2002 annual meeting of shareholders is March 17, 2002. If a proposal or nomination is not submitted by this time, management proxies will be allowed to use their discretionary authority with respect to the shareholder proposal or nomination.

                                 LEGAL MATTERS

   The validity of the shares of Keane common stock to be issued in connection with the merger will be passed on for Keane by Hale and Dorr LLP, Boston, Massachusetts. Certain legal matters with respect to the federal income tax consequences of the merger will be passed upon for Keane by Hale and Dorr LLP, Boston, Massachusetts, and for Metro by Williams, Mullen, Clark & Dobbins, Virginia Beach, Virginia.

                                    EXPERTS

   Ernst & Young LLP, independent auditors, have audited Keane's consolidated financial statements included in Keane's Annual Report on Form 10-K as of and for the years ended December 31, 2000 and 1999, as set forth in their report, which is incorporated by reference into this proxy statement/prospectus and elsewhere in the registration statement. Keane's consolidated financial statements as of and for the years ended December 31, 2000 and 1999 are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

   The financial statements for the year ended December 31, 1998 incorporated into this proxy statement/prospectus by reference to the Annual Report on Form 10-K of Keane for the year ended December 31, 2000, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

   The consolidated financial statements of Metro and its subsidiaries as of December 31, 1999 and 2000 and for each of the years in the three-year period ended December 31, 2000, have been included in this proxy statement/prospectus in reliance upon the report of KPMG LLP, independent certified public accountants, included herein, and upon the authority of said firm as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

   Keane and Metro file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information we file at the Securities and Exchange Commission's Public Reference Room in Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Our Securities and Exchange Commission filings are also available to the public from commercial document retrieval services and at the web site maintained by the Securities and Exchange Commission at http://www.sec.gov.

   Keane filed a registration statement on Form S-4 to register with the Securities and Exchange Commission Keane common stock to be issued to Metro shareholders in the merger. This proxy statement/prospectus is a part of that registration statement and constitutes the prospectus of Keane as well as being a proxy statement of Metro for the Metro special meeting.

   Keane has supplied all the information contained in this proxy statement/prospectus relating to Keane, and Metro has supplied all the information contained in this proxy statement/prospectus relating to Metro. As allowed by Securities and Exchange Commission rules, this proxy statement/prospectus does not contain all of the information relating to Keane and Metro you can find in the registration statement or the exhibits to the registration statement.

   Some of the important business and financial information relating to Keane that you may want to consider in deciding how to vote is not included in this proxy statement/prospectus. The Securities and Exchange Commission allows Keane to "incorporate by reference" the information Keane files with the Securities and Exchange Commission, which means that Keane can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this proxy statement/prospectus, and later information filed with the Securities and Exchange Commission will update and supersede this information. Keane incorporates by reference the documents listed below and all documents filed by Keane with the Securities and Exchange Commission under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 between the date of this proxy statement/prospectus and the date of Metro's special meeting of shareholders:

  1. Keane's Annual Report on Form 10-K for the fiscal year ended December 31, 2000, filed on March 30, 2001,

  2. Keane's definitive proxy statement on Schedule 14A relating to Keane's annual meeting of stockholders held on May 30, 2001, filed on April 13, 2001,

  3. Keane's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2001, filed on May 14, 2001,

  4. Keane's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2001, filed on August 7, 2001,


  5. Keane's Current Report on Form 8-K dated August 20, 2001, filed on August 21, 2001,

  6. Keane's Amendment No. 1 to the Current Report on Form 8-K/A dated August 20, 2001, filed on August 24, 2001,


  7. Keane's Current Report on Form 8-K dated September 19, 2001, filed on September 19, 2001, and


  8. the description of Keane's common stock contained in Keane's registration statement on Amendment No. 1 to Form 8-A, filed on August 27, 2001, including any amendment or report filed for the purpose of updating such description.


   If you are a Metro shareholder, you can obtain any of the documents incorporated by reference through Keane, Metro or the Securities and Exchange Commission. Documents incorporated by reference are available from Keane or Metro without charge, excluding all exhibits. You may obtain documents incorporated by reference into this proxy statement/prospectus free of charge by requesting them orally or in writing to the following addresses or by telephone:

   Keane                                     Metro
   Investor Relations Department             Investor Relations
   Ten City Square                           Reflections II Office Building,
   Boston, Massachusetts 02109            Third Floor
   (617) 241-9200                            200 Golden Oak Court
                                             Virginia Beach, Virginia 23452
                                             (757) 306-0299

   To ensure timely delivery, you must make this request no later than five business days before the date of the special meeting of Metro's shareholders,
or      , 2001.

   You should rely only on the information contained into or incorporated by reference in this proxy statement/prospectus to vote on the merger agreement. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement/prospectus. You should not assume that the information contained in the proxy statement/prospectus is accurate as of any date other than the date hereof, and neither the mailing of this proxy statement/prospectus to Metro shareholders nor the issuance of Keane common stock in the merger shall create any implication to the contrary.

              INDEX TO CONSOLIDATED FINANCIAL STATEMENTS OF METRO

Consolidated Financial Statements:
  Independent Auditors' Report............................................................  F-2
  Consolidated Statements of Income for the Years Ended December 31, 1998, 1999 and 2000..  F-3
  Consolidated Balance Sheets as of December 31, 1999 and 2000............................  F-4
  Consolidated Statements of Changes in Shareholders' Equity for the Years Ended December
   31, 1998, 1999 and 2000................................................................  F-5
  Consolidated Statements of Cash Flows for the Years Ended December 31, 1998, 1999 and
   2000...................................................................................  F-6
  Notes to Consolidated Financial Statements..............................................  F-7
  Consolidated Statements of Income for the Six Months Ended June 30, 2000 and 2001
   (unaudited)............................................................................ F-19
  Consolidated Balance Sheets as of December 31, 2000 and June 30, 2001 (unaudited)....... F-20
  Consolidated Statements of Changes in Shareholders' Equity for the Six Months Ended June
   30, 2001 (unaudited)................................................................... F-21
  Consolidated Statements of Cash Flows for the Six Months Ended June 30, 2000 and 2001
   (unaudited)............................................................................ F-22
  Notes to Consolidated Financial Statements (unaudited).................................. F-23

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Shareholders
Metro Information Services, Inc.:

   We have audited the accompanying consolidated balance sheets of Metro Information Services, Inc. and subsidiaries (the "Company") as of December 31, 1999 and 2000, and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 2000. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based upon our audits.

   We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Metro Information Services, Inc. and subsidiaries as of December 31, 1999 and 2000 and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States of America.

                                          /s/ KPMG LLP

Norfolk, Virginia
January 29, 2001

               METRO INFORMATION SERVICES, INC. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME

                                             Year Ended December 31,
                                      ----------------------------------------
                                          1998          1999          2000
                                      ------------  ------------  ------------
Revenue.............................  $213,891,637  $314,646,091  $313,590,997
Cost of revenue.....................   148,321,681   222,681,353   221,565,996
                                      ------------  ------------  ------------
  Gross profit......................    65,569,956    91,964,738    92,025,001
                                      ------------  ------------  ------------
Selling, general and administrative
 expenses...........................    40,349,100    58,140,040    67,385,432
Depreciation expense................     1,636,678     2,606,003     3,259,940
Amortization expense................       213,851     2,977,605     4,821,769
Restructuring charge (Note 13)......           --            --        403,004
                                      ------------  ------------  ------------
  Total operating expenses..........    42,199,629    63,723,648    75,870,145
                                      ------------  ------------  ------------
Operating income....................    23,370,327    28,241,090    16,154,856
                                      ------------  ------------  ------------
Interest income.....................       837,557       143,478        93,987
Interest expense....................       (56,991)   (3,018,355)   (6,811,897)
                                      ------------  ------------  ------------
  Net interest income (expense).....       780,566    (2,874,877)   (6,717,910)
                                      ------------  ------------  ------------
Income before income taxes..........    24,150,893    25,366,213     9,436,946
Income taxes (Note 7)...............     9,533,849    10,222,585     4,302,289
                                      ------------  ------------  ------------
Net income..........................  $ 14,617,044  $ 15,143,628  $  5,134,657
                                      ============  ============  ============
Net income per share--basic (Note
 8).................................  $       0.98  $       1.01  $       0.34
                                      ============  ============  ============
Net income per share--diluted (Note
 8).................................  $       0.97  $       1.01  $       0.34
                                      ============  ============  ============
Weighted average number of shares of
 common stock and potential dilutive
 securities outstanding (Note 8):
  Basic.............................    14,845,465    14,928,870    15,101,423
  Diluted...........................    15,001,176    14,985,934    15,144,529


          See accompanying notes to consolidated financial statements.

               METRO INFORMATION SERVICES, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                            December 31,
                                                      -------------------------
                                                          1999         2000
                                                      ------------ ------------
                       ASSETS
Current assets:
  Cash and cash equivalents.......................... $  4,612,538 $    603,699
  Accounts receivable, net (Notes 2 and 6)...........   59,720,500   54,923,035
  Prepaid expenses...................................    4,442,488    2,378,173
  Other current assets less allowance for
   uncollectible sales tax of $586,286 at December
   31, 2000 (Note 3).................................          --     1,044,095
  Deferred income taxes (Note 7).....................    1,287,699    2,193,480
                                                      ------------ ------------
    Total current assets.............................   70,063,225   61,142,482
Property and equipment, net (Note 5).................   12,412,632   11,889,307
Goodwill and other intangibles, net (Note 4).........  107,395,150  115,972,945
Other assets.........................................      307,843      275,091
                                                      ------------ ------------
    Total assets..................................... $190,178,850 $189,279,825
                                                      ============ ============
        LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable................................... $  4,202,391 $  4,029,196
  Earnouts payable...................................    8,750,000          --
  Accrued compensation and benefits (Note 11)........   15,063,453   14,466,277
                                                      ------------ ------------
    Total current liabilities........................   28,015,844   18,495,473
Line of credit facilities (Note 6)...................   82,467,071   83,443,021
Deferred income taxes (Note 7).......................    1,555,131    2,404,451
                                                      ------------ ------------
    Total liabilities................................  112,038,046  104,342,945
                                                      ------------ ------------
Shareholders' equity:
  Preferred stock, $0.01 par value; authorized
   1,000,000 shares; none issued and outstanding
   (Note 12).........................................          --           --
  Common stock, $0.01 par value, authorized
   50,000,000 shares; issued and outstanding
   15,021,552 shares at December 31, 1999 and
   15,222,712 shares at December 31, 2000 (Notes 9
   and 12)...........................................      150,216      152,227
  Paid in capital....................................   39,336,189   40,995,597
  Retained earnings..................................   38,654,399   43,789,056
                                                      ------------ ------------
    Total shareholders' equity.......................   78,140,804   84,936,880
                                                      ------------ ------------
Commitments and contingencies (Note 11)
    Total liabilities and shareholders' equity....... $190,178,850 $189,279,825
                                                      ============ ============

          See accompanying notes to consolidated financial statements.

               METRO INFORMATION SERVICES, INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

                                          Shareholders' Equity
                         -------------------------------------------------------
                            Common Stock
                         -------------------   Paid in    Retained
                           Shares    Amount    Capital    Earnings      Total
                         ---------- -------- ----------- ----------- -----------
Balance as of December
 31, 1997............... 14,819,984 $148,200 $36,085,946 $ 8,893,727 $45,127,873
Net proceeds from
 issuance of shares of
 common stock under
 Employee Stock Purchase
 Plan...................     53,106      531   1,322,525         --    1,323,056
Net proceeds from
 issuance of shares of
 common stock under
 Employee Incentive
 Stock Option Plan......     11,070      111     177,009         --      177,120
Net income for 1998.....        --       --          --   14,617,044  14,617,044
                         ---------- -------- ----------- ----------- -----------
Balance as of December
 31, 1998............... 14,884,160  148,842  37,585,480  23,510,771  61,245,093
Net proceeds from
 issuance of shares of
 common stock under
 Employee Stock Purchase
 Plan...................    128,102    1,281   1,601,862         --    1,603,143
Net proceeds from
 issuance of shares of
 common stock under
 Employee Incentive
 Stock Option Plan......      9,290       93     148,847         --      148,940
Net income for 1999.....        --       --          --   15,143,628  15,143,628
                         ---------- -------- ----------- ----------- -----------
Balance as of December
 31, 1999............... 15,021,552  150,216  39,336,189  38,654,399  78,140,804
Net proceeds from
 issuance of shares of
 common stock under
 Employee Stock Purchase
 Plan...................    183,760    1,837   1,376,181         --    1,378,018
Net proceeds from
 issuance of shares of
 common stock under
 Employee Incentive
 Stock Option Plan......     17,400      174     283,227         --      283,401
Net income for 2000.....        --       --          --    5,134,657   5,134,657
                         ---------- -------- ----------- ----------- -----------
Balance as of December
 31, 2000............... 15,222,712 $152,227 $40,995,597 $43,789,056 $84,936,880
                         ========== ======== =========== =========== ===========


          See accompanying notes to consolidated financial statements.

               METRO INFORMATION SERVICES, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                              Year Ended December 31,
                                      -----------------------------------------
                                          1998          1999           2000
                                      ------------  -------------  ------------
Cash Flows from Operating
 Activities:
  Net income........................  $ 14,617,044  $  15,143,628  $  5,134,657
  Adjustments to reconcile net
   income to net cash provided by
   operating activities:
    Depreciation and amortization--
     cost of revenue................        45,875         44,315        45,061
    Depreciation and amortization--
     operating expenses.............     1,850,529      5,583,608     8,081,709
    Net loss on sale of property and
     equipment......................        41,089         39,811       337,686
    Deferred income taxes...........      (192,403)       386,890       (56,461)
    Changes in operating assets and
     liabilities increasing
     (decreasing) cash and cash
     equivalents, net of the effects
     of acquisitions:
      Accounts payable from
       restricted cash..............     1,264,524     (1,264,524)          --
      Accounts receivable...........    (9,664,564)    (7,891,996)    4,797,465
      Prepaid expenses..............       (53,555)    (3,857,741)    2,064,315
      Other current assets..........           --             --     (1,044,095)
      Other assets..................       179,933        (49,404)       32,752
      Accounts payable..............     2,922,251     (5,424,864)     (173,195)
      Accrued compensation and
       benefits.....................     2,027,850      1,079,938      (597,176)
                                      ------------  -------------  ------------
        Net cash provided by
         operating activities.......    13,038,573      3,789,661    18,622,718
                                      ------------  -------------  ------------
Cash Flows from Investing
 Activities:
  Acquisition of property and
   equipment........................    (3,494,790)    (3,544,543)   (2,359,550)
  Acquisition of computer software..    (2,141,332)    (1,102,430)     (791,463)
  Acquisition of businesses.........   (12,443,771)   (97,251,067)  (22,149,994)
  Proceeds from sale of property and
   equipment........................         8,130          6,183        32,081
                                      ------------  -------------  ------------
        Net cash used in investing
         activities.................   (18,071,763)  (101,891,857)  (25,268,926)
                                      ------------  -------------  ------------
Cash Flows from Financing
 Activities:
  Net borrowings under line of
   credit...........................           --      82,467,071       975,950
  Proceeds from shares issued under
   Employee Stock Purchase Plan.....     1,323,056      1,603,143     1,378,018
  Proceeds from shares issued under
   Employee Incentive Stock Option
   Plan.............................       177,120        148,940       283,401
                                      ------------  -------------  ------------
        Net cash provided by
         financing activities.......     1,500,176     84,219,154     2,637,369
                                      ------------  -------------  ------------
Net decrease in cash and cash
 equivalents........................    (3,533,014)   (13,883,042)   (4,008,839)
Cash and cash equivalents at
 beginning of year..................    22,028,594     18,495,580     4,612,538
                                      ------------  -------------  ------------
Cash and cash equivalents at end of
 year...............................  $ 18,495,580  $   4,612,538  $    603,699
                                      ============  =============  ============
Supplemental disclosure of cash flow
 information:
  Cash paid for interest............  $     56,991  $   3,261,046  $  6,563,030
                                      ============  =============  ============
  Cash paid for income taxes........  $  9,004,978  $  11,047,931  $  3,092,863
                                      ============  =============  ============

   During 1998, 1999 and 2000, non-cash financing activities associated with acquisitions totaled $1,001,344, $8,750,000 and $0, respectively.

          See accompanying notes to consolidated financial statements.

               METRO INFORMATION SERVICES, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) Summary of Significant Accounting Policies

 Nature of Business

   Metro Information Services, Inc. together with its wholly-owned consolidated subsidiaries Metro Information Services of Northern California, Inc., Metro Information Services of Los Angeles, Inc., Metro Information Services of Orange County, Inc., Metro Information Services of Pennsylvania, Inc. and Metro Information Services--ATS, Inc. ("Metro" or the "Company") is an information technology ("IT") consulting services company providing IT consultants on a contract basis to organizations with complex IT operations. On December 31, 2000, the Company had 36 offices in the United States and Puerto Rico.

 Principles of Consolidation

   The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All intercompany balances and transactions have been eliminated.

 Revenue Recognition and Concentration of Credit Risk

   The Company derives substantially all of its revenue from consulting services and substantially all services provided by the Company are billed on a time and materials basis. Revenue is recognized as services are performed. Concentration of credit risk with respect to accounts receivable is limited due to the number and diversity of the Company's client base.

   There are several types of revenue that are currently immaterial to the Company's gross revenue but may account for a greater portion in the future. These primarily include sales of managed services and fixed fee contracts. Currently, the combined revenue from these types of sales accounts for less than 1% of the yearly gross revenue. Accounting for managed services and fixed fee revenue is different from the services billed on a time and materials basis. Managed services revenue represents fees for administrative services and is reported on a net basis. Fixed fee revenue is recognized using the percentage of completion method. All of these types of revenue are currently included with revenue from consulting services on the income statement due to immateriality.

 Cash and Cash Equivalents

   Cash and cash equivalents include all highly liquid debt instruments with original maturities of three months or less. Cash equivalents at December 31, 2000 and 1999 consisted of overnight money market investments.

 Financial Instruments

   The carrying amounts of the Company's financial instruments, primarily accounts receivable, accounts payable and accrued compensation and benefits, approximate fair value due to the short maturity of these instruments. The carrying amounts of the Company's line of credit facilities approximate fair value due to their variable interest rates.

 Property and Equipment

   Property and equipment are stated at cost. Depreciation on property and equipment is calculated on the straight-line method over their estimated useful lives. Depreciation on leasehold improvements is calculated on the straight-line method over the lesser of the length of the lease term or their estimated useful lives.

               METRO INFORMATION SERVICES, INC. AND SUBSIDIARIES

 Goodwill and Other Intangible Assets

   Goodwill and other intangible assets represent the excess of cost over fair value of net tangible assets acquired through acquisitions and are amortized on a straight-line basis over their estimated useful lives, generally 30 years for goodwill and 3-20 years for other intangible assets. Management periodically assesses whether there has been a permanent impairment in the value of goodwill, customer base and other intangible assets. Impairment is determined by comparing anticipated undiscounted future cash flows to the carrying value of the related goodwill, customer base and other intangibles. If such assets are considered impaired, the impairment is measured as the amount by which the carrying amount of the assets exceeds the fair value of the assets.

 Income Taxes

   Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and, if applicable, operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

 Use of Estimates

   Management of the Company has made a number of estimates and assumptions relating to the reporting of revenue and expense, assets and liabilities and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

 Reclassifications

   Certain prior year amounts have been reclassified to conform to the current year presentation.

(2) Accounts Receivable

   At December 31, 1999 and 2000, the components of accounts receivables consist of the following:

                                                             December 31,
                                                        -----------------------
                                                           1999        2000
                                                        ----------- -----------
   Billed revenue...................................... $59,100,220 $57,264,101
   Unbilled revenue....................................   1,154,010     128,239
                                                        ----------- -----------
                                                         60,254,230  57,392,340
     Less allowance for doubtful accounts..............     533,730   2,469,305
                                                        ----------- -----------
                                                        $59,720,500 $54,923,035
                                                        =========== ===========

               METRO INFORMATION SERVICES, INC. AND SUBSIDIARIES

   The allowance for doubtful accounts at December 31, 1999 and 2000 consist of the following:



                                   Balance
                                     at                Write-off of  Balance at
                                  Beginning Charges to Uncollectible   End of
                                  of Period   Income     Accounts      Period
                                  --------- ---------- ------------- ----------
Allowance for Doubtful Accounts:
  Year ended December 31, 1999... $372,671  $  751,553   $590,494    $  533,730
  Year ended December 31, 2000...  533,730   2,822,713    887,138     2,469,305


   For the year ended December 31, 2000 the allowance for doubtful accounts increased by $1.9 million due to general economic conditions, specific losses in some clients and a general slowdown in payments that resulted in additional write-offs and bad debts.


(3) Sales Tax Assessment

   The Tennessee Department of Revenue completed a tax audit during 2000. The audit resulted in the Company's receipt of a Notice of Assessment on September 29, 2000 that proposed the imposition of additional Tennessee sales and use taxes and related interest and penalty attributable to the performance by Company employees of services in the State of Tennessee, which the Department determined to be taxable as "computer software." In the Notice, the Department assessed sales and use tax of $2,357,147, which the Company paid in October 2000. Under Tennessee law, the ultimate consumer is responsible for paying the assessed sales and use tax. Accordingly, the Company has billed the assessed amount to its customers. A portion of this amount may not be collectible. As a result, the Company has recorded a reserve of $586,286 for uncollectible accounts. The net current receivable on the balance sheet is $1,044,095 and appears in other current assets at December 31, 2000. The interest and penalty paid on the liability through December 31, 2000 totaled $894,594 and $197,979, respectively. Collectively, the reserve, interest, and recorded penalty reduced the income before income taxes for the year ended December 31, 2000 by $1,678,859.

(4) Acquisitions

   On December 2, 1998, the Company completed the acquisition of The Avery Group ("Avery"), an information technology services company with one office in the Palo Alto/Silicon Valley area of California. The purchase price was approximately $11,849,000, of which $11 million was paid at closing, $754,000 was paid in February 1999 based on a net worth adjustment calculation performed in February 1999 and direct costs of the acquisition were approximately $95,000.

   On January 1, 1999, the Company acquired D.P. Specialists, Inc. and D.P. Specialists Learning Center, LLC ("DPS" collectively), information technology consulting services and personnel staffing businesses located in El Segundo, California and Woodbridge, New Jersey for a purchase price of approximately $17,907,000, including direct costs of the acquisition of approximately $90,000. During 2000, $7,837,164 was paid based on the acquired business attaining certain operating income targets for the twelve months ended December 31, 1999.

   On February 1, 1999, the Company acquired The Professionals--Computer Management & Consulting, Inc. ("PCM") and Krystal Solutions, Inc. ("KSC"), both of which are information technology consulting services and personnel staffing businesses located in Irvine, California and San Bruno, California for a purchase price of approximately $20,611,000, of which $17,976,000 was paid at closing, $352,000 was paid in April 1999 based on a net worth adjustment calculation performed in April 1999 and approximately $183,000 represents direct costs related to the acquisition. During 2000, $2,100,000 was paid based on the acquired business attaining certain operating income targets for the twelve months ended January 31, 2000.

               METRO INFORMATION SERVICES, INC. AND SUBSIDIARIES

   On March 1, 1999, the Company acquired Solution Technologies, Inc. ("STI"), an information technology consulting services and personnel staffing business located in Camp Hill (Harrisburg), Altoona and Pittsburgh, Pennsylvania, Charlotte, North Carolina, Hagerstown, Maryland and Kansas City, Missouri, for a purchase price of approximately $28,398,000, of which $24,046,000 was paid at closing, $3,654,000 was paid in March 1999 based on a consultant count adjustment on March 8, 1999, $591,000 was paid in April 1999 based on a net worth adjustment calculation performed in April 1999 and approximately $107,000 represents direct costs of the acquisition.

   On August 13, 1999, the Company acquired all of the membership and equity interests of Acuity Technology Services, LLC and Acuity Technology Services of Dallas, LLC ("ATS" collectively), both of which are information technology consulting services and personnel staffing businesses located in Washington D.C., Baltimore, Maryland and Dallas, Texas for a purchase price of approximately $52,410,000 of which $39,425,000 was paid at closing, $666,000 was paid in November 1999 and approximately $158,000 represents direct costs related to the acquisition. During 2000, $12,160,830 was paid based on the acquired business attaining certain operating income targets for the twelve months ended August 31, 2000.

   Each of these acquisitions is accounted for as a purchase. The acquisitions were financed partially with proceeds remaining from the Company's initial public offering of common stock on January 29, 1997. The remainder of the purchase price was financed with the Company's cash on hand and borrowings from the Company's line of credit.

   At December 31, 1999 and 2000, the components of goodwill and other intangibles consist of the following:

                                                            December 31,
                                                      -------------------------
                                          Useful Life     1999         2000
                                          ----------- ------------ ------------
   Goodwill..............................    30 years $ 98,823,240 $106,101,935
   Customer base......................... 10-20 years    9,874,500   17,122,300
   Other intangibles.....................   3-5 years    1,956,700      830,200
                                                      ------------ ------------
                                                       110,654,440  124,054,435
     Less accumulated amortization.......                3,259,290    8,081,490
                                                      ------------ ------------
                                                      $107,395,150 $115,972,945
                                                      ============ ============

   Unaudited Pro forma consolidated results of operations for the year ended December 31, 1999 would have been as follows had the acquisitions of PCM, KSC, STI and ATS occurred as of the beginning of the period:

                                                         Year Ended December
                                                               31, 1999
                                                        ----------------------
                                                            (In thousands,
                                                        except per share data)
   Revenue.............................................        $345,993
   Net income..........................................        $ 14,853
   Net income per share--basic.........................        $   1.00
   Net income per share--diluted.......................        $   0.99
   Weighted average number of shares of common stock
    and potential dilutive securities outstanding:
     Basic.............................................          14,901
     Diluted...........................................          15,005

   There is no difference between the pro forma and actual consolidated results of operations for the twelve months ended December 31, 2000 since the acquisitions occurred before January 1, 2000.

               METRO INFORMATION SERVICES, INC. AND SUBSIDIARIES

(5) Property and Equipment

   Property and equipment consist of the following:

                                                             December 31,
                                               Useful   -----------------------
                                                Life       1999        2000
                                             ---------- ----------- -----------
   Land.....................................       n.a. $   129,221 $   129,221
   Buildings................................ 31.5 years     938,957     938,957
   Computer equipment and software..........  3-7 years  13,256,857  13,828,027
   Furniture and equipment..................  5-7 years   4,016,179   4,084,078
   Leasehold improvements...................    Various     771,723     844,112
   Automobiles..............................    3 years      16,065      16,065
                                                        ----------- -----------
                                                         19,129,002  19,840,460
     Less accumulated depreciation and
      amortization..........................              6,716,370   7,951,153
                                                        ----------- -----------
                                                        $12,412,632 $11,889,307
                                                        =========== ===========

(6) Line of Credit Facilities

   The Company increased the maximum amount it may borrow on its credit facilities from $39,900,000 to $90,000,000 on January 15, 1999 and to $125,000,000 on August 25, 1999. Amounts advanced under the facilities can be used for acquisitions and general working capital purposes. The credit facilities are provided in equal amounts of $35,000,000 by three banks and $20,000,000 by a fourth bank. As of December 31, 2000, the Company had borrowed $83,443,021 against these facilities. The facilities mature in June 2005 and may be extended each year for an additional year. Until June 2005, interest, but no principal, is payable monthly. Two of the facilities allow the Company to select among prime rate and London Interbank Offered Rate (LIBOR) based interest rates while the other two have only LIBOR based interest rates. All of the facilities have interest rates that increase as the balance outstanding under the facilities increases. The rates on such borrowings ranged from 7.66% to 7.79% on December 31, 2000. The facilities also contain fees, ranging from 0.125% to 0.380% annually, which are charged on the unused portion of the facilities. The facilities are collateralized by accounts receivable of the Company.

   The credit facilities contain several covenants, including one requiring the maintenance of a certain tangible net worth ratio, which limit the amount of dividends that can be paid. The covenants also impose limits on incurring other debt and require a certain debt service coverage ratio to be maintained. Quarterly testing dates are required for these covenants. The covenants may prevent the Company from borrowing the full $125,000,000 of the facilities or trigger a default under the credit facilities. As of December 31, 2000, approximately $20.7 million was available for additional borrowing without default.

   On March 20, 2000, the Company negotiated more favorable terms on the credit facilities, which are expected to allow the Company to fully use the maximum borrowing amount. The change increased the Maximum Funded Debt to EBITDA ratio from 3.0 to 1.0 to 4.0 to 1.0 through September 30, 2001 and increased the Funded Debt to Capitalization ratio to 65% through December 31, 2000 and 60% through December 31, 2001. At December 31, 2000, the Maximum Funded Debt to EBITDA ratio stood at 3.2 to 1.0.

               METRO INFORMATION SERVICES, INC. AND SUBSIDIARIES

(7) Income Taxes

   The provision for income taxes for 1998, 1999 and 2000 includes federal and state income taxes currently payable and those deferred because of temporary differences between the financial statement and tax bases of assets and liabilities. The provision for income taxes consists of the following:

                                                  Year Ended December 31,
                                             ----------------------------------
                                                1998        1999        2000
                                             ----------  ----------- ----------
   Current:
     Federal................................ $8,113,236  $ 8,177,304 $3,026,247
     State..................................  1,613,016    1,658,391    608,475
     Foreign................................        --           --     724,028
   Deferred:
     Federal................................   (160,233)     321,657    (47,518)
     State..................................    (32,170)      65,233     (8,943)
                                             ----------  ----------- ----------
       Total income tax expense............. $9,533,849  $10,222,585 $4,302,289
                                             ==========  =========== ==========

   The 1998, 1999 and 2000 actual tax expense differs from the amount which would be provided by applying the statutory federal rate to income before income taxes primarily as a result of state income taxes. A reconciliation of the statutory federal income tax rate and the effective rate is as follows:

                                                               Year Ended
                                                              December 31,
                                                             ----------------
                                                             1998  1999  2000
                                                             ----  ----  ----
   Statutory tax rate....................................... 35.0% 35.0% 35.0%
   Effect of:
     State and local income taxes, net of Federal tax
      benefit...............................................  4.5   5.3   4.8
     Nondeductible business expenses........................  --    --    4.1
     Foreign statutory rate differential....................  --    --    1.7
                                                             ----  ----  ----
       Effective tax rate................................... 39.5% 40.3% 45.6%
                                                             ====  ====  ====

   The components of the deferred tax asset and liability at December 31, 1999 and 2000 are as follows:

                                                         1999         2000
                                                      -----------  -----------
   Current deferred tax asset:
     Self-insurance reserves......................... $   334,369  $   293,130
     Accrued expenses................................     743,531      779,778
     Allowance for doubtful accounts.................     209,799    1,120,572
                                                      -----------  -----------
                                                      $ 1,287,699  $ 2,193,480
                                                      ===========  ===========
   Long-term deferred tax liability:
     Depreciation and amortization................... $(1,424,267) $(2,404,451)
     Other deferred tax liabilities..................    (130,864)         --
                                                      -----------  -----------
                                                      $(1,555,131) $(2,404,451)
                                                      ===========  ===========

   In assessing whether deferred tax assets may be realized, management considers whether it is more likely than not that some or all of the deferred taxes will not be realized. Based on the availability of carrybacks of future deductible amounts to 1998, 1999 and 2000 taxable income and management's projections for future taxable income over the periods in which the deferred tax assets are deductible, management believes the

               METRO INFORMATION SERVICES, INC. AND SUBSIDIARIES existing net deductible temporary differences will reverse during periods in which carrybacks are available and/or in which the Company generates net taxable income. There can be no assurance, however, that the Company will generate any income or any specific level of continuing income in future years.

(8) Earnings Per Share

   The following tables reconcile the numerators and denominators of the basic and diluted earnings per share computations of net income:

                                                         Shares
                                          Net Income   Outstanding  Net Income
   For the Year Ended December 31, 1998   (Numerator) (Denominator) Per Share
   ------------------------------------   ----------- ------------- ----------
   Basic Net Income Per Share............ $14,617,044  14,845,465     $0.98
                                                                      =====
   Effect of Dilutive Securities--
    Incentive Stock Options deemed
    outstanding..........................         --      155,711
                                          -----------  ----------
   Diluted Net Income Per Share.......... $14,617,044  15,001,176     $0.97
                                          ===========  ==========     =====

                                                         Shares
                                          Net Income   Outstanding  Net Income
   For the Year Ended December 31, 1999   (Numerator) (Denominator) Per Share
   ------------------------------------   ----------- ------------- ----------
   Basic Net Income Per Share............ $15,143,628  14,928,870     $1.01
                                                                      =====
   Effect of Dilutive Securities--
    Incentive Stock Options deemed
    outstanding..........................         --       57,064
                                          -----------  ----------
   Diluted Net Income Per Share.......... $15,143,628  14,985,934     $1.01
                                          ===========  ==========     =====

                                                         Shares
                                          Net Income   Outstanding  Net Income
   For the Year Ended December 31, 2000   (Numerator) (Denominator) Per Share
   ------------------------------------   ----------- ------------- ----------
   Basic Net Income Per Share............ $ 5,134,657  15,101,423     $0.34
                                                                      =====
   Effect of Dilutive Securities--
    Incentive Stock Options deemed
    outstanding..........................         --       43,106
                                          -----------  ----------
   Diluted Net Income Per Share.......... $ 5,134,657  15,144,529     $0.34
                                          ===========  ==========     =====

   See Note 9 for a description of the Incentive Stock Option Plan.

(9) Stock Option Plans

 SFAS No. 123 Disclosure

   As permitted by SFAS No. 123, Accounting for Stock Based Compensation, the Company applies APB Opinion No. 25, Accounting for Stock Issued to Employees, to account for its three stock-based compensation plans. In accordance with APB Opinion No. 25, the Company recorded no compensation expense related to these plans in 1998, 1999 and 2000. There is no compensation expense related to the Metro Information Services, Inc. Employee Stock Purchase Plan (the "ESPP") because it qualifies as a non-compensatory plan under APB Opinion No. 25. There was no compensation expense recorded for either of the stock option plans discussed below because the exercise price of each option equaled the fair value of the underlying common stock as of the grant date. If compensation expense for the Company's three stock-based compensation plans had been determined based on the fair value of the underlying option at the grant dates as calculated in

               METRO INFORMATION SERVICES, INC. AND SUBSIDIARIES accordance with SFAS No. 123, the Company's net income and net income per share for the years ended December 31, 1998, 1999 and 2000 would have been reduced to the Pro forma amounts indicated below.

                                                    Year Ended December 31,
                            -----------------------------------------------------------------------
                                     1998                    1999                    2000
                            ----------------------- ----------------------- -----------------------
                                         SFAS No.                SFAS No.
                                          123 Pro                 123 Pro       As     SFAS No. 123
                            As Reported    forma    As Reported    forma     Reported   Pro forma
                            ----------- ----------- ----------- ----------- ---------- ------------
   Net income.............. $14,617,044 $13,903,986 $15,143,628 $13,719,741 $5,134,657  $3,913,460
                            =========== =========== =========== =========== ==========  ==========
   Net income per share:
     Basic................. $      0.98 $      0.94 $      1.01 $      0.92 $     0.34  $     0.26
                            =========== =========== =========== =========== ==========  ==========
     Diluted............... $      0.97 $      0.93 $      1.01 $      0.92 $     0.34  $     0.26
                            =========== =========== =========== =========== ==========  ==========

The full impact of calculating compensation cost for stock options under SFAS No. 123 is not reflected in the Pro forma net income and net income per share amounts presented above because compensation cost is recognized over the options' vesting periods.

 Outside Directors Stock Plan

   On December 24, 1996, the Company adopted a non-qualified stock option plan (the "Outside Directors Stock Plan") for the outside directors of the Company. Each outside director is granted an option for 3,000 shares of Common Stock on such director's initial election. At each Annual Meeting thereafter, such director is granted an additional option for 1,000 shares of Common Stock. The options granted to outside directors are immediately exercisable in full at a price equal to the fair market value of Common Stock on the date of grant. The options expire 10 years after the date of grant or one year after the outside director is no longer a director of the Company, whichever is earlier. The Company has reserved 50,000 shares for issuance under this plan. During 1998, 1999 and 2000, the Outside Directors Stock Plan issued 2,000, 2,000 and 2,000 options, respectively, to outside directors and no options were exercised. At December 31, 2000, 14,000 options had been issued by the Plan.

 Incentive Stock Option Plan

   On December 24, 1996, the Company adopted the 1997 Employee Incentive Stock Option Plan which provides for the grant of incentive stock options to purchase up to an aggregate of 1,500,000 shares of Common Stock. On various dates during 1998, 1999, and 2000 certain employees of the Company were granted options to purchase 246,000, 762,000 and 456,000 options respectively, at the fair market value on the date of grant. All of the options issued in 1998, 1999 and 2000 vest ratably over either five or three years and expire not later than nine years and 11 months after the date of grant.

   The fair value of options at the date of grant was estimated using the Black-Scholes option-pricing model with the following weighted average assumptions:

                                                          1998    1999    2000
                                                         ------- ------- -------
   Expected life........................................ 5 years 5 years 5 years
   Risk free interest rate..............................  5.0%    5.5%    5.8%
   Expected volatility..................................   56%     62%     71%
   Annual dividend yield................................   0%      0%      0%

               METRO INFORMATION SERVICES, INC. AND SUBSIDIARIES

A summary of the status of the Company's 1997 Employee Incentive Stock Option Plan and Outside Directors Stock Plan as of December 31, 1998, 1999 and 2000, and changes during the years then ended, is presented below:

                                   1998               1999                2000
                             ----------------- ------------------- -------------------
                                      Weighted            Weighted            Weighted
                             Number   Average             Average             Average
                               of     Exercise  Number    Exercise  Number    Exercise
                             Shares    Price   of Shares   Price   of Shares   Price
                             -------  -------- ---------  -------- ---------  --------
   Options at beginning of
    year...................  314,200   $15.97    523,970   $21.21  1,169,458   $18.80
   Granted.................  248,000   $27.47    764,000   $17.31    458,000   $ 6.29
   Exercised...............  (11,070)  $16.00     (9,290)  $16.03    (17,400)  $16.29
   Forfeited...............  (27,160)  $19.89   (109,222)  $20.15   (209,132)  $18.55
                             -------           ---------           ---------
   Options at end of year..  523,970   $21.21  1,169,458   $18.80  1,400,926   $14.78
                             =======           =========           =========
   Options exercisable at
    year-end...............  138,310   $18.07    309,694   $19.13    482,426   $18.76
                             =======           =========           =========
   Weighted average
    estimated fair value of
    options granted during
    the year...............  $ 14.65           $   10.02           $    3.98
                             =======           =========           =========

   Following is a summary of the range of exercise prices and the weighted average contractual life of outstanding stock options at December 31, 2000:

                                         Options Outstanding             Options Exercisable
                              ----------------------------------------- ----------------------
                                        Weighted Average    Weighted               Weighted
                                           Remaining        Average                Average
   Range of Exercise Prices    Shares   Contractual Life Exercise Price Shares  Exercise Price
   ------------------------   --------- ---------------- -------------- ------- --------------
   $6.188 to $6.25.........     447,000    9.7 years         $ 6.24           0     $ 0.00
   $7.25 to $8.563.........       3,000    9.5 years         $ 8.08       2,000     $ 8.56
   $13.50 to $14.625.......     188,734    8.7 years         $14.59      63,606     $14.52
   $15.625 to $16.50.......     512,906    7.1 years         $16.28     295,100     $16.21
   $18.50 to $19.25........       6,000    7.7 years         $18.75       3,600     $18.92
   $21.688.................       1,000    9.1 years         $21.69           0     $ 0.00
   $22.125 to $23.75.......      36,100    8.0 years         $22.62      14,800     $22.62
   $25.813.................       7,446    7.2 years         $25.81       3,335     $25.81
   $27.25 to $28.00........     178,640    7.2 years         $27.65      90,685     $27.66
   $35.00 to $35.75........      20,100    7.9 years         $35.07       9,300     $35.16
                              ---------                                 -------
   $6.188 to $35.75........   1,400,926    8.2 years         $14.78     482,426     $18.76
                              =========                                 =======

 Employee Stock Purchase Plan

   The Company adopted the ESPP on December 24, 1996. Under the ESPP, an aggregate of 500,000 shares of Common Stock may be purchased from the Company by the employees through payroll withholding pursuant to a series of offerings. All full-time employees who have met certain service requirements (as defined in the ESPP), except for employees who own Common Stock of the Company or options on such stock which represent more than 5% of Common Stock of the Company, are eligible to participate. The purchase price of Common Stock is 85% of the lesser of the fair market value of Common Stock on the first trading day of the calendar quarter and the last trading day of the quarter. During 1998, 1999 and 2000, the Company sold 53,106, 128,102 and 183,760 shares, respectively, of Common Stock to the ESPP for a total of $1,323,056, $1,603,143

               METRO INFORMATION SERVICES, INC. AND SUBSIDIARIES and $1,378,018, respectively. At December 31, 2000, 384,952 shares had been purchased by the Plan from the Company.

   The fair value of the employees' purchase rights of ESPP shares was estimated using the Black-Scholes option pricing model with the following weighted average assumptions:

                                                        1998     1999     2000
                                                      -------- -------- --------
   Expected life..................................... 3 months 3 months 3 months
   Risk free interest rate...........................   4.9%     4.7%     5.9%
   Expected volatility...............................   31%      32%      44%
   Annual dividend yield.............................    0%       0%       0%

   The weighted average fair value of those purchase rights granted in 2000 was $2.89.

(10) Profit Sharing Plan

   The Company sponsors a 401(k) employee benefit plan covering all eligible employees of Metro Information Services, Inc., with a minimum of three months of service. In addition, certain of the Company's subsidiaries sponsor their own 401(k) employee benefit plans covering all of their eligible employees who met the minimum service requirements of their plans. Eligible employees are permitted to make voluntary deductible contributions to their plan. Some of the plans require Metro Information Services, Inc., or the applicable subsidiary, to make matching contributions on the eligible employee's contribution. The Company made matching contributions of $1,775,329, $2,594,052 and $2,642,276 to the plans for the years ended December 31, 1998, 1999 and 2000, respectively.

(11) Commitments and Contingencies

   The Company is obligated under various non-cancelable operating leases for office space. Rent expense for the years ended December 31, 1998, 1999 and 2000 was $1,930,184, $3,494,091 and $4,203,335, respectively, and is included in selling, general and administrative expenses in the accompanying consolidated statements of income. Renewal options are available at most locations. Future minimum lease payments, as of December 31, 2000 are as follows:

     2001........................................................... $ 4,080,499
     2002...........................................................   3,959,409
     2003...........................................................   3,521,844
     2004...........................................................   2,179,825
     2005...........................................................   1,008,051
     Thereafter.....................................................   2,566,423
                                                                     -----------
                                                                     $17,316,051
                                                                     ===========

   The Company self-insures against employees' health insurance claims up to a stop loss limit of $125,000 per employee per year and a variable, aggregate stop loss limit. Amounts charged to income related to insurance claims were $5,535,831, $6,204,018 and $6,913,922 for the years ended December 31, 1998,
1999 and 2000, respectively. Included in accrued compensation and benefits on the accompanying consolidated balance sheets is a reserve for claims incurred but not yet reported of $960,924 and $751,296 at December 31, 1999 and 2000, respectively.

               METRO INFORMATION SERVICES, INC. AND SUBSIDIARIES

(12) Shareholders' Equity

 Preferred Stock

   The Company's Board of Directors has the authority to issue shares of Preferred Stock and determine the stock terms without obtaining shareholders' approval. There are currently no issued or outstanding shares of Preferred Stock.

 Common Stock

   The Common Stock shareholders have the sole right to vote.

(13) Restructuring Charge

   On May 25, 2000, the Company's Executive Management approved a plan to close eight of its smaller offices and combine operations in two other markets. By June 2, 2000, offices located in Memphis, Milwaukee, Minneapolis, Orlando, Pittsburgh, Portland, Sacramento, and Salt Lake City had been closed.

   During June 2000, the Company recorded a restructuring charge of $746,600. The charge represents management's estimate of the ultimate obligations associated with executing the plan at the time the estimates were made. During the third quarter, the restructuring charge for costs to exit certain facilities was revised as the Company negotiated an early end to some leases and subleased other facilities. The Company expects to complete all steps in the restructuring plan by May 31, 2001.

   The following table shows the initial accruals made by the Company and the remaining liability as of December 31, 2000:

                                        Costs incurred             Balance as
                                           through     Revision        of
                               Initial   December 31,     to      December 31,
                               Balance       2000      estimates      2000
                               -------- -------------- ---------  ------------
   Cost to exit certain
    facilities................ $608,233    $277,338    $(319,842)   $11,053
   Severance and termination
    related accruals..........  114,767      93,267      (21,500)       --
   Relocation costs...........   23,600      21,346       (2,254)       --
                               --------    --------    ---------    -------
     Total restructuring
      costs................... $746,600    $391,951    $(343,596)   $11,053
                               ========    ========    =========    =======

               METRO INFORMATION SERVICES, INC. AND SUBSIDIARIES

(14) Quarterly Financial Information (Unaudited)

   The following table sets forth certain quarterly operating information for each of the 12 quarters ending with the quarter ended December 31, 2000. This information was derived from the unaudited consolidated financial statements of the Company which, in the opinion of management, were prepared on the same basis as the consolidated financial statements contained elsewhere in this report and include all adjustments, consisting of normal recurring adjustments, which management considers necessary for the fair presentation of the information for the periods presented. The financial data shown below should be read in conjunction with the consolidated financial statements and notes thereto included in this report. Results for any fiscal quarter are not necessarily indicative of results for the full year or for any future quarter.

                                              First   Second    Third   Fourth
Statements of Income Data                    Quarter  Quarter  Quarter  Quarter
-------------------------                    -------  -------  -------  -------
                                              (Dollars in thousands except
                                                     per share data)
1998:
  Revenue................................... $47,110  $52,391  $56,593  $57,799
  Gross profit..............................  14,346   16,375   17,296   17,553
  Operating income..........................   4,663    5,715    6,538    6,454
  Net income................................   2,899    3,559    4,051    4,109
  Net income per share--basic............... $  0.20  $  0.24  $  0.27  $  0.28
  Net income per share--diluted............. $  0.19  $  0.24  $  0.27  $  0.27
  Gross profit percentage...................    30.5%    31.3%    30.6%    30.4%
  Operating income percentage...............     9.9%    10.9%    11.6%    11.2%
1999:
  Revenue................................... $72,473  $78,309  $81,253  $82,611
  Gross profit..............................  20,970   23,023   24,020   23,951
  Operating income..........................   6,909    8,393    7,066    5,874
  Net income................................   4,041    4,603    3,708    2,792
  Net income per share--basic............... $  0.27  $  0.31  $  0.25  $  0.19
  Net income per share--diluted............. $  0.27  $  0.31  $  0.25  $  0.19
  Gross profit percentage...................    28.9%    29.4%    29.6%    29.0%
  Operating income percentage...............     9.5%    10.7%     8.7%     7.1%
2000:
  Revenue................................... $80,197  $77,812  $77,880  $77,702
  Gross profit..............................  22,411   22,864   23,614   23,135
  Operating income..........................   3,302    3,370    4,685    4,799
  Net income................................   1,163    1,148    1,178    1,646
  Net income per share--basic............... $  0.08  $  0.08  $  0.08  $  0.11
  Net income per share--diluted............. $  0.08  $  0.08  $  0.08  $  0.11
  Gross profit percentage...................    27.9%    29.4%    30.3%    29.8%
  Operating income percentage...............     4.1%     4.3%     6.0%     6.2%

               METRO INFORMATION SERVICES, INC. AND SUBSIDIARIES

                 CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

                                                        Six Months Ended
                                                            June 30,
                                                    --------------------------
                                                        2000          2001
                                                    ------------  ------------
Revenue...........................................  $158,009,431  $148,616,195
Cost of revenue...................................   112,734,125   107,430,642
                                                    ------------  ------------
  Gross profit....................................    45,275,306    41,185,553
                                                    ------------  ------------
Selling, general and administrative expenses (Note
 6)...............................................    33,877,051    33,942,662
Depreciation expense..............................     1,643,164     1,762,607
Amortization expense (Note 3).....................     2,336,761     2,561,385
                                                    ------------  ------------
  Total operating expenses........................    37,856,976    38,266,654
Restructuring charge (Note 6).....................       746,600       903,983
                                                    ------------  ------------
Operating income..................................     6,671,730     2,014,916
                                                    ------------  ------------
Interest income...................................        80,884        27,665
Interest expense (Note 4).........................    (2,852,133)   (2,635,199)
                                                    ------------  ------------
  Net interest expense............................    (2,771,249)   (2,607,534)
                                                    ------------  ------------
Other income (Note 6).............................           --      1,000,000
                                                    ------------  ------------
Income before income taxes........................     3,900,481       407,382
Income taxes......................................     1,589,420       406,766
                                                    ------------  ------------
Net income........................................  $  2,311,061  $        616
                                                    ============  ============
Net income per share:
  Basic...........................................  $       0.15  $       0.00
                                                    ============  ============
  Diluted.........................................  $       0.15  $       0.00
                                                    ============  ============
Weighted average number of shares of common stock
 and potential dilutive securities outstanding:
  Basic...........................................    15,054,077    15,248,486
                                                    ============  ============
  Diluted.........................................    15,097,639    15,258,673
                                                    ============  ============


          See accompanying notes to consolidated financial statements.

               METRO INFORMATION SERVICES, INC. AND SUBSIDIARIES

                    CONSOLIDATED BALANCE SHEETS (UNAUDITED)

                                                      December 31,   June 30,
                                                          2000         2001
                                                      ------------ ------------
                                                                    (Unaudited)
                       ASSETS
Current assets:
  Cash and cash equivalents.......................... $    603,699 $     92,169
  Accounts receivable, net...........................   54,923,035   49,886,989
  Prepaid expenses...................................    2,378,173    2,083,397
  Other current assets, net (Note 2).................    1,044,095      650,777
  Deferred income taxes..............................    2,193,480    2,814,263
                                                      ------------ ------------
    Total current assets.............................   61,142,482   55,527,595
                                                      ------------ ------------
Property and equipment, net..........................   11,889,307   11,501,576
Goodwill and other intangibles, net (Note 3).........  115,972,945  113,411,560
Other assets.........................................      275,091      252,610
                                                      ------------ ------------
    Total assets..................................... $189,279,825 $180,693,341
                                                      ============ ============
        LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable................................... $  4,029,196 $  4,035,844
  Accrued compensation and benefits..................   14,466,277   12,765,016
                                                      ------------ ------------
    Total current liabilities........................   18,495,473   16,800,860
                                                      ------------ ------------
Line of credit facilities (Note 4)...................   83,443,021   75,129,646
Deferred income taxes................................    2,404,451    3,338,551
                                                      ------------ ------------
    Total liabilities................................  104,342,945   95,269,057
                                                      ------------ ------------
Shareholders' equity:
  Preferred stock, $0.01 par value; authorized
   1,000,000 shares; none issued and outstanding.....          --           --
  Common stock, $0.01 par value; authorized
   50,000,000 shares; issued and outstanding
   15,222,712 shares at December 31, 2000, 15,337,760
   shares at June 30, 2001...........................      152,227      153,378
  Paid in capital....................................   40,995,597   41,481,234
  Retained earnings..................................   43,789,056   43,789,672
                                                      ------------ ------------
    Total shareholders' equity.......................   84,936,880   85,424,284
                                                      ------------ ------------
    Total liabilities and shareholders' equity....... $189,279,825 $180,693,341
                                                      ============ ============

          See accompanying notes to consolidated financial statements.

               METRO INFORMATION SERVICES, INC. AND SUBSIDIARIES

     CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY (UNAUDITED)

                                          Shareholders' Equity
                         -------------------------------------------------------
                            Common Stock
                         -------------------   Paid in    Retained
                           Shares    Amount    Capital    Earnings      Total
                         ---------- -------- ----------- ----------- -----------
Balance as of December
 31, 2000............... 15,222,712 $152,227 $40,995,597 $43,789,056 $84,936,880
Net proceeds from
 issuance of shares of
 common stock under
 Employee Stock Purchase
 Plan...................    115,048    1,151     485,637         --      486,788
Net income..............        --       --          --          616         616
                         ---------- -------- ----------- ----------- -----------
Balance as of June 30,
 2001................... 15,337,760 $153,378 $41,481,234 $43,789,672 $85,424,284
                         ========== ======== =========== =========== ===========



          See accompanying notes to consolidated financial statements.

               METRO INFORMATION SERVICES, INC. AND SUBSIDIARIES

               CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

                                                         Six Months Ended
                                                             June 30,
                                                      ------------------------
                                                         2000         2001
                                                      -----------  -----------
Cash flows from operating activities:
  Net income......................................... $ 2,311,061  $       616
  Adjustments to reconcile net income to net cash
   provided by operating activities:
    Depreciation and amortization--cost of revenue...      24,723       23,398
    Depreciation and amortization--operating
     expenses........................................   3,979,925    4,323,992
    Net loss on sale of property and equipment.......     384,047       40,864
    Deferred income taxes............................    (589,830)     313,316
    Provision for doubtful accounts..................         --       493,247
    Changes in operating assets and liabilities
     increasing (decreasing) cash, net of the effects
     of acquisitions:
      Accounts receivable............................  (1,605,598)   4,542,799
      Prepaid expenses...............................     151,299      294,776
      Other current assets...........................         --       393,318
      Other assets...................................      17,898       22,482
      Accounts payable...............................    (512,916)       6,648
      Accrued compensation and benefits..............   2,223,228   (1,701,261)
                                                      -----------  -----------
        Net cash provided by operating activities....   6,383,837    8,754,195
                                                      -----------  -----------
Cash flows from investing activities:
  Acquisition of property and equipment..............  (1,387,446)    (794,851)
  Acquisition of computer software...................    (289,820)    (644,287)
  Acquisition of businesses..........................  (6,924,328)         --
  Proceeds from sale of property and equipment.......      12,145          --
                                                      -----------  -----------
        Net cash used in investing activities........  (8,589,449)  (1,439,138)
                                                      -----------  -----------
Cash flows from financing activities:
  Net repayments under line of credit................  (2,807,760)  (8,313,375)
  Proceeds from issuance of shares to Employee Stock
   Purchase Plan.....................................     841,442      486,788
  Proceeds from issuance of shares to Employee
   Incentive Stock Option Plan.......................     283,401          --
                                                      -----------  -----------
        Net cash used in financing activities........  (1,682,917)  (7,826,587)
                                                      -----------  -----------
Net decrease in cash and cash equivalents............  (3,888,529)    (511,530)
Cash and cash equivalents at beginning of period.....   4,612,538      603,699
                                                      -----------  -----------
Cash and cash equivalents at end of period........... $   724,009  $    92,169
                                                      ===========  ===========
Supplemental disclosure of cash flow information:
  Cash paid for interest............................. $ 2,604,997  $ 2,642,761
                                                      ===========  ===========
  Cash paid for income taxes......................... $ 1,728,030  $ 1,201,010
                                                      ===========  ===========

          See accompanying notes to consolidated financial statements.

               METRO INFORMATION SERVICES, INC. AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

(1) Basis of Presentation

   The information presented as of June 30, 2001 and for the six-month periods ended June 30, 2000 and 2001, is unaudited, but, in the opinion of the Company's management, the accompanying unaudited consolidated financial statements contain all adjustments (consisting only of normal recurring adjustments) which the Company considers necessary for the fair presentation of the Company's financial position as of June 30, 2001 and the results of its operations and its cash flows for the six-month periods ended June 30, 2000 and 2001. The consolidated financial statements included herein have been prepared in accordance with generally accepted accounting principles and Rule 10-01 of Regulation S-X. Accordingly, certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted. These consolidated financial statements should be read in conjunction with the Company's audited consolidated financial statements for the year ended December 31, 2000, which were included as part of the Company's Annual Report on Form 10-K (File No. 000-22035). Certain 2000 amounts have been reclassified for comparability with the 2001 financial statement presentation.

   Results for the interim periods presented are not necessarily indicative of results that may be expected for the entire year.

(2) Other Current Assets

   The Tennessee Department of Revenue completed a tax audit during 2000. The audit resulted in the Company's receipt of a Notice of Assessment on September 29, 2000 that proposed the imposition of additional Tennessee sales and use taxes and related interest and penalty attributable to the performance by Company employees of services in the State of Tennessee, which the Department determined to be taxable as "computer software." In the Notice, the Department assessed sales and use tax of $2,357,147, which the Company paid in October 2000. Under Tennessee law, the ultimate consumer is responsible for paying the assessed sales and use tax. Accordingly, the Company has billed the assessed amount to its customers. A portion of this amount may be uncollectible and the Company has recorded a reserve. At December 31, 2000 and June 30, 2001, other current assets consist of the following:

                                                        December 31,  June 30,
                                                            2000        2001
                                                        ------------ ----------
   Gross sales and use tax receivable..................  $1,630,381  $1,098,246
   Less allowance for doubtful accounts................     586,286     570,217
                                                         ----------  ----------
   Net sales and use tax receivable....................  $1,044,095  $  528,029
   Other taxes receivable..............................         --      122,748
                                                         ----------  ----------
     Total other current assets........................  $1,044,095  $  650,777
                                                         ==========  ==========

(3) Goodwill and Other Intangible Assets

   Goodwill and other intangible assets represent the excess of cost over fair value of net tangible assets acquired through acquisitions and are amortized on a straight-line basis over their estimated useful lives, generally 30 years and 3 to 20 years, respectively. Management periodically assesses whether there has been a permanent impairment in the value of goodwill and other intangible assets. Impairment is determined by comparing anticipated undiscounted future cash flows to the carrying value of the related goodwill and other intangible assets. If such assets are considered impaired, the impairment is measured as the amount by which the carrying amount of the assets exceeds the fair value of the assets.

               METRO INFORMATION SERVICES, INC. AND SUBSIDIARIES

(4) Credit Facilities

   The Company maintains credit facilities of $125,000,000. The facilities are provided in equal amounts of $35,000,000 by three banks and $20,000,000 by a fourth bank. The outstanding balance on these facilities as of June 30, 2001 was $75,129,646. The facilities mature in June 2005 and may be extended each year for an additional year. Until June 2005, interest, but not principal, is payable monthly. The interest rates on the Company's facilities change from time to time. Two of the facilities allow the Company to select among prime rate and London Interbank Offered Rate (LIBOR) based interest rates while the other two have only LIBOR based interest rates. All of the facilities have interest rates that increase as the balance outstanding under the facilities increases. The Company has selected LIBOR based rates for the second quarter 2001, and the rates on such borrowings ranged from 4.9% to 6.5% on June 30, 2001. The facilities also contain fees, ranging from 0.125% to 0.380% annually, which are charged on the unused portion of the facilities. The facilities are collateralized by accounts receivable of the Company.

   Effective April 2, 2001, the Company entered into a series of interest rate swaps with a notional amount of $50,000,000. The purpose of these swaps was to hedge the Company's exposure to variability in future cash flows by converting the variable interest rate on a portion of its outstanding credit facilities to a fixed interest rate. Accounting for these interest rate swaps did not have a material impact on the Company's quarterly financial statements. Formal documentation of the hedging relationship pursuant to paragraph 28(a) of SFAS 133 was prepared and in place at the inception of the hedge. Prepared documentation includes the formal agreement, the Company's hedge policy and detail of the hedge transaction.


   The credit facilities contain several covenants, including one requiring the maintenance of a certain tangible net worth ratio, which limits the amount of dividends that can be paid. The covenants also impose limits on incurring other debt, limit the amount borrowed to a multiple of adjusted earnings before interest, taxes, depreciation and amortization and require a certain debt service coverage ratio to be maintained. Amounts advanced under the facilities can be used for acquisitions and general working capital purposes. Quarterly testing dates are required for these covenants. These covenants may prevent the Company from borrowing the full amount of the credit facilities or trigger a default under the credit facilities.

   The Maximum Funded Debt to EBITDA ratio under our credit facilities is 4.0 to 1.0 through September 30, 2001. At June 30, 2001, our Funded Debt to EBITDA ratio stood at 3.5 to 1.0. As earnings fall this ratio increases. On December 31, 2001 our credit facilities require us to reduce our Funded Debt to EBITDA ratio to 3.0 to 1.0 or less. The Company plans to reduce its debt level, reduce expenses and negotiate a more favorable ratio by December 31, 2001 to avoid default under its credit facilities at December 31, 2001. A default could have a material adverse effect on the Company's business. The Company is currently negotiating with its banks to restructure the credit facilities. As of June 30, 2001, approximately $10.9 million was available for additional borrowing without default.

               METRO INFORMATION SERVICES, INC. AND SUBSIDIARIES

(5) Earnings Per Share

   The following reconciles the numerators and denominators of the basic and diluted earnings per share computations of net income:

                                                           Shares
                                            Net Income   Outstanding  Earnings
   For the Six Months Ended June 30, 2000   (Numerator) (Denominator) Per Share
   --------------------------------------   ----------- ------------- ---------
   Basic Earnings Per Share...............  $2,311,061   15,054,077     $0.15
                                            ==========                  =====
   Effect of Dilutive Securities--
    Incentive Stock Options deemed
    outstanding...........................                   43,562
                                                         ----------
   Diluted Earnings Per Share.............  $2,311,061   15,097,639     $0.15
                                            ==========   ==========     =====
                                                           Shares
                                            Net Income   Outstanding  Earnings
   For the Six Months Ended June 30, 2001   (Numerator) (Denominator) Per Share
   --------------------------------------   ----------- ------------- ---------
   Basic Earnings Per Share...............  $      616   15,248,486     $0.00
                                            ==========                  =====
   Effect of Dilutive Securities--
    Incentive Stock Options deemed
    outstanding...........................                   10,187
                                                         ----------
   Diluted Earnings Per Share.............  $      616   15,258,673     $0.00
                                            ==========   ==========     =====

(6) Restructuring Liabilities

   On May 4, 2001, the Company's Executive Management approved a plan to reduce the work force at the Corporate office to bring corporate operating expenses more in line with the lower consultant count. The plan affected all Corporate Departments and Operations personnel attached to the Corporate Office.

   A second cost reduction plan was approved June 18, 2001. This exit plan involved three offices. The plan resulted in the sale of the St. Louis office and the combination of two offices with two other offices. The sale of the St. Louis office resulted in a $1,000,000 gain before tax during the six months ended June 30, 2001.

   The Company recorded a total restructuring charge of $904,000 ($488,160 or $0.03 per share net of tax benefit) for the two plans, which appears in the Statements of Income under the caption "Restructuring Charge." The charge represents management's estimate of the ultimate obligations associated with executing the plan at the time the estimates were made. The restructuring charge for costs to exit certain facilities may change. The Company expects to complete all steps in the two restructuring plans by May 4, 2002 and June 18, 2002, respectively.

               METRO INFORMATION SERVICES, INC. AND SUBSIDIARIES

   The following table shows the initial accruals made by the Company and the remaining liability as of June 30, 2001:

                                      Costs incurred
                             Initial     through     Revision to Balance as of
                             Balance  June 30, 2001   estimates  June 30, 2001
                             -------- -------------- ----------- -------------
Cost to exit certain
 facilities................. $124,034    $    --        $--        $124,034
Severance and termination
 related accruals...........  779,949     435,962        --         343,987
                             --------    --------       ----       --------
  Total restructuring
   costs.................... $903,983    $435,962       $--        $468,021
                             ========    ========       ====       ========

   As a result of the closings and mergers, the Company identified leasehold improvements that it would retire or abandon. The carrying value of these retired and abandoned assets has been adjusted to net realizable value in accordance with Financial Accounting Standards Board Opinion No. 121 and the adjustment has been included as an expense in the second quarter 2001 Statements of Income under the caption "Selling, general and administrative expenses". This adjustment totaled $26,000 ($14,040 net of tax benefit).

                                                                         Annex A


                          AGREEMENT AND PLAN OF MERGER

                                  by and among

                                  Keane, Inc.,

                           Veritas Acquisition Corp.

                                      and

                        Metro Information Services, Inc.

                          Dated as of August 20, 2001

 ARTICLE I THE MERGER......................................................  A-1
   1.1 Effective Time of the Merger.......................................   A-1
   1.2 Closing............................................................   A-1
   1.3 Effects of the Merger..............................................   A-1
   1.4 Directors and Officers.............................................   A-2

 ARTICLE II CONVERSION OF SECURITIES.......................................  A-2
   2.1 Conversion of Capital Stock........................................   A-2
   2.2 Exchange of Certificates...........................................   A-3

 ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY.................  A-5
   3.1 Organization, Standing and Power; Subsidiaries.....................   A-6
   3.2 Capitalization.....................................................   A-6
   3.3 Authority; No Conflict; Required Filings and Consents..............   A-8
   3.4 SEC Filings; Financial Statements; Information Provided............   A-9
   3.5 No Undisclosed Liabilities.........................................  A-10
   3.6 Absence of Certain Changes or Events...............................  A-11
   3.7 Taxes..............................................................  A-11
   3.8 Owned and Leased Real Properties...................................  A-12
   3.9 Intellectual Property..............................................  A-13
  3.10 Agreements, Contracts and Commitments..............................  A-15
  3.11 Litigation.........................................................  A-16
  3.12 Environmental Matters..............................................  A-16
  3.13 Employee Benefit Plans.............................................  A-18
  3.14 Compliance With Laws...............................................  A-20
  3.15 Permits............................................................  A-20
  3.16 Labor Matters......................................................  A-20
  3.17 Insurance..........................................................  A-20
  3.18 Assets.............................................................  A-20
  3.19 Customers and Suppliers............................................  A-21
  3.20 Accounts Receivable................................................  A-21
  3.21 Prepayments, Prebilled Invoices and Deposits.......................  A-21
  3.22 Government Contracts...............................................  A-21
  3.23 No Existing Discussions............................................  A-22
  3.24 Opinion of Financial Advisor.......................................  A-22
  3.25 Articles 14 and 14.1 of the VSCA Not Applicable....................  A-22
  3.26 Brokers; Schedule of Fees and Expenses.............................  A-22

 ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE BUYER AND THE TRANSITORY
            SUBSIDIARY..................................................... A-22
   4.1 Organization, Standing and Power...................................  A-22
   4.2 Capitalization.....................................................  A-23
   4.3 Authority; No Conflict; Required Filings and Consents..............  A-23
   4.4 SEC Filings; Financial Statements; Information Provided............  A-24
   4.5 Tax Matters........................................................  A-25
   4.6 Operations of the Transitory Subsidiary............................  A-25
   4.7 Brokers............................................................  A-25
   4.8 Litigation.........................................................  A-25
   4.9 Absence of Certain Changes or Events...............................  A-25

 ARTICLE V CONDUCT OF BUSINESS............................................. A-25
   5.1 Covenants of the Company...........................................  A-25
   5.2 Employee Stock Purchase Plan.......................................  A-28
   5.3 Confidentiality....................................................  A-28

 ARTICLE VI ADDITIONAL AGREEMENTS........................................ A-28
   6.1 No Solicitation..................................................  A-28
   6.2 Proxy Statement/Prospectus; Registration Statement...............  A-30
   6.3 Nasdaq Quotation.................................................  A-31
   6.4 Access to Information............................................  A-31
   6.5 Company Shareholders Meeting.....................................  A-31
   6.6 Additional Agreements............................................  A-32
   6.7 Legal Conditions to the Merger...................................  A-32
   6.8 Public Disclosure................................................  A-33
   6.9 Reorganization...................................................  A-33
  6.10 Affiliate Agreements.............................................  A-33
  6.11 AMEX Listing.....................................................  A-34
  6.12 Company Stock Plans..............................................  A-34
  6.13 Shareholder Litigation...........................................  A-34
  6.14 Indemnification..................................................  A-35
  6.15 Notification of Certain Matters..................................  A-35
  6.16 Exemption from Liability Under Section 16(b).....................  A-35
  6.17 Comfort Letters..................................................  A-36
  6.18 Representation on Buyer Board....................................  A-36

 ARTICLE VII CONDITIONS TO MERGER........................................ A-36
   7.1 Conditions to Each Party's Obligation To Effect the Merger.......  A-36
   7.2 Additional Conditions to Obligations of the Buyer and the
       Transitory Subsidiary............................................  A-37
   7.3 Additional Conditions to Obligations of the Company..............  A-38

 ARTICLE VIII TERMINATION AND AMENDMENT.................................. A-39
   8.1 Termination......................................................  A-39
   8.2 Effect of Termination............................................  A-39
   8.3 Fees and Expenses................................................  A-40
   8.4 Amendment........................................................  A-41
   8.5 Extension; Waiver................................................  A-41

 ARTICLE IX MISCELLANEOUS................................................ A-41
   9.1 Nonsurvival of Representations and Warranties....................  A-41
   9.2 Notices..........................................................  A-41
   9.3 Entire Agreement.................................................  A-42
   9.4 No Third Party Beneficiaries.....................................  A-42
   9.5 Assignment.......................................................  A-42
   9.6 Severability.....................................................  A-43
   9.7 Counterparts and Signature.......................................  A-43
   9.8 Interpretation...................................................  A-43
   9.9 Governing Law....................................................  A-43
  9.10 Remedies.........................................................  A-43
  9.11 WAIVER OF JURY TRIAL.............................................  A-44

 Exhibit A Plan of Merger
 Exhibit B Form of Shareholder's Agreement
 Exhibit C Form of Executive Retention Agreement
 Exhibit D Form of Affiliate Agreement

                             TABLE OF DEFINED TERMS

                                                                  Reference in
Terms                                                              Agreement
-----                                                            --------------
Acquisition Proposal............................................ Section 6.1(f)
Affiliate....................................................... Section 3.2(d)
Affiliate Agreement............................................. Section 6.10
Affiliate Contracts............................................. Section 3.10(b)
Agreement....................................................... Preamble
Alternative Acquisition Agreement............................... Section 6.1(b)
AMEX............................................................ Section 2.2(e)
Antitrust Laws.................................................. Section 6.7(b)
Antitrust Order................................................. Section 6.7(b)
Articles of Merger.............................................. Section 1.1
Buyer........................................................... Preamble
Buyer Class B Common Stock...................................... Section 4.2
Buyer Common Stock.............................................. Section 2.1(c)
Buyer Disclosure Schedule....................................... Article IV
Buyer ESPP...................................................... Section 6.12(d)
Buyer Material Adverse Effect................................... Section 4.1
Buyer Preferred Stock........................................... Section 4.2
Buyer SEC Reports............................................... Section 4.4(a)
Buyer Stock Option.............................................. Section 6.12(a)
Certificates.................................................... Section 2.2(b)
Closing......................................................... Section 1.2
Closing Date.................................................... Section 1.2
Code............................................................ Preamble
Company......................................................... Preamble
Company Balance Sheet........................................... Section 3.4(b)
Company Board................................................... Section 3.3(a)
Company Common Stock............................................ Section 2.1(b)
Company Disclosure Schedule..................................... Article III
Company Employee Plans.......................................... Section 3.13(a)
Company ESPP.................................................... Section 5.1(n)
Company Insiders................................................ Section 6.16(c)
Company Intellectual Property................................... Section 3.9(a)
Company Material Adverse Effect................................. Section 3.1(a)
Company Material Contracts...................................... Section 3.10(a)
Company Nonvoting Common Stock.................................. Section 3.2(a)
Company Permits................................................. Section 3.15
Company Preferred Stock......................................... Section 3.2(a)
Company SEC Reports............................................. Section 3.4(a)
Company Stock Options........................................... Section 3.2(b)
Company Stock Plans............................................. Section 3.2(b)
Company Shareholder Approval.................................... Section 3.3(a)
Company Shareholders Meeting.................................... Section 3.4(c)
Company Voting Proposal......................................... Section 3.3(a)
Confidentiality Agreement....................................... Section 5.3
Constituent Corporations........................................ Section 1.3
Contamination................................................... Section 3.12(c)
Contracts....................................................... Section 3.10(e)
Effective Time.................................................. Section 1.1

                                                                  Reference in
Terms                                                              Agreement
-----                                                            --------------
Employee Benefit Plan........................................... Section 3.13(a)
Environmental Law............................................... Section 3.12(b)
ERISA........................................................... Section 3.13(a)
ERISA Affiliate................................................. Section 3.13(a)
Exchange Agent.................................................. Section 2.2(a)
Exchange Fund................................................... Section 2.2(a)
Exchange Act.................................................... Section 3.3(c)
Exchange Ratio.................................................. Section 2.1(c)
GAAP............................................................ Section 3.4(b)
Governmental Entity............................................. Section 3.3(c)
Governmental Regulations........................................ Section 3.8(b)
Government Contracts............................................ Section 3.22
Hazardous Substance............................................. Section 3.12(e)
HSR Act......................................................... Section 3.3(c)
Indemnified Parties............................................. Section 6.14(a)
Insurance Policies.............................................. Section 3.17
Intellectual Property........................................... Section 3.9(a)
Liens........................................................... Section 3.18
Merger.......................................................... Preamble
Ordinary Course of Business..................................... Section 3.2(e)
Outside Date.................................................... Section 8.1(b)
Plan of Merger.................................................. Preamble
Proxy Statement/Prospectus...................................... Section 3.4(c)
Registration Statement.......................................... Section 3.4(c)
Release......................................................... Section 3.12(d)
Representatives................................................. Section 6.1(a)
Real Estate..................................................... Section 3.8(a)
Regulation M-A Filing........................................... Section 3.4(c)
Rule 145 Affiliate.............................................. Section 2.2(j)
SCC............................................................. Section 1.1
SEC............................................................. Section 3.3(c)
Section 16 Information.......................................... Section 6.16(b)
Securities Act.................................................. Section 3.3(c)
Shareholder's Agreement......................................... Preamble
Shareholder Designee............................................ Section 6.18(a)
Special ESPP Period............................................. Section 6.12(d)
Specified Time.................................................. Section 6.1(a)
Subsidiary...................................................... Section 3.1(b)
Superior Proposal............................................... Section 6.1(f)
Surviving Corporation........................................... Section 1.3
Tax Returns..................................................... Section 3.7(a)
Taxes........................................................... Section 3.7(a)
Third Party Confidentiality Agreement........................... Section 6.1(a)
Transitory Subsidiary........................................... Preamble
VSCA............................................................ Preamble

                          AGREEMENT AND PLAN OF MERGER

   This Agreement and Plan of Merger (this "Agreement"), dated as of August 20, 2001, is entered into by and among Keane, Inc., a Massachusetts corporation (the "Buyer"), Veritas Acquisition Corp., a Virginia corporation and a wholly owned subsidiary of the Buyer (the "Transitory Subsidiary"), and Metro Information Services, Inc., a Virginia corporation (the "Company").

   Whereas, the boards of directors of the Buyer and the Company deem it advisable and in the best interests of each corporation and their respective shareholders that the Buyer acquire the Company in order to advance the long-term business interests of the Buyer and the Company;

   Whereas, the acquisition of the Company shall be effected through a merger (the "Merger") of the Transitory Subsidiary with and into the Company in accordance with the terms of this Agreement, including the Plan of Merger attached hereto as Exhibit A (the "Plan of Merger"), and the Virginia Stock Corporation Act (the "VSCA"), as a result of which the Company shall become a wholly owned subsidiary of the Buyer;

   Whereas, concurrently with the execution and delivery of this Agreement and as a condition and inducement to the Buyer's willingness to enter into this Agreement, John H. Fain has entered into a Shareholder's Agreement, dated as of the date of this Agreement, in the form attached hereto as Exhibit B (the "Shareholder's Agreement"), pursuant to which, among other things, such shareholder has agreed to give the Buyer a proxy to vote a certain number of the shares of capital stock of the Company that such shareholder owns in favor of the Merger; and

   Whereas, for United States federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code");

   Now, Therefore, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, the Buyer, the Transitory Subsidiary and the Company agree as follows:

                                   ARTICLE I

                                   The Merger

   1.1 Effective Time of the Merger. Subject to the provisions of this Agreement, prior to the Closing, the Buyer shall prepare, and on the Closing Date or as soon as practicable thereafter the Buyer shall cause to be filed with the State Corporation Commission of Virginia (the "SCC"), articles of merger (the "Articles of Merger") in such form as is required by, and executed by the Surviving Corporation in accordance with, the relevant provisions of the VSCA and shall make all other filings or recordings required under the VSCA. The Merger shall become effective upon the issuance of the Certificate of Merger by the SCC or at such later time as is established by the Buyer and the Company and set forth in the Articles of Merger (the "Effective Time").

   1.2 Closing. The closing of the Merger (the "Closing") shall take place at 10:00 a.m., Boston time, on a date to be specified by the Buyer and the Company (the "Closing Date"), which shall be no later than the second business day after satisfaction or waiver of the conditions set forth in Article VII (other than delivery of items to be delivered at the Closing and other than satisfaction of those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the delivery of such items and the satisfaction or waiver of such conditions at the Closing), at the offices of Hale and Dorr LLP, 60 State Street, Boston, Massachusetts, unless another date, place or time is agreed to in writing by the Buyer and the Company.

   1.3 Effects of the Merger. At the Effective Time (a) the separate existence of the Transitory Subsidiary shall cease and the Transitory Subsidiary shall be merged with and into the Company (the Transitory Subsidiary and the Company are sometimes referred to herein as the "Constituent Corporations," and the Company following the Merger is sometimes referred to herein as the "Surviving Corporation"), (b) the Articles of Incorporation of the Company as in effect immediately prior to the Effective Time shall be amended to be identical to the Articles of Incorporation of the Transitory Subsidiary as in effect immediately prior to the Effective Time except that all references to the name of the Transitory Subsidiary shall be changed to refer to the name of the Company, and, as so amended, such Articles of Incorporation shall be the Articles of Incorporation of the Surviving Corporation, until further amended in accordance with the VSCA, and (c) the Bylaws of the Company as in effect immediately prior to the Effective Time shall be amended to be identical to the Bylaws of the Transitory Subsidiary as in effect immediately prior to the Effective Time except that all references to the name of the Transitory Subsidiary shall be changed to refer to the name of the Company, and, as so amended, such Bylaws shall be the Bylaws of the Surviving Corporation, until further amended in accordance with the VSCA. The Merger shall have the other effects set forth in Section 13.1-721 of the VSCA.

   1.4 Directors and Officers. The directors and officers of the Transitory Subsidiary immediately prior to the Effective Time shall become the directors and officers, respectively, of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation.

                                   ARTICLE II

                            Conversion of Securities

   2.1 Conversion of Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of the capital stock of the Company or capital stock of the Transitory Subsidiary:

     (a) Capital Stock of the Transitory Subsidiary. Each share of the common stock of the Transitory Subsidiary issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock, $.01 par value per share, of the Surviving Corporation.

     (b) Cancellation of Buyer-Owned Stock. All shares of common stock, $0.01 par value per share, of the Company, including all shares of Nonvoting Common Stock ("Company Common Stock"), that are owned by any wholly owned Subsidiary of the Company and any shares of Company Common Stock owned by the Buyer, the Transitory Subsidiary or any other wholly owned Subsidiary of the Buyer immediately prior to the Effective Time shall be cancelled and shall cease to exist and no stock of the Buyer or other consideration shall be delivered in exchange therefor.

     (c) Conversion of Company Common Stock. Subject to Section 2.2, each share of Company Common Stock (other than shares to be cancelled in accordance with Section 2.1(b)) issued and outstanding immediately prior to the Effective Time shall be automatically converted into the right to receive 0.48 shares (the "Exchange Ratio") of common stock, $0.10 par value per share, of the Buyer ("Buyer Common Stock") upon surrender of the certificate representing such share of Company Common Stock in the manner provided in Section 2.2. As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive shares of Buyer Common Stock pursuant to this Section 2.1(c) and any cash in lieu of fractional shares of Buyer Common Stock to be issued or paid in consideration therefor upon surrender of such certificate in accordance with Section 2.2, without interest.

     (d) Adjustments to Exchange Ratio. In the event of any reclassification, stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Buyer Common Stock or Company Common Stock), reorganization, recapitalization or other like change with respect to Buyer Common Stock or Company Common Stock occurring (or for which a record date is established) after the date hereof and prior to the Effective Time, the Exchange Ratio shall be proportionately adjusted to reflect fully such event.

     (e) Unvested Stock. At the Effective Time, any shares of Buyer Common Stock issued in accordance with Section 2.1(c) with respect to any unvested shares of Company Common Stock awarded to employees, directors, advisors or consultants pursuant to any of the Company's plans or arrangements and outstanding immediately prior to the Effective Time shall be converted into unvested shares of Buyer Common Stock in accordance with the Exchange Ratio and shall remain subject to the same terms, restrictions and vesting schedule as in effect immediately prior to the Effective Time, except to the extent by their terms such unvested shares of Company Common Stock vest at the Effective Time. The Company shall not take or permit any action which would accelerate vesting of any unvested shares, except to the extent required by their terms as in effect on the date hereof. Copies of the relevant agreements governing such shares and the vesting thereof have been provided to the Buyer. All outstanding rights which the Company may hold immediately prior to the Effective Time to repurchase unvested shares of Company Common Stock shall be assigned to the Buyer in the Merger and shall thereafter be exercisable by the Buyer upon the same terms and conditions in effect immediately prior to the Effective Time, except that the shares purchasable pursuant to such rights and the purchase price payable per share shall be appropriately adjusted to reflect the Exchange Ratio. The Company shall take all steps necessary to cause the foregoing provisions of this Section 2.1(e) to occur.

     (f) Treatment of Company Stock Options. Following the Effective Time, Company Stock Options shall be treated in the manner set forth in Section 6.12.

   2.2 Exchange of Certificates. The procedures for exchanging outstanding shares of Company Common Stock for shares of Buyer Common Stock pursuant to the Merger are as follows:

     (a) Exchange Agent. As of the Effective Time, the Buyer shall deposit with EquiServe LP or another bank or trust company designated by the Buyer and acceptable to the Company (the "Exchange Agent"), for the benefit of the holders of shares of the Company Common Stock, for exchange in accordance with this Section 2.2, through the Exchange Agent, (i) certificates representing that number of whole shares of Buyer Common Stock equal to the aggregate number of shares of Buyer Common Stock issuable pursuant to Section 2.1(c), (ii) cash in an amount sufficient to make payments for fractional shares required pursuant to Section 2.2(e) and
  (iii) any dividends or distributions to which holders of shares of Company Common Stock may be entitled pursuant to Section 2.2(c). The shares of Buyer Common Stock deposited with the Exchange Agent pursuant to clause (i) above, together with any dividends or distributions with respect thereto with a record date after the Effective Time, and the cash deposited pursuant to clause (ii) above being hereinafter referred to as the "Exchange Fund."

     (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of the Company Common Stock (the "Certificates") whose shares were converted pursuant to Section 2.1 into the right to receive shares of Buyer Common Stock (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as the Buyer may reasonably specify) and (ii) instructions for effecting the surrender of the Certificates in exchange for shares of Buyer Common Stock (plus cash in lieu of fractional shares, if any, of Buyer Common Stock and any dividends or distributions as provided below). Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by the Buyer, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor (A) a certificate representing that number of whole shares of Buyer Common Stock which such holder has the right to receive pursuant to Section 2.1(c), (B) cash in an amount sufficient to make payments for fractional shares pursuant to the provisions of Section 2.2(e) and (C) any dividends or distributions pursuant to the provisions of Section 2.2(c), and the Certificate so surrendered shall immediately be cancelled. In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, (x) a certificate representing the proper number of shares of Buyer Common Stock issuable pursuant to Section 2.1(c), (y) the proper amount of cash in lieu of fractional shares pursuant to Section 2.2(e) and (z) any dividends or distributions pursuant to Section 2.2(c) may be issued or paid to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender (1) shares of Buyer Common Stock issuable pursuant to Section 2.1(c), (2) cash in lieu of fractional shares pursuant to Section 2.2(e) and (3) any dividends or distributions pursuant to Section 2.2(c) as contemplated by this Section 2.2.

     (c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or made after the Effective Time with respect to Buyer Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to
  Section 2.2(e) until the holder of record of such Certificate shall surrender such Certificate. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be issued and paid to the record holder of the Certificate, (i) certificates representing whole shares of Buyer Common Stock issued in exchange therefor, (ii) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of Buyer Common Stock to which such holder is entitled pursuant to Section 2.2(e) and the amount of dividends or other distributions with a record date after the Effective Time previously paid with respect to such whole shares of Buyer Common Stock, without interest, and (iii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Buyer Common Stock.

     (d) No Further Ownership Rights in Company Common Stock. All shares of Buyer Common Stock issued upon the surrender for exchange of Certificates in accordance with the terms hereof (together with any cash or dividends or other distributions paid pursuant to Sections 2.2(c) or 2.2(e)) shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to such shares of Company Common Stock, and from and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be cancelled and exchanged as provided in this Article II.

     (e) No Fractional Shares. No certificate or scrip representing fractional shares of Buyer Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of the Buyer. Notwithstanding any other provision of this Agreement, each holder of shares of Company Common Stock converted pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Buyer Common Stock (after taking into account all Certificates registered in the name of or delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Buyer Common Stock multiplied by the average of the last reported sales prices per share of the Buyer Common Stock on the American Stock Exchange ("AMEX") during the ten consecutive trading days ending on the last trading day prior to the Closing Date.

     (f) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of Company Common Stock 180 days after the Effective Time shall be delivered to the Buyer, upon demand, and any holder of Company Common Stock who has not previously complied with this
  Section 2.2 shall thereafter look only to the Buyer, as a general unsecured creditor, for payment of its claim for shares of Buyer Common Stock, any cash in lieu of fractional shares of Buyer Common Stock issued pursuant to
  Section 2.2(e) and any dividends or distributions paid pursuant to Section 2.2(c).

     (g) No Liability. To the extent permitted by applicable law, none of the Buyer, the Transitory Subsidiary, the Company, the Surviving Corporation or the Exchange Agent shall be liable to any holder of shares of Company Common Stock or Buyer Common Stock, as the case may be, for such shares of Buyer Common Stock (or dividends or distributions with respect thereto) delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificate shall not have been surrendered prior to one year after the Effective Time (or immediately prior to such earlier date on which any shares of Buyer Common Stock, and any cash in lieu of fractional shares payable to the holder of such Certificate pursuant to Section 2.2(e) or any dividends or distributions payable to the holder of such Certificate pursuant to Section 2.2(c), would otherwise escheat to or become the property of any Governmental Entity), all such shares of Buyer Common Stock, cash in lieu of fractional shares or dividends or distributions in respect of such Certificate shall, to the extent permitted by applicable law, become the property of the Buyer, free and clear of all claims or interest of any person previously entitled thereto.

     (h) Withholding Rights. Each of the Buyer and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as it reasonably determines that it is required to deduct and withhold with respect to the making of such payment under the Code, or any other applicable provision of law. To the extent that amounts are so withheld by the Surviving Corporation or the Buyer, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by the Surviving Corporation or the Buyer, as the case may be.

     (i) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the shares of Buyer Common Stock, any cash in lieu of fractional shares, and unpaid dividends and distributions on shares of Buyer Common Stock deliverable in respect thereof pursuant to this Agreement.

     (j) Rule 145 Affiliates. Notwithstanding anything herein to the contrary, Certificates surrendered for exchange by any affiliate of the Company (within the meaning of Rule 145 promulgated under the Securities
  Act) (each such person, a "Rule 145 Affiliate") shall not be exchanged until the Buyer has received an Affiliate Agreement (as such term is defined in Section 6.10 below) from such Rule 145 Affiliate.

                                  ARTICLE III

                 Representations and Warranties of the Company

   The Company represents and warrants to the Buyer and the Transitory Subsidiary that the statements contained in this Article III are true and correct, except as expressly set forth herein or in the disclosure schedule delivered by the Company to the Buyer and the Transitory Subsidiary on or before the date of this Agreement (the "Company Disclosure Schedule"). The Company Disclosure Schedule shall be arranged in sections and paragraphs corresponding to the numbered and lettered sections and paragraphs contained in this Article III, and the disclosure in any section or paragraph shall qualify
(1) the corresponding section or paragraph in this Article III and (2) such other sections and paragraphs in this Article III only to the extent that it is clear from a reading of such disclosure that it also qualifies or applies to such other sections or paragraphs.

   3.1 Organization, Standing and Power; Subsidiaries.

   (a) Each of the Company and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted and as proposed to be conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary, except for such failures to be so organized, qualified or in good standing, individually or in the aggregate, which have not had and are not reasonably likely to have a Company Material Adverse Effect. For purposes of this Agreement, the term "Company Material Adverse Effect" means any change, event, circumstance, development or effect that is or is reasonably likely to have a material adverse effect on (i) the business, assets, liabilities, capitalization, prospects, condition (financial or other), or results of operations of the Company and its Subsidiaries, taken as a whole, (ii) the ability of the Company to consummate the transactions contemplated by this Agreement or (iii) the ability of the Buyer to operate the business of the Company and each of its Subsidiaries immediately after the Closing; provided, however, that for purposes of this Agreement, the following shall not be taken into account in determining whether there has been or would be a "Company Material Adverse Effect": (x) any adverse change in the stock price or trading volume of the Company in and of itself, as quoted on The Nasdaq National Market, and (y) changes or effects relating to the economy or the IT services business as a whole not substantially disproportionately affecting the Company and its Subsidiaries taken as a whole. For the avoidance of doubt, the parties agree that the terms "material," "materially" or "materiality" as used in this Agreement with an initial lower case "m" shall have their respective customary and ordinary meanings, without regard to the meaning ascribed to Company Material Adverse Effect in the prior sentence of this paragraph.

   (b) Neither the Company nor any of its Subsidiaries directly or indirectly owns any equity, membership, partnership or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity, membership, partnership or similar interest in, any corporation, partnership, joint venture, limited liability company or other business association or entity, whether incorporated or unincorporated. Neither the Company nor any of its Subsidiaries has, at any time, been a general partner or managing member of any general partnership, limited partnership or other entity. Section 3.1(b) of the Company Disclosure Schedule sets forth a complete and accurate list of all of the Company's Subsidiaries and the Company's direct or indirect equity interest therein. As used in this Agreement, the term "Subsidiary" means, with respect to a party, any corporation, partnership, joint venture, limited liability company or other business association or entity, whether incorporated or unincorporated, of which (i) such party or any other Subsidiary of such party is a general partner or a managing member (excluding partnerships, the general partnership interests of which held by such party and/or one or more of its Subsidiaries do not have a majority of the voting interest in such partnership), (ii) such party and/or one or more of its Subsidiaries holds voting power to elect a majority of the board of directors or other governing body performing similar functions, or (iii) such party and/or one or more of its Subsidiaries, directly or indirectly, owns or controls more than 50% of the equity, membership, partnership or similar interests.

   (c) The Company has made available to the Buyer complete and accurate copies of the Articles of Incorporation and Bylaws of the Company and the charter, bylaws or other organizational documents of each Subsidiary of the Company.

   3.2 Capitalization.

   (a) The authorized capital stock of the Company consists of (i) 49,000,000 shares of Company Common Stock, (ii) 1,000,000 shares of nonvoting common stock, $0.01 par value per share ("Company Nonvoting Common Stock"), and (iii) 1,000,000 shares of preferred stock, $.01 par value per share ("Company Preferred Stock"). The rights and privileges of each class of the Company's capital stock are as set forth in the Company's Articles of Incorporation. As of the close of business on August 17, 2001, (w) 15,337,760 shares of Company Common Stock were issued and outstanding, (x) no shares of Company Common Stock were held by

Subsidiaries of the Company, (y) no shares of the Company Nonvoting Common Stock were issued or outstanding and (z) no shares of the Company Preferred Stock were issued or outstanding. Section 3.2(a) of the Company Disclosure Schedule lists all issued and outstanding shares of Company Common Stock that constitute restricted stock or that are otherwise subject to a repurchase or redemption right or right of first refusal in favor of the Company; the name of the applicable shareholder; the lapsing schedule for any such shares, including the extent to which any such repurchase or redemption right or right of first refusal has lapsed as of the date of this Agreement, whether (and to what extent) the lapsing will be accelerated in any way by the transactions contemplated by this Agreement or by termination of employment or change in position following consummation of the Merger; and whether such holder has the sole power to vote and dispose of such shares.

   (b) Section 3.2(b) of the Company Disclosure Schedule lists the number of shares of Company Common Stock reserved for future issuance pursuant to stock options granted and outstanding as of the date of this Agreement and the plans under which such options were granted (collectively, the "Company Stock Plans") and sets forth a complete and accurate list of all holders of outstanding options to purchase shares of Company Common Stock (such outstanding options, the "Company Stock Options") under the Company Stock Plans, indicating with respect to each Company Stock Option the number of shares of Company Common Stock subject to such Company Stock Option, the relationship of the holder to the Company, and the exercise price, the date of grant, vesting schedule and the expiration date thereof, including the extent to which any vesting has occurred as of the date of this Agreement. No Company Stock Options will be accelerated in any way by the transactions contemplated by this Agreement or by termination of employment or change in position following consummation of the Merger. The Company has provided to the Buyer accurate and complete copies of
(i) all Company Stock Plans and (ii) the forms of all stock option agreements evidencing all Company Stock Options.

   (c) Except (i) as set forth in this Section 3.2 and (ii) as reserved for future grants under Company Stock Plans, (A) there are no equity securities of any class of the Company or any of its Subsidiaries (other than equity securities of any such Subsidiary that are directly or indirectly owned by the Company), or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding and (B) there are no options, warrants, equity securities, calls, rights, commitments or agreements of any character to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound obligating the Company or any of its Subsidiaries to issue, exchange, transfer, deliver or sell, or cause to be issued, exchanged, transferred, delivered or sold, additional shares of capital stock or other equity interests of the Company or any of its Subsidiaries or any security or right convertible into or exchangeable or exercisable for any such shares or other equity interests, or obligating the Company or any of its Subsidiaries to grant, extend, accelerate the vesting of, otherwise modify or amend or enter into any such option, warrant, equity security, call, right, commitment or agreement. Neither the Company nor any of its Subsidiaries has outstanding any stock appreciation rights, phantom stock, performance-based rights or similar rights or obligations.


   (d) Other than the Shareholder's Agreement, neither the Company nor any of its affiliates (as such term is defined in Rule 405 promulgated under the Securities Act) (each, an "Affiliate") is a party to or is bound by any, and to the knowledge of the Company, there are no, agreements or understandings with respect to the voting (including voting trusts and proxies) or sale or transfer (including agreements imposing transfer restrictions) of any shares of capital stock or other equity interests of the Company or any of its Subsidiaries. Except as contemplated by this Agreement, there are no registration rights, and there is no rights agreement, "poison pill" anti-takeover plan or other agreement or understanding to which the Company or any of its Subsidiaries is a party or by which it or they are bound with respect to any equity security of any class of the Company or any of its Subsidiaries or with respect to any equity security, partnership interest or similar ownership interest of any class of any of its Subsidiaries. Shareholders of the Company are not entitled to dissenters' or appraisal rights under applicable state law in connection with the Merger or the transactions contemplated by this Agreement.

   (e) All outstanding shares of Company Common Stock are, and all shares of Company Common Stock subject to issuance as specified in Sections 3.2(b) and 3.2(c) above, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the VSCA, the Company's Articles of Incorporation or Bylaws or any agreement to which the Company is a party or is otherwise bound. There are no obligations, contingent or otherwise, of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Company Common Stock or the capital stock of the Company or any of its Subsidiaries or to provide funds to or make any material investment (in the form of a loan, capital contribution or otherwise) in the Company or any Subsidiary of the Company or any other entity, other than guarantees of bank obligations of Subsidiaries of the Company entered into in the ordinary course of business consistent with past practice (the "Ordinary Course of Business").

   (f) All of the outstanding shares of capital stock and other equity securities or interests of each of the Company's Subsidiaries are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights and all such shares (other than directors' qualifying shares in the case of non-U.S. Subsidiaries, all of which the Company has the power to cause to be transferred for no or nominal consideration to the Buyer or the Buyer's designee) are owned, of record and beneficially, by the Company or another Subsidiary of the Company free and clear of all security interests, liens, claims, pledges, agreements, limitations in the Company's voting rights, charges or other encumbrances of any nature.

   (g) No consent of the holders of Company Stock Options is required in connection with the actions contemplated by Section 6.12.

   3.3 Authority; No Conflict; Required Filings and Consents.

   (a) The Company has all requisite corporate power and authority to enter into this Agreement and, subject only to the approval and adoption of this Agreement and the Plan of Merger (the "Company Voting Proposal") by the Company's shareholders under the VSCA (the "Company Shareholder Approval"), to consummate the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, the board of directors of the Company (the "Company Board"), at a meeting duly called and held, by the unanimous vote of all Directors (i) determined that the Merger, the Plan of Merger and this Agreement are in the best interests of the Company and its shareholders, (ii) adopted this Agreement and the Plan of Merger in accordance with the provisions of the VSCA, (iii) directed that this Agreement and the Plan of Merger be submitted to the shareholders of the Company for their adoption and approval and resolved to recommend that the shareholders of the Company vote in favor of the adoption and approval of this Agreement and the Plan of Merger and (iv) to the extent necessary, adopted a resolution having the effect of causing the Company, the Buyer, the Transitory Subsidiary and any Affiliate of any of them not to be subject to any state takeover law or similar law that might otherwise apply to the Merger and any other transactions contemplated by this Agreement or the Shareholder's Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement by the Company have been duly authorized by all necessary corporate action on the part of the Company, subject only to the required receipt of the Company Shareholder Approval. This Agreement has been duly executed and delivered by the Company and constitutes the valid and binding obligation of the Company, enforceable in accordance with its terms.

   (b) The execution and delivery of this Agreement by the Company does not, and the consummation by the Company of the transactions contemplated by this Agreement will not, (i) conflict with, or result in any violation or breach of, any provision of the Articles of Incorporation or Bylaws of the Company or the charter, bylaws or other organizational document of any Subsidiary of the Company, (ii) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit) under, require a consent or waiver under, constitute a change in control under, require the payment of a penalty under or result in the imposition of any Lien on the Company's or any of its Subsidiary's assets under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract or other agreement, instrument or obligation to which the Company or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound or (iii) subject to obtaining the Company Shareholder Approval and compliance with the requirements specified in clauses (i), (ii), (iii), (iv) and (v) of Section 3.3(c), conflict with or violate any permit, concession, franchise, license, judgment, injunction, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its Subsidiaries or any of its or their properties or assets, except in the case of clauses (ii) and (iii) of this Section 3.3(b) for any such conflicts, violations, breaches, defaults, terminations, cancellations, accelerations or losses which, individually or in the aggregate, are not reasonably likely to be material to the Company and its Subsidiaries taken as a whole. Section 3.3(b) of the Company Disclosure Schedule lists all consents, waivers and approvals under any of Company's or any of its Subsidiaries' material agreements, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated hereby.

   (c) No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority, agency or instrumentality, foreign or domestic (a "Governmental Entity"), is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated by this Agreement, except for (i) the pre-merger notification requirements under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (ii) the filing of the Articles of Merger with the SCC and appropriate corresponding documents with the Secretaries of State of other states in which the Company is qualified as a foreign corporation to transact business, (iii) the filing of the Proxy Statement/Prospectus with the Securities and Exchange Commission (the "SEC") in accordance with the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (iv) the filing of such reports, schedules or materials under Section 13 or Rule 14a-12 of the Exchange Act and materials under Rule 165 and Rule 425 of the Securities Act of 1933, as amended (the "Securities Act"), as may be required in connection with this Agreement and the transactions contemplated hereby and thereby, (v) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws and (vi) such other consents, licenses, permits, orders, authorizations, filings, approvals and registrations which, if not obtained or made, would not be reasonably likely, individually or in the aggregate, to be material to the Company and its Subsidiaries taken as a whole.

   (d) The affirmative vote for approval and adoption of this Agreement and the Plan of Merger by the holders of a majority of the outstanding shares of Company Common Stock on the record date for the Company Shareholders Meeting is the only vote of the holders of any class or series of the Company's capital stock or other securities necessary to approve and adopt this Agreement and the Plan of Merger and for consummation by the Company of the other transactions contemplated by this Agreement. There are no holders of bonds, debentures, notes or other indebtedness of the Company having the right to vote (nor holders of bonds, debentures, notes or other indebtedness of the Company convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of the Company may vote.

   3.4 SEC Filings; Financial Statements; Information Provided.

   (a) The Company has filed all registration statements, forms, reports and other documents required to be filed by the Company with the SEC since January 1, 1998, and has made available to the Buyer copies of all registration statements, forms, reports and other documents filed by the Company with the SEC since such date. All such registration statements, forms, reports and other documents (including those that the Company may file after the date hereof until the Closing) are referred to herein as the "Company SEC Reports." The Company SEC Reports (i) were or will be filed on a timely basis, (ii) at the time filed, were or will be prepared in compliance in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Reports, and (iii) did not or will not at the time they were or are filed contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Company SEC Reports or necessary in order to make the statements in such Company SEC Reports, in the light of the circumstances under which they were made, not misleading. No Subsidiary of the Company is subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act.

   (b) Each of the consolidated financial statements (including, in each case, any related notes and schedules) contained or to be contained in the Company SEC Reports at the time filed (i) complied or will comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) were or will be prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by the SEC on Form 10-Q under the Exchange Act) and (iii) fairly presented or will fairly present in accordance with GAAP the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and the consolidated results of its operations and cash flows for the periods indicated, consistent with the books and records of the Company and its Subsidiaries, except that the unaudited interim financial statements were or are subject to normal year-end adjustments which were not or will not be material in amount. The consolidated, unaudited balance sheet of the Company as of June 30, 2001 is referred to herein as the "Company Balance Sheet."

   (c) The information to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the registration statement on Form S-4 to be filed by the Buyer pursuant to which shares of Buyer Common Stock issued in connection with the Merger shall be registered under the Securities Act (the "Registration Statement"), or for inclusion in any filing pursuant to Rule 165 or Rule 425 under the Securities Act or Rule 14a-12 under the Exchange Act (each, a "Regulation M-A Filing"), shall not at the time the Registration Statement or any Regulation M-A Filing is filed with the SEC, at any time it is amended or supplemented, or at the time the Registration Statement is declared effective by the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The information to be supplied by the Company for inclusion in the proxy statement/prospectus (the "Proxy Statement/Prospectus") to be sent to the shareholders of the Company in connection with the meeting of the Company's shareholders to consider the approval and adoption of this Agreement and the Plan of Merger (the "Company Shareholders Meeting") shall not, on the date the Proxy Statement/Prospectus is first mailed to shareholders of the Company, or at the time of the Company Shareholders Meeting or at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Proxy Statement/Prospectus not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Shareholders Meeting which has become false or misleading. If at any time prior to the Effective Time any event relating to the Company or any of its Affiliates, officers or directors should be discovered by the Company which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement/Prospectus, the Company shall promptly inform the Buyer.

   3.5 No Undisclosed Liabilities.

   (a) Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement, and except for normal liabilities incurred since the date of the Company Balance Sheet in the Ordinary Course of Business, the Company and its Subsidiaries do not have any material liabilities, either accrued, contingent or otherwise (whether or not required to be reflected in financial statements in accordance with GAAP), and whether due or to become due.

   (b) Section 3.5(b) of the Company Disclosure Schedule sets forth a complete and accurate list of all loan or credit agreements, notes, bonds, mortgages, indentures and other agreements and instruments pursuant to which any indebtedness of the Company or any of its Subsidiaries in an aggregate principal amount in excess of $100,000 is outstanding or may be incurred and the respective principal amounts outstanding thereunder as of the date of this Agreement. For purposes of this Section, "indebtedness" means, with respect to any person, without duplication, (i) all obligations of such person for borrowed money, or with respect to deposits or advances of any kind to such person, (ii) all obligations of such person evidenced by bonds, debentures, notes or similar instruments, (iii) all obligations of such person upon which interest charges are customarily paid, (iv) all obligations of such person under conditional sale or other title retention agreements relating to property purchased by such person, (v) all obligations of such person issued or assumed as the deferred purchase price of property or services (excluding obligations of such person or creditors for raw materials, inventory, services and supplies incurred in the Ordinary Course of Business), (vi) all capitalized lease obligations of such person, (vii) all obligations of others secured by any lien on property or assets owned or acquired by such person, whether or not the obligations secured thereby have been assumed, (viii) all obligations of such person under interest rate or currency hedging transactions (valued at the termination value thereof), (ix) all letters of credit issued for the account of such person and (x) all guarantees and arrangements having the economic effect of a guarantee by such person of any indebtedness of any other person. All of the outstanding indebtedness of the type described in this Section 3.5(b) and in individual principal amounts in excess of $100,000 of the Company or any of its Subsidiaries may be prepaid by the Company or its Subsidiary at any time without the consent or approval of, or prior notice to, any other person, and without payment of any premium or penalty.

   3.6 Absence of Certain Changes or Events. Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement, since December 31, 2000, the Company and its Subsidiaries have conducted their respective businesses only in the Ordinary Course of Business and (a) since December 31, 2000, there has not been (i) any change, event, circumstance, development or effect that individually or in the aggregate has had, or is reasonably likely to have, a Company Material Adverse Effect or (ii) any material change by the Company or any of its Subsidiaries in its accounting methods not required pursuant to GAAP and (b) since June 30, 2001, there has not been any other action or event that would have required the consent of the Buyer pursuant to Section 5.1 of this Agreement (other than paragraph (l) of Section 5.1) had such action or event occurred after the date of this Agreement.

   3.7 Taxes.

   (a) Each of the Company and its Subsidiaries has timely filed all Tax Returns that it was required to file (taking into account applicable extensions), and all such Tax Returns were correct and complete in all material respects. Each of the Company and its Subsidiaries has paid on a timely basis or contested in good faith and fully reserved for all Taxes that were due (whether or not shown) on any such Tax Returns. The unpaid Taxes of the Company and its Subsidiaries for Tax periods through the date of the Company Balance Sheet do not exceed the accruals and reserves for Taxes set forth on the Company Balance Sheet exclusive of any accruals or reserves for "deferred taxes" or similar items that reflect timing differences between Tax and financial accounting principles. All Taxes attributable to periods commencing after the date of the Company Balance Sheet have arisen in the Ordinary Course of Business and are consistent with regard to type and amount with Taxes incurred in comparable historical periods. All Taxes that the Company or any of its Subsidiaries is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Entity. For purposes of this Agreement, (i) "Taxes" means all taxes, charges, fees, levies or other similar assessments or liabilities, including without limitation income, gross receipts, ad valorem, premium, value-added, excise, real property, personal property, sales, use, services, transfer, withholding, employment, payroll and franchise taxes imposed by the United States of America or any state, local or foreign government, or any agency thereof, or other political subdivision of the United States or any such government, and any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof and (ii) "Tax Returns" means all reports, returns, declarations, statements or other information required to be supplied to a taxing authority in connection with Taxes.

   (b) The Company made available to the Buyer correct and complete copies of all federal income Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by the Company or any of its Subsidiaries for any period commencing after December 31, 1996. The Company has made available to the Buyer correct and complete copies of all other material Tax Returns of the Company and its Subsidiaries together with all related examination reports and statements of deficiency for all periods commencing after December 31, 1996. No examination or audit of any Tax Return of the Company or any of its Subsidiaries by any Governmental Entity is currently in progress or, to the knowledge of the Company, threatened or contemplated. Neither the Company nor any of its Subsidiaries has been informed by any Governmental Entity that the Governmental Entity believes that the Company or any of its Subsidiaries was required to file any material Tax Return that was not filed. Neither the Company nor any of its Subsidiaries has waived any statute of limitations with respect to Taxes or agreed to an extension of time with respect to a Tax assessment or deficiency.

   (c) Neither the Company nor any of its Subsidiaries: (i) is a "consenting corporation" within the meaning of Section 341(f) of the Code, and none of the assets of the Company or any of its Subsidiaries is subject to an election under Section 341(f) of the Code; (ii) has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code; (iii) has made any payments, is obligated to make any payments, or is a party to any agreement that could obligate it to make any payments that may be treated as an "excess parachute payment" as defined in Section 280G of the Code determined without regard to Section 280G(b)(4) of the Code; (iv) has any actual or potential liability for any Taxes of any person (other than the Company and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of law in any jurisdiction), or as a transferee or successor, by contract, or otherwise; or (v) is or has been required to make a basis reduction pursuant to Treasury Regulation Section 1.1502-20(b) or Treasury Regulation Section 1.337(d)-2(b).

   (d) Neither the Company nor any of its Subsidiaries has undergone, or will undergo as a result of the transactions contemplated by this Agreement, a change in its method of accounting resulting in an adjustment to its taxable income pursuant to Section 481(h) of the Code.

   (e) There is no limitation on the utilization by either the Company or any Subsidiary of its net operating losses, built-in losses, Tax credits or similar items under Sections 382 or 383 of the Code or comparable provisions of state law (other than such limitation arising as a result of the consummation of the transactions contemplated by this Agreement).

   (f) Neither the Company nor any Subsidiary has distributed to its shareholders or security holders stock or securities of a controlled corporation, nor has stock or securities of the Company or any Subsidiary been distributed, in a transaction to which Section 355 of the Code applies (i) in the two years prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code).

   (g) To the Company's knowledge, after consulting with its advisors, neither the Company nor any Affiliate has taken or agreed to take any action which would prevent the Merger from constituting a transaction qualifying as a reorganization under Section 368(a) of the Code.

   3.8 Owned and Leased Real Properties.

   (a) Section 3.8(a) of the Company Disclosure Schedule sets forth a complete and accurate list of (i) the addresses of all real property owned by the Company or any Subsidiary (the "Real Estate") and (ii) all material liabilities, liens, encumbrances, easements, restrictions, reservations, tenancies, agreements or other obligations affecting the Real Estate. There is no pending or, to the Company's knowledge, threatened material condemnation or eminent domain proceeding with respect to the Real Estate. There are no material taxes or betterment assessments other than ordinary real estate taxes pending or payable against the Real Estate.

   (b) The Real Estate complies in all material respects with the requirements of all applicable building, zoning, subdivision, health, safety, environmental, pollution control, waste products, sewage control and all other applicable statutes, laws, codes, ordinances, rules, orders and regulations (collectively, "Governmental

Regulations"). There is no action pending or, to the Company's knowledge, threatened by any Governmental Entity claiming that the Real Estate materially violates any Governmental Regulations or threatening to shut down the business of the Company or any of the Subsidiaries. There are no suits, petitions, notices or proceedings pending, given or, to the Company's knowledge, threatened by any persons or Governmental Entities before any court, Governmental Entity or instrumentalities, administrative or otherwise, which if given, commenced or concluded would have a material adverse effect on the Company's title to the Real Estate or the operation of the business of the Company or any Subsidiary as presently operated.

   (c) To the Company's knowledge, all of the buildings, fixtures and other improvements located on the Real Estate are in good operating condition and repair in all material respects, and, to the Company's knowledge, the operation thereof as presently conducted is not in violation of any material applicable building code, zoning ordinance or other law or regulation, except where such violations, individually or in the aggregate, has not had and is not reasonably likely to have a Company Material Adverse Effect.

   (d) Section 3.8(d) of the Company Disclosure Schedule sets forth a true, correct and complete list of all title insurance policies, surveys, engineering reports environmental health and safety reports prepared with respect to the Real Estate since January 1, 1996, true, correct and complete copies of all of which have previously been made available to the Buyer.

   (e) Section 3.8(e) of the Company Disclosure Schedule lists and describes briefly all real property leased or subleased to the Company or any of its Subsidiaries and lists the term of such lease and the rent payable thereunder. The Company has made available to the Buyer correct and complete copies of the leases and subleases (as amended to date) listed in Section 3.8(e) of the Company Disclosure Schedule. With respect to each lease and sublease listed in
Section 3.8(e) of the Company Disclosure Schedule:

     (i) the lease or sublease is legal, valid, binding, enforceable and in full force and effect;

     (ii) the lease or sublease will continue to be legal, valid, binding, enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect prior to the Closing;

     (iii) neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any other party to the lease or sublease is in material breach or default, and no event has occurred which, with notice or lapse of time (or both) would constitute a material breach or default or permit termination, modification or acceleration thereunder;

     (iv) there are no material disputes, oral agreements, forfeiture proceedings or forbearance programs in effect as to the lease or sublease;

     (v) neither the Company nor any of its Subsidiaries has assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold;

     (vi) all facilities leased or subleased thereunder are supplied with utilities and other services necessary for the operation of said facilities; and

     (vii) the Company's consolidated financial statements contain adequate reserves to provide for the restoration of the property subject to the leases at the end of the respective lease terms, to the extent required by the leases.

   3.9 Intellectual Property.

   (a) Other than with respect to software programs that are commercially available on a general basis, the Company and its Subsidiaries exclusively own, or license or otherwise possess legally enforceable rights to use on an exclusive basis, without any obligation to make any fixed or contingent payments, including any royalty payments, all Intellectual Property that is material to the conduct of the business of the Company and its Subsidiaries as currently conducted or planned to be conducted by the Company and its Subsidiaries (the

"Company Intellectual Property"). For purposes of this Agreement, the term "Intellectual Property" means (i) patents, trademarks, service marks, trade names, domain names, copyrights, designs and trade secrets, (ii) any applications for and registrations of such patents, trademarks, service marks, trade names, domain names, copyrights and designs, (iii) processes, formulae, methods, schematics, technology, know-how, computer software programs and applications and (iv) other tangible or intangible proprietary or confidential information and material.

   (b) The execution and delivery of this Agreement and consummation of the Merger will not result in the breach of, or create on behalf of any third party the right to terminate or modify, any material license, sublicense or other agreement relating to any Company Intellectual Property or any software programs that are commercially available on a general basis, including software that is used in the manufacture of, incorporated in, or forms a part of any product or service sold by or expected to be sold by the Company or any of its Subsidiaries. Section 3.9(b)(i) of the Company Disclosure Schedule sets forth a complete and accurate list of the Company Intellectual Property (other than unregistered copyrights, trade secrets and confidential information) owned by the Company or a Subsidiary, and Section 3.9(b)(ii) sets forth a complete and accurate list of the Company Intellectual Property licensed by the Company or a Subsidiary from a third party.

   (c) All material patents and registrations for registered trademarks, service marks and copyrights which are held by the Company or any of its Subsidiaries are valid and subsisting. To the knowledge of the Company, no other person or entity is infringing, violating or misappropriating, as applicable, in any material respect, any of the Company Intellectual Property.

   (d) None of the (i) products previously or currently sold by the Company or any of its Subsidiaries or (ii) business or activities previously or currently conducted by the Company or any of its Subsidiaries infringes, violates or constitutes a misappropriation of, as applicable, in any material respect, any Intellectual Property of any third party. Neither the Company nor any of its Subsidiaries has received any complaint, claim or notice alleging any such infringement, violation or misappropriation.

   (e) The Company and its Subsidiaries have taken reasonable measures and precautions to protect and maintain the confidentiality, secrecy and value of all Company Intellectual Property. Without limiting the generality of the foregoing, (i) all current and former employees of the Company and its Subsidiaries who are or were involved in, or who have contributed to, the creation or development of any Company Intellectual Property have executed and delivered to the Company an agreement (containing no exceptions to or exclusions from the scope of its coverage with respect to the assignment of Intellectual Property other than inventions conceived of or reduced to practice prior to such person's employment with the Company or its Subsidiaries) that is similar in scope to the form of the Company's Staff Member Agreement previously provided to the Buyer by the Company, and (ii) all current and former employees of the Company or any of its Subsidiaries who are or were involved in, or who have contributed to, the creation or development of any Company Intellectual Property have executed and delivered to the Company an agreement (containing no exceptions to or exclusions from the scope of its coverage with respect to the assignment of Intellectual Property other than inventions conceived of or reduced to practice prior to such person's providing services to the Company or any of its Subsidiaries or outside the scope of such person's performance under such agreement) that contains terms at least as favorable, on the whole, to the Company and/or such Subsidiary as those in the form of the Company's Staff Member Agreement previously provided to the Buyer by the Company. The Company and its Subsidiaries have entered into agreements with each current and former non-employee consultant and independent contractor requiring such non-employee consultant or independent contractor to impose on its employees who are involved in, or who contribute to, the creation or development of any Company Intellectual Property obligations with respect to such Company Intellectual Property in favor of the Company substantially similar to those set forth in the Staff Member Agreement. To the knowledge of the Company, no current or former employee, officer, director, shareholder, consultant or independent contractor has any right, claim or interest in or with respect to any Company Intellectual Property. All of the Company's Staff Member Agreements and other agreements containing substantially similar provisions set forth in the Staff Member Agreement signed by current and former employees, consultants and independent contractors remain in full force and effect unless terminated or expired pursuant to the express terms thereof and have not been superseded by any subsequent agreements.

   3.10 Agreements, Contracts and Commitments.

   (a) Section 3.10(a) of the Company Disclosure Schedules sets forth a complete and accurate list of all contracts and agreements (collectively, the "Company Material Contracts") that are material to the business, assets, liabilities, capitalization, prospects, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole. Without limiting the generality of the foregoing, the term "Company Material Contracts" shall include, and Section 3.10(a) of the Company Disclosure Schedule shall list, (i) any written arrangement (or group of related written arrangements) which requires the performance of services or the delivery of products by the Company or any of its Subsidiaries at a fixed price of $50,000 or more (which shall include, for purposes of this Agreement, an agreement for the provision of services on a "time and materials not to exceed basis" with a defined deliverable required for the maximum billed amount); (ii) any written arrangement (or group of related written arrangements) for the lease of personal property from or to a third party for lease payments in excess of $25,000 per annum; (iii) all written arrangements with each customer that accounted for at least $1,000,000 of revenue in the twelve-month period ended June 30, 2001; and (iv) any written arrangement (or group of related written arrangements) not entered into in the Ordinary Course of Business and involving amounts in excess of $50,000. The Company has made available to the Buyer a complete and accurate copy of each Company Material Contract.

   (b) Section 3.10(b) of the Company Disclosure Schedule sets forth a complete and accurate list of each contract or agreement to which the Company or any of its Subsidiaries is a party or bound with any Affiliate of the Company (other than any Subsidiary which is a direct or indirect wholly owned Subsidiary of the Company) (collectively, the "Affiliate Contracts"). The Company has provided the Buyer with a complete and accurate copy of each Affiliate Contract. Except as set forth in the Company SEC Reports filed prior to the date of this Agreement, neither the Company nor any of its Subsidiaries has entered into any transaction with any director, officer or other Affiliate of the Company or any of its Subsidiaries or any transaction that would be subject to proxy statement disclosure pursuant to Item 404 of Regulation S-K.

   (c) There is no non-competition or other similar agreement, commitment, judgment, injunction or order to which the Company or any of its Subsidiaries is a party or subject that has or could reasonably be expected to have the effect of prohibiting or impairing the conduct of the business by the Company or any of its Subsidiaries in any material respect. Neither the Company nor any of its Subsidiaries has entered into (or is otherwise bound by) any agreement under which it is restricted from selling, licensing or otherwise distributing any of its technology or products, or providing services, to customers or potential customers or any class of customers, in any geographic area, during any period of time.

   (d) Neither the Company nor any of its Subsidiaries is a party to any agreement under which a third party would be entitled to receive a license or any other right to intellectual property of the Buyer or any of the Buyer's Affiliates (other than the Company and its Subsidiaries) following the Closing.

   (e) Sections 3.10(a) and 3.10(b) of the Company Disclosure Schedule accurately disclose with respect to each Company Material Contract and Affiliate Contract, respectively (the Company Material Contracts and Affiliate Contracts are referred to collectively as the "Contracts"), if applicable, (i) the project name; (ii) the date of the Contract; and (iii) the customer name and address and customer contact person and phone number. Sections 3.10(a)(i) and (ii) and 3.10(b) of the Company Disclosure Schedule also accurately disclose with respect to the Contracts listed therein: (A) the contract amount or, if the contract amount is not fixed, a good faith, reasonable estimate of the contract amount; (B) the total billings to date under such Contract; (C) the total recognized revenues to date under such Contract; and (D) the estimate to complete computed in dollar amounts based on actual bill rates.

   (f) With respect to each Contract: (i) assuming it is a valid and binding Contract of the other party thereto, the Contract is legal, valid, binding and enforceable against the Company or its Subsidiary and in full force and effect;
(ii) to the knowledge of the Company, the Contract is legal, valid, binding and enforceable against the other party thereto; (iii) the Contract will continue to be legal, valid, binding and enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect prior to the Closing against the Company or its Subsidiary and, to the knowledge of the Company, against the other party thereto; and (iv) neither the Company nor, to the knowledge of the Company, any other party to a Contract is in material breach or default, and no event has occurred which with notice or lapse of time (or both) would constitute a material breach or default or permit termination, modification or acceleration, under the Contract.

   (g) Neither the Company nor any of its Subsidiaries is a party to any oral contract, agreement or other arrangement which, if reduced to written form, would be required to be listed in Sections 3.10(a) or 3.10(b) of the Company Disclosure Schedule under the terms of this Section 3.10. Neither the Company nor any of its Subsidiaries is a party to any written or oral arrangement (i) to perform services or sell products which is expected to be performed at, or to result in, a loss or (ii) for which the customer has already been billed or paid that have not been fully accounted for on the Company Balance Sheet.

   3.11 Litigation. Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement, (a) there is no material action, suit, proceeding, claim, arbitration or investigation pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries and (b) neither the Company nor any of its Subsidiaries is the subject of any material proceeding asserting that the Company or any of its Subsidiaries has committed an unfair labor practice or any proceeding seeking to compel it to bargain with any labor union or labor organization. There are no material judgments, orders or decrees outstanding against the Company or any of its Subsidiaries.

   3.12 Environmental Matters.

   (a) Except as disclosed in Section 3.12(a) of the Company Disclosure Schedule and except for such matters which, individually or in the aggregate, have not had, and were not reasonably likely to have a Company Material Adverse
Effect:

     (i) the Company and each of its Subsidiaries have at all times complied with, and are not currently in violation of, any applicable Environmental Laws;

     (ii) the Company and each of its Subsidiaries have all permits, licenses and approvals required under Environmental Laws to operate and conduct their respective businesses as currently operated and conducted;

     (iii) there is no Contamination of or at the properties currently owned, leased or operated by the Company or any of its Subsidiaries (including soils, groundwater, surface water, buildings or other structures);

     (iv) to the Company's knowledge, there was no Contamination of or at the properties formerly owned, leased or operated by the Company or any of its Subsidiaries prior to or during the period of time such properties were owned, leased or operated by the Company or any of its Subsidiaries;

     (v) neither the Company nor any of its Subsidiaries is subject to liability for a Release of any Hazardous Substance or Contamination on the property of any third party;

     (vi) neither the Company nor any of its Subsidiaries is responsible for any release of any Hazardous Substance to the environment;

     (vii) neither the Company nor any of its Subsidiaries has received any notice, demand, letter, claim or request for information, nor is the Company or any of its Subsidiaries aware of any pending or threatened notice, demand, letter, claim or request for information, alleging that the Company or any of its Subsidiaries may be in violation of, liable under or have obligations under any Environmental Law;

     (viii) neither the Company nor any of its Subsidiaries is subject to any orders, decrees, injunctions or other arrangements with any Governmental Entity or is subject to any indemnity or other agreement with any third party relating to liability or obligation under any Environmental Law or relating to Hazardous Substances;

     (ix) there are no circumstances or conditions involving the Company or any of its Subsidiaries that could reasonably be expected to result in any claims, liability, obligations, investigations, costs or restrictions on the ownership, use or transfer of any property of the Company or any of its Subsidiaries pursuant to any Environmental Law;

     (x) none of the properties currently or formerly owned, leased or operated by the Company or any of its Subsidiaries is listed in the National Priorities List or any other list, schedule, log, inventory or record maintained by any federal, state or local governmental agency with respect to sites from which there is or has been a Release of any Hazardous Substance or any Contamination;

     (xi) none of the properties currently or formerly owned, leased or operated by the Company or any of its Subsidiaries is used, nor was ever used, (A) as a landfill, dump or other disposal, storage, transfer or handling area for Hazardous Substances, excepting, however, for the routine storage and use of Hazardous Substances from time to time in the Ordinary Course of Business, in compliance with Environmental Laws and in compliance with good commercial practice; (B) for industrial, military or manufacturing purposes; or (C) as a gasoline service station or a facility for selling, dispensing, storing, transferring or handling petroleum and/or petroleum products;

     (xii) there are no underground or above ground storage tanks (whether or not currently in use), urea-formaldehyde materials, asbestos, asbestos-containing materials, polychlorinated biphenyls (PCBs), nuclear fuels, radioactive wastes or solid wastes, located on or under any of the properties currently or formerly owned, leased or operated by the Company or any of its Subsidiaries, and no underground tank previously located on these properties has been removed therefrom; and

     (xiii) there are no liens against any of the properties currently owned, leased or operated by the Company or any of its Subsidiaries arising under any Environmental Law, and the Company has complied with all environmental transfer statutes applicable to this Agreement, if any.

   (b) For purposes of this Agreement, "Environmental Law" means any federal, state, local or foreign law, regulation, order, decree, permit, authorization, opinion, common law or agency requirement of any jurisdiction relating to: (i) the protection, investigation or restoration of the environment, human health and safety, or natural resources; (ii) the handling, use, storage, treatment, manufacture, transportation, presence, disposal, release or threatened release of any Hazardous Substance; or (iii) noise, odor, wetlands, pollution, contamination or any injury or threat of injury to persons or property.

   (c) For purposes of this Agreement, "Contamination" means the presence of, or Release on, under, from or to, any property of any Hazardous Substance, except the routine storage and use of Hazardous Substances from time to time in the Ordinary Course of Business, in compliance with Environmental Laws and in compliance with good commercial practice.

   (d) For purposes of this Agreement, "Release" or "Released" means the spilling, leaking, disposing, discharging, emitting, depositing, injecting, leaching, escaping or any other release, however defined, and whether intentional or unintentional, of any Hazardous Substance. The term "Release" shall include any threatened release.

   (e) For purposes of this Agreement, "Hazardous Substance" means any substance that is: (i) listed, classified, regulated or which falls within the definition of a "hazardous substance," "hazardous waste" or "hazardous material" pursuant to any Environmental Law; (ii) any petroleum product or by-product, asbestos-containing material, lead-containing paint, pipes or plumbing, polychlorinated biphenyls, radioactive materials or radon; or (iii) any other substance which is the subject of regulatory action by any Governmental Entity pursuant to any Environmental Law.

   (f) Section 3.12(f) of the Company Disclosure Schedule sets forth a complete and accurate list of all documents (whether in hard copy or electronic form) that contain any environmental, human health and safety, or natural resources reports, investigations and audits relating to premises currently or previously owned or operated by the Company or any of its Subsidiaries (whether conducted by or on behalf of the Company or any of its Subsidiaries or a third party, and whether done at the initiative of the Company or any of its Subsidiaries or directed by a Governmental Entity or other third party) which were issued or conducted since January 1, 1997 and of which the Company or any of its Subsidiaries has possession or to which the Company or any of its Subsidiaries has access. A complete and accurate copy of each such document has been provided to the Buyer.

   3.13 Employee Benefit Plans.

   (a) Section 3.13(a) of the Company Disclosure Schedule sets forth a complete and accurate list of all Employee Benefit Plans maintained, or contributed to, by the Company, any of the Company's Subsidiaries or any of their ERISA Affiliates (together, the "Company Employee Plans"). For purposes of this Agreement, the following terms shall have the following meanings: (i) "Employee Benefit Plan" means any "employee pension benefit plan" (as defined in Section 3(2) of ERISA), any "employee welfare benefit plan" (as defined in Section 3(1) of ERISA), and any other written or oral plan, agreement or arrangement involving direct or indirect compensation, including insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation and all unexpired severance agreements, written or otherwise, for the benefit of, or relating to, any current or former employee of the Company or any of its Subsidiaries or any ERISA Affiliate; (ii) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended; and (iii) "ERISA Affiliate" means any entity which is, or at any applicable time was, a member of (A) a controlled group of corporations (as defined in Section 414(b) of the Code), (B) a group of trades or businesses under common control (as defined in Section 414(c) of the Code) or (C) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included the Company or a Subsidiary.

   (b) With respect to each Company Employee Plan, the Company has furnished to the Buyer a complete and accurate copy of (i) such Company Employee Plan (or a written summary of any unwritten plan), (ii) the most recent annual report (Form 5500) filed with the Internal Revenue Service, (iii) each trust agreement, group annuity contract and summary plan description, if any, relating to such Company Employee Plan, (iv) the most recent financial statements for each Company Employee Plan that is funded, (v) all personnel, payroll and employment manuals and policies and (vi) all employee handbooks.

   (c) Each Company Employee Plan has been administered in all material respects in accordance with ERISA, the Code and all other applicable laws and the regulations thereunder (including without limitation Section 4980 B of the Code, Subtitle K, Chapter 100 of the Code and Sections 601 through 608 and
Section 701 et seq. of ERISA) and in accordance with its terms and each of the Company, the Company's Subsidiaries and their ERISA Affiliates has in all material respects met its obligations with respect to such Company Employee Plan and has made all required contributions thereto (or reserved such contributions on the Company Balance Sheet). All material filings and reports as to each Company Employee Plan required to have been submitted to the Internal Revenue Service or to the United States Department of Labor have been timely submitted. With respect to the Company Employee Plans, no event has occurred, and, to the knowledge of the Company, there exists no condition or set of circumstances in connection with which the Company or any of its Subsidiaries could be subject to any material liability under ERISA, the Code or any other applicable law.

   (d) With respect to the Company Employee Plans, there are no material benefit obligations for which contributions have not been made or properly accrued and there are no material benefit obligations which have not been accounted for by reserves, or otherwise properly footnoted in accordance with GAAP, on the financial statements of the Company. The assets of each Company Employee Plan which is funded are reported at their fair market value on the books and records of such Employee Benefit Plan.

   (e) All the Company Employee Plans that are intended to be qualified under
Section 401(a) of the Code have received determination letters from the Internal Revenue Service to the effect that such Company Employee Plans are qualified and the plans and trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, no such determination letter has been revoked and, to the Company's knowledge, revocation has not been threatened, and no such Employee Benefit Plan has been amended or operated since the date of its most recent determination letter or application therefor in any respect, and, to the Company's knowledge, no act or omission has occurred, that would adversely affect its qualification or materially increase its cost. Each Company Employee Plan which is required to satisfy Section 401(k)(3) or Section 401(m)(2) of the Code has been tested for compliance with, and satisfies in all material respects the requirements of
Section 401(k)(3) and Section 401(m)(2) of the Code, as the case may be, for each plan year ending prior to the Closing Date.

   (f) Neither the Company, any of the Company's Subsidiaries nor any of their ERISA Affiliates has (i) ever maintained a Company Employee Plan which was ever subject to Section 412 of the Code or Title IV of ERISA or (ii) ever been obligated to contribute to a "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA). No Company Employee Plan is funded by, associated with or related to a "voluntary employee's beneficiary association" within the meaning of Section 501(c)(9) of the Code. No Company Employee Plan holds securities issued by the Company, any of the Company's Subsidiaries or any of their ERISA Affiliates.

   (g) Each Company Employee Plan is amendable and terminable unilaterally by the Company and any of the Company's Subsidiaries party thereto or covered thereby at any time without liability to the Company or any of its Subsidiaries as a result thereof, and no Company Employee Plan, plan documentation or agreement, summary plan description or other written communication distributed generally to employees by its terms prohibits the Company or any of the Company's Subsidiaries party thereto or covered thereby from amending or terminating any such Company Employee Plan.

   (h) Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to any oral or written (i) agreement with any shareholder, director, executive officer or other key employee of the Company or any of its Subsidiaries (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company or any of its Subsidiaries of the nature of any of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee or
(C) providing severance benefits or other benefits after the termination of employment of such director, executive officer or key employee or (ii) agreement or plan binding the Company or any of its Subsidiaries, including any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan or severance benefit plan, any of the benefits of which shall be increased, or the vesting of the benefits of which shall be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which shall be calculated on the basis of any of the transactions contemplated by this Agreement.

   (i) None of the Company Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person, except as required by applicable law.

   (j) There is no action, suit, proceeding, claim, arbitration, audit or investigation pending or, to the knowledge of the Company, threatened, with respect to any Company Employee Plan, other than claims for benefits in the ordinary course, that would reasonably be expected to result in material liability to the Company or to such Company Employee Plan.

   (k) The Company has no liability for benefits under any Company Employee Plan, except as set forth in the Company's financial statements.

   (l) Section 3.13(l) of the Company Disclosure Schedule lists each Company Employee Plan which provides benefits after termination of employment (other than medical benefits required to be continued under Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA) and the amount by which the present value of benefits accrued under each such Company Employee Plan exceeds the fair market value of the assets of each such Company Employee Plan.

   (m) Section 3.13(m) of the Company Disclosure Schedule lists each country in which the Company or any of its Affiliates has operations and the number of employees in each such country.

   (n) The Company has provided to the Buyer such accurate information as shall be necessary to enable the Buyer to calculate any excise tax due under Section 4999 of the Code as a result of the transactions contemplated by this Agreement for which the Company or the Buyer may directly or indirectly become liable, and the amount of deductions that may be disallowed under Section 280G of the Code as a result of the transactions contemplated by this Agreement.

   3.14 Compliance With Laws. The Company and each of its Subsidiaries have complied in all respects with, are not in violation of, and have not received any notice alleging any violation with respect to, any provisions of any foreign, federal, state or local statute, law or regulation applicable to the conduct of its business, or the ownership or operation of its properties or assets, except for such failures to comply, violations and notices as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.

   3.15 Permits. The Company and each of its Subsidiaries have all permits, licenses and franchises from Governmental Entities material to the conduct of their businesses as now being conducted or as presently contemplated to be conducted by the Company and its Subsidiaries (the "Company Permits"). The Company and each of its Subsidiaries are in material compliance with the terms of the Company Permits. No Company Permit shall cease to be effective as a result of the consummation of transactions contemplated by this Agreement.

   3.16 Labor Matters. Neither the Company nor any of its Subsidiaries is a party to or otherwise bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization. There is no pending or, to the knowledge of the Company, threatened, labor strike, dispute, walkout, work stoppage, slow-down or lockout involving the Company or any of its Subsidiaries. Section 3.16 of the Company Disclosure Schedule lists all employees of the Company and its Subsidiaries who are employed pursuant to a work permit or visa.

   3.17 Insurance. Each of the Company and its Subsidiaries maintains insurance policies (the "Insurance Policies") with reputable insurance carriers against all risks of a character and in such amounts as, to the Company's knowledge, are usually insured against by similarly situated companies in the same or similar businesses. Section 3.17 of the Company Disclosure Schedule sets forth the insurance coverages maintained by the Company and its Subsidiaries and a history of any claims made and claims paid since January 1, 1999. Each Insurance Policy is in full force and effect and is valid, outstanding and enforceable, and all premiums due thereon have been paid in full. None of the Insurance Policies shall terminate or lapse (or be affected in any other materially adverse manner) by reason of the transactions contemplated by this Agreement. The Company and each of its Subsidiaries have complied in all material respects with the provisions of each Insurance Policy under which it is the insured party. No insurer under any Insurance Policy has provided the Company or any Subsidiary with written notice of cancellation or a written notice generally disclaiming liability under any such policy or indicated in writing any intent to do so or not to renew any such policy.

   3.18 Assets. The Company or one of its Subsidiaries owns or leases all tangible assets material to the conduct of their businesses as presently conducted and as presently proposed to be conducted by the Company and its Subsidiaries. All of such tangible assets which are owned, are owned free and clear of all mortgages, security interest, pledges, liens and encumbrances ("Liens") except for (a) Liens which are disclosed in the

Company SEC Reports filed prior to the date of this Agreement and (b) other Liens which, individually and in the aggregate, do not materially interfere with the ability of the Company or its Subsidiaries to conduct their business as currently conducted and as presently proposed to be conducted by the Company and its Subsidiaries and have not resulted in, and are not reasonably likely to result in, a Company Material Adverse Effect. The tangible assets of the Company and its Subsidiaries, taken as a whole, are free from defects, have been maintained in accordance with normal industry practice, are in good operating condition and repair (subject to normal wear and tear) and are suitable for the purpose for which they are presently used, except for any existing defects or needed repairs which would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect. Other than general office supplies, neither the Company nor any of its Subsidiaries maintains any inventory.

   3.19 Customers and Suppliers. Section 3.19 of the Company Disclosure Schedule accurately identifies, and provides an accurate and complete breakdown of the recognized revenues from, the largest 100 customers of the Company and its Subsidiaries (calculated on the basis of revenues) in the twelve-month period ended June 30, 2001. No such customer has indicated in writing to the Company or any of its Subsidiaries that it will stop buying services or products from the Company or any of its Subsidiaries nor has any of the largest 50 customers (calculated on the basis of revenues) indicated in writing to the Company or any of its Subsidiaries that it will materially decrease the rate of buying services or products from the Company or any of its Subsidiaries. No material supplier or exclusive supplier of the Company or any of its Subsidiaries has indicated to the Company or any of its Subsidiaries that it will stop, or materially decrease the rate of, supplying materials, products or services to them.

   3.20 Accounts Receivable. All accounts receivable of the Company and its Subsidiaries reflected on the Company Balance Sheet are valid receivables and are collectible in the Ordinary Course of Business, net of the applicable reserve for bad debts on the Company Balance Sheet. All accounts receivable reflected in the financial or accounting records of the Company or any of its Subsidiaries that have arisen since the date of the Company Balance Sheet are valid receivables and are collectible in the Ordinary Course of Business, net of a reserve for bad debts in an amount proportionate to the reserve shown on the Company Balance Sheet. Section 3.20 of the Company Disclosure Schedule sets forth a complete and accurate list of the Company's accounts receivable and the aging thereof as of the date specified therein.

   3.21 Prepayments, Prebilled Invoices and Deposits. Section 3.21 of the Company Disclosure Schedule sets forth (a) all prepayments, prebilled invoices and deposits in amounts, on a per customer basis, greater than $25,000 that have been received by the Company or any of its Subsidiaries as of the date of this Agreement from customers for products to be shipped, or services to be performed, after the Closing Date, and (b) with respect to each such prepayment, prebilled invoice or deposit, (i) the party and contract credited and (ii) the date received or invoiced. All such prepayments, prebilled invoices and deposits are properly accrued for on the Company Balance Sheet in accordance with GAAP applied on a consistent basis with the past practice of the Company and its Subsidiaries.

   3.22 Government Contracts. Neither the Company nor any of its Subsidiaries has been suspended or debarred from bidding on contracts or subcontracts with any Governmental Entity ("Government Contracts"); no such suspension or debarment has been initiated or, to the knowledge of the Company, threatened; and the consummation of the transactions contemplated by this Agreement will not result in any such suspension or debarment. Neither the Company nor any of its Subsidiaries has been audited or investigated nor is it now being audited or, to the knowledge of the Company, investigated by the U.S. Government Accounting Office, the U.S. Department of Defense or any of its agencies, the Defense Contract Audit Agency, the U.S. Department of Justice, the Inspector General of any U.S. Governmental Entity, any similar agencies or instrumentalities of any state or foreign Governmental Entity, or any prime contractor with a Governmental Entity nor, to the knowledge of the Company, has any such audit or investigation been threatened. To the knowledge of the Company, there is no valid basis for (a) the suspension or debarment of the Company or any of its Subsidiaries from bidding on any Government Contracts, or
(b) any claim pursuant to an audit or investigation by any of the entities named in the foregoing sentence. Neither the Company nor any of its

Subsidiaries has any agreements, contracts or commitments which require it to obtain or maintain a security clearance with any Governmental Entity.

   3.23 No Existing Discussions. As of the date of this Agreement, neither the Company nor any of its Subsidiaries is engaged, directly or indirectly, in any discussions or negotiations with any other party with respect to an Acquisition Proposal.

   3.24 Opinion of Financial Advisor. The financial advisor of the Company, Robert W. Baird & Co. Incorporated, has delivered to the Company an opinion dated the date of this Agreement to the effect, as of such date, that the Exchange Ratio is fair to the holders of the Company Common Stock from a financial point of view. A signed copy of such opinion has been delivered to the Buyer.

   3.25 Articles 14 and 14.1 of the VSCA Not Applicable. The Company Board has taken all actions necessary so that the provisions of Articles 14 and 14.1 of the VSCA, applicable to "affiliated transactions" (as defined in Section 13.1-725 of the VSCA) and "control share acquisitions" (as defined in Section 13.1-
728.1 of the VSCA), respectively, shall not apply to the Company, the Buyer, the Transitory Subsidiary or any Affiliate of any of them in connection with the execution, delivery or performance of this Agreement, the Shareholder's Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement or the Shareholder's Agreement.

   3.26 Brokers; Schedule of Fees and Expenses.

   (a) No agent, broker, investment banker, financial advisor or other firm or person is or shall be entitled, as a result of any action, agreement or commitment of the Company or any of its Affiliates, to any broker's, finder's, financial advisor's or other similar fee or commission in connection with any of the transactions contemplated by this Agreement, except Robert W. Baird & Co. Incorporated, whose fees and expenses shall be paid by the Company. The Company has delivered to the Buyer a complete and accurate copy of all agreements pursuant to which Robert W. Baird & Co. Incorporated is entitled to any fees and expenses in connection with any of the transactions contemplated by this Agreement.

   (b) Section 3.26(b) of the Company Disclosure Schedule sets forth a complete and accurate list of the estimated fees and expenses incurred and to be incurred by the Company and any of its Subsidiaries in connection with this Agreement and the transactions contemplated by this Agreement (including the fees and expenses of Robert W. Baird & Co. Incorporated and of the Company's legal counsel and accountants), absent protracted negotiations with the SEC and other unforeseen circumstances which may materially delay the consummation of the transactions contemplated by this Agreement.

                                   ARTICLE IV

              Representations and Warranties of the Buyer and the
                             Transitory Subsidiary

   The Buyer and the Transitory Subsidiary jointly and severally represent and warrant to the Company that the statements contained in this Article IV are true and correct, except as expressly set forth herein or in the disclosure schedule delivered by the Buyer and the Transitory Subsidiary to the Company on or before the date of this Agreement (the "Buyer Disclosure Schedule"). The Buyer Disclosure Schedule shall be arranged in sections and paragraphs corresponding to the numbered and lettered sections and paragraphs contained in this Article IV, and the disclosure in any section or paragraph shall qualify
(1) the corresponding section or paragraph in this Article IV and (2) such other sections and paragraphs in this Article IV only to the extent that it is clear from a reading of such document that it also qualifies or applies to such other sections or paragraphs.

   4.1 Organization, Standing and Power. Each of the Buyer and the Transitory Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted and as proposed to be conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary, except for such failures to be so organized, qualified or in good standing, individually or in the aggregate, which have not had and are not reasonably likely to have a Buyer Material Adverse Effect. For purposes of this Agreement, the term "Buyer Material Adverse Effect" means any change, event, circumstance or effect that is or is reasonably likely to be materially adverse to the business, assets, liabilities, capitalization, prospects, condition (financial or other), or results of operations of the Buyer and its Subsidiaries, taken as a whole, or to have a material adverse effect on the ability of the Buyer or the Transitory Subsidiary to consummate the transactions contemplated by this Agreement; provided, however, that for purposes of this Agreement, the following shall not be taken into account in determining whether there has been or would be a "Buyer Material Adverse Effect": (x) any adverse change in the stock price or trading volume of the Buyer in and of itself, as quoted on AMEX, and (y) changes or effects relating to the economy or the IT services business as a whole not substantially disproportionately affecting the Buyer and its Subsidiaries taken as a whole. For the avoidance of doubt, the parties hereto agree that the terms "material," "materially" or "materiality" as used in this Agreement with an initial lower case "m" shall have their respective customary and ordinary meanings, without regard to the meaning ascribed to Buyer Material Adverse Effect in the prior sentences of this paragraph.

   4.2 Capitalization. All issued and outstanding shares of capital stock of the Transitory Subsidiary are held by the Buyer. The authorized capital stock of the Buyer consists of (a) 200,000,000 shares of Buyer Common Stock, (b) 503,797 shares of class B common stock, $0.10 par value per share ("Buyer Class B Common Stock"), and (c) 2,000,000 shares of preferred stock, $0.01 par value per share ("Buyer Preferred Stock"). The rights and privileges of each class of Buyer's capital stock are set forth in the Buyer's Articles of Organization. As of the close of business on August 17, 2001, (i) 67,796,076 shares of Buyer Common Stock were issued and outstanding, (ii) 4,650,025 shares of Buyer Common Stock were held in the Buyer's treasury, (iii) 284,891 shares of Buyer Class B Common Stock were issued and outstanding, (iv) no shares of Buyer Class B Common Stock were held in the Buyer's treasury and (v) no shares of Buyer Preferred Stock were issued or outstanding. All shares of Buyer Common Stock issuable pursuant to Section 2.1(c) in connection with the Merger, when issued on the terms and conditions of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Massachusetts Business Corporation Law, the Buyer's Articles of Organization or Bylaws or any agreement to which the Buyer is a party or is otherwise bound. As of August 17, 2001, the Buyer had reserved an aggregate of 7,000,000 shares of Buyer Common Stock for issuance pursuant to the Buyer's 2001 Stock Incentive Plan, under which options are outstanding for no shares of Buyer Common Stock and 7,000,000 shares of Buyer Common Stock are available for additional grants as of August 17, 2001.

   4.3 Authority; No Conflict; Required Filings and Consents.

   (a) Each of the Buyer and the Transitory Subsidiary has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement by the Buyer and the Transitory Subsidiary have been duly authorized by all necessary corporate action on the part of each of the Buyer and the Transitory Subsidiary (including the approval of the Plan of Merger by the Buyer in its capacity as the sole shareholder of the Transitory Subsidiary). This Agreement has been duly executed and delivered by each of the Buyer and the Transitory Subsidiary and constitutes the valid and binding obligation of each of the Buyer and the Transitory Subsidiary, enforceable in accordance with its terms.

   (b) The execution and delivery of this Agreement by each of the Buyer and the Transitory Subsidiary does not, and the consummation by the Buyer and the Transitory Subsidiary of the transactions contemplated by this Agreement will not, (i) conflict with, or result in any violation or breach of, any provision of the Articles of Organization or By-laws of the Buyer or the Articles of Incorporation or Bylaws of the Transitory Subsidiary,

(ii) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit) under, require a consent or waiver under, constitute a change in control under, require the payment of a penalty under or result in the imposition of any Lien on the Buyer's or the Transitory Subsidiary's assets under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract or other agreement, instrument or obligation to which the Buyer or the Transitory Subsidiary is a party or by which any of them or any of their properties or assets may be bound, or (iii) subject to compliance with the requirements specified in clause (i), (ii),
(iii), (iv), (v) and (vi) of Section 4.3(c), conflict with or violate any permit, concession, franchise, license, judgment, injunction, order, decree, statute, law, ordinance, rule or regulation applicable to the Buyer or the Transitory Subsidiary or any of its or their properties or assets, except in the case of clauses (ii) and (iii) of this Section 4.3(b) for any such conflicts, violations, breaches, defaults, terminations, cancellations, accelerations or losses which, individually or in the aggregate, are not reasonably likely to be material to the Buyer and its Subsidiaries taken as a whole.

   (c) No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any Governmental Entity is required by or with respect to the Buyer or the Transitory Subsidiary in connection with the execution and delivery of this Agreement by the Buyer or the Transitory Subsidiary or the consummation by the Buyer or the Transitory Subsidiary of the transactions contemplated by this Agreement, except for (i) the pre-merger notification requirements under the HSR Act, (ii) the filing of the Articles of Merger with the SCC and appropriate corresponding documents with the Secretaries of State of other states in which the Company is qualified as a foreign corporation to transact business, (iii) the filing of the Registration Statement and Proxy Statement/Prospectus with the SEC in accordance with the Securities Act and the Exchange Act, (iv) the filings of such reports, schedules or materials under Section 13 or Rule 14a-12 of the Exchange Act and materials under Rule 165 and Rule 425 of the Securities Act as may be required in connection with this Agreement and the transactions contemplated hereby, (v) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws, (vi) any consents, authorizations, approvals, filings or exemptions required by the rules of AMEX with respect to the shares of Buyer Common Stock issuable in connection with the Merger and (vii) such other consents, licenses, permits, orders, authorizations, filings, approvals and registrations which, if not obtained or made, would not be reasonably likely, individually or in the aggregate, to be material to the Buyer and its Subsidiaries taken as a whole.

   4.4 SEC Filings; Financial Statements; Information Provided.

   (a) The Buyer has filed all registration statements, forms, reports and other documents required to be filed by the Buyer with the SEC since January 1, 1998 and has made available to the Company copies of all registration statements, forms, reports and other documents filed by the Buyer with the SEC since such date. All such registration statements, forms, reports and other documents (including those that the Buyer may file after the date hereof until the Closing) are referred to herein as the "Buyer SEC Reports." The Buyer SEC Reports (i) were or will be filed on a timely basis, (ii) at the time filed, were or will be prepared in compliance in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Buyer SEC Reports, and (iii) did not or will not at the time they were or are filed contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Buyer SEC Reports or necessary in order to make the statements in such Buyer SEC Reports, in the light of the circumstances under which they were made, not misleading.

   (b) Each of the consolidated financial statements (including, in each case, any related notes and schedules) contained or to be contained in the Buyer SEC Reports at the time filed (i) complied or will comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) were or will be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by the SEC on Form 10-Q under the Exchange Act) and (iii) fairly presented or will fairly present in accordance with GAAP the consolidated financial position of the Buyer and its Subsidiaries as of the dates thereof and the consolidated results of its operations and cash flows for the periods indicated, consistent with the books and records of the Buyer and its Subsidiaries, except that the unaudited interim financial statements were or are subject to normal year-end adjustments which were not or are not expected to be material in amount.

   (c) The Registration Statement to be filed by Buyer pursuant to this Agreement will comply as to form in all material respects with the Securities Act (except to the extent relating to information supplied by or on behalf of the Company for inclusion or incorporation by reference in the Registration Statement, as to which the Buyer makes no representation). The information in the Registration Statement (except for information supplied by or on behalf of the Company for inclusion or incorporation by reference in the Registration Statement, as to which the Buyer makes no representation and which shall not constitute part of the Buyer SEC Reports for purposes of this Agreement) shall not at the time the Registration Statement is declared effective by the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated in the Registration Statement or necessary in order to make the statements in the Registration Statement not misleading. If at any time prior to the Effective Time any event relating to the Buyer or any of its Affiliates, officers or directors should be discovered by the Buyer which should be set forth in an amendment to the Registration Statement, the Buyer shall promptly inform the Company.

   4.5 Tax Matters. To the Buyer's knowledge, after consulting with its advisors, neither the Buyer nor any of its Affiliates has taken or agreed to take any action which would prevent the Merger from constituting a transaction qualifying as a reorganization under Section 368(a) of the Code.

   4.6 Operations of the Transitory Subsidiary. The Transitory Subsidiary was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement. During the period from the date of this Agreement through the Closing Date, the Transitory Subsidiary shall not engage in any activities except as provided in or contemplated by this Agreement.

   4.7 Brokers. No agent, broker, investment banker, financial advisor or other firm or person is or shall be entitled as a result of any action, agreement or commitment of the Buyer or the Transitory Subsidiary, to any broker's, finder's, financial advisor's or other similar fee or commission in connection with any of the transactions contemplated by this Agreement, except Morgan Stanley & Co. Incorporated, whose fees and expenses shall be paid by the Buyer.

   4.8 Litigation. Except as disclosed in the Buyer SEC Reports filed before the date of this Agreement, there is no material action, suit, proceeding, claim, arbitration or investigation pending or, to the knowledge of the Buyer and the Transitory Subsidiary, threatened against or affecting the Buyer or the Transitory Subsidiary which would reasonably be expected to have a material adverse effect on the ability of the Buyer and/or the Transitory Subsidiary to perform their respective obligations under this Agreement.

   4.9 Absence of Certain Changes or Events. Except as disclosed in the Buyer SEC Reports filed prior to the date of this Agreement, since December 31, 2000 there has not been (i) any change, event, circumstance, development or effect that would, individually or in the aggregate, reasonably be expected to result in a Buyer Material Adverse Effect or (ii) any material change by the Buyer in its accounting methods not required pursuant to GAAP.

                                   ARTICLE V

                              Conduct of Business

   5.1 Covenants of the Company. Except as expressly provided herein, as required by law, as described in Section 5.1 of the Company Disclosure Schedule or as consented to in writing by the Buyer, from and after the date of this Agreement until the earlier of the termination of this Agreement in accordance with its terms or the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, act and carry on its business in the usual, regular and ordinary course in substantially the same manner as previously conducted, pay its debts and Taxes and perform its other obligations when due (subject to good faith disputes over such debts, Taxes or obligations), comply with all applicable laws, rules and regulations, and use commercially reasonable efforts, consistent with past practices, to maintain and preserve its and each Subsidiary's business organization, assets and properties, keep available the services of its present officers and employees and preserve its advantageous business relationships with customers, strategic partners, suppliers and others having business dealings with it to the end that its goodwill and ongoing business shall be unimpaired at the Effective Time. Without limiting the generality of the foregoing, and except as expressly provided herein, as required by law or as described in Section 5.1 of the Company Disclosure Schedule, from and after the date of this Agreement until the earlier of the termination of this Agreement in accordance with its terms or the Effective Time, the Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, do any of the following without the prior written consent of the Buyer:

     (a) (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, securities or other property) in respect of, any of its capital stock (other than dividends and distributions by a direct or indirect wholly owned Subsidiary of the Company to its parent);
  (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or any of its other securities; or (iii) purchase, redeem or otherwise acquire any shares of its capital stock or any other of its securities or any rights, warrants or options to acquire any such shares or other securities;

     (b) except as permitted by Section 5.1(n), issue, deliver, sell, grant, pledge or otherwise dispose of or encumber any shares of its capital stock, or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible or exchangeable securities (other than the issuance of shares of Company Common Stock upon the exercise of Company Stock Options outstanding on the date of this Agreement in accordance with their present terms);

     (c) amend or propose to amend its articles of incorporation, bylaws or other comparable charter or organizational documents, except as expressly provided by this Agreement;

     (d) acquire (i) by merging or consolidating with, or by purchasing all or a substantial portion of the assets or any stock of, or by any other manner, any business or any corporation, partnership, joint venture, limited liability company, association or other business organization or division thereof or (ii) any assets that are material, in the aggregate, to the Company and its Subsidiaries, taken as a whole, except purchases of assets in the Ordinary Course of Business;

     (e) pledge or encumber (except for Permitted Liens), sell, lease, license, dispose of or otherwise transfer any assets material to the Company and its Subsidiaries, taken as a whole (including any accounts, leases, contracts or intellectual property or any assets or the stock of any of its Subsidiaries) other than, in the case of pledges, encumbrances and leases, in connection with the purchase of equipment subject to capital lease or other similar financing arrangements in the Ordinary Course of Business consistent with the Company's past practice;

     (f) adopt or implement any shareholder rights plan;

     (g) except for a confidentiality agreement as permitted by Section 6.1, enter into an agreement with respect to any merger, consolidation, liquidation or business combination, or any acquisition or disposition of all or substantially all of the assets or securities of the Company or any of its Subsidiaries;

     (h) (i) incur or suffer to exist any indebtedness for borrowed money in an aggregate amount greater than $80 million, or guarantee any indebtedness of another person, (ii) issue, sell or amend any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, (iii) make any loans, advances (other than routine advances to employees in the Ordinary Course of Business) or capital contributions to, or investment in, any other person, other than the Company or any of its direct or indirect wholly owned Subsidiaries, or (iv) except in the Ordinary Course of Business, enter into any hedging agreement or other financial agreement or arrangement designed to protect the Company or its Subsidiaries against fluctuations in commodities prices or exchange rates;

     (i) make any capital expenditures or other expenditures with respect to property, plant or equipment for the Company and its Subsidiaries, in excess of the aggregate amounts, or for other than the types of expenditures, set forth in Section 5(i) of the Company Disclosure Schedule;

     (j) make any changes in accounting methods, principles or practices, except insofar as may have been required by a change in GAAP or as directed by the SEC or, except as so required, change any assumption underlying, or method of calculating, any bad debt, contingency or other reserve;

     (k) (i) pay, discharge, settle or satisfy any claims, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction, in the Ordinary Course of Business or in accordance with their terms as in effect on the date of this Agreement, of claims, liabilities or obligations reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of the Company included in the Company SEC Reports filed prior to the date of this Agreement (to the extent so reflected or reserved against) or incurred since the date of such financial statements in the Ordinary Course of Business or (ii) waive any material benefits of, modify in any adverse respect, fail to enforce, or consent to any matter with respect to which its consent is required under, any confidentiality, standstill or similar agreements to which the Company or any of its Subsidiaries is a party;

     (l) except in the Ordinary Course of Business, modify, amend or terminate any contract or agreement which is or, if in existence on the date of this Agreement, would have been, a Company Material Contract to which the Company or any of its Subsidiaries is party, or knowingly waive, release or assign any material rights or claims (including any write-off or other compromise of any material accounts receivable of the Company or any of its Subsidiaries);

     (m) (i) enter into any contract or agreement which, if in existence on the date of this Agreement, would have constituted a Company Material Contract, other than fixed price contracts for $100,000 or less entered into in the Ordinary Course of Business, or (ii) except on a non-exclusive basis in the Ordinary Course of Business, license any material intellectual property rights to or from any third party;

     (n) except as required to comply with applicable law or agreements, plans or arrangements existing on the date hereof, (i) take any action with respect to, adopt, enter into, terminate or amend any employment, severance or similar agreement or benefit plan for the benefit or welfare of any current or former director, officer, employee or consultant or any collective bargaining agreement except for (x) terminations of at will employment arrangements in the Ordinary Course of Business and (y) executing the severance arrangements as described in Sections 6.6(b) and
  (c) of this Agreement, (ii) increase the compensation or fringe benefits of, or pay any bonus to, any director, officer, employee, advisor or consultant (except for salary increases of non-officer employees in the Ordinary Course of Business), (iii) amend or accelerate the payment, right to payment or vesting of any compensation or benefits, including any outstanding options or restricted stock awards (except for salary increases of non-officer employees in the Ordinary Course of Business), (iv) pay any material benefit not provided for as of the date of this Agreement under any benefit plan, (v) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or benefit plan, including the grant of stock options, stock appreciation rights, stock-based or stock-related awards, performance units or restricted stock, or the removal of existing restrictions in any benefit plans or agreements or awards made thereunder except for the continuation of the Company's Employee Stock Purchase Plan (the "Company ESPP") through the business day immediately prior to the Closing Date, or (vi) take any action other than in the Ordinary

  Course of Business to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or benefit plan;

     (o) make or rescind any Tax election, settle or compromise any material Tax liability or amend any Tax return;

     (p) initiate, compromise or settle any material litigation or arbitration proceeding;

     (q) open or close any material facility or office;

     (r) fail to maintain insurance at levels substantially comparable to levels existing as of the date of this Agreement;

     (s) fail to pay accounts payable and other obligations in the Ordinary Course of Business; or

     (t) authorize any of, or commit or agree, in writing or otherwise, to take any of, the foregoing actions or any action which would make any representation or warranty of the Company in this Agreement untrue or incorrect in any material respect, or would materially impair or prevent the satisfaction of any conditions in Article VII hereof.

   5.2 Employee Stock Purchase Plan. The Company shall take whatever action is necessary, including without limitation the amendment of the Company ESPP, to terminate the Company ESPP and any offering periods thereunder on the business day immediately prior to the Closing Date.

   5.3 Confidentiality. The parties acknowledge that the Buyer and the Company previously executed a confidentiality agreement, dated as of May 23, 2001 (the "Confidentiality Agreement"), which Confidentiality Agreement shall continue in full force and effect in accordance with its terms.

                                   ARTICLE VI

                             Additional Agreements

   6.1 No Solicitation.

   (a) No Solicitation or Negotiation. Except as set forth in this Section 6.1, the Company shall not, nor shall it authorize or permit any of its Subsidiaries or any of its or their directors, officers, employees, investment bankers, attorneys, accountants or other advisors or representatives (such directors, officers, employees, investment bankers, attorneys, accountants, other advisors and representatives being hereinafter referred to collectively as "Representatives") to directly or indirectly:

     (i) solicit, initiate, encourage or take any other action to facilitate any inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal, including without limitation (A) approving any "affiliated transaction" under Article 14 of the VSCA, (B) approving any person (other than the Buyer, the Transitory Subsidiary or any Affiliate of either of them) becoming an "interested shareholder" under Article 14 of the VSCA, (C) taking any action under Article 14.1 of the VSCA (other than to comply with Section 3.26 of this Agreement) or (D) amending or granting any waiver or release under any standstill or similar agreement with respect to any Company Common Stock; or

     (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, furnish to any person any information with respect to, assist or participate in any effort or attempt by any person with respect to, or otherwise cooperate in any way with, any Acquisition Proposal.

Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in this Section 6.1(a) by any Representative of the Company or any of its Subsidiaries, whether or not such person is purporting to act on behalf of the Company or otherwise, shall be deemed to be a breach of this Section 6.1(a) by the Company.

   Notwithstanding the foregoing, prior to the adoption and approval of this Agreement and the Plan of Merger at the Company Shareholders Meeting (the "Specified Time"), the Company may, to the extent required by the fiduciary obligations of the Company Board, as determined in good faith by the Company Board after consultation with outside counsel (I) in response to a Superior Proposal that did not result from a breach by the Company of this Section 6.1, and subject to compliance with Section 6.1(c), (x) furnish information with respect to the Company to the person making such Superior Proposal and its Representatives pursuant to a customary confidentiality agreement not less restrictive of the other party than the Confidentiality Agreement (including, but not limited to, the standstill provision set forth therein) (a "Third Party Confidentiality Agreement") and (y) participate in discussions or negotiations with such person and its Representatives regarding any Superior Proposal, and
(II) in response to an Acquisition Proposal that did not result from a breach by the Company of this Section 6.1, and subject to compliance with Section 6.1(c), request clarifications regarding the terms and conditions of any Acquisition Proposal from the person making such Acquisition Proposal for the purpose of ascertaining whether such Acquisition Proposal is a Superior Proposal, without, in the case of this clause (II), providing additional information to such person.

   Notwithstanding the foregoing, at no time prior to the termination of this Agreement shall the Company or the Company Board release or agree to release any person or entity from a standstill provision contained in any Third Party Confidentiality Agreement or any other standstill agreement with any third party.

   (b) No Change in Recommendation or Alternative Acquisition Agreement. The Company Board shall not:

     (i) except as set forth in this Section 6.1, withdraw or modify, or propose to withdraw or modify, in a manner adverse to the Buyer or the Transitory Subsidiary, the approval or recommendation by the Company Board of this Agreement or the Merger;

     (ii) cause or permit the Company to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or similar agreement (an "Alternative Acquisition Agreement") constituting or relating to any Acquisition Proposal (other than a confidentiality agreement referred to in Section 6.1(a) entered into in the circumstances referred to in Section 6.1(a)); or

     (iii) adopt, approve or recommend, or propose to adopt, approve or recommend, any Acquisition Proposal.

   Notwithstanding the foregoing, the Company Board may, in response to a Superior Proposal that did not result from a breach by the Company of this
Section 6.1, withdraw or modify the recommendation by the Company Board or any committee thereof of this Agreement and the Merger, if the Company Board determines in good faith (after consultation with outside counsel) that its fiduciary obligations require it to do so, but only at a time that is prior to the Specified Time and is after the third business day following the Buyer's receipt of written notice advising the Buyer that the Company Board desires to withdraw or modify the recommendation due to the existence of a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal. Nothing in this Section 6.1 shall be deemed to (A) permit the Company to take any action described in clauses (ii) or (iii) of the first sentence of this Section 6.1(b), although the Company Board may recommend a Superior Proposal to its shareholders under the circumstances described in the immediately preceding sentence, (B) affect any obligation of the Company under this Agreement or (C) limit the Company's obligation to call, give notice of, convene and hold the Company Shareholders Meeting, regardless of whether the Company Board has withdrawn or modified its recommendation of this Agreement and the Merger.

   (c) Notices to the Buyer; Additional Negotiations. The Company shall advise the Buyer as promptly as practicable, and in any event within 24 hours, orally and in writing, of any Acquisition Proposal or any request for nonpublic information in connection with any Acquisition Proposal, or of any inquiry with respect to, or that could reasonably be expected to lead to, any Acquisition Proposal, the material terms and conditions of any such Acquisition Proposal or inquiry and the identity of the person making any such Acquisition Proposal or inquiry. The Company shall not provide any information to or participate in discussions or negotiations with the person or entity making any Superior Proposal until three business days after the Company has first notified the Buyer of such Acquisition Proposal as required by the preceding sentence. The Company shall (i) keep the Buyer fully informed, on a current basis to the extent practicable and, in any event, as promptly as practicable, of the status and details (including any change to the terms) of any such Acquisition Proposal or inquiry, (ii) provide to the Buyer as soon as practicable after receipt or delivery thereof copies of all correspondence and other written material sent or provided to the Company from any third party in connection with any Acquisition Proposal or sent or provided by the Company to any third party in connection with any Superior Proposal, and (iii) if the Buyer shall make a counterproposal, consider and cause its financial and legal advisors to negotiate on its behalf in good faith with respect to the terms of such counterproposal. Contemporaneously with providing any information to a third party in connection with any such Superior Proposal or inquiry, the Company shall furnish a copy of such information to the Buyer.

   (d) Certain Permitted Disclosure. Nothing contained in this Section 6.1 or in Section 6.5 shall be deemed to prohibit the Company from taking and disclosing to its shareholders a position with respect to a tender offer contemplated by Rule 14e-2(a) promulgated under the Exchange Act if, in the good faith judgment of the Company Board, based on the opinion of outside counsel, failure to so disclose would be inconsistent with its obligations under applicable law.

   (e) Cessation of Ongoing Discussions. The Company shall, and shall cause its Subsidiaries and its and their Representatives to, cease immediately all discussions and negotiations regarding any proposal that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal. The Company shall use commercially reasonable efforts to have all copies of all nonpublic information it or its Subsidiaries and its and their Representatives have distributed on or prior to the date of this Agreement to other potential purchasers returned to the Company as soon as possible.

   (f) Definitions. For purposes of this Agreement:

     "Acquisition Proposal" means (i) any inquiry, proposal or offer for a merger, consolidation, dissolution, sale of substantial assets, tender offer, recapitalization, share exchange or other business combination involving the Company or any of its Subsidiaries, (ii) any proposal for the issuance by the Company or any of its Subsidiaries of over 25% of its equity securities or (iii) any proposal or offer to acquire in any manner, directly or indirectly, over 50% of the equity securities or consolidated total assets of the Company, in each case other than the Merger contemplated by this Agreement.

     "Superior Proposal" means any unsolicited, bona fide written proposal made by a third party to acquire substantially all the equity securities or assets of the Company, pursuant to a tender or exchange offer, a merger, a consolidation or a sale of its assets, (i) on terms that the Company Board determines in its good faith judgment to be materially more favorable from a financial point of view to the holders of Company Common Stock than the transactions contemplated by this Agreement (based on the written advice of a recognized independent financial advisor) taking into account all the terms and conditions of such proposal and this Agreement (including any proposal by the Buyer to amend the terms of this Agreement) and (ii) that is reasonably capable of being completed on the terms proposed, taking into account all financial, regulatory, legal and other aspects of such proposal; provided, however, that no Acquisition Proposal shall be deemed to be a Superior Proposal if any financing required to consummate the Acquisition Proposal is not committed.

   6.2 Proxy Statement/Prospectus; Registration Statement.

   (a) As promptly as practicable after the execution of this Agreement, the Buyer and the Company shall prepare and the Company shall file with the SEC the Proxy Statement/Prospectus, and the Buyer shall prepare and file with the SEC the Registration Statement, in which the Proxy Statement/Prospectus shall be included as a prospectus. Each of the Buyer and the Company shall respond to any comments of the SEC and shall use its respective reasonable best efforts to have the Proxy Statement/Prospectus cleared by the SEC and the

Registration Statement declared effective under the Securities Act as promptly as practicable after such filings, and the Company shall cause the Proxy Statement/Prospectus to be mailed to its shareholders at the earliest practicable time after both the Proxy Statement/Prospectus is cleared by the SEC and the Registration Statement is declared effective under the Securities Act. Each of the Buyer and the Company shall notify the other promptly upon the receipt of any comments from the SEC or its staff or any other government officials and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Registration Statement, the Proxy Statement/Prospectus or any filing pursuant to Section 6.2(b) or for additional information and shall supply the other with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Registration Statement, the Proxy Statement/Prospectus, the Merger or any filing pursuant to Section 6.2(b). Each of the Buyer and the Company shall use its reasonable best efforts to cause all documents that it is responsible for filing with the SEC or other regulatory authorities under this Section 6.2 to comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement/Prospectus, the Registration Statement or any filing pursuant to Section 6.2(b), the Buyer or the Company, as the case may be, shall promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to shareholders of the Company, of such amendment or supplement.

   (b) The Buyer and the Company shall promptly make all necessary filings with respect to the Merger under the Securities Act, the Exchange Act, applicable state blue sky laws and the rules and regulations thereunder.

   6.3 Nasdaq Quotation. The Company agrees to use its best efforts to continue the quotation of the Company Common Stock on The Nasdaq National Market during the term of this Agreement.

   6.4 Access to Information. The Company shall (and shall cause each of its Subsidiaries to) afford to the Buyer's officers, employees, accountants, counsel and other representatives, reasonable access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments, personnel and records and, during such period, the Company shall (and shall cause each of its Subsidiaries to) furnish promptly to the Buyer (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal or state securities laws and (b) all other information concerning its business, properties, assets and personnel as the Buyer may reasonably request. The Buyer will hold any such information which is nonpublic in confidence in accordance with the Confidentiality Agreement. No information or knowledge obtained in any investigation pursuant to this Section or otherwise shall affect or be deemed to modify any representation or warranty contained in this Agreement or the conditions to the obligations of the parties to consummate the Merger.

   6.5 Company Shareholders Meeting.

   (a) The Company, acting through the Company Board, shall take all actions in accordance with applicable law (including without limitation all applicable requirements of the Code and ERISA with respect to the shares of Company Common Stock held by any Company Employee Plan) and its Articles of Incorporation and Bylaws to promptly and duly call, give notice of, convene and hold as promptly as practicable, and in any event within 45 days after the declaration of effectiveness of the Registration Statement, the Company Shareholders Meeting for the purpose of considering and voting upon the Company Voting Proposal. Subject to Section 6.1(b), to the fullest extent permitted by applicable law,
(i) the Company Board shall recommend approval and adoption of the Company Voting Proposal by the shareholders of the Company and include in the Proxy Statement/Prospectus such recommendation, and (ii) neither the Company Board nor any committee thereof shall withdraw or modify, or propose or resolve to withdraw or modify in a manner adverse to the Buyer, the recommendation of the Company Board that the Company's shareholders vote in favor of the Company Voting Proposal. The Company shall take all action that is both reasonable and lawful to solicit from its shareholders proxies in favor of the Company Voting Proposal and shall take all other action necessary or advisable to secure the vote or consent of the Company Shareholders required by the rules of The Nasdaq Stock Market or the VSCA to obtain such approvals. Notwithstanding anything to the contrary contained in this Agreement, after consultation with the Buyer, the Company may adjourn or postpone the Company Shareholders Meeting to the extent necessary to ensure that any required supplement or amendment to the Proxy Statement/Prospectus is provided to the Company's shareholders or, if as of the time for which the Company Shareholders Meeting is originally scheduled (as set forth in the Proxy Statement/Prospectus) there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Shareholders Meeting.

   (b) The Company shall call, give notice of, convene and hold the Company Shareholders Meeting in accordance with this Section 6.5 for the purpose of voting upon the Company Voting Proposal and shall submit the Company Voting Proposal to the Company's shareholders for the purpose of acting upon its adoption whether or not (i) the Company Board at any time subsequent to the date hereof determines, in the manner permitted by Section 6.1(b), that this Agreement is no longer advisable or recommends that the Company Shareholders reject it, or (ii) any actual, potential or purported Acquisition Proposal or Superior Proposal has been commenced, disclosed, announced or submitted to the Company.

   6.6 Additional Agreements.

   (a) John H. Fain has executed and delivered the Shareholder's Agreement to the Buyer concurrently with the signing of this Agreement.

   (b) Each of the employees of the Company listed on Section 6.6(b) of the Company Disclosure Schedule has executed and delivered an Executive Retention Agreement in the form attached hereto as Exhibit C and on the terms and conditions set forth in Section 6.6(b) of the Company Disclosure Schedule.

   (c) The Buyer shall, following the Effective Time, cause the Surviving Corporation to effect and honor the retention and severance arrangements described in Section 6.6(c) of the Company Disclosure Schedule.

   6.7 Legal Conditions to the Merger.

   (a) Subject to the terms hereof, including Section 6.7(b), each of the Company and the Buyer shall use its commercially reasonable efforts to (i) take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby as promptly as practicable, (ii) as promptly as practicable, obtain from any Governmental Entity or any other third party any consents, licenses, permits, waivers, approvals, authorizations, or orders required to be obtained or made by the Company or the Buyer or any of their Subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby,
(iii) as promptly as practicable, make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (A) the Securities Act and the Exchange Act, and any other applicable federal or state securities laws, (B) the HSR Act and any related governmental request thereunder and (C) any other applicable law and
(iv) execute or deliver any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. The Company and the Buyer shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, to accept all reasonable additions, deletions or changes suggested in connection therewith. The Company and the Buyer shall use their respective commercially reasonable efforts to furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable law (including all information required to be included in the Proxy Statement/Prospectus and the Registration Statement) in connection with the transactions contemplated by this Agreement. For the avoidance of doubt, the Buyer and the Company agree that nothing contained in this Section 6.7(a) shall modify or affect their respective rights and responsibilities under Section 6.7(b).

   (b) Subject to the terms hereof, the Buyer and the Company agree, and shall cause each of their respective Subsidiaries, to cooperate and to use their respective commercially reasonable efforts to obtain any government clearances or approvals required for Closing under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other federal, state or foreign law or, regulation or decree designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade (collectively, "Antitrust Laws"), to respond to any government requests for information under any Antitrust Law, and to contest and resist any action, including any legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) (an "Antitrust Order") that restricts, prevents or prohibits the consummation of the Merger or any other transactions contemplated by this Agreement under any Antitrust Law. The parties hereto will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to any Antitrust Law. The Buyer shall be entitled to direct any proceedings or negotiations with any Governmental Entity relating to any of the foregoing, provided that it shall afford the Company a reasonable opportunity to participate therein. Notwithstanding anything in this Agreement to the contrary, neither the Buyer nor any of its Affiliates shall be under any obligation to (i) make proposals, execute or carry out agreements or submit to orders providing for the sale or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets or categories of assets of the Buyer, any of its Affiliates or the Company or any of its Subsidiaries or the holding separate of the shares of Company Common Stock (or shares of stock of the Surviving Corporation) or imposing or seeking to impose any material limitation on the ability of the Buyer or any of its subsidiaries or Affiliates to conduct their business or own such assets or to acquire, hold or exercise full rights of ownership of the shares of Company Common Stock (or shares of stock of the Surviving Corporation) or (ii) take any action under this Section if the United States Department of Justice or the United States Federal Trade Commission authorizes its staff to seek a preliminary injunction or restraining order to enjoin consummation of the Merger.

   (c) Each of the Company and the Buyer shall give (or shall cause their respective Subsidiaries to give) any notices to third parties, and use, and cause their respective Subsidiaries to use, their commercially reasonable efforts to obtain any third party consents related to or required in connection with the Merger that are (i) necessary to consummate the transactions contemplated hereby, (ii) disclosed or required to be disclosed in the Company Disclosure Schedule or the Buyer Disclosure Schedule, as the case may be, or
(iii) required to prevent a Company Material Adverse Effect or a Buyer Material Adverse Effect from occurring prior to or after the Effective Time.

   6.8 Public Disclosure. Except as may be required by law or stock market regulations, (a) the press release announcing the execution of this Agreement shall be issued only in such form as shall be mutually agreed upon by the Company and the Buyer and (b) each of the Buyer and the Company shall use its commercially reasonable efforts to consult with the other party before issuing any other press release or otherwise making any public statement with respect to the Merger or this Agreement and shall not issue any such press release or make any such public statement prior to using such efforts.

   6.9 Reorganization. Each of the Buyer and the Company shall use its commercially reasonable efforts to cause the Merger to be treated as a reorganization within the meaning of Section 368(a) of the Code. The parties hereto hereby adopt this Agreement as a plan of reorganization.

   6.10 Affiliate Agreements. Schedule 6.10 of the Company Disclosure Schedule sets forth a list of those persons who are, in the Company's reasonable judgment, Rule 145 Affiliates. The Company shall provide to the Buyer such information and documents as the Buyer shall reasonably request for purposes of reviewing such list and shall notify the Buyer in writing regarding any change in the identity of its Rule 145 Affiliates prior to the Closing Date. The Company shall use its commercially reasonable efforts to deliver or cause to be delivered to the Buyer as soon as practicable after the date of this Agreement (and in any case prior to the mailing of the Proxy Statement/Prospectus) from each of its Rule 145 Affiliates, an executed Affiliate

Agreement, in substantially the form appended hereto as Exhibit D (the "Affiliate Agreement"). The Buyer shall be entitled to place appropriate legends on the certificates evidencing any shares of Buyer Common Stock to be received by Rule 145 Affiliates of the Company pursuant to the terms of this Agreement and, subject to the terms of the Shareholder's Agreement, to issue appropriate stop transfer instructions to the transfer agent for the Buyer Common Stock.

   6.11 AMEX Listing. The Buyer shall use its best efforts to cause the shares of Buyer Common Stock to be issued in the Merger to be listed on AMEX, subject to official notice of issuance, on or prior to the Closing Date.

   6.12 Company Stock Plans.

   (a) At the Effective Time, each Company Stock Option (other than options granted under the Company ESPP) that is outstanding and unexercised immediately prior thereto shall cease to represent a right to acquire shares of Company Common Stock and shall be converted automatically into an option to purchase shares of Buyer Common Stock in an amount and at an exercise price determined as provided in this Section 6.12(a) (and otherwise subject to the terms of the Company Stock Plans (other than the Company ESPP) and the agreements evidencing grants thereunder) (a "Buyer Stock Option"). The number of shares of Buyer Common Stock to be subject to each Buyer Stock Option shall be equal to the product of (i) the number of shares of Company Common Stock subject to such Company Stock Option immediately prior to the Effective Time and (ii) the Exchange Ratio; provided that any fractional shares resulting from such multiplication shall be rounded down to the nearest whole number. The exercise price per share of Buyer Common Stock under each Buyer Stock Option shall be equal to (y) the exercise price per share of Company Common Stock at which such Company Stock Option was exercisable immediately prior to the Effective Time divided by (z) the Exchange Ratio; provided that such exercise price shall be rounded up to the nearest whole cent.

   (b) As soon as practicable after the Effective Time, the Buyer shall deliver to the participants in the Company Stock Plans (other than the Company ESPP) appropriate notice setting forth such participants' rights pursuant thereto. All grants made pursuant to the Company Stock Plans (other than the Company
ESPP) shall continue in effect on the same terms and conditions (subject to the provisions of Section 6.12(a)).

   (c) The Buyer shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Buyer Common Stock for delivery upon exercise of the Buyer Stock Options. As soon as practicable after the Effective Time, the Buyer shall file a registration statement on Form S-8 (or any successor form) with respect to the shares of Buyer Common Stock subject to such Buyer Stock Options that are eligible for registration on Form S-8, and shall use its commercially reasonable efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Buyer Stock Options remain outstanding.

   (d) Before the Effective Time, the Buyer shall take whatever action is necessary with respect to its Amended and Restated 1992 Employee Stock Purchase Plan (the "Buyer ESPP") to provide for a special offering period commencing at or as soon as reasonably practicable after the Effective Time and ending on December 31, 2001 (the "Special ESPP Period") pursuant to which the Buyer shall allow the Company's employees otherwise eligible to participate in the Buyer ESPP (based on an adjusted date of hire to coincide with the date of hire by the Company) to participate in the Special ESPP Period. For the avoidance of doubt, the parties hereto acknowledge and agree that the Buyer is not assuming the Company ESPP.

   6.13 Shareholder Litigation. Until the earlier of the termination of this Agreement in accordance with its terms and the Effective Time, the Company agrees that the Buyer shall have the right to participate in the defense or settlement of any shareholder litigation against the Company or the Company Board relating to this Agreement or any of the transactions contemplated by this Agreement. The Company shall not settle any such litigation without the Buyer's prior written consent, which consent shall not be unreasonably withheld or delayed. The Company and the Buyer agree to enter into a mutually agreeable joint defense agreement promptly after the Buyer receives notice from the Company of such shareholder litigation.

   6.14 Indemnification.

   (a) From and after the Effective Time, the Buyer shall, to the fullest extent permitted by law, cause the Surviving Corporation, for a period of six years from the Effective Time, to honor all of the Company's obligations under
Article VII of the Articles of Incorporation of the Company to indemnify and hold harmless each present and former director and officer of the Company (the "Indemnified Parties"), against any costs or expenses (including attorneys'
fees), judgments, fines, losses, claims, damages, liabilities or amounts paid in settlement incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the extent that such obligations to indemnify and hold harmless exist on the date of this Agreement.

   (b) For a period of six years after the Effective Time, the Buyer shall cause the Surviving Corporation to maintain (to the extent available in the market) in effect a directors' and officers' liability insurance policy covering those persons who are currently covered by the Company's directors' and officers' liability insurance policy (a complete and accurate copy of which has been delivered to the Buyer prior to the date of this Agreement) with coverage in amount and scope at least as favorable to such persons as the Company's existing coverage; provided, that in no event shall the Buyer or the Surviving Corporation be required to expend in excess of 200% of the annual premium currently paid by the Company for such coverage, which current annual premium is set forth in Section 6.14(b) of the Company Disclosure Schedule.

   6.15 Notification of Certain Matters. The Buyer shall give prompt notice to the Company, and the Company shall give prompt notice to the Buyer, of the occurrence, or failure to occur, of any event, which occurrence or failure to occur would be reasonably likely to cause (a) (i) any representation or warranty of such party contained in this Agreement that is qualified as to materiality to be untrue or inaccurate in any respect or (ii) any other representation or warranty of such party contained in this Agreement to be untrue or inaccurate in any material respect, in each case at any time from and after the date of this Agreement until the Effective Time, or (b) any material failure of the Buyer and the Transitory Subsidiary or the Company, as the case may be, or of any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement. Notwithstanding the above, the delivery of any notice pursuant to this Section will not limit or otherwise affect the remedies available hereunder to the party receiving such notice or the conditions to such party's obligation to consummate the Merger.

   6.16 Exemption from Liability Under Section 16(b).

   (a) The board of directors of the Buyer, or a committee thereof consisting solely of non-employee directors (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall adopt a resolution in advance of the Effective Time providing that the receipt by the Company Insiders of Buyer Common Stock in exchange for shares of Company Common Stock, and of options to purchase Buyer Common Stock upon assumption and conversion of Company Stock Options, in each case pursuant to the transactions contemplated hereby and to the extent such securities are listed in the Section 16 Information, is intended to be exempt pursuant to Rule 16b-3 under the Exchange Act.

   (b) For purposes of Section 6.16(a), "Section 16 Information" shall mean information regarding the Company Insiders and the number of shares of Company Common Stock or other Company equity securities deemed to be beneficially owned by each such Company Insider and expected to be exchanged for Buyer Common Stock, and options to purchase Buyer Common Stock, in each case, in connection with the Merger, which shall be provided by the Company to the Buyer within 10 business days after the date of this Agreement.

   (c) For purposes of Section 6.16(a), "Company Insiders" shall mean those officers and directors of the Company who are subject to the reporting requirements of Section 16(a) of the Exchange Act as listed in the Section 16 Information.

   6.17 Comfort Letters.

   (a) The Company shall use reasonable efforts to cause to be delivered to the Buyer and the Company a letter of KPMG LLP, the Company's independent auditors, dated a date within two business days before the date on which the Registration Statement shall become effective and addressed to the Buyer, in form reasonably satisfactory to the Buyer and the Company and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

   (b) The Buyer shall use reasonable efforts to cause to be delivered to the Company and the Buyer a letter of Ernst & Young LLP, the Buyer's independent auditors, dated a date within two business days before the date on which the Registration Statement shall become effective and addressed to the Buyer, in form reasonably satisfactory to the Company and the Buyer and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

   6.18 Representation on Buyer Board. The Buyer shall take any and all actions necessary or appropriate to cause the number of directors comprising the Buyer's board of directors at the Effective Time to be sufficient to permit John H. Fain (the "Shareholder Designee") to serve thereon, and to cause the Shareholder Designee to be elected to serve on the Buyer's board of directors as provided in the Shareholder's Agreement.

                                  ARTICLE VII

                              Conditions to Merger

   7.1 Conditions to Each Party's Obligation To Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

     (a) Shareholder Approval. The Company Voting Proposal shall have been approved and adopted at the Company Shareholders Meeting, at which a quorum is present, by the requisite vote of the shareholders of the Company under applicable law and the Company's Articles of Incorporation and Bylaws.

     (b) HSR Act. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

     (c) Governmental Approvals. Other than the filing of the Articles of Merger, all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity in connection with the Merger and the consummation of the other transactions contemplated by this Agreement, the failure of which to file, obtain or occur is reasonably likely to have, directly or indirectly, a Buyer Material Adverse Effect or a Company Material Adverse Effect shall have been filed, been obtained or occurred.

     (d) Registration Statement; Proxy Statement/Prospectus. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceeding for that purpose, and no similar proceeding with respect to the Proxy Statement/Prospectus, shall have been initiated or threatened in writing by the SEC or its staff.

     (e) No Injunctions. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any order, executive order, stay, decree, judgment or injunction (preliminary or permanent) or statute, rule or regulation which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger or the other transactions contemplated by this Agreement.

     (f) AMEX. The shares of Buyer Common Stock to be issued in the Merger shall have been approved for listing on AMEX, subject only to official notice of issuance.

   7.2 Additional Conditions to Obligations of the Buyer and the Transitory Subsidiary. The obligations of the Buyer and the Transitory Subsidiary to effect the Merger are subject to the satisfaction on or prior to the Closing Date of each of the following additional conditions, any of which may be waived in writing exclusively by the Buyer and the Transitory Subsidiary:

     (a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement shall be true and correct (i) as of the date of this Agreement and (ii) as of the Closing Date as though made on and as of the Closing Date, except (A) in the case of this clause
  (ii), for changes contemplated by this Agreement and (B) in the case of both clauses (i) and (ii), (y) to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date and (z) where the failures to be true and correct (without regard to any materiality or Company Material Adverse Effect qualifications contained therein), individually or in the aggregate, have not had, and are not reasonably likely to have, a Company Material Adverse Effect); and the Buyer shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

     (b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement on or prior to the Closing Date; and the Buyer shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

     (c) No Company Material Adverse Effect. Since the date of this Agreement, there shall not have been any change, event, circumstance, development or effect that individually or in the aggregate has had, or is reasonably likely to have, a Company Material Adverse Effect.

     (d) Tax Opinion. The Buyer shall have received a written opinion from Hale and Dorr LLP, counsel to the Buyer, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code; provided that if Hale and Dorr LLP does not render such opinion, this condition shall nonetheless be deemed satisfied if Williams, Mullen, Clark & Dobbins renders such opinion to the Buyer (it being agreed that the Buyer and the Company shall each provide reasonable cooperation, including making reasonable representations, to Hale and Dorr LLP or Williams, Mullen, Clark & Dobbins, as the case may be, to enable them to render such opinion).

     (e) Third Party Consents. The Company shall have obtained (i) all consents and approvals of third parties referred to in Section 3.3(b) of the Company Disclosure Schedule and (ii) any other consent or approval of any third party (other than a Governmental Entity) which is material to the Company and its Subsidiaries taken as a whole.

     (f) No Restraints. There shall not be instituted or pending any action or proceeding by any Governmental Entity (i) seeking to restrain, prohibit or otherwise interfere with the ownership or operation by the Buyer or any of its Subsidiaries of all or any portion of the business of the Company or any of its Subsidiaries or of the Buyer or any of its Subsidiaries or to compel the Buyer or any of its Subsidiaries to dispose of or hold separate all or any portion of the business or assets of the Company or any of its Subsidiaries or of the Buyer or any of its Subsidiaries, (ii) seeking to impose or confirm limitations on the ability of the Buyer or any of its Subsidiaries effectively to exercise full rights of ownership of the shares of Company Common Stock (or shares of stock of the Surviving Corporation) including the right to vote any such shares on any matters properly presented to shareholders or (iii) seeking to require divestiture by the Buyer or any of its Subsidiaries of any such shares.

     (g) Resignations. The Buyer shall have received copies of the resignations, effective as of the Effective Time, of each director of the Company and its Subsidiaries.

   7.3 Additional Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is subject to the satisfaction on or prior to the Closing Date of each of the following additional conditions, any of which may be waived, in writing, exclusively by the Company:

     (a) Representations and Warranties. The representations and warranties of the Buyer and the Transitory Subsidiary set forth in this Agreement shall be true and correct (i) as of the date of this Agreement and (ii) as of the Closing Date as though made on and as of the Closing Date, except
  (A) in the case of this clause (ii), for changes contemplated by this Agreement and (B) in the case of both clauses (i) and (ii), (y) to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date and (z) where the failures to be true and correct (without regard to any materiality or Buyer Material Adverse Effect qualifications contained therein), individually or in the aggregate, have not had, and are not reasonably likely to have, a Buyer Material Adverse Effect; and the Company shall have received a certificate signed on behalf of the Buyer by the chief executive officer or the chief financial officer of the Buyer to such effect.

     (b) Performance of Obligations of the Buyer and the Transitory Subsidiary. The Buyer and the Transitory Subsidiary shall have performed in all material respects all obligations required to be performed by them under this Agreement on or prior to the Closing Date; and the Company shall have received a certificate signed on behalf of the Buyer by the chief executive officer or the chief financial officer of the Buyer to such effect.

     (c) No Buyer Material Adverse Effect. Since the date of this Agreement, there shall not have been any change, event, circumstance, development or effect that individually or in the aggregate has had, or is reasonably likely to have, a Buyer Material Adverse Effect.

     (d) Tax Opinion. The Company shall have received the opinion of Williams, Mullen, Clark & Dobbins, counsel to the Company, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code; provided that if Williams, Mullen, Clark & Dobbins does not render such opinion, this condition shall nonetheless be deemed satisfied if Hale and Dorr LLP renders such opinion to the Company (it being agreed that the Buyer and the Company shall each provide reasonable cooperation, including making reasonable representations, to Williams, Mullen, Clark & Dobbins or Hale and Dorr LLP, as the case may be, to enable them to render such opinion).

     (e) Representation on Buyer Board. The Shareholder Designee shall have been elected to serve on the Buyer's board of directors effective immediately following the Effective Time.

     (f) No Restraints. There shall not be instituted or pending any action or proceeding by any Governmental Entity (i) seeking to restrain, prohibit or otherwise interfere with the ownership or operation by the Buyer or any of its Subsidiaries of all or any portion of the business of the Company or any of its Subsidiaries or of the Buyer or any of its Subsidiaries or to compel the Buyer or any of its Subsidiaries to dispose of or hold separate all or any portion of the business or assets of the Company or any of its Subsidiaries or of the Buyer or any of its Subsidiaries, (ii) seeking to impose or confirm limitations on the ability of the Buyer or any of its Subsidiaries effectively to exercise full rights of ownership of the shares of Company Common Stock (or shares of stock of the Surviving Corporation), including the right to vote any such shares on any matters properly presented to shareholders, or (iii) seeking to require divestiture by the Buyer or any of its Subsidiaries of any such shares.

                                  ARTICLE VIII

                           Termination and Amendment

   8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time (with respect to Sections 8.1(b) through 8.1(g), by written notice by the terminating party to the other party), whether before or, subject to the terms hereof, after adoption of this Agreement by the shareholders of the Company or the sole shareholder of the Transitory Subsidiary:

     (a) by mutual written consent of the Buyer, the Transitory Subsidiary and the Company; or

     (b) by either the Buyer or the Company if the Merger shall not have been consummated by December 31, 2001 (the "Outside Date") (provided that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been a principal cause of or resulted in the failure of the Merger to occur on or before the Outside Date); or

     (c) by either the Buyer or the Company if a Governmental Entity of competent jurisdiction shall have issued a nonappealable final order, decree or ruling or taken any other nonappealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger; or

     (d) by either the Buyer or the Company if at the Company Shareholders Meeting (including any adjournment or postponement thereof permitted by this Agreement) at which a vote on the Company Voting Proposal is taken, the requisite vote of the shareholders of the Company in favor of the Company Voting Proposal shall not have been obtained (provided that the right to terminate this Agreement under this Section 8.1(d) shall not be available to the Company if (i) at such time the Company is in breach of or has failed to fulfill its obligations under this Agreement or (ii) the failure to obtain the requisite vote has been caused by a breach of the Shareholder's Agreement by any party thereto other than the Buyer); or

     (e) by the Buyer, if: (i) the Company Board shall have failed to unanimously recommend approval of the Company Voting Proposal in the Proxy Statement/Prospectus or shall have withdrawn or modified its recommendation of the Company Voting Proposal; (ii) the Company Board fails to unanimously reconfirm its recommendation of the Company Voting Proposal within five days after the Buyer requests in writing that the Company Board (or such committee thereof) do so; (iii) the Company Board shall have approved or recommended to the shareholders of the Company an Acquisition Proposal (other than the Merger contemplated by this Agreement); (iv) a tender offer or exchange offer for outstanding shares of the Company Common Stock is commenced (other than by the Buyer or an Affiliate of the Buyer) and the Company Board (or any committee thereof) recommends that the shareholders of the Company tender their shares in such tender or exchange offer or, within 10 business days after such tender or exchange offer, fails to recommend against acceptance of such offer or takes no position with respect to the acceptance thereof; or (v) the Company shall have breached
  Section 6.1 or Section 6.5; or

     (f) by the Buyer, if there has been a breach of or failure to perform any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, which breach or failure to perform (i) would cause the conditions set forth in Section 7.2(a) or 7.2(b) not to be satisfied, and (ii) shall not have been cured within 20 days following receipt by the Company of written notice of such breach from the Buyer; or

     (g) by the Company, if there has been a breach of or failure to perform any representation, warranty, covenant or agreement on the part of the Buyer or the Transitory Subsidiary set forth in this Agreement, which breach or failure to perform (i) would cause the conditions set forth in
  Section 7.3(a) or 7.3(b) not to be satisfied, and (ii) shall not have been cured within 20 days following receipt by the Buyer of written notice of such breach from the Company.

   8.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall immediately become void and there shall be no liability or obligation on the part of the Buyer, the Company, the Transitory Subsidiary or their respective officers, directors, shareholders or Affiliates; provided that (i) any such termination shall not relieve any party from liability for any breach of this Agreement (which includes, without limitation, the making of any representation or warranty by a party in this Agreement that was not true and accurate when made) and (ii) the provisions of Sections 3.27 and 8.3, Article IX of this Agreement and the Confidentiality Agreement shall remain in full force and effect and survive any termination of this Agreement.

   8.3 Fees and Expenses.

   (a) Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees and expenses, whether or not the Merger is consummated; provided however, that the Company and the Buyer shall share equally (i) the filing fees of the Buyer's and any Company shareholder's pre-merger notification reports under the HSR Act and (ii) all fees and expenses, other than accountants' and attorneys' fees, incurred with respect to the printing, filing and mailing of the Proxy Statement/Prospectus (including any related preliminary materials) and the Registration Statement and any amendments or supplements thereto.

   (b) The Company shall pay the Buyer up to $1,500,000 as reimbursement for expenses of the Buyer actually incurred relating to the transactions contemplated by this Agreement prior to termination (including, but not limited to, reasonable fees and expenses of the Buyer's counsel, accountants and financial advisors, but excluding any discretionary fees paid to such financial advisors), upon the termination of this Agreement (i) by the Buyer or the Company pursuant to Section 8.1(b) if the failure to satisfy the conditions set forth in Section 7.1(a) or 7.2(a), (b), (c), (e) or (g) by the Outside Date shall have resulted in the Closing not occurring; (ii) by the Buyer pursuant to
Section 8.1(e); (iii) by the Buyer pursuant to Section 8.1(f); or (iv) by the Buyer or the Company pursuant to Section 8.1(d). The expenses payable pursuant to this Section 8.3(b) shall be paid within one business day after demand therefor following the occurrence of the termination event giving rise to the payment obligation described in this Section 8.3(b). To the extent any fees paid under this Section 8.3(b) are paid in conjunction with Section 8.3(c), the Buyer may not assert at a later date additional fees for reimbursement of the Buyer's expenses.

   (c) The Company shall pay the Buyer a termination fee of $8,100,000 (less any amounts payable by the Company as reimbursement for expenses under Section 8.3(b)) upon the earliest to occur of the following events:

     (i) the termination of the Agreement by the Buyer or the Company pursuant to Section 8.1(d) as a result of the failure to receive the requisite vote for approval of the Company Voting Proposal by the shareholders of the Company at the Company Shareholders Meeting if, at or prior to the time of such failure, there shall have been announced an Acquisition Proposal relating to the Company which shall not have been absolutely and unconditionally withdrawn and abandoned; or

     (ii) the termination of this Agreement by the Buyer pursuant to Section 8.1(e); or

     (iii) the termination of this Agreement by the Buyer pursuant to Section 8.1(f).

   Any fee due under Section 8.3(c) shall be paid by wire transfer of same-day funds within one business day after the date of termination of this Agreement.

   (d) The Buyer shall pay the Company up to $1,500,000 as reimbursement for expenses of the Company actually incurred relating to the transactions contemplated by this Agreement prior to termination (including, but not limited to, reasonable fees and expenses of the Company's counsel, accountants and financial advisors, but excluding any discretionary fees paid to such financial advisors), upon the termination of this Agreement by the Company pursuant to
(i) Section 8.1(b) as a result of the failure to satisfy the conditions set forth in Section 7.3(a) or (b) or (ii) Section 8.1(g). The expenses payable pursuant to this Section 8.3(d) shall be paid within one business day after demand therefor following the occurrence of the termination event giving rise to the payment obligation described in this Section 8.3(d). To the extent any fees paid under this Section 8.3(d) are paid in conjunction with Section 8.3(e), the Company may not assert at a later date additional fees for reimbursement of the Company's expenses.

   (e) The Buyer shall pay the Company a termination fee of $8,100,000 (less any amounts payable by the Buyer as reimbursement for expenses under Section 8.3(d)) upon termination of this Agreement by the Company pursuant to Section 8.1(g). Any fee due under Section 8.3(e) shall be paid by wire transfer of same-day funds within one business day after the date of termination of this Agreement.

   (f) The parties hereto acknowledge that the agreements contained in this
Section 8.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties would not enter into this Agreement. If one party fails to promptly pay to the other any expense reimbursement or fee due hereunder, the defaulting party shall pay the costs and expenses (including reasonable legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee at the publicly announced prime rate of Fleet Bank, N.A. plus four percent per annum, compounded quarterly, from the date such expense reimbursement or fee was required to be paid.

   8.4 Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective boards of directors, at any time before or after approval of the matters presented in connection with the Merger by the shareholders of the Company or the Transitory Subsidiary, provided, however, that, after any such approval, no amendment shall be made which by law requires further approval by such shareholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

   8.5 Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective boards of directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

                                   ARTICLE IX

                                 Miscellaneous

   9.1 Nonsurvival of Representations and Warranties. The respective representations and warranties of the Company, the Buyer and the Transitory Subsidiary contained in this Agreement or in any instrument delivered pursuant to this Agreement shall expire with, and be terminated and extinguished upon, the Effective Time. This Section 9.1 shall have no effect upon any other obligations of the parties hereto, whether to be performed before or after the consummation of the Merger.

   9.2 Notices. All notices, requests, claims and demands and other communications hereunder shall be in writing and shall be deemed duly delivered
(a) four business days after being sent by registered or certified mail, return receipt requested, postage prepaid, or (b) one business day after being sent for next business day delivery, fees prepaid, via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below:

  (i)  if to the Buyer or the Transitory Subsidiary, to

       Keane, Inc.
       Ten City Square
       Boston, MA 02129
       Attn: President and Chief Executive Officer
       Telecopy: (617) 241-9507

       with a copy to:

       Hale and Dorr LLP
       60 State Street
       Boston, MA 02109
       Attn: Hal J. Leibowitz, Esq.
       Telecopy: (617) 526-5000

 (ii)  if to the Company, to

       Metro Information Services, Inc.
       Reflections II Office Building
       Third Floor
       200 Golden Oak Court
       Virginia Beach, VA 23452
       Attn: Chairman of the Board and Chief Executive Officer
       Telecopy: (757) 306-0257

       with a copy to:

       Williams, Mullen, Clark & Dobbins
       One Columbus Center
       Suite 900
       Virginia Beach, VA 23462-6762
       Attn: John M. Paris, Jr., Esq.
       Telecopy: (757) 473-0395

Any party to this Agreement may give any notice or other communication hereunder using any other means (including personal delivery, messenger service, telecopy or ordinary mail), but no such notice or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any party to this Agreement may change the address to which notices and other communications hereunder are to be delivered by giving the other parties to this Agreement notice in the manner herein set forth.

   9.3 Entire Agreement. This Agreement (including the Schedules and Exhibits hereto and the documents and instruments referred to herein that are to be delivered at the Closing) constitutes the entire agreement among the parties hereto and supersedes any prior understandings, agreements or representations by or among the parties hereto, or any of them, written or oral, with respect to the subject matter hereof; provided that the Confidentiality Agreement shall remain in effect in accordance with its terms.

   9.4 No Third Party Beneficiaries. Except as provided in Section 6.14, this Agreement is not intended, and shall not be deemed, to confer any rights or remedies upon any person other than the parties hereto and their respective successors and permitted assigns, to create any agreement of employment with any person or to otherwise create any third-party beneficiary hereto.

   9.5 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void, except that the Buyer and/or the Transitory Subsidiary may assign this Agreement to any direct or indirect wholly owned Subsidiary of the Buyer without consent of the Company, provided that the Buyer and/or the Transitory Subsidiary, as the case may be, shall remain liable for all of its obligations under this Agreement. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.

   9.6 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that shall achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

   9.7 Counterparts and Signature. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart. This Agreement may be executed and delivered by facsimile transmission.

   9.8 Interpretation. When reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or Section of this Agreement, unless otherwise indicated. The table of contents, table of defined terms and headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." No summary of this Agreement prepared by any party shall affect the meaning or interpretation of this Agreement.

   9.9 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the Commonwealth of Virginia without giving effect to any choice or conflict of law provision or rule (whether of the Commonwealth of Virginia or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the Commonwealth of Virginia.

   9.10 Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party shall be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy shall not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which the parties are entitled at law or in equity.

   9.11 WAIVER OF JURY TRIAL. EACH OF THE BUYER, THE TRANSITORY SUBSIDIARY AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF THE BUYER, THE TRANSITORY SUBSIDIARY OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

   In Witness Whereof, the Buyer, the Transitory Subsidiary and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

                                          Keane, Inc.

                                                   /s/ Brian T. Keane
                                          _____________________________________
                                          Name:Brian T. Keane
                                          Title:President and Chief Executive
                                           Officer

                                          Veritas Acquisition Corp.

                                                   /s/ Brian T. Keane
                                          _____________________________________
                                          Name:Brian T. Keane
                                          Title:President and Chief Executive
                                           Officer

                                          Metro Information Services, Inc.

                                                    /s/ John H. Fain
                                          _____________________________________
                                          Name:John H. Fain
                                          Title: Chairman of the Board and
                                                 Chief Executive Officer

                                                                         Annex B

                                 PLAN OF MERGER
                                    BETWEEN
                        METRO INFORMATION SERVICES, INC.
                                      AND
                           VERITAS ACQUISITION CORP.

   Section 1. Merger. Subject to the terms and conditions of (a) this Plan of Merger and (b) the Agreement and Plan of Merger, dated as of August 20, 2001 (the "Agreement"), by and among Keane, Inc., a Massachusetts corporation (the "Buyer"), Veritas Acquisition Corp., a Virginia corporation and a wholly owned subsidiary of the Buyer (the "Transitory Subsidiary"), and Metro Information Services, Inc., a Virginia corporation (the "Company"), at the Effective Time (as hereinafter defined) the separate corporate existence of the Transitory Subsidiary shall cease and the Transitory Subsidiary shall be merged with and into the Company (the "Merger"). The Company shall be the surviving corporation in the Merger (the "Surviving Corporation") and shall continue its corporate existence under the laws of the Commonwealth of Virginia.

   Section 2. Effective Time. The Merger shall become effective upon the issuance of the Certificate of Merger by the State Corporation Commission of the Commonwealth of Virginia (the "SCC") or at such later time as is established by the Buyer and the Company and set forth in the Articles of Merger to be filed with the SCC (the "Effective Time").

   Section 3. Effects of the Merger. The Merger shall have the effects set forth in Section 13.1-721 of the Virginia Stock Corporation Act (the "VSCA").

   Section 4. Articles of Incorporation. At the Effective Time, the Articles of Incorporation of the Company as in effect immediately prior to the Effective Time shall be amended and restated as set forth in Exhibit A hereto.

   Section 5. Bylaws. At the Effective Time, the Bylaws of the Company as in effect immediately prior to the Effective Time shall be amended and restated to be identical to the Bylaws of the Transitory Subsidiary as in effect immediately prior to the Effective Time except that all references to the name of the Transitory Subsidiary shall be changed to refer to the name of the Company.

   Section 6. Directors and Officers. The directors and officers of the Transitory Subsidiary immediately prior to the Effective Time shall become the directors and officers, respectively, of the Surviving Corporation.

   Section 7. Manner of Converting Shares. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of the capital stock of the Company or capital stock of the Transitory Subsidiary:

     (a) Capital Stock of the Transitory Subsidiary. Each share of the common stock of the Transitory Subsidiary issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock, $.01 par value per share, of the Surviving Corporation.

     (b) Cancellation of Buyer-Owned Stock. All shares of common stock, $0.01 par value per share, of the Company, including all shares of Nonvoting Common Stock ("Company Common Stock"), that are owned by any wholly owned Subsidiary (as defined in the Agreement) of the Company and any shares of Company Common Stock owned by the Buyer, the Transitory Subsidiary or any other wholly owned Subsidiary of the Buyer immediately prior to the Effective Time shall be cancelled and shall cease to exist and no stock of the Buyer or other consideration shall be delivered in exchange therefor.

     (c) Conversion of Company Common Stock. Subject to Section 9, each share of Company Common Stock (other than shares to be cancelled in accordance with Section 7(b) hereof) issued and outstanding immediately prior to the Effective Time shall be automatically converted into the right to receive 0.48 shares (the "Exchange Ratio") of common stock, $0.10 par value per share, of the Buyer ("Buyer Common Stock") upon surrender of the certificate representing such share of Company Common Stock in the manner provided in Section 9 hereof. As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive shares of Buyer Common Stock pursuant to this Section 7(c) and any cash in lieu of fractional shares of Buyer Common Stock to be issued or paid in consideration therefor upon surrender of such certificate in accordance with Section 9 hereof, without interest.

     (d) Adjustments to Exchange Ratio. In the event of any reclassification, stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Buyer Common Stock or Company Common Stock), reorganization, recapitalization or other like change with respect to Buyer Common Stock or Company Common Stock occurring (or for which a record date is established) after the date of the Agreement and prior to the Effective Time, the Exchange Ratio shall be proportionately adjusted to reflect fully such event.

     (e) Unvested Stock. At the Effective Time, any shares of Buyer Common Stock issued in accordance with Section 7(c) with respect to any unvested shares of Company Common Stock awarded to employees, directors, advisors or consultants pursuant to any of the Company's plans or arrangements and outstanding immediately prior to the Effective Time shall be converted into unvested shares of Buyer Common Stock in accordance with the Exchange Ratio and shall remain subject to the same terms, restrictions and vesting schedule as in effect immediately prior to the Effective Time, except to the extent by their terms such unvested shares of Company Common Stock vest at the Effective Time. All outstanding rights which the Company may hold immediately prior to the Effective Time to repurchase unvested shares of Company Common Stock shall be assigned to the Buyer in the Merger and shall thereafter be exercisable by the Buyer upon the same terms and conditions in effect immediately prior to the Effective Time, except that the shares purchasable pursuant to such rights and the purchase price payable per share shall be appropriately adjusted to reflect the Exchange Ratio.

   Section 8. Manner of Converting Company Stock Options. At the Effective Time, each option to purchase shares of Company Common Stock (collectively, the "Company Stock Options") (other than options granted under the Company's Employee Stock Purchase Plan (the "Company ESPP") that is outstanding and unexercised immediately prior thereto shall cease to represent a right to acquire shares of Company Common Stock and shall be converted automatically into an option to purchase shares of Buyer Common Stock in an amount and at an exercise price determined as provided in this Section 8 (and otherwise subject to the terms of the Company Stock Plans (other than the Company ESPP) and the agreements evidencing grants thereunder) (a "Buyer Stock Option"). The number of shares of Buyer Common Stock to be subject to each Buyer Stock Option shall be equal to the product of (i) the number of shares of Company Common Stock subject to such Company Stock Option immediately prior to the Effective Time and (ii) the Exchange Ratio; provided that any fractional shares resulting from such multiplication shall be rounded down to the nearest whole number. The exercise price per share of Buyer Common Stock under each Buyer Stock Option shall be equal to (y) the exercise price per share of Company Common Stock at which such Company Stock Option was exercisable immediately prior to the Effective Time divided by (z) the Exchange Ratio; provided that such exercise price shall be rounded up to the nearest whole cent.

   Section 9. Exchange of Certificates. The procedures for exchanging outstanding shares of Company Common Stock for shares of Buyer Common Stock pursuant to the Merger are as follows:

     (a) Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Exchange Agent (as defined in the Agreement) shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of the Company Common Stock (the "Certificates") whose shares were converted pursuant to
  Section 7 into the right to receive
  shares of Buyer Common Stock (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as the Buyer may reasonably specify) and (ii) instructions for effecting the surrender of the Certificates in exchange for shares of Buyer Common Stock (plus cash in lieu of fractional shares, if any, of Buyer Common Stock and any dividends or distributions as provided below). Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by the Buyer, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor (A) a certificate representing that number of whole shares of Buyer Common Stock which such holder has the right to receive pursuant to Section 7(c), (B) cash in an amount sufficient to make payments for fractional shares pursuant to the provisions of
  Section 9(c) and (C) any dividends or distributions pursuant to the provisions of Section 9(b), and the Certificate so surrendered shall immediately be cancelled. In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, (x) a certificate representing the proper number of shares of Buyer Common Stock issuable pursuant to Section 7(c), (y) the proper amount of cash in lieu of fractional shares pursuant to Section 9(c) and (z) any dividends or distributions pursuant to Section 9(b) may be issued or paid to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 9, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender (1) shares of Buyer Common Stock issuable pursuant to Section 7(c), (2) cash in lieu of fractional shares pursuant to Section 9(c) and (3) any dividends or distributions pursuant to
  Section 9(c) as contemplated by this Section 9.

     (b) Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or made after the Effective Time with respect to Buyer Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to
  Section 9(c) until the holder of record of such Certificate shall surrender such Certificate. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be issued and paid to the record holder of the Certificate, (i) certificates representing whole shares of Buyer Common Stock issued in exchange therefor, (ii) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of Buyer Common Stock to which such holder is entitled pursuant to
  Section 9(c) and the amount of dividends or other distributions with a record date after the Effective Time previously paid with respect to such whole shares of Buyer Common Stock, without interest, and (iii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Buyer Common Stock.

     (c) No Fractional Shares. No certificate or scrip representing fractional shares of Buyer Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of the Buyer. Notwithstanding any other provision of this Agreement, each holder of shares of Company Common Stock converted pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Buyer Common Stock (after taking into account all Certificates registered in the name of or delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Buyer Common Stock multiplied by the average of the last reported sales prices per share of the Buyer Common Stock on the American Stock Exchange during the ten consecutive trading days ending on the last trading day prior to the Closing Date (as defined in the Agreement).

   Section 10. Modifications and Termination. Subject to the limitations of
Section 13.1-718 of the VSCA, this Plan of Merger may be amended, modified or abandoned at any time prior to the Effective Time by action of the Board of Directors of each of the parties hereto.

                                                                       Exhibit A

                           ARTICLES OF INCORPORATION

                                       OF

                        METRO INFORMATION SERVICES, INC.

                                   ARTICLE I

   The name of the Corporation is Metro Information Services, Inc.

                                   ARTICLE II

   The purpose for which the Corporation is formed is to transact any or all lawful business, not required to be specifically stated in these Articles, for which corporations may be incorporated under the Virginia Stock Corporation Act as amended from time to time.

                                  ARTICLE III

   1. The total number of shares that the Corporation shall have authority to issue shall be 100 shares of Common Stock, $0.10 par value per share.

   2. No holder of shares of any class of the Corporation shall have any preemptive or preferential right to purchase or subscribe to (i) any shares of any class of the Corporation, whether now or hereafter authorized; (ii) any warrants, rights, or options to purchase any such shares; or (iii) any securities or obligations convertible into any such shares or into warrants, rights, or options to purchase any such shares.

   3. Each share of Common Stock shall be entitled to one vote on all matters submitted to a vote at any meeting of shareholders, and the exclusive general voting power for all purposes shall be vested therein.

   4. Except as otherwise required in these Articles as they may hereafter be amended, a merger, statutory share exchange, sale or other disposition of all or substantially all the Corporation's assets otherwise than in the usual and regular course of business, an amendment to these Articles or the dissolution of the Corporation, shall be approved by a majority of the votes entitled to be cast by each voting group that is entitled to vote on such transaction.

                                   ARTICLE IV

   The initial registered office shall be located at 951 East Byrd Street, Riverfront Plaza, East Tower, Richmond, Virginia 23219-4074 in the City of Richmond, and the initial registered agent shall be W. Lake Taylor, Jr., who is a resident of Virginia, a member of the Virginia State Bar, and whose business address is the same as the address of the initial registered office.

                                   ARTICLE V

   The number of Directors constituting the Board of Directors shall be fixed in the Corporation's Bylaws.

                                   ARTICLE VI

   1. In this Article:

     "applicant" means the person seeking indemnification pursuant to this Article.

     "expenses" includes counsel fees.

     "liability" means the obligation to pay a judgment, settlement, penalty, fine, including any excise tax assessed with respect to an employee benefit plan, or reasonable expenses incurred with respect to a proceeding.

     "party" includes an individual who was, is, or is threatened to be made a named defendant or respondent in a proceeding.

     "proceeding" means any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal.

   2. In any proceeding brought by or in the right of the Corporation or brought by or on behalf of shareholders of the Corporation, no Director or officer of the Corporation shall be liable to the Corporation or its shareholders for monetary damages with respect to any transaction, occurrence or course of conduct, whether prior or subsequent to the effective date of this Article, except for liability resulting from such person's having engaged in willful misconduct or a knowing violation of the criminal law or any federal or state securities law.

   3. The Corporation shall indemnify (i) any person who was or is a party to any proceeding, including a proceeding brought by a shareholder in the right of the Corporation or brought by or on behalf of shareholders of the Corporation, by reason of the fact that he is or was a Director, officer, employee or agent of the Corporation, or (ii) any Director or officer who is or was serving at the request of the Corporation as a Director, trustee, partner or officer of another corporation, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise, against any liability incurred by him in connection with such proceeding unless he engaged in willful misconduct or a knowing violation of the criminal law. A person is considered to be serving an employee benefit plan at the Corporation's request if his duties to the Corporation also impose duties on, or otherwise involve services by, him to the plan or to participants in or beneficiaries of the plan. The Board of Directors is hereby empowered, by a majority vote of a quorum of disinterested Directors, to enter into a contract to indemnify any Director or officer in respect of any proceedings arising from any act or omission, whether occurring before or after the execution of such contract.

   4. The provisions of this Article shall be applicable to all proceedings commenced after the adoption hereof by the shareholders of the Corporation, arising from any act or omission, whether occurring before or after such adoption. No amendment or repeal of this Article shall have any effect on the rights provided under this Article with respect to any act or omission occurring prior to such amendment or repeal. The Corporation shall promptly take all such actions, and make all such determinations, as shall be necessary or appropriate to comply with its obligation to make any indemnity under this Article and shall promptly pay or reimburse all reasonable expenses, including attorneys' fees, incurred by any such Director, officer, employee or agent in connection with such actions and determinations or proceedings of any kind arising therefrom.

   5. The termination of any proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not of itself create a presumption that the applicant did not meet the standard of conduct described in section 2 or 3 of this Article.

   6. Any indemnification under section 3 of this Article (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the applicant is proper in the circumstances because he has met the applicable standard of conduct set forth in section 3.

   The determination shall be made:

     (a) By the Board of Directors by a majority vote of a quorum consisting of Directors not at the time parties to the proceeding;

     (b) If a quorum cannot be obtained under subsection (a) of this section, by majority vote of a committee duly designated by the Board of Directors (in which designation Directors who are parties may participate), consisting solely of two or more Directors not at the time parties to the proceeding;

     (c) By special legal counsel:

       (i) Selected by the Board of Directors or its committee in the manner prescribed in subsection (a) or (b) of this section; or

       (ii) If a quorum of the Board of Directors cannot be obtained under subsection (a) of this section and a committee cannot be designated under subsection (b) of this section, selected by majority vote of the full Board of Directors, in which selection Directors who are parties may participate; or

     (d) By the shareholders, but shares owned by or voted under the control of Directors who are at the time parties to the proceeding may not be voted on the determination.

   Any evaluation as to reasonableness of expenses shall be made in the same manner as the determination that indemnification is appropriate, except that if the determination is made by special legal counsel, such evaluation as to reasonableness of expenses shall be made by those entitled under subsection
(c) of this section 6 to select counsel.

   Notwithstanding the foregoing, in the event there has been a change in the composition of a majority of the Board of Directors after the date of the alleged act or omission with respect to which indemnification is claimed, any determination as to indemnification and advancement of expenses with respect to any claim for indemnification made pursuant to this Article shall be made by special legal counsel agreed upon by the Board of Directors and the applicant. If the Board of Directors and the applicant are unable to agree upon such special legal counsel the Board of Directors and the applicant each shall select a nominee, and the nominees shall select such special legal counsel.

   7. (a) The Corporation may pay for or reimburse the reasonable expenses incurred by any applicant who is a party to a proceeding in advance of final disposition of the proceeding or the making of any determination under section 6 if the applicant furnishes the Corporation:

       (i) a written statement of his good faith belief that he has met the standard of conduct described in section 3; and

       (ii) a written undertaking, executed personally or on his behalf, to repay the advance if it is ultimately determined that he did not meet such standard of conduct.

     (b) The undertaking required by paragraph (ii) of subsection (a) of this section shall be an unlimited general obligation of the applicant but need not be secured and may be accepted without reference to financial ability to make repayment.

     (c) Authorizations of payments under this section shall be made by the persons specified in section 6.

   8. The Board of Directors is hereby empowered, by majority vote of a quorum consisting of disinterested Directors, to cause the Corporation to indemnify or contract to indemnify any person not specified in section 2 or 3 of this Article who was, is or may become a party to any proceeding, by reason of the fact that he is or was an employee or agent of the Corporation, or is or was serving at the request of the Corporation as Director, officer, employee or agent of another corporation, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise, to the same extent as if such person were specified as one to whom indemnification is granted in section 3. The provisions of sections 4 through 7 of this Article shall be applicable to any indemnification provided hereafter pursuant to this section 8.

   9. The Corporation may purchase and maintain insurance to indemnify it against the whole or any portion of the liability assumed by it in accordance with this Article and may also procure insurance, in such amounts as the Board of Directors may determine, on behalf of any person who is or was a Director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a Director, officer, employee or agent of another corporation, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise, against any liability asserted against or incurred by him in any such capacity or arising from his status as such, whether or not the Corporation would have power to indemnify him against such liability under the provisions of this Article.

   10. Every reference herein to Directors, officers, employees or agents shall include former Directors, officers, employees and agents and their respective heirs, executors and administrators. The indemnification hereby provided and provided hereafter pursuant to the power hereby conferred by this Article on the Board of Directors shall not be exclusive of any other rights to which any person may be entitled, including any right under policies of insurance that may be purchased and maintained by the Corporation or others, with respect to claims, issues or matters in relation to which the Corporation would not have the power to indemnify such person under the provisions of this Article. Such rights shall not prevent or restrict the power of the Corporation to make or provide for any further indemnity, or provisions for determining entitlement to indemnity, pursuant to one or more indemnification agreements, bylaws, or other arrangements (including, without limitation, creation of trust funds or security interests funded by letters of credit or other means) approved by the Board of Directors (whether or not any of the Directors of the Corporation shall be a party to or beneficiary of any such agreements, bylaws or arrangements); provided, however, that any provision of such agreements, bylaws or other arrangements shall not be effective if and to the extent that it is determined to be contrary to this Article or applicable laws of the Commonwealth of Virginia.

   11. Each provision of this Article shall be severable, and an adverse determination as to any such provision shall in no way affect the validity of any other provision.

                                                                         Annex C

                            SHAREHOLDER'S AGREEMENT

   This Shareholder's Agreement (this "Agreement") is made and entered into as of August 20, 2001, by and among Keane, Inc., a Massachusetts corporation ("Keane"), Veritas Acquisition Corp., a Virginia corporation and a wholly owned subsidiary of Keane (the "Transitory Subsidiary"), and the undersigned holder (the "Shareholder") of the shares of voting Common Stock, $0.01 par value per share, of Metro Information Services, Inc., a Virginia corporation ("Metro"), set forth on the signature page hereto (such number of shares, together with any additional shares that become subject to this Agreement in accordance with
Section 1.4(b) hereof, the "Shares").

                                    Recitals

   A. Concurrently with the execution of this Agreement, Keane, Metro and the Transitory Subsidiary have entered into an Agreement and Plan of Merger (the "Merger Agreement") that provides for the merger (the "Merger") of the Transitory Subsidiary with and into Metro. Pursuant to the Merger, shares of capital stock of Metro will be converted into the right to receive shares of common stock, $0.10 par value per share, of Keane ("Keane Common Stock") and cash in lieu of fractional shares as described in the Merger Agreement.

   B. The Shareholder is the record holder and beneficial owner of the Shares, representing at least 40% of the outstanding shares of Metro Common Stock. For purposes of this Agreement, "beneficial ownership" shall have the meaning given to such term in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

   C. Keane desires the Shareholder to agree, and the Shareholder is willing to agree, (i) not to transfer or otherwise dispose of any of the Shares prior to the Expiration Date (as defined in Section 1.1 below) and (ii) to vote the Shares so as to facilitate consummation of the Merger.

   Now, Therefore, intending to be legally bound, the parties agree as follows:

   1. Agreement to Retain and Vote Shares.

   1.1 Transfer and Encumbrance. The Shareholder agrees not to transfer (except as may be specifically required by court order), sell, exchange, pledge or otherwise dispose of or encumber any of the Shares or to make any offer or agreement relating thereto, at any time prior to the Expiration Date. As used herein, the term "Expiration Date" shall mean the earlier to occur of: (a) such date and time as the Merger shall become effective in accordance with the terms and provisions of the Merger Agreement (provided that nothing contained herein shall release the Shareholder from any of his obligations set forth under the Affiliate Agreement (as defined in the Merger Agreement)) and (b) such date as the Merger Agreement is terminated pursuant to Section 8.1 thereof.

   1.2 Agreement to Vote Shares. From the date hereof until the Expiration Date, at every meeting of the shareholders of Metro called with respect to the Merger Agreement and the Plan of Merger (as defined in the Merger Agreement) and/or the Merger, and at every adjournment or postponement thereof, and on every action or approval by unanimous written consent of the shareholders of Metro with respect to the Merger Agreement, the Plan of Merger and/or the Merger, the Shareholder shall vote the Shares in favor of adoption and approval of the Merger Agreement, the Plan of Merger and any matter that could reasonably be expected to facilitate the Merger. The Shareholder agrees not to take any actions contrary to his obligations under this Agreement.

   1.3 Irrevocable Proxy. Concurrently with the execution of this Agreement, the Shareholder agrees to deliver to Keane a proxy in the form attached hereto as Exhibit A (the "Proxy"), which shall be coupled with an interest and irrevocable, with the number of shares of capital stock of Metro beneficially owned by the Shareholder and subject to the Proxy set forth therein.

   1.4 Representations, Warranties and Covenants of the Shareholder. The Shareholder hereby represents, warrants and covenants to Keane as follows:

     (a) Ownership of Shares; Authority. The Shareholder (i) is the record and beneficial owner of the Shares, which at the date hereof and at all times up until the Expiration Date will be free and clear of any liens, claims, options, charges or other encumbrances; and (ii) has full power and authority to make, enter into and carry out the terms of this Agreement and the Proxy. In addition, in the case of a Shareholder that is a trust, the trustees of such Shareholder have full power and authority to make, enter into and carry out the terms of this Agreement and the Proxy.

     (b) Ownership Percentage. The Shareholder represents and warrants that the Shares represent 40% of the outstanding shares of Metro Common Stock as of the date of this Agreement. The Shareholder further acknowledges and agrees that if at any time and from time to time from the date of this Agreement until the Expiration Date, the Shares represent less than 40% of the outstanding shares of Metro Common Stock, this Agreement shall be deemed to be amended as of such time such that the number of Shares subject to this Agreement shall be increased to the number of shares of Metro Common Stock constituting 40% of the outstanding shares of Metro Common Stock.

     (c) No Conflicts or Consents. The execution and delivery of this Agreement and the Proxy by the Shareholder do not, and the performance by the Shareholder of his obligations under this Agreement and the Proxy will not: (i) conflict with or violate any law, rule, regulation, order, decree or judgment applicable to the Shareholder or by which its properties are bound or affected; (ii) in the case of a Shareholder that is a trust, conflict with or violate any trust document applicable to the Shareholder or by which its properties are bound or affected; or (iii) result in or constitute any breach or default under, or give any person or entity rights of termination, amendment or acceleration in, the creation of an encumbrance or restriction applicable to any of the Shares.

     (d) Governmental Filings. The Shareholder agrees to cooperate and to use his commercially reasonable efforts to obtain any governmental clearances or approvals for the consummation of the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and any other federal, state or foreign law or regulation or decree designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade and to respond to any government requests for information relating to such antitrust laws.

     (e) Transfer of Voting Rights. The Shareholder agrees that, until the Expiration Date, the Shareholder shall ensure that: (i) none of the Shares are deposited into a voting trust and (ii) no proxy is granted, and no voting agreement or similar agreement is entered into, with respect to the Shares.

     (f) No Proxy Solicitations. From the date of this Agreement until the Expiration Date, the Shareholder, in his capacity as a shareholder of Metro, will not, and will not permit any individual or entity under the Shareholder's control to: (i) solicit proxies with respect to (A) an approval of any proposal made in opposition to or competition with consummation of the Merger, (B) the adoption of any merger agreement or approval of any merger, consolidation, sale of assets, reorganization or recapitalization with any party other than with Keane and Keane's affiliates (as defined in Rule 405 of the Securities Act of 1933, as amended) ("Affiliates") or (C) any liquidation or winding up of Metro (each of the foregoing is hereinafter referred to as an "Opposing Proposal");
  (ii) encourage or assist any party in taking or planning any action that would compete with, restrain or otherwise serve to interfere with or inhibit the timely consummation of the Merger in accordance with the terms of the Merger Agreement; (iii) initiate a shareholders' vote or action by consent of Metro shareholders with respect to an Opposing Proposal; or (iv) become a member of a "group" (as such term is used in Section 13(d) of the Exchange Act) with respect to any voting securities of Metro with respect to an Opposing Proposal.

     (g) Additional Documents. The Shareholder hereby covenants and agrees to execute and deliver any additional documents necessary or desirable, in the reasonable opinion of Keane, to carry out the intent of this Section 1.

   1.5 Consent and Waiver. The Shareholder hereby gives any consents or waivers that are reasonably required for the consummation of the Merger under the terms of any agreements to which the Shareholder is a party as a shareholder or pursuant to any rights the Shareholder may have as a shareholder.

   1.6 Fiduciary Duty as Director of Metro. The parties hereto acknowledge and agree that the Shareholder's obligations under this Section 1 are solely in his capacity as a shareholder of Metro, and that none of the provisions in this
Section 1 shall be deemed to restrict or limit any fiduciary duty that the Shareholder or any of his Affiliates may have as a member of the Board of Directors of Metro; provided that no such duty shall excuse the Shareholder from his obligations as a shareholder of Metro to vote the Shares as herein provided and to otherwise comply with the terms and conditions of this Agreement.

   1.7 Lock-Up Agreement. The Shareholder shall not, during any 90 day period commencing on the Closing Date (as defined in the Merger Agreement), transfer, or permit any of his Affiliates to transfer, shares of Keane Common Stock or other Keane securities held by the Shareholder and such Affiliates representing, in the aggregate, more than 1% of the then outstanding shares of Keane Common Stock. Keane may impose stop-transfer instructions with respect to shares of Keane Common Stock or other securities subject to the foregoing restriction.

   1.8 Finder's Fees. No investment banker, broker or finder is entitled to a commission or fee from Keane, Transitory Subsidiary or Metro in respect of this Agreement based upon any arrangement or agreement made by or on behalf of the Shareholder.

   2. Representations and Warranties of Keane. Keane represents and warrants to the Shareholder that Keane has all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The execution, delivery and performance by Keane of this Agreement and the consummation by Keane of the transactions contemplated hereby have been duly authorized by the Board of Directors of Keane, and no other corporate action on the part of Keane is necessary to authorize the execution, delivery or performance by Keane of this Agreement and the consummation by Keane of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Keane and is a valid and binding agreement of Keane, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights generally.

   3. Nomination of the Shareholder to the Keane Board of Directors.

   3.1 Nomination Right. Prior to or at the Effective Time, the Shareholder shall have the right to be nominated to the Keane Board of Directors (the "Keane Board") effective as of the Effective Time and at each meeting of stockholders of Keane, as the case may be, at which directors are to be elected. The Keane Board shall, subject to its fiduciary duties under applicable law, cause the Shareholder to be nominated and recommended for election to the Keane Board at the Effective Time and at all meetings of stockholders of Keane at which directors are to be elected following the Effective Time.

   3.2 Number of Directors. Subject to its fiduciary duties under applicable law, the Keane Board shall not, in connection with its nomination of individuals to be submitted to Keane's stockholders for election to the Keane Board, cause the total number of director seats on the Keane Board to be considered and filled by Keane stockholders to be decreased to a number less than that equal to the number of director nominees nominated and recommended for election by the Keane Board. For the avoidance of doubt, the Keane Board need not take into account any director nominees proposed by Keane's stockholders when determining the number of director seats on the Keane Board.

   3.3 Termination. The rights granted to the Shareholder and the obligations of Keane pursuant to this Section 3 shall terminate on the date on which the Shareholder, together with his Affiliates, ceases, following the Effective Time, to beneficially own 4% or more of the outstanding shares of Keane Common Stock.

   4. Miscellaneous.

   4.1 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, then the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

   4.2 Binding Effect and Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but, except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests or obligations of the Shareholder may be assigned by the Shareholder without prior written consent of Keane.

   4.3 Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

   4.4 Specific Performance; Injunctive Relief. The parties hereto acknowledge that Keane will be irreparably harmed and that there will be no adequate remedy at law for a violation of any of the covenants or agreement of the Shareholder set forth herein. Therefore, it is agreed that, in addition to any other remedies that may be available to Keane upon any such violation, Keane shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to Keane at law or in equity. The Shareholder agrees not to seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with Keane seeking or obtaining such equitable relief.

   4.5 Notices. All notices, requests, claims, demands and other communications hereunder shall be deemed duly delivered: (a) four business days after being sent by registered or certified mail, return receipt requested, postage prepaid or (b) one business day after being sent for next business day delivery, fees prepaid, via a reputable nationwide overnight courier service to the intended recipient as set forth below.

   If to Keane:      Ten City Square
                     Boston, MA 02129
                     Attention:Brian T. Keane
                     Telecopy:(617) 241-9507

   With a copy to:   Hale and Dorr LLP
                     60 State Street
                     Boston, MA 02109
                     Attention:Hal J. Leibowitz, Esq.
                     Telecopy:(617) 526-5000

   If to the
   Shareholder:      To the address for notice set forth on the last page
                     hereof.

   with a copy to:   Williams, Mullen, Clark & Dobbins
                     One Columbus Center
                     Suite 900
                     Virginia Beach, VA 23462-6762
                     Attention:John M. Paris, Jr., Esq.
                     Telecopy:(757) 473-0395

   Any party to this Agreement may give any notice or other communication hereunder using any other means (including personal delivery, messenger service, telecopy, or ordinary mail), but no such notice or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any party to this Agreement may change the address to which notices and other communications hereunder are to be delivered by giving the other party to this Agreement notice in the manner herein set forth.

   4.6 Amendments; Termination; Expiration. This Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by the parties hereto. This Agreement may be terminated by Keane and Transitory Subsidiary upon written notice to the Shareholder. This Agreement and the Shareholder's obligations hereunder shall expire on the first to occur of (a) the Effective Time and (b) the date of the termination of the Merger Agreement in accordance with its terms; provided, however, that (i) each party shall remain liable for any breach of this Agreement by such party occurring prior to such termination and (ii) in the event that the Effective Time shall occur, the provisions of Sections 1.7 and 3 shall survive any termination of this Agreement.

   4.7 Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the Commonwealth of Virginia without giving effect to any choice or conflict of law provision or rule (whether of the Commonwealth of Virginia or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the Commonwealth of Virginia.

   4.8 Entire Agreement. This Agreement contains the entire understanding of the parties in respect of the subject matter hereof, and supersedes all prior negotiations and understandings between the parties with respect to such subject matter.

   4.9 Counterparts. This Agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

   4.10 Effect of Headings. The section headings herein are for convenience only and shall not affect the construction or interpretation of this Agreement.

   4.11 Further Assurances. Except as otherwise provided in the Merger Agreement, the Shareholder will execute and deliver or cause to be executed and delivered all further documents and instruments and use his best efforts to secure such consents and take all such further action as may be reasonably necessary in order to consummate the transactions contemplated hereby or to enable Keane and any assignee to exercise and enjoy all benefits and rights of the Shareholder with respect to the Shares.

   4.12 Additional Agreements. Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations and which may be required under any agreements, contracts, commitments, instruments, understandings, arrangements or restrictions of any kind to which such party is a party or by which such party is governed or bound, to consummate and make effective the transactions contemplated by this Agreement.

   In Witness Whereof, the parties have caused this Agreement to be duly executed on the date and year first above written.

                                          Keane, Inc.

                                                    /s/ Brian T. Keane
                                          By: _________________________________
                                            Name:Brian T. Keane
                                            Title: President and Chief
                                            Executive Officer

                                          Veritas Acquisition Corp.

                                                    /s/ Brian T. Keane
                                          By: _________________________________
                                            Name:Brian T. Keane
                                            Title: President and Chief
                                            Executive Officer

                                          Shareholder

                                                     /s/ John H. Fain
                                          By: _________________________________

                                                       John H. Fain
                                          Print Name: _________________________

                                          Shareholder's Address for Notice:

                                          _____________________________________

                                          _____________________________________

                                          _____________________________________

                                          Shares of Metro Common Stock subject
                                           to this Agreement: 6,135,104

                                                                       EXHIBIT A

                               IRREVOCABLE PROXY

   The undersigned shareholder of Metro Information Services, Inc., a Virginia corporation ("Metro"), hereby irrevocably appoints Brian T. Keane and John J. Leahy of Keane, Inc., a Massachusetts corporation ("Keane"), and Keane and each of them, as the sole and exclusive attorneys and proxies of the undersigned, with full power of substitution and resubstitution, to the full extent of the undersigned's rights with respect to shares of Common Stock of Metro beneficially owned by the undersigned and representing 40% of the outstanding shares of Metro Common Stock (the "Shares"), until the Expiration Date (as defined below). As used herein, the term "Expiration Date" shall mean the earlier to occur of: (A) such date and time as the merger of Veritas Acquisition Corp., a Virginia corporation and a wholly owned subsidiary of Keane ("Transitory Subsidiary"), with and into Metro (the "Merger") contemplated by that certain Agreement and Plan of Merger dated as of August 20, 2001, among Keane, Transitory Subsidiary and Metro (the "Merger Agreement") shall become effective and (B) such date and time as the Merger Agreement is terminated pursuant to Section 8.1 thereof. Upon the execution hereof, all prior proxies given by the undersigned with respect to the Shares are hereby revoked and no subsequent proxies will be given.

   This proxy is coupled with an interest and irrevocable, is granted in order to secure the obligations under the Shareholder's Agreement dated as of August 20, 2001 between Keane and the undersigned shareholder, and is granted in consideration of Keane entering into the Merger Agreement. The attorneys and proxies named above will be empowered at any time prior to the Expiration Date to exercise all voting and other rights (including, without limitation, the power to execute and deliver written consents with respect to the Shares) of the undersigned at every annual, special or adjourned meeting of Metro shareholders, and in every written consent in lieu of such a meeting, or otherwise, in favor of approval and adoption of the Merger Agreement, the Plan of Merger (as defined in the Merger Agreement) and any matter that could reasonably be expected to facilitate the Merger.

   The attorneys and proxies named above may only exercise this proxy to vote the Shares subject hereto at any time prior to the Expiration Date at every annual, special or adjourned meeting of the shareholders of Metro and in every written consent in lieu of such meeting, (i) in favor of approval and adoption of the Merger Agreement, the Plan of Merger and any matter that could reasonably be expected to facilitate the Merger, and (ii) against any action or agreement that would (A) result in a breach of any representation, warranty or covenant of Metro in the Merger Agreement or (B) cause any provision contained in Articles V, VI or VII of the Merger Agreement to not be satisfied. The undersigned shareholder may vote the Shares on all other matters.

   Any obligation of the undersigned hereunder shall be binding upon the successors and assigns of the undersigned.

   This proxy is irrevocable.

Dated: August 20, 2001

                                                           /s/ John H. Fain
                                     Signature of Shareholder: ________________

                                                             John H. Fain
                                     Print Name of Shareholder: _______________

   Shares beneficially owned as of the date hereof:

     6,304,251 shares of Common Stock

   Shares subject to this Irrevocable Proxy:

     6,135,104 shares of Common Stock

                                                                       Annex D-1

                                                                 August 20, 2001

Board of Directors
Keane, Inc.
10 City Square
Boston, MA 02129

Members of the Board:

   We understand that Keane, Inc. ("Keane" or the "Buyer"), Metro Information Services, Inc. ("Metro"), and Veritas Acquisition Corp. (the "Transitory Subsidiary"), a wholly-owned subsidiary of Keane, have entered into an Agreement and Plan of Merger dated as of August 20, 2001 (the "Merger Agreement") which provides, among other things, for the merger (the "Merger") of Transitory Subsidiary with and into Metro. Pursuant to the Merger, Metro will become a wholly-owned subsidiary of Buyer, and each outstanding share of common stock, par value $.01 per share (the "Metro Common Stock"), of Metro, other than shares held by Buyer or any affiliate of Buyer, will be converted into the right to receive 0.48 shares (the "Exchange Ratio") of common stock, par value $.10 per share, of Keane (the "Keane Common Stock"). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

   You have asked for our opinion as to whether the Exchange Ratio pursuant to the Merger Agreement is fair from a financial point of view to Keane.

   For purposes of the opinion set forth herein, we have:

     (i) reviewed certain publicly available financial statements and other information of Metro and Keane, respectively;

     (ii) reviewed the reported prices and trading activity for the Metro Common Stock and the Keane Common Stock;

     (iii) reviewed certain internal financial statements and other financial and operating data concerning Metro and Keane, respectively;

     (iv) discussed the past and current operations and financial condition and the prospects of Keane with senior executives of Keane;

     (v) discussed the past and current operations and financial condition and the prospects of Metro with senior executives of Metro;

     (vi) reviewed certain publicly-available equity research analyst projections on Metro and Keane, respectively;

     (vii) compared the financial performance of Metro and Keane and the prices and trading activity of the Metro Common Stock and the Keane Common Stock with that of certain other comparable publicly-traded companies and their securities;

     (viii) discussed with the senior managements of Keane and Metro their estimates of the synergies and cost savings anticipated from the Merger;

     (ix) reviewed the pro forma impact of the Merger on Keane's earnings per share, consolidated capitalization and financial ratios;

     (x) reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;


                                     D-1-1

     (xi) participated in discussions and negotiations among representatives of Metro and Keane and their financial and legal advisors;

     (xii) reviewed the Merger Agreement and certain related documents; and

     (xiii) performed such other analyses and considered such other factors as we have deemed appropriate.

   We have assumed and relied upon without independent verification the accuracy and completeness of the information reviewed by us for the purposes of this opinion. With respect to the estimates of the synergies and cost savings anticipated from the Merger, we have assumed that they have been reasonably prepared on bases reflecting the best currently available judgments of the future financial performance of Keane and Metro. We have relied upon the assessment by the managements of Keane and Metro of their ability to retain key employees of Metro. We have also relied upon, without independent verification, the assessment by the management of Keane of Keane's technology services, the timing and risks associated with the integration of Metro with Keane and the validity of, and risks associated with, Keane's existing and future technology services.

   In addition, we have assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement, including, among other things, that the Merger will be treated as a tax-free reorganization and/or exchange, within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. We have not made any independent valuation or appraisal of the assets or liabilities of Metro or Keane, nor have we been furnished with any such appraisals. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

   We have acted as financial advisor to the Board of Directors of Keane in connection with this transaction and will receive a fee for our services. In the past, Morgan Stanley & Co. Incorporated and its affiliates have provided financial advisory and financing services for Keane and have received fees for the rendering of these services.

   It is understood that this opinion is for the information of the Board of Directors of Keane and may not be used for any other purpose without our prior written consent, provided, however, that this opinion may be included in its entirety, if required, in any Registration Statement and/or Proxy Statement which is required to be filed in connection with the transaction. In addition, this opinion does not in any manner address the prices at which the Keane Common Stock will trade following consummation of the Merger.

   Based upon and subject to the foregoing, we are of the opinion on the date hereof that the Exchange Ratio pursuant to the Merger Agreement is fair from a financial point of view to Keane.

                                          Very truly yours,

                                          Morgan Stanley & Co. Incorporated

                                                /s/ Cordell G. Spencer
                                          By: _________________________________
                                                   Cordell G. Spencer
                                                   Managing Director

                                     D-1-2

                                                                       Annex D-2

                                                                 August 20, 2001

Board of Directors
Metro Information Services, Inc.
Reflections II, Third Floor
200 Golden Oak Court
Virginia Beach, VA 23452

   Gentlemen:

   Metro Information Services, Inc. (the "Company") proposes to enter into an Agreement and Plan of Merger (the "Agreement") with Keane, Inc. ("Parent") and Veritas Acquisition Corp, a wholly owned subsidiary of Parent ("Sub"). Pursuant to the Agreement, at the Effective Time (as defined in the Agreement), Sub will be merged with and into the Company (the "Merger") and each issued and outstanding share of common stock ("Company Common Stock"), $.01 par value per share, of the Company (other than shares owned by any wholly owned subsidiary of the Company or by Parent, Sub or any other wholly owned subsidiary of Parent) will be converted into shares of common stock ("Parent Common Stock"), $.10 par value per share, of Parent, equal to the Exchange Ratio (as hereinafter defined). The "Exchange Ratio" means 0.48 of one fully paid and nonassessable share of Parent Common Stock.

   You have requested our opinion as to the fairness, from a financial point of view, to the holders of Company Common Stock (other than Parent and its affiliates) of the Exchange Ratio.

   Robert W. Baird & Co. Incorporated ("Baird"), as part of its investment banking business, is engaged in the evaluation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes.

   In conducting our investigation and analysis and in arriving at our opinion herein, we have reviewed such information and taken into account such financial and economic factors as we have deemed relevant under the circumstances. In that connection, we have, among other things: (i) reviewed certain internal information, primarily financial in nature, including projections, concerning the business and operations of the Company furnished to us for purposes of our analysis, as well as publicly available information including but not limited to the Company's recent filings with the Securities and Exchange Commission (the "SEC") and equity analyst research reports prepared by various investment banking firms including Baird; (ii) reviewed certain internal information, primarily financial in nature, concerning the business and operations of Parent furnished to us for our analysis, as well as publicly available information including but not limited to Parent's recent filings with the SEC and equity research reports prepared by various investment banking firms including Baird;
(iii) reviewed the Agreement in the form presented to the Company's Board of Directors; (iv) compared the historical market prices and trading activity of Company Common Stock and Parent Common Stock with those of certain other publicly traded companies we deemed relevant; (v) compared the financial position and operating results of the Company and Parent with those of other publicly traded companies we deemed relevant; (vi) compared the proposed financial terms of the Merger with the financial terms of certain other business combinations we deemed relevant; and (vii) reviewed certain potential pro forma effects of the Merger. We have held discussions with members of the Company's and Parent's respective senior managements concerning the Company's and Parent's historical and current financial condition and operating results, as well as the future prospects of the Company and Parent, respectively. We have not been requested to, and did not, solicit third party indications of interest in acquiring all or any part of the Company. We have also considered such other information, financial studies, analysis and investigations and financial, economic and market criteria which we deemed relevant for the preparation of this opinion.

                                     D-2-1

   In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of all of the financial and other information that was publicly available or provided to us by or on behalf of the Company and Parent, and have not been engaged to independently verify any such information. We have assumed, with your consent, (i) that all material assets and liabilities (contingent or otherwise, known or unknown) of the Company and Parent are as set forth in their respective financial statements, (ii) the Merger will be accounted for under the purchase method according to generally accepted accounting principles; and (iii) the Merger will be consummated in accordance with the terms of the Agreement without any amendment thereto and without waiver by any party of any of the conditions to their respective obligations thereunder. We have also assumed that the Company's financial projections examined by us were reasonably prepared on bases reflecting the best available estimates and good faith judgments of the Company's senior management as to future performance of the Company. At the direction of the Company, we have relied on a certain published research analyst report prepared by a major investment banking firm for estimates of Parent's projected financial performance and have excluded transaction expenses from our financial analyses. In conducting our review, we have not undertaken nor obtained an independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company and Parent nor have we made a physical inspection of the properties or facilities of the Company or Parent. Our opinion necessarily is based upon economic, monetary and market conditions as they exist and can be evaluated on the date hereof, and does not predict or take into account any changes which may occur, or information which may become available, after the date hereof. Furthermore, we express no opinion as to the prices or trading ranges at which the Company's or Parent's securities will trade following the date hereof.

   Our opinion has been prepared at the request and for the information of the Board of Directors of the Company, and shall not be used for any other purpose or disclosed to any other party without the prior written consent of Baird; provided, however, that this letter may be reproduced in full in the Proxy Statement/Prospectus to be provided to the Company's shareholders in connection with the Merger. This opinion does not address the relative merits of the Merger and any other potential transactions or business strategies considered by the Company's Board of Directors, and does not constitute a recommendation to any shareholder of the Company as to how any such shareholder should vote with respect to the Merger. Baird will receive a fee for rendering this opinion. In the past, Baird has performed investment banking services for the Company, including acting as lead manager for the Company's 1997 initial public offering of Company Common Stock, for which we received our customary compensation.


   In the ordinary course of our business, we may from time to time trade the securities of the Company or Parent for our own account or the accounts of our customers and, accordingly, may at any time hold long or short positions in such securities.

   Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to the holders of Company Common Stock (other than Parent and its affiliates).

   Very truly yours,

   /s/ ROBERT W. BAIRD & CO. INCORPORATED

                                     D-2-2

                                                                         Annex E

                     FORM OF EXECUTIVE RETENTION AGREEMENT

   THIS EXECUTIVE RETENTION AGREEMENT BY AND BETWEEN Metro Information
Services, Inc., a Virginia corporation ("Metro"), and [   ] ("the Executive")
is made as of August 20, 2001 (the "Effective Date").

   WHEREAS, the Company, Keane, Inc., a Massachusetts corporation (the "Buyer"), and Veritas Acquisition Corp., a Virginia corporation and wholly owned subsidiary of the Buyer (the "Transition Subsidiary"), have entered into an Agreement and Plan of Merger (the "Merger Agreement") on the date hereof, pursuant to which the Transition Subsidiary will merge (the "Merger") with and into Metro, whereupon Metro will become a wholly owned subsidiary of the Buyer, on the terms and subject to the conditions set forth therein;

   WHEREAS, as a condition to the consummation of the Merger, the Buyer has required that the Executive enter into this Executive Retention Agreement, and the Executive has agreed to enter into this Executive Retention Agreement;

   WHEREAS, this Executive Retention Agreement is contingent on the consummation of the Merger and, in the event the Merger Agreement is terminated pursuant to Section 8.1 thereof, this Executive Retention Agreement shall have no force or effect.

   NOW, THEREFORE, as an inducement for and in consideration of the Executive remaining in its employ at least through the Transition Period (as defined below), the Company (as defined below) agrees that the Executive shall receive the retention benefits set forth in this Executive Retention Agreement, subject to the following terms and conditions:

   1. Term of Employment

   The Executive agrees to remain employed with the Company [for 180 days following the Closing Date (the term "Closing Date" is as defined in the Merger Agreement, the 180th day following the Closing Date is referred to as the "Termination Date" [for JF, KN AND AD]] [OR] [until the date (the "Termination Date") specified in writing by the Buyer to the Executive (the "Termination Notice") within 45 days following the Closing Date (the term "Closing Date" is as defined in the Merger Agreement) (the Termination Date shall be no earlier than 20 days following the receipt of the Termination Notice and not longer than 180 days following the Closing Date [for RE AND BB]], and the period between the Closing Date and the Termination Date is hereinafter referred to as the "Transition Period"). Subject to the Merger Bonus and Retention Payment described in Paragraphs 4 and 5 below, the Company retains the right to terminate the employment of the Executive at any time, including, without limitation, during the Transition Period, with or without notice and with or without Cause (as defined below).

   2. Compensation

   To the extent the Executive remains employed by the Company through the last day of the Transition Period, the Company shall continue to compensate the Executive through the last day of the Transition Period at a level of base pay equivalent to his or her base pay as of the Effective Date.

   3. Notice of Election to Terminate Employment

   In the event the Executive desires to terminate his or her employment with the Company upon completion of the Transition Period, the Executive shall provide the Company written notice of such election (a) not less than 45 days prior to the end of the Transition Period, in the event that the Transition Period expires 95 or more days following the Closing Date, and (b) not less than 10 days prior to the end of the Transition Period, in the event that the Transition Period expires less than 95 days following the Closing Date (the applicable due date for notifying the Company of the election to terminate employment being referred to herein as the "Notice Deadline"). If the Company has not received written notice of the Executive's election to terminate his or her employment on or before the Notice Deadline, the Executive shall be deemed to have elected to continue his or her employment with the Company for purposes of the retention benefits described in Paragraph 5 below.

   4. Merger Bonus

   Provided the Executive has been continuously employed by the Company from the Effective Date through the Closing Date and contingent upon the execution by the Executive of the Merger Bonus and Release Agreement described in Paragraph 6 below, he or she shall be paid a payment (the "Merger Bonus") in accordance with the provisions of Section 1 of the Merger Bonus and Release Agreement, equivalent to two (2) times his or her annual base salary in effect on the Effective Date.

   5. Retention Benefits

     (a) Termination of Employment by the Company During the Transition Period or by the Executive upon Completion of the Transition Period.

     In the event (i) the Executive's employment with the Company is terminated without Cause by the Company during the Transition Period or
  (ii) the Executive provides the Company timely written notice of his or her election to terminate his or her employment upon completion of the Transition Period pursuant to Paragraph 3 above, the Executive shall be entitled to a payment (the "Retention Payment") in an amount equivalent to one (1) times his or her annual base salary in effect as of the Effective Date. Such payment shall be contingent upon the execution by the Executive of the Retention Benefit and Release Agreement described in Paragraph 6 below.

     (b) Continued Employment Following Transition Period.

     In the event the Executive remains employed as of the completion of the Transition Period and has not provided the Company timely written notice of his or her election to terminate his or her employment upon completion of the Transition Period pursuant to Paragraph 3 above, the Executive shall have no further entitlement to a Retention Payment under this Executive Retention Agreement in the event his or her employment thereafter terminates for any reason. Instead, the Executive shall be entitled to such severance or other benefits, if any, provided to similarly situated employees of the Buyer as of the termination date of his or her employment.

     (c) Definition of Termination for Cause.

     For the purposes of this Executive Retention Agreement, Cause for termination shall be deemed to exist upon (a) a good faith finding by the Company of dishonesty, gross negligence or willful misconduct related to the performance of the Executive's duties for the Company; (b) the conviction of the Executive of, or the entry of a pleading of guilty or nolo contendere by the Executive to, any crime involving moral turpitude or any felony; (c) the Executive's habitual drunkenness, or the use, possession, distribution or being under the influence of alcohol or illegal substances or illegal drugs in the workplace or in a manner otherwise affecting the Executive's performance of his or her duties for the Company (to the extent that with respect to alcohol such use, possession or distribution in the workplace has an adverse effect upon the performance of the Executive's duties for the Company); or (d) the breach by the Executive of Paragraph 8 of this Executive Retention Agreement.

     (d) Timing of Payments.

     The Retention Payment described in this Paragraph 5 shall be paid in a lump sum payment no earlier than the eighth (8th) day, and no later than the tenth (10th) day, after execution of the Retention Benefit and Release Agreement described in Paragraph 6 below.

   6. Release of Claims by Executive

     (a) Merger Bonus.

     In order to receive the Merger Bonus described in Paragraph 4 of this Executive Retention Agreement, the Executive shall be required to execute a Merger Bonus and Release Agreement in the form attached hereto as Exhibit 1 on the Closing Date.

     (b) Retention Payment.

     In order to receive the Retention Payment described in Paragraph 5 of this Executive Retention Agreement, the Executive shall be required to execute a Retention Benefit and Release Agreement in the form attached hereto as Exhibit 2 on the Executive's last date of employment with the Company, in the event the Executive terminates his or her employment at the completion of the Transition Period in accordance with Paragraph 3 above. In the event the Executive remains employed following the Transition Period, he or she shall execute and deliver the General Release Agreement in the form attached hereto as Exhibit 3, within sixty (60) days after completion of the Transition Period, as a condition to his or her continued employment.

   7. Mitigation

   The Executive shall not be required to mitigate the amount of any payment or benefits provided for in this Executive Retention Agreement by seeking other employment or otherwise. Further, the amount of any payment or benefits provided for in this Executive Retention Agreement shall not be reduced by any compensation earned by the Executive as a result of employment by another employer, by retirement benefits or by offset against any amount claimed to be owed by the Executive to the Company.

   8. Non-Competition and Non-Solicitation

   (a) While employed by the Company, the Executive shall devote all of his or her business time, attention, skill and effort to the faithful performance of his or her duties for the Company. For a period of (x) three (3) years after the termination or cessation of the Executive's employment for any reason, in the event such termination or cessation occurs on or before the first anniversary of the Closing Date, or (y) two (2) years after the termination or cessation of the Executive's employment for any reason, in the event such termination or cessation occurs following the first anniversary of the Closing Date, the Executive will not, in the geographical areas that the Company does business or has done business at the time of the Executive's departure, directly or indirectly:

     (i) Engage in any business or enterprise (whether as owner, partner, officer, director, employee, consultant, investor, lender or otherwise, except as the holder of not more than 5% of the outstanding stock of a publicly held company) that is competitive with the Company's business, including but not limited to any business or enterprise that develops, markets or sells any service that competes with any service developed, marketed or sold, or planned to be developed, marketed or sold, by the Company while the Executive was employed by the Company; or

     (ii) Either alone or in association with others (A) solicit, recruit, induce, attempt to induce, or permit any organization directly or indirectly controlled by the Executive to solicit, recruit, induce or attempt to induce any employee of the Company to leave the employ of the Company, or (B) solicit, recruit, induce, attempt to induce for employment or hire or engage as an independent contractor, or permit any organization directly or indirectly controlled by the Executive to solicit, recruit, induce, attempt to induce for employment or hire or engage as an independent contractor, any person who was employed by the Company at any time during the term of the Executive's employment with the Company; or

     (iii) Either alone or in association with others, solicit, divert or take away, or attempt to solicit, divert or take away, or permit any organization directly or indirectly controlled by the Executive to solicit, divert or take away, or attempt to solicit, divert or take away, the business or patronage of any of the clients, customers or accounts, or prospective clients, customers or accounts, of the Company, which were contacted, solicited or served by the Company at any time during the term of the Executive's employment with the Company.

   (b) In accordance with Paragraph 13(l) below, and for the avoidance of doubt, the term "Company" refers to Metro, the Buyer and any of their respective subsidiaries and affiliates, both individually and collectively, for purposes of Paragraph 8(a).

   9. Liquidated Damages

   In the event that the Executive breaches any provision of this Executive Retention Agreement and fails to cure (to the extent susceptible to cure, and other than a breach of Paragraph 8, as to which there shall be no opportunity to cure) any such breach after receipt of notice of such breach from the Company within ten (10) days, the Company shall not be required to make any Retention Payment to the Executive and the Executive shall be required to forfeit and repay to the Company, with interest at the state statutory rate, any Retention Payment paid to or realized by him or her under this Executive Retention Agreement, provided however that, in the event that the Executive breaches Paragraph 8 of this Executive Retention Agreement, he or she shall be required to forfeit and repay to the Company, with interest at the state statutory rate, any and all monies paid to or realized by him or her under this Executive Retention Agreement, including, without limitation, any Merger Bonus and/or Retention Payment made hereunder. The Executive shall further reimburse the Company for all attorney's fees, costs and expenses associated with prosecuting the claim for any breach under this Executive Retention Agreement. In addition, the Company shall be entitled to any other remedy available at law or in equity.

   10. Settlement of Disputes

   All claims by the Executive for benefits under this Executive Retention Agreement shall be directed to and determined by the Board of Directors of the Company and shall be in writing. Any denial by the Board of Directors of a claim for benefits under this Executive Retention Agreement shall be delivered to the Executive in writing and shall set forth the specific reasons for the denial and the specific provisions of this Executive Retention Agreement relied upon. The Board of Directors shall afford a reasonable opportunity to the Executive for a review of the decision denying a claim.

   11. Notice

   All notices, instructions and other communications given hereunder or in connection herewith shall be in writing. Any such notice, instruction or communication shall be sent either (i) by registered or certified mail, return receipt requested, postage prepaid, or (ii) prepaid via a reputable nationwide overnight courier service, in each case addressed to the Company, at Ten City Square, Boston, Massachusetts 02129, Attention: Senior Vice President, Human Resources, and to the Executive at the Executive's address indicated on the signature page of this Executive Retention Agreement (or to such other address as either the Company or the Executive may have furnished to the other in writing in accordance herewith). Any such notice, instruction or communication shall be deemed to have been delivered five business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent via a reputable nationwide overnight courier service. Either party may give any notice, instruction or other communication hereunder using any other means, but no such notice, instruction or other communication shall be deemed to have been duly delivered unless and until it actually is received by the party for whom it is intended.

   12. Limitation of Benefits

   It is the intention of the parties that payments or distributions to be made to the Executive pursuant to this Executive Retention Agreement shall not constitute "excess parachute payments" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), and any Treasury Regulations thereunder. If the Buyer determines that it is likely that any payment or distribution by the Company to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise) would be nondeductible by the Company under Section 280G of the Code, then the amounts payable or distributable under this Agreement will be reduced to the maximum amount which may be paid or distributed without causing such payments or distributions to be nondeductible. The Executive shall have the right to designate which payments or distributions will be reduced. If the Executive disagrees with the determination made by the Buyer, within ten (10) days of the date on which the payment or distribution that was reduced or eliminated (the "Eliminated Payment") would otherwise have been payable to the Executive, the Executive shall notify the Buyer of the amount of, and the reason for, such disagreement. For a period of thirty (30) days following delivery of such notice, the Executive and the Company shall use good-faith efforts to resolve any such dispute. If the dispute is not resolved within such 30-day period, the dispute shall be referred to the independent accountants serving as the auditors of the Buyer for binding resolution. If, upon resolution of such dispute, all or a portion of amounts included in the Eliminated Payment are determined to be payable to the Executive, the Buyer shall make such payments within three (3) business days following resolution of the dispute. The costs of the accountants shall be borne by the party against whom the dispute is resolved (or, in the event that the Executive prevails with respect to some but not all of the disputed amount, in proportion to the respective amounts with respect to which the dispute is resolved against the parties).

   13. Miscellaneous

     (a) Severability.

   The invalidity or unenforceability of any provision of this Executive Retention Agreement shall not affect the validity or enforceability of any other provision of this Executive Retention Agreement, which shall remain in full force and effect.

     (b) Executive Acknowledgment and Equitable Remedies.

     The Executive acknowledges that the restrictions contained in Paragraph 8 of this Executive Retention Agreement are necessary for the protection of the business and goodwill of the Company and the Buyer and considers the restrictions to be reasonable for such purpose. The Executive recognizes that his or her willingness to enter into the restrictive covenants contained in Paragraph 8 was a critical condition precedent to Metro's willingness to enter into and perform under this Executive Retention Agreement and the Buyer's willingness to enter into and perform under the Merger Agreement. The Executive also acknowledges that the restrictions contained in Paragraph 8 will not materially or unreasonably interfere with the Executive's ability to earn a living. The Executive agrees that any breach of this Executive Retention Agreement is likely to cause each of Metro and the Buyer substantial and irrevocable damage and that therefore, in the event of any breach of this Executive Retention Agreement, the Executive agrees that each of Metro and the Buyer, in addition to such other remedies that may be available, shall be entitled to specific performance and other injunctive relief without posting a bond. The parties agree that the Buyer is an intended third party beneficiary of this Agreement.

     (c) Interpretation.

     If the Executive violates the provisions of Paragraph 8 of this Executive Retention Agreement, the Executive shall continue to be bound by the restrictions set forth in Paragraph 8 until a period of three (3) or two (2) years, as appropriate pursuant to Paragraph 8, has expired without any violation of such provisions. If any restriction set forth in Paragraph 8 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable. The parties hereto intend that the non-competition and non-solicitation provisions of Paragraph 8 shall be deemed to be a series of separate covenants, one for each and every county of each and every state of the United States of America and each and every political subdivision of each and every country outside of the United States of America where these provisions are intended to be effective.

     (d) Governing Law, Forum and Jurisdiction.

     The validity, interpretation, construction and performance of this Executive Retention Agreement shall be governed by the internal laws of the Commonwealth of Massachusetts, without regard to conflicts of law principles. Any action, suit, or other legal proceeding that is commenced to resolve any matter arising under or relating to any provision of this Executive Retention Agreement shall be commenced only in a court of the Commonwealth of Massachusetts (or, if appropriate, a federal court located within Massachusetts), and the Company and the Executive each consents to the jurisdiction of such a court.

     (e) Caption.

     The captions of the sections of this Executive Retention Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Executive Retention Agreement.

     (f) Waivers.

     No waiver by the Company at any time of any breach of, or compliance with, any provision of this Executive Retention Agreement to be performed by the Executive shall be deemed a waiver of that or any other provision at any subsequent time. No delay or omission by the Company in exercising any right under this Executive Retention Agreement will operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion is effective only in that instance and will not be construed as a bar to or waiver of any right on any other occasion.

     (g) Counterparts.

     This Executive Retention Agreement may be executed in counterparts, each of which shall be deemed to be an original but both of which together shall constitute one and the same instrument.

     (h) Tax Withholding.

     Any payments provided for hereunder shall be paid less any applicable tax withholding required under federal, state or local law.

     (i) Entire Agreement.

     This Executive Retention Agreement is contingent on consummation of the Closing of the Merger. This Executive Retention Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and, subject to completion of the Closing, supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto in respect of the subject matter contained herein, including, without limitation, the Executive's employment, retention and/or severance rights; and any prior agreement of the parties hereto in respect of the subject matter contained herein, including any prior agreement concerning employment, retention and/or severance is hereby terminated and cancelled, including, without limitation, the Employment Agreements dated [December 10, 1996-JF, AD and KN], [January 29, 1997-RE] [Director's Staff Member Agreement and Addendum-BB].

     (j) Amendments.

     This Executive Retention Agreement may be amended or modified only by a written instrument executed by both the Company and the Executive; provided, however, that any amendment or modification of this Executive Retention Agreement prior to the Closing Date shall also require the written consent of the Buyer, which consent may be withheld at the Buyer's sole discretion.

     (k) Executive's Acknowledgements.

     The Executive states and represents that he or she has had an opportunity to fully discuss and review the terms of this Executive Retention Agreement with an attorney. The Executive further states and represents that he or she has carefully read this Executive Retention Agreement, understands the contents herein, freely and voluntarily assents to all of the terms and conditions hereof, and signs his or her name of his or her own free act.

     (l) Definition of "Company".

     For purposes of this Executive Retention Agreement, the term "Company" refers to Metro, the Buyer and any of their respective subsidiaries and affiliates, both individually and collectively.

   In Witness Whereof, the parties hereto have executed this Executive Retention Agreement as of the day and year first set forth above.

                                          Metro Information Services, Inc.

                                          By: _________________________________

                                          Title: ______________________________

                                          _____________________________________

                                          Executive

                                          _____________________________________
                                                          [NAME]
                                                         [ADDRESS]

                                                                       Exhibit 1

                       MERGER BONUS AND RELEASE AGREEMENT

   Agreement made as of the    day of       , 2001, by and between Keane, Inc.,
a Massachusetts corporation (the "Company"), and       (the "Employee").

   Whereas, on August 20, 2001, Metro Information Services, Inc., a Virginia corporation ("Metro"), the Company and Veritas Acquisition Corp., a Virginia corporation and wholly owned subsidiary of the Company (the "Transition Subsidiary"), entered into an Agreement and Plan of Merger (the "Merger Agreement"), pursuant to which the Transition Subsidiary merged (the "Merger") with and into Metro, whereupon Metro became a wholly owned subsidiary of the Company, on the terms and subject to the conditions set forth therein;

   Whereas, as a condition to the consummation of the Merger Agreement, the Company required that the Employee enter into an Executive Retention Agreement dated as of August 20, 2001, and the Employee entered into an Executive Retention Agreement;

   Whereas, the Merger has consummated and the Employee has been continuously employed by the Company from the Effective Date of the Executive Retention Agreement through the Closing Date of the Merger; and

   Whereas, as a result of such continued employment, the Employee is entitled to receive the Merger Bonus described in Paragraph 4 of the Executive Retention Agreement, subject to his or her execution of this Merger Bonus and Release Agreement.

   Now, Therefore, in consideration of the promises and conditions set forth herein and in the Executive Retention Agreement, the sufficiency of which is hereby acknowledged, the Company and the Employee agree as follows:

     1. Monetary Consideration. In return for the execution of the instant Merger Bonus and Release Agreement, the Company agrees to pay the Employee
        ($ . ) less all applicable state and federal taxes, an amount equivalent to two (2) times his or her annual base salary in effect on the Effective Date of the Executive Retention Agreement, as a merger bonus (the "Merger Bonus"). The Merger Bonus will be paid to the Employee in a lump-sum payment no earlier than eight (8) days and no later than ten (10) days after the date of execution of this Agreement; provided that Employee has not revoked his or her acceptance of the Agreement during the seven (7) day revocation period described in Section 11 below.

     2. Release. In consideration of the payment of the Merger Bonus, which the Employee acknowledges he or she would not otherwise be entitled to receive, the Employee hereby fully, forever, irrevocably and unconditionally releases, remises and discharges the Company, its subsidiaries (including, without limitation, Metro), and their respective officers, directors, stockholders, predecessors, corporate affiliates, agents and employees (each in their individual and corporate capacities) (hereinafter, the "Released Parties") from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities, and expenses (including attorneys' fees and costs), of every kind and nature which he or she ever had or now has against the Released Parties arising out of the Merger and/or his or her employment with the Company and/or Metro, including, but not limited to, all employment discrimination claims under Title VII of the Civil Rights Act of 1964, 42 U.S.C. (S)2000e et seq., the Age Discrimination in Employment Act, 29 U.S.C. (S)621 et seq., the Americans With Disabilities Act of 1990, 42 U.S.C., (S)12101 et seq., the Family and Medical Leave Act, 29 U.S.C. (S)2601 et seq., the Rehabilitation Act of 1973, 29 U.S.C. (S)701 et seq., the Massachusetts Fair Employment Practices Act, M.G.L. c.151B, (S)1 et seq., and the Virginia Human Rights Act, Va. Code Ann. (S)2,1-714, et seq., all as amended; all claims arising out of the Fair Credit Reporting Act, 15 U.S.C.
  (S)1681 et seq., the Employee Retirement Income Security Act of 1974 ("ERISA"), 29 U.S.C. (S)1001
  et seq., the Massachusetts Civil Rights Act, M.G.L. c.12 (S)(S)11H and 11I, the Massachusetts Equal Rights Act, M.G.L. c.93, (S)102 and M.G.L. c.214,
  (S)1C, the Massachusetts Labor and Industries Act, M.G.L. c.149, (S)1 et seq., and the Massachusetts Privacy Act, M.G.L. c. 214, (S)1B, all as amended; all common law claims including, but not limited to, actions in tort, defamation and breach of contract; all claims to the Merger Bonus, all claims to any ownership interest in the Company, contractual or otherwise (except to the extent the Employee is entitled by virtue of his or her direct ownership of Company stock, his or her continued employment with the Company and/or Metro and the terms of any governing plan documents to continue to participate in any stock, stock option and/or benefit plans established and maintained by the Company); and any claim or damage arising out of the Merger and/or his or her employment with the Company and/or Metro (including a claim for retaliation) under any common law theory or any federal, state or local statute or ordinance not expressly referenced above; provided, however, that nothing in this Agreement prevents the Employee from filing, cooperating with, or participating in any proceeding before the EEOC or a state Fair Employment Practices Agency (except that the Employee acknowledges that he or she may not be able to recover any monetary benefits in connection with any such claim, charge or proceeding); and provided further, however, that nothing in this Agreement shall be deemed to waive any of the Employee's rights to indemnification set forth in Section 6.14(a) of the Merger Agreement.

     3. Non-Disclosure, Non-Competition and Non-Solicitation. The Employee acknowledges his or her continuing obligation to keep confidential all non-public information concerning the Company and/or Metro and their respective subsidiaries which he or she has acquired and will acquire during the course of his or her employment with the Company and/or Metro and their respective subsidiaries. The Employee further acknowledges and reaffirms his or her obligations under the non-competition and non-solicitation covenants contained in Paragraph 8 of the Executive Retention Agreement he or she previously executed for the benefit of the Company and Metro in connection with the Merger Agreement and the inception of his or her employment with the Company and/or Metro which remain in full force and effect.

     4. Non-disparagement. The Employee understands and agrees that as a condition for payment to him or her of the consideration described herein, he or she will not make any false, disparaging or derogatory statements to any media outlet, industry group, financial institution or current or former employee, consultant, client or customer of the Company, Metro or their respective subsidiaries regarding the Company, Metro or their respective subsidiaries or any of their respective directors, officers, employees, agents or representatives or about the business affairs and financial condition of the Company, Metro, and their respective subsidiaries.

     5. Nature of Agreement. The Employee understands and agrees that this Agreement is a merger bonus and release agreement and does not constitute an admission of liability or wrongdoing on the part of the Company.

     6. Amendment. This Agreement shall be binding upon the parties and may not be abandoned, supplemented, changed or modified in any manner, orally or otherwise, except by an instrument in writing of concurrent or subsequent date signed by a duly authorized representative of the parties hereto. This Agreement is binding upon and shall inure to the benefit of the parties and their respective agents, assigns, heirs, executors, successors and administrators.

     7. Waiver of Rights. No delay or omission by the Company in exercising any rights under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

     8. Validity. Should any provision of this Agreement be declared or be determined by any court of competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms, or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be deemed not to be a part of this Agreement.

     9. Applicable Law. This Agreement shall be interpreted and construed by the laws of the Commonwealth of Massachusetts, without regard to conflict of laws provisions. The Employee hereby irrevocably submits to and acknowledges and recognizes the jurisdiction of the courts of the Commonwealth of Massachusetts, or if appropriate, a federal court located in Massachusetts (which courts, for purposes of this Agreement, are the only courts of competent jurisdiction), over any suit, action or other proceeding arising out of, under or in connection with this Agreement or the subject matter hereof.

     10. Eligibility for Merger Bonus Program. Attached to this Agreement as Attachment A is a description of (i) any class, unit or group of individuals covered by the Merger Bonus program which the Company has offered to the Employee, and any applicable time limits regarding such Merger Bonus program; and (ii) the job title and ages of all individuals eligible or selected for such Merger Bonus program, and the ages of all individuals in the same job classification or organizational unit who are not eligible or who were not selected for such Merger Bonus program as required by the Older Workers Benefit Protection Act ("OWBPA material").

     11. Acknowledgments. The Employee acknowledges that he or she has been given at least forty-five (45) days to consider this Merger Bonus and Release Agreement, including Attachment A, and that the Company advised the Employee to consult with an attorney of his or her own choosing prior to signing this Agreement. The Employee understands that he or she may revoke this Agreement for a period of seven (7) days after he or she signs this Agreement, and the Agreement shall not be effective or enforceable until the expiration of this seven (7) day revocation period. The Employee understands and agrees that by entering into this Agreement he or she is waiving any and all rights or claims he might have under The Age Discrimination in Employment Act, as amended by The Older Workers Benefit Protection Act (the "OWBPA"), and that the Employee has received consideration beyond that to which he or she was previously entitled.

     12. Voluntary Assent. The Employee affirms that no other promises or agreements of any kind have been made to or with him or her by any person or entity whatsoever to cause him or her to sign this Agreement, and that he or she fully understands the meaning and intent of this Agreement. The Employee states and represents that he or she has had an opportunity to fully discuss and review the terms of this Agreement, including the OWBPA material he or she received, with an attorney. The Employee further states and represents that he or she has carefully read this Agreement, including the OWBPA material, understands the contents therein, freely and voluntarily assents to all of the terms and conditions of this Agreement, and signs his or her name to this Agreement as his or her own free act.

     13. Entire Agreement. This Agreement, together with the Executive Retention Agreement, contains and constitutes the entire understanding and agreement between the parties hereto with respect to the Merger Bonus and supersedes all previous oral and written negotiations, agreements, commitments, and writings in connection therewith. Nothing in this Section 13 shall, however, modify, cancel, or supersede the Employee's obligations set forth in Section 3.

     14. Counterparts. This Agreement may be executed in two (2) signature counterparts, each of which shall constitute an original, but both of which taken together shall constitute but one and the same instrument.

   In Witness Whereof, all parties have set their hand and seal to this Agreement as of the date written above.

                                          The Employee

                                          _____________________________________
                                          [NAME]

                                          Keane, Inc.

                                          By: _________________________________
                                            Name:
                                            Title:

                                                                       Exhibit 2

                    RETENTION BENEFIT AND RELEASE AGREEMENT

   Agreement made as of the   day of      , 2001, by and between Keane, Inc., a
Massachusetts corporation (the "Company"), and       (the "Employee").

   Whereas, on August 20, 2001, Metro Information Services, Inc., a Virginia corporation ("Metro"), the Company and Veritas Acquisition Corp., a Virginia corporation and wholly owned subsidiary of the Company (the "Transition Subsidiary"), entered into an Agreement and Plan of Merger (the "Merger Agreement"), pursuant to which the Transition Subsidiary merged (the "Merger") with and into Metro, whereupon Metro became a wholly owned subsidiary of the Company, on the terms and subject to the conditions set forth therein;

   Whereas, as a condition to the consummation of the Merger Agreement, the Company required that the Employee enter into an Executive Retention Agreement dated as of August 20, 2001 and the Employee entered into an Executive Retention Agreement;

   Whereas, the Merger has consummated and the Employee has been continuously employed by the Company from the Effective Date of the Executive Retention Agreement through the completion of his or her Transition Period, as defined in Paragraph 1 of the Executive Retention Agreement;

   Whereas, pursuant to Paragraph 3 of the Executive Retention Agreement, the Employee has provided the Company timely written notice of his or her election to terminate his or her employment with the Company and/or Metro upon completion of the Transition Period; and

   Whereas, as a result of such continuous employment and timely written notice of election to terminate his or her employment, the Employee is entitled to receive the Retention Payment described in Paragraph 5.a. of the Executive Retention Agreement, subject to his or her execution of this Retention Benefit and Release Agreement;

   Now, Therefore, in consideration of the promises and conditions set forth herein and in the Executive Retention Agreement, the sufficiency of which is hereby acknowledged, the Company and the Employee agree as follows:

     1. Termination Date. The Employee's effective date of termination from
  the Company and/or Metro is       (the "Termination Date").

     2. Monetary Consideration. In return for the execution of the instant Retention Benefit and Release Agreement, the Company agrees to pay the
  Employee       ($ . ), less all applicable state and federal taxes, an
  amount equivalent to one (1) times his or her annual base salary in effect as of the Effective Date of the Executive Retention Agreement, as a retention payment (the "Retention Payment"). The Retention Payment will be paid to the Employee in a lump-sum payment no earlier than eight (8) days and no later than ten (10) days after the date of execution of this Agreement; provided that Employee has not revoked his or her acceptance of the Agreement during the seven (7) day revocation period described in
  Section 12 below.

     3. Release. In consideration of the payment of the Retention Payment, which the Employee acknowledges he or she would not otherwise be entitled to receive, the Employee hereby fully, forever, irrevocably and unconditionally releases, remises and discharges the Company, its subsidiaries (including, without limitation, Metro), and their respective officers, directors, stockholders, predecessors, corporate affiliates, agents and employees (each in their individual and corporate capacities) (hereinafter, the "Released Parties") from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities, and expenses (including attorneys' fees and costs), of every kind and nature which he or she ever had or now has against the

  Released Parties arising out of the Merger and/or his or her employment with or separation from the Company and/or Metro, including, but not limited to, all employment discrimination claims under Title VII of the Civil Rights Act of 1964, 42 U.S.C. (S)2000e et seq., the Age Discrimination in Employment Act, 29 U.S.C. (S)621 et seq., the Americans With Disabilities Act of 1990, 42 U.S.C., (S)12101 et seq., the Family and Medical Leave Act, 29 U.S.C. (S)2601 et seq., the Rehabilitation Act of 1973, 29 U.S.C. (S)701 et seq., the Massachusetts Fair Employment Practices Act, M.G.L. c.151B, (S)1 et seq., and the Virginia Human Rights Act, Va. Code Ann. (S)2,1-714, et seq., all as amended; all claims arising out of the Fair Credit Reporting Act, 15 U.S.C. (S)1681 et seq., the Employee Retirement Income Security Act of 1974 ("ERISA"), 29 U.S.C. (S)1001 et seq., the Massachusetts Civil Rights Act, M.G.L. c.12 (S)(S)11H and 11I, the Massachusetts Equal Rights Act, M.G.L. c.93, (S)102 and M.G.L. c.214,
  (S)1C, the Massachusetts Labor and Industries Act, M.G.L. c.149, (S)1 et seq., and the Massachusetts Privacy Act, M.G.L. c. 214, (S)1B, all as amended; all common law claims including, but not limited to, actions in tort, defamation and breach of contract; all claims to the Retention Payment; all claims to any non-vested ownership interest in the Company, contractual or otherwise, including but not limited to claims to stock or stock options; and any claim or damage arising out of the Merger and/or his or her employment with or separation from the Company and/or Metro (including a claim for retaliation) under any common law theory or any federal, state or local statute or ordinance not expressly referenced above; provided, however, that nothing in this Agreement prevents the Employee from filing, cooperating with, or participating in any proceeding before the EEOC or a state Fair Employment Practices Agency (except that the Employee acknowledge that he or she may not be able to recover any monetary benefits in connection with any such claim, charge or proceeding); and provided further, however, that nothing in this Agreement shall be deemed to waive any of the Employee's rights to indemnification set forth in Section 6.14(a) of the Merger Agreement.

     4. Non-Disclosure, Non-Competition and Non-Solicitation. The Employee acknowledges his or her continuing obligation to keep confidential all non-public information concerning the Company and/or Metro and their respective subsidiaries which he or she has acquired during the course of his or her employment with the Company and/or Metro and their respective subsidiaries. The Employee further acknowledges and reaffirms his or her obligations under the non-competition and non-solicitation covenants contained in Paragraph 8 of the Executive Retention Agreement he or she previously executed for the benefit of the Company and Metro in connection with the Merger Agreement and the inception of his or her employment with the Company and/or Metro which remain in full force and effect.

     5. Non-disparagement. The Employee understands and agrees that as a condition for payment to him or her of the consideration described herein, he or she will not make any false, disparaging or derogatory statements to any media outlet, industry group, financial institution or current or former employee, consultant, client or customer of the Company, Metro or their respective subsidiaries regarding the Company, Metro or their respective subsidiaries or any of their respective directors, officers, employees, agents or representatives or about the business affairs and financial condition of the Company, Metro, and their respective subsidiaries.

     6. Nature of Agreement. The Employee understands and agrees that this Agreement is a retention benefit and release agreement and does not constitute an admission of liability or wrongdoing on the part of the Company.

     7. Amendment. This Agreement shall be binding upon the parties and may not be abandoned, supplemented, changed or modified in any manner, orally or otherwise, except by an instrument in writing of concurrent or subsequent date signed by a duly authorized representative of the parties hereto. This Agreement is binding upon and shall inure to the benefit of the parties and their respective agents, assigns, heirs, executors, successors and administrators.

     8. Waiver of Rights. No delay or omission by the Company in exercising any rights under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

     9. Validity. Should any provision of this Agreement be declared or be determined by any court of competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms, or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be deemed not to be a part of this Agreement.

     10. Applicable Law. This Agreement shall be interpreted and construed by the laws of the Commonwealth of Massachusetts, without regard to conflict of laws provisions. The Employee hereby irrevocably submits to and acknowledges and recognizes the jurisdiction of the courts of the Commonwealth of Massachusetts, or if appropriate, a federal court located in Massachusetts (which courts, for purposes of this Agreement, are the only courts of competent jurisdiction), over any suit, action or other proceeding arising out of, under or in connection with this Agreement or the subject matter hereof.

     11. Eligibility for Retention Benefits Program. Attached to this Agreement as Attachment A is a description of (i) any class, unit or group of individuals covered by the Retention Benefits program which the Company has offered to the Employee, and any applicable time limits regarding such Retention Benefits program; and (ii) the job title and ages of all individuals eligible or selected for such Retention Benefits program, and the ages of all individuals in the same job classification or organizational unit who are not eligible or who were not selected for such Retention Benefits program as required by the Older Workers Benefit Protection Act ("OWBPA material").

     12. Acknowledgments. The Employee acknowledges that he or she has been given at least forty-five (45) days to consider this Retention Benefit and Release Agreement, including Attachment A, and that the Company advised the Employee to consult with an attorney of his or her own choosing prior to signing this Agreement. The Employee understands that he may revoke this Agreement for a period of seven (7) days after he or she signs this Agreement, and the Agreement shall not be effective or enforceable until the expiration of this seven (7) day revocation period. The Employee understands and agrees that by entering into this Agreement he or she is waiving any and all rights or claims he or she might have under The Age Discrimination in Employment Act, as amended by The Older Workers Benefit Protection Act, and that the Employee has received consideration beyond that to which he or she was previously entitled.

     13. Voluntary Assent. The Employee affirms that no other promises or agreements of any kind have been made to or with him or her by any person or entity whatsoever to cause him or her to sign this Agreement, and that he or she fully understands the meaning and intent of this Agreement. The Employee states and represents that he or she has had an opportunity to fully discuss and review the terms of this Agreement, including the OWBPA material he or she received, with an attorney. The Employee further states and represents that he or she has carefully read this Agreement, including the OWBPA material, understands the contents therein, freely and voluntarily assents to all of the terms and conditions of this Agreement, and signs his or her name to this Agreement as his or her own free act.

     14. Entire Agreement. This Agreement, together with the Executive Retention Agreement, contains and constitutes the entire understanding and agreement between the parties hereto with respect to the Retention Payment and the termination of the Employee's employment and supersedes all previous oral and written negotiations, agreements, commitments, and writings in connection therewith. Nothing in this Section 14 shall, however, modify, cancel, or supersede the Employee's obligations set forth in Section 4.

     15. Counterparts. This Agreement may be executed in two (2) signature counterparts, each of which shall constitute an original, but both of which taken together shall constitute but one and the same instrument.

   In Witness Whereof, all parties have set their hand and seal to this Agreement as of the date written above.

                                          The Employee

                                          _____________________________________
                                          [NAME]

                                          Keane, Inc.

                                          By: _________________________________
                                            Name:
                                            Title:

                                                                       Exhibit 3

                           GENERAL RELEASE AGREEMENT

   Agreement made as of the   day of       , 2001, by and between Keane, Inc.,
a Massachusetts corporation (the "Company"), and       (the "Employee").

   Whereas, on August 20, 2001, Metro Information Services, Inc., a Virginia corporation ("Metro"), the Company and Veritas Acquisition Corp., a Virginia corporation and wholly owned subsidiary of the Company (the "Transition Subsidiary"), entered into an Agreement and Plan of Merger (the "Merger Agreement"), pursuant to which the Transition Subsidiary merged (the "Merger") with and into Metro, whereupon Metro became a wholly owned subsidiary of the Company, on the terms and subject to the conditions set forth therein;

   Whereas, as a condition to the consummation of the Merger Agreement, the Company required that the Employee enter into an Executive Retention Agreement dated as of August 20, 2001, and the Employee entered into an Executive Retention Agreement;

   Whereas, the Merger has consummated and the Employee has been continuously employed by the Company from the Effective Date of the Executive Retention Agreement through the present date; and

   Whereas, the Employee has declined to accept, and is no longer eligible to receive, the Retention Payment provided for in Paragraph 6.b. of the Executive Retention Agreement (the "Retention Payment") and instead has elected to continue his or her at-will employment with the Company, subject to his or her execution of this General Release Agreement;

   Now, Therefore, in consideration of the promises and conditions set forth herein and in the Executive Retention Agreement, the sufficiency of which is hereby acknowledged, the Company and the Employee agree as follows:

     1. Consideration. In return for the execution of the instant General Release Agreement no later than 60 days after completion of the Transition Period as defined in the Executive Retention Agreement, the Company agrees to continue to employ the Employee beyond the effective date of this Agreement on an at-will basis, until such time as the Employee or the Company chooses to terminate the employment relationship, at any time and for any reason.

     2. Release. In consideration of the Company's agreement not to immediately terminate the Employee's at-will employment, the Employee hereby fully, forever, irrevocably and unconditionally releases, remises and discharges the Company, its subsidiaries (including, without limitation, Metro), and their respective officers, directors, stockholders, predecessors, corporate affiliates, agents and employees (each in their individual and corporate capacities) (hereinafter, the "Released Parties") from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities, and expenses (including attorneys' fees and costs), of every kind and nature which he or she ever had or now has against the Released Parties arising out of the Merger and/or his or her employment with the Company and/or Metro, including, but not limited to, all employment discrimination claims under Title VII of the Civil Rights Act of 1964, 42 U.S.C. (S)2000e et seq., the Age Discrimination in Employment Act, 29 U.S.C. (S)621 et seq., the Americans With Disabilities Act of 1990, 42 U.S.C., (S)12101 et seq., the Family and Medical Leave Act, 29 U.S.C. (S)2601 et seq., the Rehabilitation Act of 1973, 29 U.S.C. (S)701 et seq., the Massachusetts Fair Employment Practices Act, M.G.L. c.151B,
  (S)1 et seq., and the Virginia Human Rights Act, Va. Code Ann. (S)2,1-714, et seq., all as amended; all claims arising out of the Fair Credit Reporting Act, 15 U.S.C. (S)1681 et seq., the Employee Retirement Income Security Act of 1974 ("ERISA"), 29 U.S.C. (S)1001 et seq., the Massachusetts Civil Rights Act, M.G.L. c.12 (S)(S)11H and 11I, the Massachusetts Equal Rights Act, M.G.L. c.93, (S)102 and M.G.L. c.214,
  (S)1C, the Massachusetts Labor and Industries Act, M.G.L. c.149, (S)1 et seq., and the Massachusetts Privacy Act,

  M.G.L. c. 214, (S)1B, all as amended; all common law claims including, but not limited to, actions in tort, defamation and breach of contract; all claims to the Retention Payment; all claims to any ownership interest in the Company, contractual or otherwise, (except to the extent the Employee is entitled by virtue of his or her continued employment with the Company and/or Metro and the terms of any governing plan documents to continue to participate in any stock, stock option and/or benefit plans established and maintained by the Company); and any claim or damage arising out of the Merger and/or his or her employment with the Company and/or Metro (including a claim for retaliation) under any common law theory or any federal, state or local statute or ordinance not expressly referenced above; provided, however, that nothing in this Agreement prevents the Employee from filing, cooperating with, or participating in any proceeding before the EEOC or a state Fair Employment Practices Agency (except that the Employee acknowledges that he or she may not be able to recover any monetary benefits in connection with any such claim, charge or proceeding); and provided further, however, that nothing in this Agreement shall be deemed to waive any of the Employee's rights to indemnification set forth in Section 6.14(a) of the Merger Agreement.

     3. Non-Disclosure, Non-Competition and Non-Solicitation. The Employee acknowledges his or her continuing obligation to keep confidential all non-public information concerning the Company and/or Metro and their respective subsidiaries which he or she has acquired during the course of his or her employment with the Company and/or Metro and their respective subsidiaries. The Employee further acknowledges and reaffirms his or her obligations under the non-competition and non-solicitation covenants contained in Paragraph 8 of the Executive Retention Agreement he or she previously executed for the benefit of the Company and Metro in connection with the Merger Agreement and the inception of his or her employment with the Company and/or Metro which remain in full force and effect.

     4. Non-disparagement. The Employee understands and agrees that as a condition for payment to him or her of the consideration described herein, he or she will not make any false, disparaging or derogatory statements to any media outlet, industry group, financial institution or current or former employee, consultant, client or customer of the Company, Metro or their respective subsidiaries regarding the Company, Metro or their respective subsidiaries or any of their respective directors, officers, employees, agents or representatives or about the business affairs and financial condition of the Company, Metro, and their respective subsidiaries.

     5. Nature of Agreement. The Employee understands and agrees that this Agreement is a general release agreement and does not constitute an admission of liability or wrongdoing on the part of the Company.

     6. Amendment. This Agreement shall be binding upon the parties and may not be abandoned, supplemented, changed or modified in any manner, orally or otherwise, except by an instrument in writing of concurrent or subsequent date signed by a duly authorized representative of the parties hereto. This Agreement is binding upon and shall inure to the benefit of the parties and their respective agents, assigns, heirs, executors, successors and administrators.

     7. Waiver of Rights. No delay or omission by the Company in exercising any rights under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

     8. Validity. Should any provision of this Agreement be declared or be determined by any court of competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms, or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be deemed not to be a part of this Agreement.

     9. Applicable Law. This Agreement shall be interpreted and construed by the laws of the Commonwealth of Massachusetts, without regard to conflict of laws provisions. The Employee hereby irrevocably submits to and acknowledges and recognizes the jurisdiction of the courts of the

  Commonwealth of Massachusetts, or if appropriate, a federal court located in Massachusetts (which courts, for purposes of this Agreement, are the only courts of competent jurisdiction), over any suit, action or other proceeding arising out of, under or in connection with this Agreement or the subject matter hereof.

     10. Eligibility for Retention Benefit Program. Attached to this Agreement as Attachment A is a description of (i) any class, unit or group of individuals covered by the Retention Benefit program which the Company has offered to the Employee, and any applicable time limits regarding such program; and (ii) the job title and ages of all individuals eligible or selected for such program, and the ages of all individuals in the same job classification or organizational unit who are not eligible or who were not selected for such program as required by the Older Workers Benefit Protection Act ("OWBPA material").

     11. Acknowledgments. The Employee acknowledges that he or she has been given at least forty-five (45) days to consider this General Release Agreement, including Attachment A, and that the Company advised the Employee to consult with an attorney of his or her own choosing prior to signing this Agreement. The Employee understands that he may revoke this Agreement for a period of seven (7) days after he or she signs this Agreement, and the Agreement shall not be effective or enforceable until the expiration of this seven (7) day revocation period. The Employee understands and agrees that by entering into this Agreement he or she is waiving any and all rights or claims he or she might have under The Age Discrimination in Employment Act, as amended by The Older Workers Benefit Protection Act, and that the Employee has received consideration beyond that to which he or she was previously entitled.

     12. Voluntary Assent. The Employee affirms that no other promises or agreements of any kind have been made to or with him by any person or entity whatsoever to cause him to sign this Agreement, and that he fully understands the meaning and intent of this Agreement. The Employee states and represents that he has had an opportunity to fully discuss and review the terms of this Agreement, with an attorney. The Employee further states and represents that he has carefully read this Agreement, understands the contents therein, freely and voluntarily assents to all of the terms and conditions of this Agreement, and signs his or her name to this Agreement as his or her own free act.

     13. Entire Agreement. This Agreement, together with the Executive Retention Agreement, contains and constitutes the entire understanding and agreement between the parties hereto with respect to the General Release and supersedes all previous oral and written negotiations, agreements, commitments, and writings in connection therewith. Nothing in this Section 13 shall, however, modify, cancel, or supersede the Employee's obligations set forth in Section 3.

     14. No Employment Contract. Nothing contained in this Agreement shall constitute or be construed as an agreement by the Company to employ the Employee for any specific period of time. The Employee and the Company remain free to terminate the employment relationship at any time, with or without notice and with or without cause.

     15. Counterparts. This Agreement may be executed in two (2) signature counterparts, each of which shall constitute an original, but both of which taken together shall constitute but one and the same instrument.

   In Witness Whereof, all parties have set their hand and seal to this Agreement as of the date written above.

                                          The Employee

                                          _____________________________________
                                          [NAME]

                                          Keane, Inc.

                                          By: _________________________________
                                            Name:
                                            Title:

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

   Section 67 of Chapter 156B of the General Laws of the Commonwealth of Massachusetts, as amended (the "Massachusetts Business Corporation Law"), and
Article 6B of the registrant's Articles of Organization, to which reference is hereby made, contain provisions authorizing indemnification by the registrant of directors, officers, employees or agents against certain liabilities and expenses, which they may incur as directors, officers, employees or agents of the registrant or of certain other entities. Section 67 of the Massachusetts Business Corporation Law provides that the indemnification of directors, officers, employees and agents of a corporation and persons who serve at the corporation's request as directors, officers, employees and other agents of another organization may be provided to whatever extent as shall be specified by (i) the articles of organization of the corporation or (ii) a by-law adopted by the stockholders or (iii) a vote adopted by the holders of a majority of the shares of stock entitled to vote on the election of directors. Unless otherwise provided in the articles of organization or the bylaws, the indemnification of any persons described above who are not directors of the corporation may be provided by the corporation to the extent authorized by the directors. Such indemnification may include payment by the corporation of expenses incurred in defending a civil or criminal action or proceeding prior to the final disposition of such action or proceeding, upon receipt of an undertaking by the indemnified person to repay such payment if he shall be adjudicated to be not entitled to indemnification under Section 67 of the Massachusetts Business Corporation Law. Any indemnification may be provided although the person to be indemnified is no longer an officer, director, employee or agent of the corporation or of such other organization. Indemnification may not be provided for any person with respect to any matter as to which that person shall have been adjudicated in any proceeding to not have acted in good faith in the reasonable belief that his action was in the best interest of the corporation.

   Section 65 of the Massachusetts Business Corporation Law provides a limitation on the imposition of liability under other sections of the Massachusetts Business Corporation Law. Under this section, a director, officer or incorporator of a corporation is to perform his duties in good faith and in a manner he reasonably believes to be in the best interests of the corporation and with such care as an ordinarily prudent person in a like position would use under similar circumstances. Such director, officer or incorporator is entitled to rely on information, opinions, reports or records, including financial statements, books of accounts and other financial records, which are prepared by or presented by or under the supervision of (i) one or more officers or employees of the corporation whom the director, officer or incorporator reasonably believes to be reliable and competent in the matters presented, or
(ii) counsel, public accountants or other persons as to matters that the director, officer or incorporator reasonably believes to be within such a person's professional expert competence, or (iii) in the case of a director, a duly constituted committee of the board of directors upon which he does not serve, as to matters within its delegated authority, which committee the director reasonably believes to merit confidence. If a director, officer or incorporator performs his duties in the manner that is set forth above, that fact shall be an absolute defense to any claim asserted against him except as expressly provided by statute.

   Section 13 of the Massachusetts Business Corporation Law provides that the articles of organization of a corporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of a fiduciary duty as a director notwithstanding any provision of law imposing such liability, provided, however, that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Sections 61 or 62 of the Massachusetts Business Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

   Article 6A of the registrant's Articles of Organization, as amended, provides that no director of the registrant shall be liable for monetary damages for any breach of fiduciary duty, except to the extent that the

Massachusetts Business Corporation Law prohibits the elimination or limitation of liability of directors for breach of fiduciary duty.

   Article 6B of the registrant's Articles of Organization, as amended, provides generally that the registrant will indemnify each person who is or was or has agreed to be a director or officer of the registrant against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement to the maximum extent permitted from time to time under the Massachusetts Business Corporation Law.

   Section 67 of the Massachusetts Business Corporation Law also contains provisions authorizing a corporation to obtain insurance on behalf of any director, officer, employee or agent of the corporation against liabilities, whether or not the corporation would have the power to indemnify against such liabilities. The registrant maintains officers' and directors' insurance in the amount of $30,000,000.

Item 21. Exhibits and Financial Statement Schedules.


 Exhibit
   No.                                    Title
 -------                                  -----
  2.1*   Agreement and Plan of Merger, dated as of August 20, 2001, by and among the Registrant, Veritas Acquisition Corp. and Metro Information
         Services, Inc. (filed as Annex A to this proxy statement/prospectus, constituting a part of this Registration Statement and incorporated herein by reference to Exhibit 2.1 to the Registrant's Current Report on Form 8-K dated August 20, 2001, filed on August 21, 2001 (File No.
         001-07516)).

  4.1 Specimen certificate representing the Registrant's common stock, $0.10 par value per share, is incorporated by reference to Exhibit 4.1 to the Registrant's Registration Statement on Form S-1, as amended (File
         No. 33-33557).

  5.1+   Opinion of Hale and Dorr LLP.

  8.1    Opinion of Hale and Dorr LLP regarding tax matters.

  8.2    Opinion of Williams, Mullen, Clark & Dobbins regarding tax matters.

 23.1+   Consent of Hale and Dorr LLP (included in Exhibit 5.1).

 23.2    Consent of Hale and Dorr LLP (included in Exhibit 8.1).

 23.3    Consent of Williams, Mullen, Clark & Dobbins (included in Exhibit
         8.2).

 23.4 Consent of Ernst & Young LLP regarding the financial statements of the Registrant.

 23.5 Consent of PricewaterhouseCoopers LLP regarding the financial statements of the Registrant.

 23.6    Consent of KPMG LLP regarding the financial statements of Metro
         Information Services, Inc.

 23.7    Consent of Morgan Stanley & Co. Incorporated.

 23.8    Consent of Robert W. Baird & Co. Incorporated.

 24.1+   Power of Attorney.

 99.1    Shareholder's Agreement, dated as of August 20, 2001, among the
         Registrant, Veritas Acquisition Corp. and John H. Fain (filed as Annex
         C to this proxy statement/prospectus, constituting a part of this Registration Statement and incorporated herein by reference to Exhibit
         99.1 to the Registrant's Amendment No. 1 to Current Report on Form 8-
         K/A dated August 20, 2001, filed on August 24, 2001 (File No.
         001-07516)).

 99.2+   Form of proxy card of Metro Information Services, Inc.

--------
* The Registrant agrees to furnish supplementally a copy of any omitted schedules to this agreement to the Securities and Exchange Commission.

+  Previously filed.

   All schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission are not required under the related instructions or are not applicable, and, therefore, have been omitted.

Item 22. Undertakings.

   A. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   B. The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

   C. The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (B) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   D. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

   E. The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this registration statement through the date of responding to the request.

   F. The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act, the registrant has duly caused this Amendment No. 1 to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, Commonwealth of Massachusetts, on October 2, 2001.


                                          Keane, Inc.

                                                     /s/ Brian T. Keane
                                          By: _________________________________
                                                       Brian T. Keane
                                               President and Chief Executive
                                                          Officer



   Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to registration statement has been signed by the following persons in the capacities and on the dated indicated.



              Signature                          Title                   Date
              ---------                          -----                   ----

          /s/ Brian T. Keane           President, Chief Executive   October 2, 2001
______________________________________  Officer and Director
            Brian T. Keane              (Principal Executive
                                        Officer)

          /s/ John J. Leahy*           Senior Vice President--      October 2, 2001
______________________________________  Finance and
            John J. Leahy               Administration and Chief
                                        Financial Officer
                                        (Principal Financial and
                                        Accounting Officer)

          /s/ Maria Cirino*            Director                     October 2, 2001
______________________________________
             Maria Cirino

       /s/ John F. Keane, Sr.*         Director                     October 2, 2001
______________________________________
          John F. Keane, Sr.

        /s/ Philip J. Harkins*         Director                     October 2, 2001
______________________________________
          Philip J. Harkins

     /s/ Winston R. Hindle, Jr.*       Director                     October 2, 2001
______________________________________
        Winston R. Hindle, Jr.

       /s/ John F. Keane, Jr.*         Director                     October 2, 2001
______________________________________
          John F. Keane, Jr.

              Signature                          Title                   Date
              ---------                          -----                   ----

         /s/ John F. Rockart*          Director                     October 2, 2001
______________________________________
           John F. Rockart

        /s/ Stephen Steinour*          Director                     October 2, 2001
______________________________________
           Stephen Steinour


    /s/ Brian T. Keane


*By: _____________________


      Brian T. Keane


   as attorney-in-fact

                                 EXHIBIT INDEX


 Exhibit
   No.                                    Title
 -------                                  -----
  2.1*   Agreement and Plan of Merger, dated as of August 20, 2001, by and among the Registrant, Veritas Acquisition Corp. and Metro Information
         Services, Inc. (filed as Annex A to this proxy statement/prospectus, constituting a part of this Registration Statement and incorporated herein by reference to Exhibit 2.1 to the Registrant's Current Report on Form 8-K dated August 20, 2001, filed on August 21, 2001 (File No.
         001-07516)).

  4.1 Specimen certificate representing the Registrant's common stock, $0.10 par value per share, is incorporated by reference to Exhibit 4.1 to the Registrant's Registration Statement on Form S-1, as amended (File
         No. 33-33557).

  5.1+   Opinion of Hale and Dorr LLP.

  8.1    Opinion of Hale and Dorr LLP regarding tax matters.

  8.2    Opinion of Williams, Mullen, Clark & Dobbins regarding tax matters.

 23.1+   Consent of Hale and Dorr LLP (included in Exhibit 5.1).

 23.2    Consent of Hale and Dorr LLP (included in Exhibit 8.1).

 23.3    Consent of Williams, Mullen, Clark & Dobbins (included in Exhibit
         8.2).

 23.4 Consent of Ernst & Young LLP regarding the financial statements of the Registrant.

 23.5 Consent of PricewaterhouseCoopers LLP regarding the financial statements of the Registrant.

 23.6    Consent of KPMG LLP regarding the financial statements of Metro
         Information Services, Inc.

 23.7    Consent of Morgan Stanley & Co. Incorporated.

 23.8    Consent of Robert W. Baird & Co. Incorporated.

 24.1+   Power of Attorney.

 99.1    Shareholder's Agreement, dated as of August 20, 2001, among the
         Registrant, Veritas Acquisition Corp. and John H. Fain (filed as Annex
         C to this proxy statement/prospectus, constituting a part of this Registration Statement and incorporated herein by reference to Exhibit
         99.1 to the Registrant's Amendment No. 1 to Current Report on Form 8-
         K/A dated August 20, 2001, filed on August 24, 2001 (File No.
         001-07516)).

 99.2+   Form of proxy card of Metro Information Services, Inc.
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*  The Registrant agrees to furnish supplementally a copy of any omitted schedules to this agreement to the Securities and Exchange Commission.

+  Previously filed.